     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 30, 2001


                                                      REGISTRATION NO. 333-49712
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           -------------------------

                               AMENDMENT NO. 2 TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           -------------------------
                              INFOCURE CORPORATION


                              PRACTICEWORKS, INC.


            (Exact name of Registrants as specified in its charter)

                           -------------------------

               DELAWARE                                  7372                                 58-2271614
   (State or other jurisdiction of           (Primary Standard Industrial                  (I.R.S. Employer
    incorporation or organization)           Classification Code Number)                Identification Number)


    INFOCURE CORPORATION          PRACTICEWORKS, INC.
  239 ETHAN ALLEN HIGHWAY     1765 THE EXCHANGE, SUITE 200
    RIDGEFIELD, CT 06877         ATLANTA, GEORGIA 30339
       (203) 894-1300                (770) 850-5006


  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                           -------------------------


      JOSEPH M. WALSH               JAMES A. COCHRAN
    PRESIDENT AND CHIEF        SENIOR VICE PRESIDENT AND
     EXECUTIVE OFFICER          CHIEF FINANCIAL OFFICER
    INFOCURE CORPORATION          PRACTICEWORKS, INC.
  239 ETHAN ALLEN HIGHWAY     1765 THE EXCHANGE, SUITE 200
    RIDGEFIELD, CT 06877         ATLANTA, GEORGIA 30339
       (203) 894-1300                (770) 850-5006


 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           -------------------------

                                                       COPIES TO:
          JOHN J. KELLEY III                      RICHARD L. HAURY, JR.                  HERRICK K. LIDSTONE, JR.
            KING & SPALDING                 MORRIS, MANNING & MARTIN, L.L.P.               NORTON LIDSTONE, P.C.
         191 PEACHTREE STREET                 1600 ATLANTA FINANCIAL CENTRE               THE QUADRANT, SUITE 850
        ATLANTA, GEORGIA 30303                  3343 PEACHTREE ROAD, N.E.                    5445 DTC PARKWAY
            (404) 572-4600                       ATLANTA, GEORGIA 30326                  ENGLEWOOD, COLORADO 80111
                                                     (404) 504-7713                           (303) 221-5552


   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: At the effective time of the merger of Medical Dynamics with and into a wholly owned subsidiary of PracticeWorks, Inc., which merger shall occur as soon as practicable following the effectiveness of this Registration Statement.

   If any securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                        CALCULATION OF REGISTRATION FEE


---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                                         PROPOSED             PROPOSED
                                                      AMOUNT              MAXIMUM              MAXIMUM             AMOUNT OF
              TITLE OF SECURITIES                      TO BE          OFFERING PRICE          AGGREGATE          REGISTRATION
               TO BE REGISTERED                     REGISTERED           PER SHARE         OFFERING PRICE             FEE
---------------------------------------------------------------------------------------------------------------------------------
InfoCure Corporation ("InfoCure") common stock,
$.001 par value per share......................     878,000(1)              N/A            $2,888,160.0(2)       $762.47(2)(4)
-----------------------------------------------------------------------------------
PracticeWorks, Inc. ("PracticeWorks") common
stock, $.01 par value per share................     219,500(1)              N/A
-----------------------------------------------------------------------------------
PracticeWorks Series B Convertible Redeemable
Preferred Stock, $.01 par value per share
(liquidation preference $5.44 per share).......     965,000(3)              N/A
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------



(1) This amount reflects shares of common stock to be issued upon consummation of the transactions contemplated by the Amended and Restated Agreement and Plan of Reorganization, dated as of October 10, 2000, as amended on October 30, 2000, December 19, 2000, March 5, 2001 and April 16, 2001 by and among Medical Dynamics, Inc., InfoCure Corporation and CADI Acquisition Corporation (the "Merger Agreement").


(2) Pursuant to the Merger Agreement, InfoCure will issue the shares of InfoCure common stock and PracticeWorks will issue the shares of PracticeWorks common stock and series B preferred stock registered by this Registration Statement in exchange for all of the outstanding shares of Medical Dynamics common stock and all outstanding options or warrants to purchase shares of Medical Dynamics common stock. The registration fee was computed pursuant to Rules 457(f)(1) and 457(c) of the Securities Act of 1933, as amended, based on the market value of the shares of Medical Dynamics common stock that were outstanding or were issuable upon exercise of such outstanding options or warrants as of November 8, 2000. The market value of these shares of Medical Dynamics common stock was estimated for the purpose of calculating the registration fee based on the average of the high and low sale prices of Medical Dynamics common stock on The Over-the-Counter Bulletin Board System on November 3, 2000 ($.2188).


(3) Represents the maximum number of shares of Series B Convertible Redeemable Preferred Stock issuable upon consummation of the transactions contemplated by the Merger Agreement.


(4) Previously paid in connection with the filing of this Registration Statement on November 13, 2000.

                           -------------------------

    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                             MEDICAL DYNAMICS, INC.


                      400 INVERNESS DRIVE SOUTH, SUITE 200


                           ENGLEWOOD, COLORADO 80112

Dear Stockholder:


    The Medical Dynamics, Inc. board of directors has unanimously approved a merger which will result in the acquisition of Medical Dynamics by PracticeWorks, Inc., a publicly-traded company headquartered in Atlanta, Georgia. Medical Dynamics and InfoCure originally entered into a merger agreement relating to the acquisition on December 21, 1999. Medical Dynamics then scheduled a stockholders' meeting on August 15, 2000 to approve the merger agreement and mailed a proxy statement-prospectus relating to the meeting to its stockholders. Prior to the stockholders' meeting, InfoCure and Medical Dynamics agreed to discuss potential amendments to the terms of the original merger agreement. As a result, Medical Dynamics adjourned and then cancelled the August 15, 2000 stockholders' meeting. InfoCure and Medical Dynamics entered into an amended and restated merger agreement on October 10, 2000 and entered into amendments to the amended and restated merger agreement on October 30, 2000, December 19, 2000; March 5, 2001, and April 16, 2001. The amended and restated merger agreement, as amended, is described in this proxy statement-prospectus and is attached as Appendix A.



    On March 5, 2001, InfoCure spun off the operations of its wholly owned subsidiary, PracticeWorks, Inc., through a pro rata distribution to InfoCure's stockholders of all of the issued and outstanding stock of PracticeWorks. At this time, PracticeWorks became an independent, publicly-traded company operating what was previously InfoCure's dental business. This business includes the dental, orthodontic and oral and maxillofacial surgery business lines. In the amended and restated merger agreement, as amended, InfoCure and Medical Dynamics have agreed to, among other things, provide that the consideration to be paid to the stockholders of Medical Dynamics will include securities of both InfoCure and PracticeWorks. On June 12, 2001, Medical Dynamics will hold a special meeting of its stockholders to vote to approve the amended and restated merger agreement, as amended.


    In the merger, if you own more than 100 shares of Medical Dynamics common stock, each share of Medical Dynamics common stock you own will be exchanged for:

    -  0.06873 shares of InfoCure common stock, and


    -  0.017183 shares of PracticeWorks common stock; and



    - 0.07558 shares of PracticeWorks Series B convertible redeemable preferred stock.



Dividends will accrue on each share of PracticeWorks preferred stock from the date of original issuance at a rate equal to 6% per annum on the liquidation preference per share (initially $5.44 per share) then in effect. Each share of preferred stock will be convertible into PracticeWorks common stock at the conversion price then in effect (initially $36.387), subject to certain anti-dilution adjustments. PracticeWorks must redeem all of the outstanding preferred stock on the fifth anniversary of the date of original issuance at the redemption price described in this proxy statement-prospectus.


    In the merger, if you own 100 or fewer shares of Medical Dynamics common stock, you will receive $0.75 in cash in exchange for each share of Medical Dynamics common stock you own.


    InfoCure common stock is traded on The Nasdaq National Market under the symbol "VWKS," and on April 26, 2001, InfoCure common stock closed at $2.00 per share. PracticeWorks common stock is traded on the American Stock Exchange under the symbol "PRW," and on April 26, 2001, PracticeWorks common stock closed at $7.06 per share.



    The merger cannot be completed unless the holders of a majority of Medical Dynamics' outstanding shares of common stock approve the amended and restated merger agreement, as amended. Only stockholders who held shares of Medical Dynamics at the close of business on April 10, 2001 will be entitled to vote at the special meeting. In connection with the merger, certain stockholders of Medical Dynamics who hold approximately 17% of the outstanding shares of Medical Dynamics common stock have agreed to vote their shares in favor of the merger.


    AFTER CAREFUL CONSIDERATION, YOUR BOARD OF DIRECTORS UNANIMOUSLY DETERMINED THAT THE MERGER IS CONSISTENT WITH AND IN FURTHERANCE OF THE LONG-TERM BUSINESS STRATEGY OF MEDICAL DYNAMICS AND FAIR TO, AND IN THE BEST INTERESTS OF, MEDICAL DYNAMICS AND ITS STOCKHOLDERS. MEDICAL DYNAMICS' BOARD OF DIRECTORS APPROVED AND DECLARED ADVISABLE

THE AMENDED AND RESTATED MERGER AGREEMENT, AS AMENDED, AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO APPROVE THE MERGER AGREEMENT.



    This proxy statement-prospectus provides you with detailed information concerning InfoCure, Medical Dynamics and the merger. Please give all of the information contained in the proxy statement-prospectus your careful attention. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE DISCUSSION IN THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 22 OF THIS PROXY STATEMENT-PROSPECTUS.



    The special meeting of Medical Dynamics stockholders will be held on June 12, 2001 at 10:00 a.m. at the offices of Medical Dynamics, 400 Inverness Drive South, Suite 200, Englewood, Colorado 80112.



    Please use this opportunity to take part in the affairs of Medical Dynamics by voting on the approval of the amended and restated merger agreement, as amended. Whether or not you plan to attend the meeting, please complete, sign, date and return the accompanying proxy in the enclosed self-addressed stamped envelope. Returning the proxy does NOT deprive you of your right to attend the meeting and to vote your shares in person. YOUR VOTE IS VERY IMPORTANT.



    Proxies submitted in connection with the August 15, 2000 stockholders' meeting will not be counted at the special meeting on June 12, 2001. Therefore, even if you voted on the original merger agreement, you must vote again on the amended and restated merger agreement, as amended, or your vote will not be counted.


    We appreciate your consideration of this matter.

                                              /s/ Van A. Horsley

                                              Van A. Horsley
                                              President, Medical Dynamics, Inc.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROXY STATEMENT-PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


    This proxy statement-prospectus is dated April   , 2001 and is first being
mailed to stockholders on or about April   , 2001.

                      REFERENCES TO ADDITIONAL INFORMATION

     This proxy statement-prospectus incorporates important business and financial information about Medical Dynamics and InfoCure from other documents that are not included in or delivered with this proxy statement-prospectus. This information is available to you without charge upon your written or oral request. You can obtain those documents incorporated by reference in this proxy statement-prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:


Medical Dynamics, Inc.        InfoCure Corporation          PracticeWorks, Inc.
400 Inverness Drive South,    239 Ethan Allen Highway       1765 The Exchange, Suite 200
Suite 200                     Ridgefield, Connecticut       Atlanta, Georgia 30339
Englewood, Colorado 80112     06877                         Attention: Investor
Attention: President          Attention:Investor Relations  Relations Department
Telephone: (303) 486-5818     Department                    Telephone: (770) 850-5006
                              Telephone: (203) 894-1300



     IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO BY MAY 25, 2001 IN ORDER TO RECEIVE THEM BEFORE THE MEDICAL DYNAMICS SPECIAL MEETING.



     See "Where You Can Find More Information" beginning on page 178.

                             MEDICAL DYNAMICS, INC.

                      400 INVERNESS DRIVE SOUTH, SUITE 200

                           ENGLEWOOD, COLORADO 80112

           NOTICE OF SPECIAL MEETING OF MEDICAL DYNAMICS STOCKHOLDERS


                                 APRIL   , 2001


                                   10:00 A.M.


To Medical Dynamics Stockholders:


    Notice is hereby given that a special meeting of stockholders of Medical Dynamics, Inc. will be held on June 12, 2001 at 10:00 a.m. local time at the offices of Medical Dynamics, 400 Inverness Drive South, Suite 200, Englewood, Colorado 80112, for the following purposes:



        1. To consider and vote upon a proposal to approve the Amended and Restated Agreement and Plan of Merger and Reorganization, dated as of October 10, 2000, as amended on October 30, 2000, December 19, 2000, March 5, 2001 and April 16, 2001, by and among InfoCure Corporation, CADI Acquisition Corporation, a wholly owned subsidiary of PracticeWorks, Inc., and Medical Dynamics, pursuant to which Medical Dynamics will merge with and into CADI and CADI will survive the merger and continue as a wholly owned subsidiary of PracticeWorks. In the merger, stockholders who own more than 100 shares of Medical Dynamics common stock will receive in exchange for each share of Medical Dynamics common stock owned 0.06873 shares of InfoCure common stock, 0.017183 shares of PracticeWorks common stock and 0.07558 shares of PracticeWorks series B convertible redeemable preferred stock. The terms of the preferred stock are described in detail in this proxy statement-prospectus. In the merger, stockholders who own 100 or fewer shares of Medical Dynamics common stock will receive $0.75 in cash in exchange for each share of Medical Dynamics common stock owned. Approval of the merger agreement will also constitute approval of the merger and the other transactions contemplated by the merger agreement.


        2. To transact such other business as may properly come before the special meeting or any adjournment thereof.


    These items of business are described in the attached proxy statement-prospectus. Only holders of record of Medical Dynamics shares at the close of business on April 10, 2001, the record date, are entitled to vote at the special meeting or any adjournment of the special meeting. You may vote in person at the Medical Dynamics special meeting even if you have returned a proxy.


                                          By Order of the Board of Directors
                                          of Medical Dynamics, Inc.

                                          /s/ Van A. Horsley

                                          Van A. Horsley
                                          President

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED SELF-ADDRESSED STAMPED ENVELOPE.

                               TABLE OF CONTENTS



                                                              PAGE
                                                              -----
Questions and Answers About the Merger......................      1
Summary.....................................................      6
Risk Factors................................................     22
The Special Meeting.........................................     61
Description of the Merger...................................     68
The Merger Agreement........................................     89
The Stockholders Agreement..................................     95
Description of the PracticeWorks Series B Convertible
  Redeemable Preferred Stock................................     95
Comparative Stock Prices and Dividends......................     96
Ratios of Earnings to Combined Fixed Charges and Preferred
  Stock Dividends...........................................     98
Security Ownership of Beneficial Owners and Management of
  Medical Dynamics..........................................     99
Effect of the Merger on Rights of Stockholders..............    100
Business of PracticeWorks, Inc..............................    107
Management's Discussion and Analysis of Financial Condition
  and Results of Operations of PracticeWorks................    131
Management of PracticeWorks.................................    147
PracticeWorks Executive Compensation........................    150
Security Ownership of Beneficial Owners and Management of
  PracticeWorks.............................................    155
Description of Capital Stock of PracticeWorks...............    156
Anti-Takeover Provisions of PracticeWorks' Certificate of
  Incorporation, Bylaws and Delaware Law....................    173
Stockholder Proposals.......................................    177
Other Matters...............................................    177
Experts.....................................................    177


                                       (i)

                                                              PAGE
                                                              -----
Legal Matters...............................................    178
Where You Can Find More Information.........................    178
Financial Statements........................................    F-1
APPENDIX A -- Amended and Restated Agreement and Plan of
  Merger and Reorganization, as amended.....................    A-1
APPENDIX B -- Article 113 of the Colorado Business
  Corporation Act...........................................    B-1


                                       (v)

                     QUESTIONS AND ANSWERS ABOUT THE MERGER


     Unless stated otherwise, all references in this proxy statement-prospectus to the merger agreement refer to the amended and restated merger agreement dated as of October 10, 2000 between InfoCure and Medical Dynamics, as amended on October 30, 2000, December 19, 2000, March 5, 2001 and April 16, 2001, and all references to the merger refer to the transactions contemplated by the merger agreement.



Q:  WHY IS MEDICAL DYNAMICS BEING ACQUIRED BY PRACTICEWORKS?



A: The Medical Dynamics board believes that the merger is in the best interests of the company and will provide significant benefits to its stockholders, customers and employees. The board believes that the merger will create a company which will be better positioned to be a strong competitor in the rapidly changing and consolidating healthcare information technology services industry. To review the background and reasons for the merger in greater detail, see pages 78 through 85.



Q:  HOW DOES INFOCURE'S SPINOFF OF PRACTICEWORKS AFFECT THE MERGER?



A: Pursuant to the December 19, 2000 amendment to the merger agreement, effective on the date of InfoCure's spin-off of PracticeWorks, InfoCure assigned all of its rights under the merger agreement to PracticeWorks, and PracticeWorks assumed all of InfoCure's obligations under the merger agreement, except for InfoCure's obligation to issue shares of its common stock to the stockholders of Medical Dynamics upon completion of the merger. As a result, if you own more than 100 shares of Medical Dynamics common stock you will now receive shares of InfoCure common stock, PracticeWorks common stock and PracticeWorks preferred stock in the merger.


Q:  WHAT WILL I RECEIVE IN THE MERGER?


A: If you own more than 100 shares of Medical Dynamics common stock, in exchange for each share of Medical Dynamics common stock you own, you will receive 0.06873 shares of InfoCure common stock, 0.017183 shares of PracticeWorks common stock and 0.07558 shares of PracticeWorks series B convertible redeemable preferred stock.


Q: WHAT WILL I RECEIVE IN THE MERGER IF I OWN 100 OR FEWER SHARES OF MEDICAL DYNAMICS?

A: If you own 100 or fewer shares of Medical Dynamics common stock, you will receive $0.75 in cash in exchange for each share of Medical Dynamics common stock you own.


Q:  WHAT ARE THE TERMS OF THE PRACTICEWORKS PREFERRED STOCK?


A:  The terms of the preferred stock include the following:

     - The preferred stock has an initial liquidation preference of $5.44 per share.


     - Each share of preferred stock may be converted at any time at the option of the holder into the number of shares of PracticeWorks common stock equal to the liquidation preference in effect at the time divided by the conversion price, which initially will be $36.387, subject to certain anti-dilution adjustments. As of April 26, 2001, each share of preferred stock would have been convertible into approximately 0.1495 shares of PracticeWorks common stock.



     - Dividends will accrue on each share of preferred stock from the date of original issuance at a rate equal to 6% per annum on the liquidation preference per share then in effect and shall be paid quarterly in arrears on March 31, June 30, September 30 and December 31. At its option, PracticeWorks may pay dividends either in cash or shares of PracticeWorks common stock equal in value to the amount of the dividend based on the average of the closing prices of PracticeWorks common stock for the 20 trading days immediately prior to the dividend payment date. Any dividends not paid on the applicable payment date in respect of any share of preferred stock will be added to the liquidation preference in effect with respect to such share.



     - PracticeWorks must redeem all outstanding shares of preferred stock in cash on the fifth anniversary of the date of original issuance at a redemption price equal to the liquidation preference plus all accrued and unpaid dividends through the redemption date.



     - Holders of shares of preferred stock generally do not have the right to vote on any matters or to receive notice of any meetings of stockholders.


Q:  WILL I RECEIVE FRACTIONAL SHARES IN THE MERGER?

A: InfoCure will not issue fractional shares of common stock in the merger. As a result, the number of shares of InfoCure common stock you will receive in the merger will be rounded down to the nearest whole number. You will receive a cash payment, without interest, for the value of any fraction of a share of InfoCure common stock you otherwise would have been entitled to receive equal to the fraction multiplied by $4.93.


    PracticeWorks will not issue any fractional shares of common stock in the merger. As a result, the number of shares of PracticeWorks common stock you will receive in the merger will be rounded down to the nearest whole number. You will receive a cash payment, without interest, for the value of any fraction of a share of PracticeWorks common stock you otherwise would have been entitled to receive equal to the fraction multiplied by $19.72.



    PracticeWorks will not issue any fractional shares of preferred stock in the merger. As a result, the number of shares of PracticeWorks preferred stock you will receive in the merger will be rounded down to the nearest share of preferred stock. You will receive a cash payment, without interest, for the value of a fraction of a share of PracticeWorks preferred stock representing less than a share you otherwise would have been entitled to receive in an amount equal to the fraction multiplied by $5.44.



Q:  AM I ENTITLED TO DISSENTERS' RIGHTS?



A: If you own 100 or fewer shares of Medical Dynamics common stock, you will be entitled to dissenters' rights under Colorado law. If you own more than 100 shares of Medical Dynamics common stock, you will not be entitled to dissenters' rights.



    If applicable, dissenters' rights would entitle you to receive the "fair value" of your shares of Medical Dynamics common stock in lieu of receiving the merger consideration, provided that you comply with the requirements of Colorado law. These rights, as well as the procedures for perfecting these rights under Colorado law, are described under "Dissenters' Rights" beginning on page 63. In addition, the full text of the relevant sections of the Colorado statute is attached hereto as Appendix B to this proxy statement-prospectus.


Q:  WHAT RISKS SHOULD I CONSIDER?


A:  You should review "Risk Factors" on pages 22 through 60.



    You should also review the factors considered by the Medical Dynamics board of directors. See "Description of the Merger -- Background of and Reasons for the Merger" beginning on page 78.


Q:  WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?


A:  We are working to complete the merger on or before June 15, 2001.

Q:  WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO ME?


A: If you own more than 100 shares of Medical Dynamics common stock, then, for U.S. federal income tax purposes, you generally will recognize any gain, but not any loss, that you realize in the exchange. However, the amount of gain that you recognize will be limited to the fair market value of the preferred stock you receive in the merger, plus the fair market value of the InfoCure common stock you receive in the merger, plus any cash you receive in lieu of fractional shares of PracticeWorks preferred stock or InfoCure common stock. If you receive any cash in lieu of a fractional share of PracticeWorks common stock, you generally will be treated as if you had received the fractional share in the merger and then as if PracticeWorks had redeemed it for cash, and you will recognize gain or loss equal to the difference between the cash received for the fractional share and your tax basis in the fractional share.


    If you own 100 or fewer shares of Medical Dynamics common stock, then you generally will recognize gain or loss equal to the difference between the cash received for your shares and your tax basis in such shares.


    To review the tax consequences in greater detail, see pages 72 through 77.


    YOUR TAX CONSEQUENCES WILL DEPEND ON YOUR PERSONAL SITUATION. YOU SHOULD CONSULT YOUR TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES OF THE MERGER TO YOU.

Q:  WHAT AM I BEING ASKED TO VOTE UPON?


A: You are being asked to approve the merger agreement which provides for the acquisition of Medical Dynamics through a merger of Medical Dynamics with and into a PracticeWorks subsidiary. The subsidiary will survive the merger and remain a wholly owned subsidiary of PracticeWorks. Approval of the merger agreement requires the affirmative vote of a majority of the outstanding shares of Medical Dynamics common stock.


    THE MEDICAL DYNAMICS BOARD HAS UNANIMOUSLY APPROVED THE MERGER AND RECOMMENDS VOTING FOR THE APPROVAL OF THE MERGER AGREEMENT.

Q:  WHY AM I RECEIVING A SECOND PROXY STATEMENT-PROSPECTUS RELATING TO THE
    MERGER?


A: Medical Dynamics and InfoCure originally entered into a merger agreement relating to the acquisition on December 21, 1999. Medical Dynamics then scheduled a stockholders' meeting on August 15, 2000 to approve the merger agreement and mailed a proxy statement-prospectus relating to the meeting to its stockholders. Prior to the stockholders' meeting, InfoCure and Medical Dynamics agreed to discuss potential amendments to the terms of the original merger agreement. As a result, Medical Dynamics adjourned and then cancelled the August 15, 2000 stockholders' meeting. InfoCure and Medical Dynamics entered into an amended and restated merger agreement on October 10, 2000 and entered into additional amendments to the amended and restated merger agreement on October 30, 2000, December 19, 2000, March 5, 2001 and April 16, 2001. On March 5, 2001, InfoCure spun off the operations of its wholly owned subsidiary, PracticeWorks, Inc., through a pro rata distribution to InfoCure's stockholders of all of the issued and outstanding stock of PracticeWorks. At this time, PracticeWorks became an independent, publicly-traded company operating what was previously InfoCure's dental business. This business includes the dental, orthodontic and oral and maxillofacial surgery business lines. The merger agreement is described in this proxy statement-prospectus. In the amended and restated merger agreement, InfoCure and Medical Dynamics agreed to, among other things, provide that the consideration to be paid to the stockholders of Medical Dynamics will include securities of both InfoCure and PracticeWorks. On June 12, 2001, Medical Dynamics will hold a special meeting of its stockholders to vote to approve the amended and restatement merger agreement.



    The amended and restated merger agreement has material differences from the original merger agreement, so you should read this proxy-statement prospectus carefully. In particular, under the terms of the original merger agreement you would have received only shares of InfoCure common stock in exchange for your shares of Medical Dynamics common stock, regardless of how many shares you own. Under the amended and restated merger agreement, if you own more than 100 shares of Medical Dynamics common stock, you will receive shares of InfoCure common stock, PracticeWorks common stock and PracticeWorks preferred stock in exchange for your shares and, if you own 100 or fewer shares of Medical Dynamics common stock, you will receive $0.75 in cash for each share of Medical Dynamics common stock you own.



    See pages 78 through 85 for a more detailed description of the background of the original merger agreement and the amended and restated merger agreement.


Q: DO I NEED TO VOTE AGAIN IF I VOTED ON THE MERGER WHEN I RECEIVED THE PREVIOUS PROXY STATEMENT?

A: Yes. You may have received a proxy statement-prospectus relating to the original merger agreement. However, votes for or against the approval of the original merger agreement will not be counted at the special meeting. If you previously voted on the original merger agreement, you must vote again on the amended and restated merger agreement or your vote will not be counted. You may vote for or against the approval of the amended and restated merger agreement, regardless of whether you voted for, against or abstained from voting with respect to the original merger agreement.

Q:  WHAT DO I NEED TO DO NOW?

A: After you review the proxy statement-prospectus and resolve any questions you may have, please indicate on your proxy card how you want to vote, and sign and mail it in the enclosed envelope as soon as possible, so that your shares will be represented at the special meeting of Medical Dynamics stockholders. Specific instructions regarding procedures to be followed in voting are set forth on your proxy card.

    If you sign and send in your proxy and do not indicate how you want to vote, your proxy will be voted in favor of the proposal to approve the merger agreement. If you do not sign and send in your proxy or you abstain, it will have the effect of a vote against the proposal to approve the merger agreement.


    The special meeting of Medical Dynamics stockholders will take place on June 12, 2001 at 10:00 a.m. local time at the offices of Medical Dynamics, 400 Inverness Drive South, Suite 200, Englewood, Colorado 80112. You may attend the special meeting and vote your shares in person, rather than voting by proxy. In addition, you may withdraw your proxy up to and including the day of the special meeting by following the directions on page 62 and either change your vote or attend the special meeting and vote in person.


Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?


A: Your broker will vote your shares of Medical Dynamics common stock only if you provide instructions on how to vote. You should instruct your broker how to vote your shares, following the directions your broker provides. If you do not provide instructions to your broker, your shares will not be voted and will count as a vote AGAINST the merger.

Q:  SHOULD I SEND IN MY STOCK CERTIFICATES NOW?


A: No. After the merger is completed, InfoCure will send you written instructions for exchanging your Medical Dynamics common stock certificates representing InfoCure common stock, PracticeWorks common stock, PracticeWorks preferred stock and/or any cash consideration to which you are entitled.

                                    SUMMARY


     This summary highlights selected information from this proxy statement-prospectus and may not contain all of the information that is important to you. You should carefully read this entire proxy statement-prospectus and the other documents we refer to for a more complete understanding of the merger. In particular, you should read the documents attached to this proxy statement-prospectus. In addition, we incorporate important business and financial information about InfoCure and Medical Dynamics into this proxy statement-prospectus by reference. You may obtain the information incorporated into this proxy statement-prospectus by reference without charge by following the instructions in the section entitled "Where You Can Find More Information" on page 178 of this proxy statement-prospectus.


THE COMPANIES

INFOCURE CORPORATION

239 ETHAN ALLEN HIGHWAY


RIDGEFIELD, CONNECTICUT 06877


(203) 894-1300



     InfoCure is a national provider of information management technology and services targeted to both large and small healthcare practices that operate in general medicine, as well as a variety of specialties, including:



     - anesthesiology,



     - dermatology,



     - emergency medicine,



     - pathology,



     - ophthalmology,



     - radiology and



     - enterprise-wide medical entities.



     InfoCure's wide range of technological solutions automate the administrative, financial and clinical information management functions for doctors and other healthcare providers. InfoCure provides its customers with ongoing software services, training and electronic data interchange, or "EDI" services. These products and services are designed to increase the quality and reduce the cost of providing care by enabling physicians to manage their practices more efficiently.



     In December 1999, InfoCure reorganized its business to consist of a medical division, named VitalWorks, and a dental division, named PracticeWorks. This reorganization was intended to facilitate changes in the pricing of practice management software products, the delivery of those products and the scope of InfoCure's products offerings. InfoCure is also developing Internet-based applications and services and wireless solutions designed to allow its customers to utilize new technology to enhance office workflow.



     For the year ended December 31, 2000, InfoCure generated revenues of $101.0 million and a net loss from continuing operations of $48.7 million. On December 31, 2000, InfoCure had consolidated assets of $146.8 million and consolidated stockholders' equity of $58.4 million.



     On March 5, 2001, InfoCure spun off the operations of PracticeWorks through a pro rata distribution to InfoCure's stockholders of all of the issued and outstanding stock of PracticeWorks. At this time, PracticeWorks became an independent, publicly-traded company operating what was previously InfoCure's dental business. This business includes the dental, orthodontic and oral and maxillofacial surgery business lines.

PRACTICEWORKS, INC.


1765 THE EXCHANGE


SUITE 200


ATLANTA, GEORGIA 30339


(770) 850-5006



     PracticeWorks is an information management technology provider for dentists, orthodontists and oral and maxillofacial surgeons. Its offerings currently include the following:



     - practice management applications -- PracticeWorks develops software applications that automate dental, orthodontic and oral and maxillofacial surgery practices, by providing functions such as scheduling and billing;



     - business-to-business e-commerce services -- PracticeWorks provides access to systems that enable online purchasing of orthodontic and office supplies;



     - electronic data interchange, or EDI, services -- PracticeWorks provides access to systems that permit its customers to electronically submit insurance claims and patient billing information for processing at national clearinghouses; and



     - ongoing maintenance, support and training related to the above services.



These applications and services are designed to automate the provider's practice, resulting in greater efficiency, lower costs and higher quality care. As of December 31, 2000, PracticeWorks had an installed base of approximately 35,000 providers in the United States, including 27,000 dentists, 4,000 orthodontists and 4,000 oral and maxillofacial surgeons. PracticeWorks derives substantially all of its revenues from its installed customer base through a combination of systems and software licenses and maintenance support and service fees. As a result of its recent InfoSoft acquisition, PracticeWorks now has an installed customer base of approximately 61,000 providers.



     During the fourth quarter of 1999, PracticeWorks changed its business model from one based on revenues generated from a one-time licensing fee with continuing maintenance, support and service to a subscription-based model whereby revenues are generated from its customers' paying a fixed monthly fee for use of our practice management applications and maintenance and support services.



     For the year ended December 31, 2000, PracticeWorks generated revenues of $40.0 million and a net loss of $29.4 million. On December 31, 2000, PracticeWorks had assets of $68.5 million and stockholders' equity of $29.8 million.



MEDICAL DYNAMICS, INC.


400 INVERNESS DRIVE SOUTH, SUITE 200


ENGLEWOOD, COLORADO 80112


(303) 486-5818



     Medical Dynamics is engaged in the development and marketing of practice management software and related products for the dental profession. Medical Dynamics principal products are practice management software, patient education systems, digital x-ray systems and a wide variety of ancillary products utilized in the dental profession.



     For the year ended September 30, 2000, Medical Dynamics generated revenues of $3.7 million and a net loss of $1.9 million. For the three months ended December 31, 2000, Medical Dynamics generated revenues of $670,000 and a net loss of $125,000. On December 31, 2000, Medical Dynamics had consolidated assets of $4.3 million and consolidated stockholders' equity of $1.2 million.


THE MERGER


     PracticeWorks will acquire Medical Dynamics by means of the merger of Medical Dynamics with and into CADI Acquisition Corporation, a wholly owned subsidiary of PracticeWorks. CADI Acquisition Corporation will be the surviving corporation in the merger. The merger agreement is attached as Appendix A to this proxy statement-prospectus. We encourage you to read the merger agreement carefully. The merger agreement is more fully discussed on pages 89 through 94 of this proxy statement-prospectus.


REASONS FOR THE MERGER


     Medical Dynamics and PracticeWorks have identified several potential advantages of the merger that they believe will benefit you, Medical Dynamics and PracticeWorks.


     We anticipate that the merger will benefit you by:

     - reducing your exposure to risks inherent in Medical Dynamics' reliance on a limited number of products and competition with larger companies with more diversified product lines and greater financial resources; and

     - allowing you to participate in the potential for growth of the combined company after the merger or, if you own 100 or fewer shares of Medical Dynamics common stock, to receive $0.75 in cash in exchange for each share of Medical Dynamics you hold.

     Medical Dynamics anticipates that the merger will benefit it by:

     - enabling Medical Dynamics to gain access to additional capital resources;

     - providing increased opportunity for the development of Medical Dynamics' product offerings, thereby augmenting Medical Dynamics' competitive position and maximizing value for stockholders of the combined entity; and


     - providing Medical Dynamics with the opportunity to capitalize on PracticeWorks' relationships with its customers and vendors.



     PracticeWorks anticipates that the merger will benefit it by:



     - enhancing PracticeWorks' product portfolio with the addition of Medical Dynamics' products; and



     - allowing PracticeWorks to secure ownership of Medical Dynamics' technology.



ACCOUNTING TREATMENT



     PracticeWorks intends to account for the merger as a purchase business combination. Under this method of accounting, after the closing of the merger, Medical Dynamics' assets and liabilities will be recorded at fair value and any excess of the total value of shares exchanged for Medical Dynamics' assets over its net assets will be recorded as goodwill.



     Consistent with the terms of the original merger agreement and InfoCure's subsequent spin-off of its dental business to PracticeWorks, InfoCure's issuance of common stock to Medical Dynamics stockholders will be accounted for by PracticeWorks as an equity contribution. InfoCure will record the issuance of these shares by increasing its common stock outstanding and paid-in capital to reflect fair value at issuance and simultaneously reduce paid-in capital by this same amount to recognize the adjustment to net assets spun-off to PracticeWorks.


REPLACEMENT OF MEDICAL DYNAMICS OPTIONS AND WARRANTS


     Medical Dynamics has issued options and warrants exercisable for shares of Medical Dynamics common stock. When the merger is effective, all outstanding options and warrants to purchase Medical Dynamics common stock will be terminated and PracticeWorks will issue replacement options and warrants to purchase shares of PracticeWorks common stock. The number of shares of PracticeWorks common stock issuable upon exercise or conversion of each replacement option or warrant will be equal to the number of shares of Medical Dynamics common stock issuable upon exercise of the terminated option or warrant multiplied by 0.0380324, rounded up to the nearest whole number of shares. The exercise price of each replacement option or warrant will be equal to the exercise price of the terminated option or warrant divided by 0.0380324, rounded up to the nearest whole cent. The replacement options granted to certain current officers and directors and former employees and directors of Medical Dynamics will expire on the expiration dates of the corresponding terminated options, which occur on various dates from April 2001 through October 2005. The remaining replacement options will expire on the later of (1) one year from the closing of the merger and (2) 30 days after the date the employee is terminated by Medical Dynamics, but in no event will the expiration date extend beyond the expiration date provided in the corresponding terminated option. The replacement warrants will expire on the earlier of (1) one year from the closing of the merger and (2) the expiration date in the corresponding terminated warrant.


NON-SOLICITATION OF THIRD PARTY PROPOSALS


     Until consummation or abandonment of the merger, Medical Dynamics and its affiliates have agreed not to initiate or facilitate any proposal from a third party with respect to a merger, consolidation, sale or similar transaction involving Medical Dynamics or its subsidiaries (an "acquisition proposal"). However, during the period from the mailing of this proxy statement-prospectus until the Medical Dynamics stockholders have approved the merger, the Medical Dynamics board may engage in discussions regarding an acquisition proposal if certain conditions are met. Those conditions are more fully described on page 89 of this proxy statement-prospectus.


CONDITIONS TO COMPLETION OF THE MERGER

     The merger will be completed only if certain conditions, including, but not limited to the following, are met or waived, if waivable:

     - Medical Dynamics stockholders approve the merger;


     - PracticeWorks and Medical Dynamics receive legal opinions from their respective counsel concerning the treatment of the merger as a "reorganization" for federal income tax purposes; and



     - neither Medical Dynamics nor PracticeWorks has breached any of its representations or obligations under the merger agreement in any material respect.



     With respect to the condition that PracticeWorks and Medical Dynamics receive legal opinions concerning the "reorganization" status of the merger, it is possible that such opinions cannot be rendered depending upon the relative values of the PracticeWorks common and preferred stock, and the InfoCure common stock, to be received by the Medical Dynamics stockholders in the merger. See the section entitled "Material Federal Income Tax Consequences of the Merger" beginning on page 72 for a discussion of this possibility. The merger may not be consummated if such opinions are not rendered, unless this condition is waived by PracticeWorks and Medical Dynamics.


     In addition to these conditions, the merger agreement attached to this proxy statement-prospectus as Appendix A, describes other conditions that must be met before the merger may be completed.

TERMINATION OF THE MERGER AGREEMENT


     Either PracticeWorks or Medical Dynamics may terminate the merger agreement under certain circumstances, including if:


     - both parties consent in writing;


     - the merger is not completed before June 15, 2001;


     - legal restraints prevent the consummation of the merger;

     - the Medical Dynamics stockholders do not approve the merger agreement; or

     - the other party breaches in a material manner any of its representations, warranties or covenants under the merger agreement and such breach is not cured within 30 days of notice.

     PracticeWorks also may terminate the merger agreement, among other things, if Medical Dynamics accepts or recommends acceptance of an acquisition proposal with another party or withdraws, or adversely modifies, its recommendation of the merger.



FEES AND EXPENSES



     PracticeWorks and Medical Dynamics will generally pay their own fees, costs and expenses incurred in connection with the merger agreement. However, Medical Dynamics will pay PracticeWorks a "break up" fee of $250,000, under certain circumstances, if:


     - Medical Dynamics approves, enters into, or consummates a transaction contemplated by an acquisition proposal;

     - the Medical Dynamics board withdraws, modifies or changes its recommendation as to the merger; or


     - certain directors and officers of Medical Dynamics who own 17% of the outstanding shares of Medical Dynamics stock fail to comply with their obligations under a stockholders agreement to vote in favor of the merger.



     In addition, PracticeWorks will pay Medical Dynamics a fee of $250,000 if Medical Dynamics terminates the merger agreement because PracticeWorks breaches its representations, warranties or obligations under the merger agreement in any material respect.



RESTRICTIONS ON YOUR ABILITY TO SELL THE COMMON STOCK AND PREFERRED STOCK YOU RECEIVE IN THE MERGER



     All shares of InfoCure common stock, PracticeWorks common stock and PracticeWorks preferred stock you receive in connection with the merger will be freely transferable, unless you are an "affiliate" of Medical Dynamics, InfoCure or PracticeWorks under the securities laws. If you are considered an affiliate of Medical Dynamics, InfoCure or PracticeWorks, your shares of common stock and preferred stock received in the merger may only be sold pursuant to an exemption under the securities laws or pursuant to an effective registration statement covering the resale of such shares.


SPECIAL MEETING OF STOCKHOLDERS


     The special meeting of Medical Dynamics stockholders will be held at the offices of Medical Dynamics, 400 Inverness Drive South, Suite 200, Englewood, Colorado 80112, at 10:00 a.m., local time on June 12, 2001. At the special meeting, we will ask you to approve the merger agreement. In order for the special meeting to be held, a quorum must be present. A quorum is present if a majority of the outstanding shares of Medical Dynamics common stock are represented at the special meeting either in person or by proxy.


STOCKHOLDER VOTE REQUIRED TO APPROVE THE MERGER


     The affirmative vote of the holders of a majority of the outstanding shares of Medical Dynamics common stock is required to approve the merger agreement. In connection with the merger, certain directors and officers of Medical Dynamics who hold approximately 17% of the outstanding shares of Medical Dynamics common stock have agreed to vote their shares in favor of the merger.


VOTING RIGHTS AT THE SPECIAL MEETING


     You are entitled to vote at the special meeting if you owned shares as of the close of business on April 10, 2001, the record date. As of the record date, there were 13,229,206 shares of Medical Dynamics common stock outstanding held by 11,563 holders of record. You will be entitled to one vote for each share of Medical Dynamics common stock that you owned on the record date. You may vote either by attending the special meeting and voting your shares in person or by completing the enclosed proxy card and mailing it in the enclosed envelope.

     Medical Dynamics is seeking your proxy to use at the special meeting. Medical Dynamics, InfoCure and PracticeWorks have prepared this proxy statement-prospectus to assist you in deciding how to vote. Whether or not you plan to attend the meeting, please indicate on your proxy card how you want to vote. Please sign, date and mail it as soon as possible so that your shares will be represented at the special meeting. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote FOR approval of the merger agreement. If you fail to return your proxy card and fail to vote at the meeting, the effect will be a vote AGAINST approval of the merger agreement. If you sign a proxy, you may revoke it at any time before the special meeting or by attending and voting at the special meeting.



     Proxies submitted in connection with the August 15, 2000 stockholders' meeting will not be counted at the special meeting on June 12, 2001. Therefore, even if you voted on the original merger agreement, you must vote again on the amended and restated merger agreement or your vote will not be counted.


MEDICAL DYNAMICS' RECOMMENDATION TO STOCKHOLDERS

     Medical Dynamics' board of directors has unanimously determined that the terms of the merger agreement are consistent with and in furtherance of the long-term business strategy of Medical Dynamics and fair to, and in the best interests of, Medical Dynamics and its stockholders. Medical Dynamics' board of directors approved and declared advisable the merger agreement and recommends that you vote to approve the merger agreement.

VOTING BY DIRECTORS AND EXECUTIVE OFFICERS


     On the record date, Medical Dynamics' directors and executive officers owned 2,264,716 shares, or approximately 17% of the outstanding shares of Medical Dynamics common stock. These officers and directors have agreed to vote those shares in favor of the merger agreement. Those shares do not include shares that the Medical Dynamics directors and executive officers may acquire through the exercise of stock options or warrants. On the record date and as of the date of this proxy statement-prospectus, neither PracticeWorks' nor InfoCure's directors and executive officers owned any shares of Medical Dynamics common stock.


INTERESTS OF CERTAIN PERSONS IN THE MERGER THAT MAY BE DIFFERENT FROM YOURS

     When considering the recommendation of Medical Dynamics' board of directors, you should be aware that certain Medical Dynamics directors and officers have interests in the merger that are different from, or are in addition to, yours. Your board of directors was aware of these interests and considered them in approving and recommending the merger.

COMPLETION OF THE MERGER AND REGULATORY APPROVALS


     The merger will become effective upon the filing of articles of merger with the Colorado Secretary of State. If the Medical Dynamics stockholders approve the merger at the special meeting and all required regulatory approvals are obtained, we currently anticipate that the merger will be completed on or before June 15, 2001.


DIFFERENCES IN STOCKHOLDERS' RIGHTS

     When the merger is completed, if you own more than 100 shares of Medical Dynamics common stock, whether or not you surrender your Medical Dynamics stock certificates, you will automatically become a holder of:


     - InfoCure common stock;



     - PracticeWorks common stock; and



     - PracticeWorks series B preferred stock.


     Your rights as a Medical Dynamics stockholder are governed by the Medical

Dynamics articles of incorporation and bylaws and by Colorado law. The rights of InfoCure and PracticeWorks stockholders differ from the rights of Medical Dynamics stockholders in several important ways. Many of these have to do with provisions in InfoCure's and PracticeWorks' certificates of incorporation and bylaws and with Delaware law. See "Effect of the Merger on Rights of Stockholders" beginning on page 100 for a description of the differences in these rights. In addition, as a holder of PracticeWorks preferred stock, you will have the rights defined in the certificate of designations for the preferred stock. These rights are described under "Preferred Stock -- PracticeWorks Series B Convertible Redeemable Preferred Stock Issuable to Medical Dynamics Stockholders" beginning on page 159.


LISTING OF INFOCURE AND PRACTICEWORKS COMMON STOCK


     InfoCure has agreed to list the shares of InfoCure common stock to be issued in connection with the merger on The Nasdaq National Market. PracticeWorks has agreed to list the shares of PracticeWorks common stock to be issued in connection with the merger on the American Stock Exchange. PracticeWorks does not currently anticipate listing the PracticeWorks preferred stock on the American Stock Exchange or any other exchange.


MARKET PRICE INFORMATION


     Shares of InfoCure common stock are traded on The Nasdaq National Market under the trading symbol "VWKS." Prior to the spin-off, shares of InfoCure common stock were traded on The Nasdaq National Market under the symbol "INCX." Shares of PracticeWorks common stock are traded on the American Stock Exchange under the trading symbol "PRW." Shares of Medical Dynamics common stock were traded on The Nasdaq SmallCap Market under the trading symbol "MEDY" until October 11, 2000 and thereafter have been traded on the Over-the-Counter Bulletin Board System. No shares of PracticeWorks series B preferred stock will be issued prior to the merger and therefore there has been no trading market for those shares. The following table presents:



     - the last reported sale price of one share of InfoCure common stock on specified dates;



     - the last reported sale price of one share of PracticeWorks common stock on April 26, 2001;



     - the last reported sale price of one share of Medical Dynamics common stock on specified dates; and



     - the market value of one share of Medical Dynamics common stock on an equivalent per share basis on specified dates;



These specified dates are December 20, 1999, the last full trading day before the public announcement of the original merger agreement, October 10, 2000, the last trading day before the public announcement of the amended and restated merger agreement and April 26, 2001, the last practicable day before the date of this proxy statement-prospectus. PracticeWorks commenced trading as an independent public company on the American Stock Exchange on March 6, 2001. Therefore, the last reported sales price for PracticeWorks common stock is only reported as of April 26, 2001.



     The equivalent price per share data for Medical Dynamics common stock at December 20, 1999 and October 10, 2000 reflects the sum of the market value of the InfoCure common stock and the InfoCure preferred stock (on an as-converted basis) you would have received in exchange for one share of Medical Dynamics common stock had the merger been completed on each of these dates. The market value of the InfoCure common stock that you would have received was determined by multiplying the last reported sales price of one share of InfoCure common stock on the applicable date by 0.06873. The market value of the InfoCure preferred stock was calculated by determining the number of shares of common stock into which 0.07558 shares of preferred stock may be converted (based on the initial liquidation preference and conversion price of the InfoCure preferred stock at this time) and multiplying that number by the last reported sales price of one share of InfoCure common stock on the applicable date.



     The equivalent price per share data for Medical Dynamics common stock at
April   , 2001 reflects the sum of the market value of the InfoCure common stock, the PracticeWorks common stock and the PracticeWorks preferred stock (on an as-converted basis) you would have received in exchange for one share of Medical Dynamics common stock had the merger been completed on this date. The market value of the InfoCure common stock that you would have received was determined by multiplying the last reported sales price of one share of InfoCure common stock on April 26, 2001 by 0.06873. The market value of the PracticeWorks common stock was determined by multiplying the last reported sales price of PracticeWorks common stock on April 26, 2001 by 0.017183. The market value of the PracticeWorks preferred stock was calculated by determining the number of shares of common stock into which 0.07558 shares of preferred stock may be converted (based on the initial liquidation preference and conversion price of the PracticeWorks preferred stock at this time) and multiplying that number by the last reported sales price of one share of PracticeWorks common stock on April 26, 2001.


INFOCURE:


                               PRICE PER SHARE
DATE                            COMMON STOCK
----                           ---------------
December 20, 1999............      $27.00
October 10, 2000.............        3.91
April 26, 2001...............        2.00



PRACTICEWORKS:



                               PRICE PER SHARE
DATE                            COMMON STOCK
----                           ---------------
April 26, 2001...............      $ 7.06


MEDICAL DYNAMICS:


                                           EQUIVALENT
                       PRICE PER SHARE   PRICE PER SHARE
DATE                    COMMON STOCK      COMMON STOCK
----                   ---------------   ---------------
December 20, 1999....       $0.94             $2.41
October 10, 2000.....        0.25              0.35
April 26, 2001.......        0.21              0.34


FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE


     InfoCure, PracticeWorks and Medical Dynamics have made forward-looking statements in this document and in documents to which we have referred you. These statements are subject to risks and uncertainties, and we cannot assure you that these statements will prove to be correct. Forward-looking statements include assumptions as to how InfoCure, PracticeWorks and Medical Dynamics may perform in the future. When we use words like "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements. For those statements, InfoCure, PracticeWorks and Medical Dynamics claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You should understand that the important factors discussed in this document and in the documents to which we have referred you could affect the future results of InfoCure, PracticeWorks and Medical Dynamics and could cause those results to differ materially from those expressed in our forward-looking statements. See "Risk Factors" beginning on page 22.


WHO CAN HELP ANSWER YOUR QUESTIONS


     If you have any questions about the merger, please call Van A. Horsley, Medical Dynamics' President, at (303) 486-5818.

                       SELECTED HISTORICAL FINANCIAL DATA



INFOCURE SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA



     The consolidated statement of operations data for each of the years in the three year period ended December 31, 2000 and the consolidated balance sheet data as of December 31, 2000 and 1999 are derived from, and qualified by reference to, the financial statements incorporated by reference in this proxy statement-prospectus that have been audited by BDO Seidman, LLP, InfoCure's independent certified public accountants. The consolidated statement of operations data for the year ended December 31, 1998 and the eleven months ended December 31, 1997 and the consolidated balance sheet data as of December 31, 1998 and 1997 are derived from financial statements audited by BDO Seidman, LLP which are not included in this proxy statement-prospectus. The consolidated statement of operations data for the year ended January 31, 1997 and the consolidated balance sheet data as of January 31, 1997 are unaudited.



     As a result of the spin-off, the consolidated financial data presented herein reflects the reclassification of PracticeWorks to discontinued operations. The consolidated financial data for all periods presented also give retroactive effect in accordance with the pooling of interests method of accounting to six acquisitions completed during 1999 and one in 1998 and a two-for-one stock split in August 1999. InfoCure's subscription based pricing model offered in certain markets is different than the one we have used historically and we are currently developing new applications and services InfoCure has not historically offered. Therefore, the financial information included in this section may not be indicative of our future results of operations, financial position and cash flows.



                                                                                        ELEVEN
                                                                                        MONTHS         YEAR
                                                        YEAR ENDED DECEMBER 31,         ENDED          ENDED
                                                     -----------------------------   DECEMBER 31,   JANUARY 31,
                                                       2000     1999(1)    1998(2)    1997(3)(4)       1997
                                                     --------   --------   -------   ------------   -----------
                                                         (IN THOUSANDS EXCEPT PER SHARE DATA)       (UNAUDITED)
CONSOLIDATED STATEMENT OF OPERATIONS DATA
Revenue:
  Systems and software.............................  $ 21,459   $ 61,916   $39,783     $ 23,041       $13,361
  Maintenance, support and services................    79,598     87,127    46,575       30,704        20,638
                                                     --------   --------   -------     --------       -------
         Total revenue.............................   101,057    149,043    86,358       53,745        33,999
                                                     --------   --------   -------     --------       -------
Operating expense:
  Hardware and other items purchased for resale....    28,748     39,959    19,255       15,533         8,074
  Selling, general and administrative (excluding
    compensatory stock awards and other
    non-recurring charges).........................    70,577     76,104    42,586       38,161        27,299
  Research and development.........................    13,833     11,470    13,861       10,652         5,592
  Depreciation and amortization....................    28,183     11,206     4,110        3,850         2,320
  Restructuring(5).................................     9,958      4,124       843        6,589            --
  Impairment and other non-recurring charges(5)....     6,012      4,743        --           --            --
  Merger costs.....................................        --      3,105        54           --            --
  Purchased research and development...............        --         --     9,000           --            --
  Compensatory stock awards........................        --      1,003        --           64            --
  Gain on sale of fixed assets, net................      (499)        --        --           --            --
                                                     --------   --------   -------     --------       -------
         Total operating expense...................   156,812    151,714    89,709       74,849        43,285
                                                     --------   --------   -------     --------       -------

                                                                                        ELEVEN
                                                                                        MONTHS         YEAR
                                                        YEAR ENDED DECEMBER 31,         ENDED          ENDED
                                                     -----------------------------   DECEMBER 31,   JANUARY 31,
                                                       2000     1999(1)    1998(2)    1997(3)(4)       1997
                                                     --------   --------   -------   ------------   -----------
                                                         (IN THOUSANDS EXCEPT PER SHARE DATA)       (UNAUDITED)
Operating loss.....................................   (55,755)    (2,671)   (3,351)     (21,104)       (9,286)
Interest expense and other, net....................     2,761      2,178     2,863          375           599
                                                     --------   --------   -------     --------       -------
Loss from continuing operations before income taxes
  and extraordinary item...........................   (58,516)    (4,849)   (6,214)     (21,479)       (9,885)
Income tax benefit.................................    (9,843)    (1,610)   (1,910)      (7,033)       (2,385)
                                                     --------   --------   -------     --------       -------
Loss from continuing operations....................   (48,673)    (3,239)   (4,304)     (14,446)       (7,500)
(Loss) from discontinued operations, net of
  taxes............................................   (29,440)     2,308    (2,495)      (4,263)        1,554
                                                     --------   --------   -------     --------       -------
Extraordinary item, net of income taxes............        --     (2,863)       --           --            --
                                                     --------   --------   -------     --------       -------
         Net loss..................................  $(78,113)  $ (3,794)  $(6,799)    $(18,709)      $(5,946)
                                                     ========   ========   =======     ========       =======
Per share data(6):
  Basic and diluted:
    Loss from continuing operations before
      extraordinary item...........................  $  (1.45)  $  (0.12)  $ (0.22)    $  (0.93)
    (Loss) income from discontinued operations.....     (0.88)      0.08     (0.13)       (0.28)
    Extraordinary item, net of tax.................        --       0.10        --           --
                                                     --------   --------   -------     --------
         Net loss..................................  $  (2.33)  $  (0.14)  $ (0.35)    $  (1.21)
                                                     ========   ========   =======     ========
Cash flow from operating activities................  $  3,930   $  3,421   $ 5,101     $ (4,514)      $ 9,190
                                                     ========   ========   =======     ========       =======



                                                                 AS OF DECEMBER 31,                  AS OF
                                                      -----------------------------------------   JANUARY 31,
                                                        2000       1999       1998       1997        1997
                                                      --------   --------   --------   --------   -----------
                                                                   (IN THOUSANDS)                 (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA
Cash and cash equivalents...........................  $  5,969   $ 14,309   $  8,669   $  6,054    $  3,184
Working capital.....................................   (11,144)    25,993     (2,564)    (3,138)     (6,570)
Total assets........................................   146,807    196,271    196,940    133,834      29,354
Long-term debt, less current portion................    35,057     31,564     58,127      7,989       5,611
Convertible, redeemable preferred stock.............    10,000         --      8,501         --          --
Total stockholders' equity..........................    58,450    135,339     22,772     11,615       5,051


---------------


(1)During 1999, InfoCure acquired one company accounted for as a purchase and six companies accounted for as poolings of interest.



(2)During 1998, InfoCure acquired two companies in transactions accounted for as purchases and one company accounted for as a pooling of interest.



(3)During 1997, InfoCure acquired four companies in transactions accounted for as purchases.



(4)InfoCure changed its fiscal year end from January 31 to December 31 effective February 1, 1997. Accordingly, the 1997 fiscal period is comprised of eleven months.



(5)On August 1, 2000, InfoCure announced its 2000 restructuring plan which included the termination of 400 employees resulting in severance and other termination benefits of $4.0 million, and the closure and consolidation of 14 facilities resulting in facility closure costs and other charges of $5.2 million. For the year ended December 31, 2000, restructuring also included $800,000 related to the 1999 plan. Impairment and other non-recurring charges totaled $6.0 million, consisting of impairment charges of approximately $3.9 million for asset write-downs and a write-down of inventory of $1.1 million related to our decision to discontinue selling hardware and hardware support in certain of its business lines. In addition, we incurred approximately

   $700,000 in charges related to compensation and other termination benefits which were not eligible for accrual under EITF 94-3, and $273,000 for professional services and other related costs. During the year ended December 31, 1999, restructuring consisted of facility closure and related costs of $2.0 million, severance and other termination benefits of $1.4 million and incremental costs associated with the completion of discontinued customer contracts of $681,000. An additional $800,000 of costs related to the 1999 restructuring were recorded in 2000. These costs consisted primarily of termination and other severance costs for employee terminations determined in 1999 but for whom the details were not communicated until 2000. During the year ended December 31, 1999, impairment and other non-recurring charges of $4.7 million consisted primarily of a write-off of capitalized software costs. During the year ended December 31, 1998, restructuring consisted of severance and other termination benefits of $843,000.



(6)Loss per share for the year ended January 31, 1997 has not been provided as it is not considered meaningful due to the acquisition of the Founding Companies and InfoCure's initial public offering in connection with the formation of InfoCure in the period ended December 31, 1997.



PRACTICEWORKS SELECTED HISTORICAL FINANCIAL DATA



     You should read the following selected financial data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and PracticeWorks' audited financial statements as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000 and the related notes appearing elsewhere in this proxy statement-prospectus. The statement of operations data for each of the three years in the period ended December 31, 2000, and the balance sheet data as of December 31, 2000 and 1999 are derived from, and qualified by reference to, the financial statements included elsewhere in this proxy statement-prospectus that have been audited by BDO Seidman, LLP, PracticeWorks' independent certified public accountants. The statement of operations data for the eleven months ended December 31, 1997 and the balance sheet data as of December 31, 1998 are derived from, and qualified by reference to, the financial statements audited by BDO Seidman, LLP, not included in this proxy statement-prospectus. The information as of December 31, 1997 and January 31, 1997 and for the year ended January 31, 1997 is unaudited. Our subscription based revenue model is different than the one we have used historically and we are currently developing new applications and services we have not historically offered. Therefore, the financial information included in this section may not be indicative of our future results of operations, financial position and cash flows. In addition, this financial information may not reflect the financial results we would have achieved if we had been a separate stand-alone entity during these periods.



     The financial statements for all periods presented give retroactive effect to poolings of interests treatment for five acquisitions completed during 1999 attributed to us by InfoCure and include the results of operations for all purchase acquisitions attributed to us by InfoCure from the respective acquisition date.



                                                                                    ELEVEN MONTHS
                                                      YEAR ENDED DECEMBER 31,           ENDED       YEAR ENDED
                                                   ------------------------------   DECEMBER 31,    JANUARY 31,
                                                   2000(1)    1999(2)    1998(3)       1997(4)         1997
                                                   --------   --------   --------   -------------   -----------
                                                        (IN THOUSANDS EXCEPT PER SHARE DATA)        (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenue:
  Systems and software...........................  $ 11,483   $ 34,325   $ 27,825      $13,961        $ 7,726
  Maintenance, support and services..............    28,532     20,266     15,662        7,523         11,919
                                                   --------   --------   --------      -------        -------
         Total revenue...........................    40,015     54,591     43,487       21,484         19,645
                                                   --------   --------   --------      -------        -------

                                                                                    ELEVEN MONTHS
                                                      YEAR ENDED DECEMBER 31,           ENDED       YEAR ENDED
                                                   ------------------------------   DECEMBER 31,    JANUARY 31,
                                                   2000(1)    1999(2)    1998(3)       1997(4)         1997
                                                   --------   --------   --------   -------------   -----------
                                                        (IN THOUSANDS EXCEPT PER SHARE DATA)        (UNAUDITED)
Operating expense:
  Hardware and other items purchased for
    resale.......................................     5,337      9,654      9,726        3,722          6,334
  Selling, general and administrative (excluding
    compensatory stock awards and certain other
    non-recurring charges).......................    38,895     28,666     21,061       11,703          9,394
  Research and development.......................     3,481      4,185      3,537        3,267          1,924
  Depreciation and amortization..................    17,250      3,284      2,272          551            283
  Restructuring(5)...............................     3,869        940      1,031        6,463             --
  Impairment and other non-recurring
    charges(5)...................................     3,541        874         --           --             --
  Merger costs...................................        --        659         69           --             --
  Compensatory stock awards......................        --        428      6,447           14             --
  Gain on disposal of fixed assets...............      (636)        --         --           --             --
                                                   --------   --------   --------      -------        -------
         Total operating expense.................    71,737     48,690     44,143       25,720         17,935
                                                   --------   --------   --------      -------        -------
Operating (loss) income..........................   (31,722)     5,901       (656)      (4,236)         1,710
Interest expense and other, net..................     2,117      1,335        966          198            182
                                                   --------   --------   --------      -------        -------
(Loss) income before income taxes and
  extraordinary item.............................   (33,839)     4,566     (1,622)      (4,434)         1,528
(Benefit) provision for income taxes.............    (4,399)     2,186        873         (171)           (26)
                                                   --------   --------   --------      -------        -------
(Loss) income before extraordinary item..........   (29,440)     2,380     (2,495)      (4,263)         1,554
Extraordinary item, net of income taxes..........        --        (72)        --           --             --
                                                   --------   --------   --------      -------        -------
         Net (loss) income.......................  ($29,440)  $  2,308   ($ 2,495)     ($4,263)       $ 1,554
                                                   ========   ========   ========      =======        =======
Per share data:
Basic and diluted:
  (Loss) income before extraordinary item........  ($  3.51)  $   0.34   ($  0.52)     ($ 1.10)       $  1.13
  Extraordinary item, net of tax.................        --       0.01         --           --             --
                                                   --------   --------   --------      -------        -------
Net (loss) income................................  ($  3.51)  $   0.33   ($  0.52)     ($ 1.10)       $  1.13
                                                   ========   ========   ========      =======        =======
Other Data (in thousands):
  EBITDA, as adjusted(6).........................  ($ 7,698)  $ 12,086   $  9,163      $ 2,792        $ 1,993
Cash flow from:
  Operating activities...........................    (8,603)     5,814      2,258        3,016         (8,341)
  Investing activities...........................   (26,970)   (10,276)   (15,575)      (5,730)           484
  Financing activities...........................    37,015      5,356     14,209        2,817         15,357



                                                                   AS OF DECEMBER 31,                AS OF
                                                          -------------------------------------   JANUARY 31,
                                                           2000      1999      1998      1997        1997
                                                          -------   -------   -------   -------   -----------
                                                                     (IN THOUSANDS)               (UNAUDITED)
Consolidated balance sheet data:
  Cash and cash equivalents.............................  $ 3,979   $ 2,527   $ 1,633   $   741     $  638
  Working capital.......................................   (3,172)   (1,190)   (1,034)   (3,598)     1,337
  Total assets..........................................   68,522    57,842    37,098    14,434      3,659
  Long-term debt, less current portion..................   20,239     9,614    14,769     4,405        351
  Net divisional equity.................................   29,829    32,419    10,800       983      1,229


-------------------------


(1)During the year ended December 31, 2000, InfoCure acquired six companies attributed to PracticeWorks in transactions accounted for as purchases.

(2)During 1999, InfoCure acquired four companies attributed to PracticeWorks in transactions accounted for as purchases.



(3)During 1998, InfoCure acquired one company attributed to PracticeWorks in a transaction accounted for as a purchase.



(4)InfoCure changed its fiscal year end from January 31 to December 31 effective February 1, 1997. Accordingly, the 1997 fiscal period is comprised of eleven months. During 1997, InfoCure acquired two companies attributed to PracticeWorks in transactions accounted for as purchases.



(5)On August 1, 2000, PracticeWorks announced its 2000 restructuring plan which included the termination of 145 employees resulting in severance and other termination benefits of $1.7 million, and the closure and consolidation of 11 facilities resulting in facility closure costs and other charges of $1.3 million. For the year ended December 31, 2000, restructuring also included $816,000 related to the 1999 plan. Impairment and other non-recurring charges consisted of impairment charges of approximately $500,000 for asset write-downs and a write-down of inventory of $1.5 million related to our decision to discontinue selling hardware and hardware support in certain of our business lines in connection with our new hardware agreement with Dell Computer Corporation. In addition, PracticeWorks incurred approximately $1.4 million in charges related to the spin-off consisting principally of professional service fees. During the year ended December 31, 1999, restructuring consisted of contingent consideration related to acquired companies whose products were discontinued of $700,000, charges for asset write-downs of $97,000, facility closure costs of $95,000 and severance and other termination benefits of $48,000. An additional $816,000 of costs related to the 1999 restructuring were recorded in 2000. These costs consisted primarily of termination and other severance costs for employee terminations determined in 1999 but for whom the details were not communicated until 2000. During the year ended December 31, 1999, impairment and other non-recurring charges consisted of a write-off of capitalized software costs of $874,000. During the year ended December 31, 1998, restructuring consisted of contingent consideration related to acquired companies whose products were discontinued of $750,000 and severance and other termination benefits of $281,000. During the eleven months ended December 31, 1997, restructuring consisted of the write-off of goodwill of $3.5 million, contingent consideration of $2.2 million related to acquired companies whose products were discontinued, facility closure costs of $401,000, the write-off of capitalized software costs of $339,000 and other charges for asset write-downs of $90,000.



(6)EBITDA, as adjusted, represents earnings before interest, (benefit) provision for income taxes, depreciation and amortization, restructuring, impairment and other non-recurring charges, merger costs, compensatory stock awards and gain on disposal of fixed assets. PracticeWorks has excluded restructuring and other charges, merger costs, compensatory stock awards and gain on disposal of fixed assets from EBITDA, as adjusted, because PracticeWorks does not believe those costs are representative of the normal recurring nature of our operations. EBITDA, as adjusted, is provided because it is a measure commonly used by analysts and investors to determine a company's ability to incur and service debt. EBITDA, as adjusted, is not a measurement in accordance with generally accepted accounting principles, or GAAP, and should not be considered an alternative to, or more meaningful than, net (loss) income as a measure of our profitability or cash flows as a measure of our liquidity. All companies do not calculate EBITDA, as adjusted, in the same manner. Accordingly, PracticeWorks' EBITDA, as adjusted, may not be comparable with that of other companies. PracticeWorks has included information concerning EBITDA, as adjusted, because management believes EBITDA, as adjusted, provides a useful measure of its performance. You should note, however, that the items excluded from

   EBITDA, as adjusted, are significant components in understanding and assessing our performance.



MEDICAL DYNAMICS SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION



     The selected historical financial data set forth below as of September 30, 1998, 1997 and 1996, and for each of the years in the three years ended September 30, 1998 have been derived from Medical Dynamics' audited consolidated financial statements not included or incorporated by reference into this proxy statement-prospectus. The selected historical financial data set forth below as of December 31, 2000, September 30, 2000, and for the three months ended December 31, 2000 and 1999 and for each of the years in the two year-period ended September 30, 2000 have been derived from Medical Dynamics' consolidated financial statements which are incorporated by reference into this proxy statement-prospectus. The consolidated financial statements as of September 30, 2000 and for the years ended September 30, 2000 and 1999 have been audited by Hein + Associates LLP, whose report on these consolidated financial statements is also incorporated by reference in this proxy statement-prospectus. The following financial information should be read in conjunction with Medical Dynamics' consolidated financial statements and consolidated condensed financial statements incorporated by reference into this proxy statement-prospectus.



                                          THREE MONTHS ENDED
                                             DECEMBER 31,                 YEARS ENDED SEPTEMBER 30,
                                          ------------------   -----------------------------------------------
STATEMENT OF OPERATIONS DATA               2000        1999     2000      1999      1998      1997      1996
----------------------------              ------      ------   -------   -------   -------   -------   -------
                                             (UNAUDITED)            (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues................................  $  669      $1,349   $ 3,699   $10,959   $ 7,847   $   983   $   668
Cost of revenues........................     289         608     1,715     6,108     4,059     1,296       652
Gross profit............................     380         741     1,984     4,851     3,788      (313)       16
Operating loss..........................     (80)       (361)   (1,594)   (4,520)   (2,304)   (1,684)   (1,787)
Net loss................................    (125)       (448)   (1,951)   (5,398)   (2,522)   (1,548)   (1,742)
Net loss per share......................   (0.01)      (0.04)    (0.15)    (0.52)    (0.27)    (0.21)    (0.25)



                                                                     SEPTEMBER 30,
                                       DECEMBER 31,   --------------------------------------------
BALANCE SHEET DATA:                        2000        2000      1999      1998     1997     1996
-------------------                    ------------   -------   -------   ------   ------   ------
                                       (UNAUDITED)                   (IN THOUSANDS)
Cash and cash equivalents............    $   534      $   331   $   180   $  553   $  836   $  993
Working capital......................     (2,461)      (2,561)   (1,787)     449    1,343    1,148
Total assets.........................      4,294        4,298     5,603    9,170    1,917    2,237
Long-term debt, less current
  portion............................        114          136       578    1,769       --       --
Stockholders' equity.................      1,099        1,224     2,593    5,464    1,547    1,926



PRACTICEWORKS SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION



     The following selected unaudited pro forma condensed combined financial information has been derived from the historical financial statements of PracticeWorks and Medical Dynamics. The unaudited pro forma condensed combined balance sheet data as of December 31, 2000 has been presented as if the pending acquisition of Medical Dynamics had been consummated on that date. The unaudited pro forma condensed combined statement of operations data for the year ended December 31, 2000 have been presented as if the pending acquisition of Medical Dynamics had been consummated on January 1, 2000. The unaudited pro forma condensed combined balance sheet as of December 31, 2000 and the pro forma condensed combined statement of operations data for the year then ended also reflect the impact of PracticeWorks' acquisition of InfoSoft completed March 7, 2001 and the sale of $5 million of series C convertible redeemable preferred stock completed March 6, 2001.

     The selected unaudited pro forma condensed combined financial information gives effect to the acquisitions of Medical Dynamics and InfoSoft under the purchase method of accounting for business combinations and is based upon the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements.



                                                                    YEAR ENDED
                                                                 DECEMBER 31, 2000
                                                              -----------------------
                                                                  (IN THOUSANDS,
                                                              EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Total revenue...............................................         $ 51,683
Depreciation and amortization...............................           28,484
Restructuring and other charges.............................            7,410
Operating loss..............................................          (41,295)
Preferred dividends.........................................           (5,833)
Net loss available to common stockholders...................          (44,738)
Net loss per share, basic and diluted.......................            (5.20)



                                                              DECEMBER 31, 2000
                                                              -----------------
                                                               (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................      $  8,487
Working capital.............................................        (1,399)
Total assets................................................       105,019
Long-term debt, less current portion........................        20,353
Series A convertible redeemable preferred stock -- net......        21,000
Series B convertible redeemable preferred stock -- net......         3,750
Series C convertible redeemable preferred stock -- net......         5,000
Stockholders' equity........................................        32,961

                       COMPARATIVE PER COMMON SHARE DATA



     We are providing the following comparative per common share information to aid you in your analysis of the financial aspects of the merger. You should read this information in conjunction with the historical financial statements of PracticeWorks and InfoSoft, which are included in this document, and the historical consolidated financial statements of InfoCure and Medical Dynamics contained in reports that have been previously filed with the SEC and that are incorporated by reference in this proxy statement-prospectus. See PracticeWorks Pro Forma Financial Statements beginning on page F-32. The pro forma loss per share amounts presented below reflect the pending acquisition of Medical Dynamics as if it had occurred on January 1, 2000. The pro forma book value per share amounts presented below reflect the pending acquisition of Medical Dynamics as though it had occurred on December 31, 2000. The Medical Dynamics pro forma equivalent per share data were calculated by multiplying the pro forma per share data by 0.06873 (the exchange ratio relating to the number of shares of InfoCure common stock that Medical Dynamics stockholders would have received in the merger for each share of Medical Dynamics common stock held had the merger been completed prior to the spin-off), so that the pro forma per share amounts are equated to the respective values for one share of Medical Dynamics, assuming an all stock conversion. The pro forma per share data are not necessarily indicative of the results that would have occurred, your financial interest in such results, or the future results that will occur after the merger. Neither PracticeWorks, InfoCure nor Medical Dynamics has paid cash dividends on its common stock.



                                                                 YEAR ENDED
                                                              DECEMBER 31, 2000
                                                              -----------------
LOSS PER COMMON SHARE FROM CONTINUING OPERATIONS (BASIC AND
  DILUTED):
  InfoCure historical.......................................       $(1.45)
  PracticeWorks historical..................................        (3.51)
  Medical Dynamics historical(1)............................        (0.15)
  Pro forma combined........................................        (5.20)
  Medical Dynamics pro forma equivalent(2)..................        (0.36)



                                                              DECEMBER 31, 2000
                                                              -----------------
BOOK VALUE PER COMMON SHARE:
  InfoCure historical.......................................        $1.71
  PracticeWorks historical..................................         3.49
  Medical Dynamics historical...............................         0.09
  Pro forma combined........................................         3.75
  Medical Dynamics pro forma equivalent(2)..................         0.26


-------------------------


(1) Medical Dynamics historical data for the year ended December 31, 2000 is derived from its consolidated financial statements for the year ended for the year ended September 30, 2000.



(2) The Medical Dynamics pro forma equivalent per share data does not give effect to the conversion of the PracticeWorks preferred stock that would have been issued in the merger because, as of the dates presented, the preferred stock was "out-of-the money" in that the conversion price of the PracticeWorks preferred stock would have been substantially greater than the market price of the PracticeWorks common stock.

                                  RISK FACTORS



     If the merger is consummated, you may receive shares of InfoCure common stock, PracticeWorks common stock and PracticeWorks preferred stock in exchange for your shares of Medical Dynamics common stock. You should be aware of particular risks and uncertainties that are applicable to an investment in InfoCure common stock, PracticeWorks common stock and PracticeWorks preferred stock. In addition to the other information included and incorporated by reference in this proxy statement-prospectus, you should consider carefully the matters described below in determining whether to approve the merger agreement.



RISKS RELATED TO THE MERGER



PRACTICEWORKS MAY NOT ACHIEVE THE ANTICIPATED BENEFITS FROM THE MERGER.



     In connection with the spin-off, PracticeWorks assumed InfoCure's obligation to acquire Medical Dynamics. PracticeWorks is a newly-formed company and it cannot guarantee you that it will realize the benefits that it anticipates from integrating Medical Dynamics' operations and PracticeWorks' operations as fully or as quickly as it expects. PracticeWorks may encounter difficulties integrating Medical Dynamics' operations, including, without limitation:



     - difficulty integrating the financial, operational and administrative functions of Medical Dynamics;



     - difficulty integrating Medical Dynamics' products and services;



     - delays in realizing the benefits of PracticeWorks strategies for Medical Dynamics' business;



     - diversion of management's attention from existing operations;



     - difficulty operating in markets in which PracticeWorks has little prior experience;



     - inability to retain key employees necessary to continue the operations of Medical Dynamics; or



     - Medical Dynamics' unknown or contingent liabilities.



     The challenges and risks of integrating the operations of Medical Dynamics will be made greater because PracticeWorks is still integrating several recent acquisitions and is still completing the administrative separation required by the spin-off from InfoCure. Moreover, PracticeWorks anticipates that it will make additional future acquisitions. The integration of multiple acquisitions at the same time will place an even greater strain on PracticeWorks' management's resources and attention.



THE MEDICAL DYNAMICS BOARD OF DIRECTORS DID NOT OBTAIN ANY THIRD PARTY OPINION


AS TO THE FAIRNESS OF THE MERGER.



     The Medical Dynamics board of directors did not seek or obtain any third party fairness opinion or any valuation or appraisal of either Medical Dynamics, InfoCure or PracticeWorks. Therefore, in voting to approve the merger, the Medical Dynamics stockholders will not have the benefit of a third party opinion that the number of shares of InfoCure common stock, PracticeWorks common stock and PracticeWorks preferred stock to be received by them in the merger is fair from a financial point of view. The number of shares of InfoCure common stock, PracticeWorks common stock and PracticeWorks preferred stock to be received in the merger was negotiated directly between representatives of InfoCure, PracticeWorks and Medical Dynamics.



CERTAIN OF MEDICAL DYNAMICS' OFFICERS AND DIRECTORS HAVE CONFLICTS OF INTEREST


THAT MAY INFLUENCE THEM TO SUPPORT OR APPROVE THE MERGER.



     The directors and officers of Medical Dynamics participate in arrangements and have continuing indemnification against liabilities that provide them with interests in the merger that are different from, or are in addition to, your interests. These directors and officers have already agreed to vote to approve the merger agreement. You should consider whether these interests may have influenced these directors or officers to support, vote for, or recommend the merger.



MEDICAL DYNAMICS' OPERATING LOSSES WILL INCREASE PRACTICEWORKS' LOSSES PER
SHARE.



     Medical Dynamics has experienced recent operating losses. As a result, PracticeWorks' losses per share will be increased, which may negatively affect the market price of PracticeWorks common stock.



     Since the original execution of the merger agreement, Medical Dynamics' net sales have dropped considerably. Further, Medical Dynamics' independent accountants have stated in their audit report that there is substantial doubt as to Medical Dynamics' ability to continue as a going concern.



YOUR RIGHTS AS A MEDICAL DYNAMICS STOCKHOLDER DIFFER FROM THE RIGHTS YOU WILL


HAVE AS A STOCKHOLDER OF INFOCURE AND PRACTICEWORKS.



     Following the merger, you may become a holder of InfoCure common stock, PracticeWorks common stock, and/or PracticeWorks preferred stock. Certain material differences exist between the rights of stockholders of Medical Dynamics under Medical Dynamics' articles of incorporation and bylaws and Colorado law, and the rights of stockholders of InfoCure and PracticeWorks under InfoCure's and PracticeWorks' certificates of incorporation and bylaws and Delaware law. In addition, as a holder of PracticeWorks preferred stock, you will have the rights defined in the certificate of designations for the preferred stock.



COUNSEL TO PRACTICEWORKS AND MEDICAL DYNAMICS MAY NOT BE ABLE TO RENDER AN OPINION AS TO THE TREATMENT OF THE MERGER AS A REORGANIZATION FOR FEDERAL INCOME TAX PURPOSES AND THIS MIGHT AFFECT THE ABILITY TO COMPLETE THE MERGER.



     Under certain circumstances, counsel to PracticeWorks and counsel to Medical Dynamics may be unable to render their respective opinions that the merger will constitute a tax-deferred "reorganization" under Section 368 of the Internal Revenue Code. The receipt of this tax opinion by both PracticeWorks and Medical Dynamics is a condition to the completion of the merger. If this condition is not satisfied, either party may terminate the merger agreement, unless such condition is waived by both parties. For advance ruling purposes, the Internal Revenue Service has taken the position that, in a transaction such as the proposed merger between PracticeWorks and Medical Dynamics, at least 50 percent of the fair market value of the aggregate consideration received by the former stockholders of the acquired corporation must be in the form of stock of the acquiring corporation in order for the merger to qualify as a tax-deferred "reorganization" for federal income tax purposes. Therefore, if PracticeWorks common stock and preferred stock comprises less than 50% of the fair market value of the aggregate consideration to be received by Medical Dynamics' stockholders in the merger, counsel to PracticeWorks and counsel to Medical Dynamics may not be able to render their tax opinions. A significant decline in the market value of PracticeWorks' securities, and/or a significant increase in the market value of InfoCure common stock are the primary factors which might cause PracticeWorks securities to comprise less than 50% of the aggregate merger consideration. InfoCure, PracticeWorks and Medical Dynamics can not assure you that significant fluctuations in the market value of InfoCure and PracticeWorks securities will not occur. In addition, if counsel can not deliver their tax opinions for the reasons stated above, yet both parties nonetheless waive the condition and complete the merger, this may result in less assurance as to the federal income tax treatment of the merger.



FAILURE TO COMPLETE THE MERGER COULD NEGATIVELY IMPACT MEDICAL DYNAMICS' FUTURE BUSINESS AND OPERATIONS.



     If the merger is not completed for any reason, Medical Dynamics may be subject to a number of material risks, including the following:



     - Medical Dynamics has a substantial working capital deficit and may have difficulty paying its debts;



     - Medical Dynamics may incur substantial operating losses and may need to immediately and successfully establish new sources of financing, the availability of which is uncertain;



     - potential customers may defer purchases of Medical Dynamics products;



     - potential partners may refrain from entering into agreements with Medical Dynamics; and



     - employee turnover may increase.



     The occurrence of any of these factors would likely result in serious harm to Medical Dynamics' business, results of operations and financial condition.



RISKS RELATED TO AN INVESTMENT IN PRACTICEWORKS SECURITIES



PRIOR TO THE SPIN-OFF, PRACTICEWORKS HAD NO OPERATING HISTORY AS AN INDEPENDENT COMPANY AND IT MAY BE UNABLE TO MAKE THE CHANGES NECESSARY TO OPERATE AS A STAND-ALONE COMPANY.



     Prior to the March 5, 2001 spin-off, PracticeWorks did not have an operating history as an independent public company. PracticeWorks relied on InfoCure for various financial, administrative and managerial expertise in conducting its operations. Following the spin-off, InfoCure has no obligation to provide assistance to PracticeWorks other than the interim services which are provided by InfoCure under the Transition Services Agreement, entered into in connection with the spin-off. The services provided to InfoCure by PracticeWorks include the preparation of tax returns, maintenance of the general ledger, preparation of financial statements, corporate record-keeping and payroll. The services provided to PracticeWorks by InfoCure include insurance-related services and employee benefits services. Because PracticeWorks' business had never been operated as an independent company prior to the spin-off, PracticeWorks cannot assure you that it will be able to successfully put in place the financial, administrative and managerial structure necessary to operate as an independent company on a going-forward basis, or that the development of such a structure will not require a significant amount of management's time or result in significant additional operating costs, any of which could cause our results of operations to suffer. Further, for the period from July 1997 through December 31, 2000, InfoCure made net cash advances of approximately $40.1 million to PracticeWorks. If PracticeWorks is unable to develop its own sources of funding, it may be unable to execute on its business plan.



PRACTICEWORKS HAS A RECENT HISTORY OF LOSSES AND IT MAY NEVER ACHIEVE OR MAINTAIN PROFITABILITY.



     PracticeWorks had net losses of $29.4 million for the year ended December 31, 2000. PracticeWorks' accumulated deficit as of December 31, 2000 was $32.9 million. PracticeWorks expects to continue to recognize reduced revenues due to its introduction in the second quarter of 2000 of subscription pricing. This is due to the elimination of the large up-front payment that it received in connection with one-time licenses. As a result, PracticeWorks expects its operating and net losses to continue for the foreseeable future. PracticeWorks cannot assure you it will increase revenue or control expenses sufficiently to achieve or maintain profitability in the future.



PRACTICEWORKS HAS CERTAIN OBLIGATIONS THAT WILL NEED TO BE REFINANCED, AND IT MAY BE UNABLE TO REFINANCE THESE OBLIGATIONS ON FAVORABLE TERMS.



     PracticeWorks has certain obligations that will need to be refinanced. The outstanding principal balance of the FINOVA loan will amortize at 5.0% per quarter beginning October 1, 2001, and the remaining outstanding balance under the facility will be due in full on June 30, 2003. As of March 31, 2001, the outstanding principal balance of the FINOVA loan was approximately $21.6 million. In addition, PracticeWorks may be required to finance the redemption of its convertible redeemable preferred stock. If the series A convertible redeemable preferred stock is not converted prior to March 7, 2006, or the fifth anniversary of the date of issuance, the holders will have the right to require PracticeWorks to redeem this preferred stock at a redemption price equal to the liquidation preference, which is initially $32.0 million, plus accrued and unpaid dividends. If the series B convertible redeemable preferred stock is not converted prior to the fourth anniversary of the date of issuance, PracticeWorks will be required to redeem this preferred stock at a redemption price equal to the liquidation preference, which is initially $5.3 million, plus accrued and unpaid dividends. If the series C convertible redeemable preferred stock is not converted prior to March 6, 2005, or the fourth anniversary of the date of issuance, the holders will have the right to require PracticeWorks to redeem this preferred stock at a redemption price equal to 175% of the liquidation preference, or $8.75 million. However, the terms of the FINOVA credit facility prohibit redemption of any preferred stock without FINOVA's consent. PracticeWorks cannot assure you that it will have sufficient funds available to repay these obligations when they become due, and it may not be able to refinance these obligations on favorable terms. Since an acquisition of a 50% or greater interest in PracticeWorks by one or more persons within the four-year period beginning two years before the spin-off could cause the spin-off to be taxable, PracticeWorks may be limited in its ability to refinance these obligations by issuing equity.

PRACTICEWORKS' HISTORICAL FINANCIAL INFORMATION DOES NOT REFLECT THE SUBSCRIPTION PRICING MODEL AND MANY OF THE APPLICATION AND SERVICE OFFERINGS THAT IT EXPECTS TO BE THE FOCUS OF ITS BUSINESS IN THE FUTURE, WHICH MAKES IT DIFFICULT TO EVALUATE ITS HISTORICAL AND FUTURE FINANCIAL PERFORMANCE.



     PracticeWorks began operating as a separate division of InfoCure in the first quarter of 2000. Historically, PracticeWorks charged its customers a license fee plus maintenance and service fees for its practice management applications and services. For the year ended December 31, 2000, it derived approximately 29.0% of its revenue from license fees, including software upgrades and reselling hardware components, 56.0% from maintenance and service fees and approximately 10.0% from transaction fees relating to electronic data interchange, or EDI, services. PracticeWorks new pricing strategy is to migrate substantially all of its providers to subscription pricing over the next five years. In addition, its business strategy is to promote the most technologically advanced of its existing applications, its application service provider, or ASP, applications and the other new applications and services, including its Internet portal and website development and hosting services that it is currently developing. PracticeWorks expects the revenue and operating expenses from subscription pricing and its new application and service offerings to differ from its historical results. Specifically, revenue from subscription pricing will initially be lower than revenue provided by one-time licenses because of the elimination of the large up-front payment associated with selling software licenses. Accordingly, its historical financial information reflects its results from a pricing model that differs from the pricing model to which it is transitioning its customer base and application and service offerings that represent only a portion of the applications and services that it expects to offer in the future.



PRACTICEWORKS DIRECTORS AND EXECUTIVE OFFICERS HAD CERTAIN CONFLICTS OF INTEREST WITH RESPECT TO THE SPIN-OFF, WHICH MAY HAVE RESULTED IN TERMS UNFAVORABLE TO PRACTICEWORKS.



     PracticeWorks' directors and executive officers had certain conflicts of interest with respect to setting the terms of the spin-off, negotiating the terms of the agreements governing its relationship with InfoCure following the spin-off, and approving the spin-off. Richard E. Perlman and James K. Price, two members of InfoCure's board of directors, resigned from all positions with InfoCure upon completion of the spin-off and became directors of PracticeWorks at that time. Additionally, all of PracticeWorks' executive officers immediately following the spin-off were employees of InfoCure immediately prior to the spin-off. Certain of its executive officers who were executive officers of InfoCure entered into new employment agreements with PracticeWorks. Also, in August 2000, these directors and executive officers received grants of options to purchase an aggregate of 3.35 million shares of InfoCure common stock in the following amounts: Richard E. Perlman -- 1.2 million shares; James K.
Price -- 1.2 million shares; James C. Davis -- 700,000 shares; and James A. Cochran -- 250,000 shares. On March 5, 2001, these options automatically converted into options to purchase PracticeWorks common stock, and if the spin-off had not been completed before March 31, 2001, approximately 75% of these options would have been cancelled. Accordingly, these directors and executive officers may have had an incentive to approve the spin-off even if the terms were unfavorable to PracticeWorks.

THE AGREEMENTS GOVERNING PRACTICEWORKS' RELATIONSHIP WITH INFOCURE FOLLOWING THE SPIN-OFF WERE NEGOTIATED WHILE PRACTICEWORKS WAS A SUBSIDIARY OF INFOCURE AND AS A RESULT, PRACTICEWORKS CAN NOT ASSURE YOU THAT THE AGREEMENTS ARE ON TERMS FAVORABLE TO PRACTICEWORKS.



     The agreements governing PracticeWorks' relationship with InfoCure following the spin-off were negotiated in a parent-subsidiary context and were negotiated in the overall context of PracticeWorks' separation from InfoCure. At the time of these negotiations, PracticeWorks' executive officers were executive officers of InfoCure. PracticeWorks cannot assure you that these agreements were the result of arm's-length negotiations. Especially as it relates to the transition services agreement and the licensing agreements, PracticeWorks can not assure you that these agreements are on terms comparable to those which might have been obtained from unaffiliated third parties. Additionally, after PracticeWorks terminates these agreements, it may not be able to replace the services and support which InfoCure provides under these agreements in a timely manner or on terms and conditions, including cost, as favorable as those it receives from InfoCure.



PRACTICEWORKS MAY HAVE POTENTIAL CONFLICTS OF INTEREST WITH RESPECT TO ITS ONGOING RELATIONSHIPS WITH INFOCURE, AND THE RESOLUTION OF THESE CONFLICTS MAY BE ON TERMS UNFAVORABLE TO PRACTICEWORKS.



     All of PracticeWorks' executive officers and directors, at the time of the spin-off, owned stock in both InfoCure and PracticeWorks. This ownership could create, or appear to create, potential conflicts of interest with respect to the resolution of disputes arising out of, among other things, the agreements governing the two entities following the spin-off. PracticeWorks cannot assure you that its directors and executive officers will resolve potential conflicts in a manner which is in the best interests of PracticeWorks. Also, the appearance of conflicts, even if such conflicts do not materialize, might adversely affect the public's perception of the company following the spin-off.



PRACTICEWORKS' ASP APPLICATIONS AND SERVICES WILL NOT INITIALLY OFFER FULL FUNCTIONALITY WHICH MAY MAKE IT DIFFICULT TO ATTRACT NEW CUSTOMERS FOR THESE PRODUCTS.



     PracticeWorks' initial ASP applications will not offer the full functionality of its current products. Specifically, while its dental ASP will initially feature the functionality required by most dental practices, plus the efficiency of the ASP delivery model, upon initial release, the application will not include third party features such as charting, graphical representation or imaging of teeth or electronic medical records. PracticeWorks expects to provide these levels of functionality in the fourth quarter of 2001. Similarly, although its ASP applications for the orthodontic and oral and maxillofacial surgery markets will contain the administrative and financial management functions required to manage a dentist's office, they will not initially include the third party features or support for imaging and x-rays. PracticeWorks expects to provide such functionality for the orthodontic and the oral and maxillofacial surgery markets in the third quarter of 2002. While it believes the fact that the planned releases offering the administrative and financial functions required by most dentists, coupled with the efficiency of the ASP delivery model will be a competitive advantage, the lack of full functionality may result in its products not being well received in the marketplace. Should these circumstances occur, PracticeWorks' ability to convert existing customers to these applications and its ability to achieve lower costs from this technology will be adversely affected. Additionally, its ability to attract new customers may be adversely affected as well. As a result, it may be unable to grow revenues and its ability to achieve profitability will be impaired.



PRACTICEWORKS MAY EXPERIENCE DELAYS IN RELEASING ITS ASP APPLICATIONS IN TARGETED MARKETS.



     PracticeWorks may experience delays in releasing its ASP applications in its respective target markets. PracticeWorks expects to release its ASP applications for use by dentists in the United States during the second quarter of 2001 and its orthodontic and oral and maxillofacial surgery ASP applications by the fourth quarter of 2001. PracticeWorks expects to release its Internet portal and its website development and hosting services in the second quarter of 2001. However, it cannot assure you that it will not experience a delay in releasing its ASP applications to its targeted markets. Any delay in releasing its ASP applications may impair its ability to attract new customers and to grow revenues and achieve profitability.



PRACTICEWORKS MAY NOT SUCCESSFULLY COMPLETE THE DEVELOPMENT OF ITS NEW APPLICATIONS AND SERVICES, WHICH WOULD AFFECT ITS ABILITY TO IMPLEMENT ITS GROWTH STRATEGY.



     PracticeWorks' strategy for growing its business and achieving profitability depends upon its ability to offer a number of additional applications and services in the near future. It is continuing to develop its ASP applications and our Internet portal, or website, and the services it will enable. PracticeWorks expects to initially release its ASP applications for use by dentists in the United States during the second quarter of 2001 and its orthodontic and oral and maxillofacial surgery ASP applications by the fourth quarter of 2001. Its initial ASP applications will not offer the full functionality of its current products. PracticeWorks expects to release its Internet portal and its website development and hosting services in the second quarter of 2001. During 2001, PracticeWorks expects to spend approximately $1.2 million in development expenditures for the completion and enhancement of the Internet portal and its ASP products. These expenditures will be financed through operating cash flows and the proceeds from the Crescent investment. However, because the development of its applications and services entails significant technical and business risks and requires substantial expenditures and lead time, PracticeWorks may be unable to offer these applications and services on its projected schedule, in a cost-effective manner or at all. If the offering of any or all of these applications and services is delayed or cancelled, PracticeWorks' ability to grow its business and achieve profitability will be substantially impaired.



IF PRACTICEWORKS IS UNABLE TO PROTECT ITS INTELLECTUAL PROPERTY RIGHTS FROM THIRD PARTY CHALLENGES, IT MAY SIGNIFICANTLY IMPAIR PRACTICEWORKS' COMPETITIVE POSITION.



     PracticeWorks' success and ability to compete depend in part on its ability to protect its proprietary intellectual property rights, which consists primarily of its internally developed and acquired software. Any failure to adequately protect its proprietary rights could result in its competitors offering similar services, which could impair its competitive advantage and decrease its revenue. To protect its proprietary rights, PracticeWorks relies primarily on a combination of copyright, trade secret and trademark laws, confidentiality agreements with third parties, and protective contractual provisions such as those contained in license agreements with suppliers, vendors and customers. In addition, its employees are expected to sign an agreement to comply with its corporate policies and procedures, including its policy regarding non-disclosure of confidential information. PracticeWorks has not entered into these agreements in every case, and there remains a risk that existing copyright, trademark and trade secret laws afford only limited protection.



     PracticeWorks cannot assure you that its means of protecting its proprietary rights are adequate. Policing use of its proprietary information is difficult, and the steps it has taken might not prevent misappropriation, particularly in foreign countries where the laws may not protect its proprietary rights as fully as do the laws of the United States. Despite its efforts, unauthorized parties may copy aspects of its applications or services and obtain and use information that it regards as proprietary. Its competitors could also independently develop similar technology. Other parties may breach confidentiality agreements and other protective contracts into which it has entered. PracticeWorks may not become aware of, or have adequate remedies in the event of, breaches.



THE SPIN-OFF MAY FAIL TO QUALIFY FOR NONRECOGNITION TREATMENT UNDER SECTION 355 OF THE INTERNAL REVENUE CODE.



     In connection with the spin-off, King & Spalding, counsel to InfoCure and PracticeWorks, rendered an opinion to the effect that, although the matter is not free from doubt, the spin-off should qualify for nonrecognition treatment under Section 355 of the Internal Revenue Code. There can be no assurance, however, that the spin-off will qualify for nonrecognition treatment under
Section 355 of the Internal Revenue Code, and the opinion of King & Spalding will be subject to a degree of uncertainty for a number of reasons. First,
Section 355 of the Internal Revenue Code is highly technical and complex, and many aspects of the statute have not yet been addressed by judicial decisions, Treasury regulations, or other administrative guidance. The opinion of King & Spalding represented its best interpretation of the legal requirements of
Section 355 as applied to the spin-off, but an opinion of counsel is not binding on the Internal Revenue Service or the courts. Second, the determination of whether a transaction qualifies for nonrecognition treatment under Section 355 of the Internal Revenue Code depends in part on the business reasons for the transaction and satisfaction of numerous other fact-based requirements. The opinion of King & Spalding, therefore, was subject to certain assumptions and based on various factual representations made by officers of PracticeWorks. If any of the assumptions or representations upon which the opinion of King & Spalding was based is inaccurate or incomplete in any material respect, the spin-off could fail to qualify for nonrecognition treatment under Section 355 of the Internal Revenue Code. Finally, the opinion of King & Spalding is subject to uncertainty because it is possible that the spin-off could be rendered taxable to InfoCure, but not its stockholders, under Section 355(e) of the Internal Revenue Code as a result of subsequent acquisitions of the stock or assets of InfoCure or PracticeWorks.



INFOCURE COULD INCUR A SUBSTANTIAL CORPORATE INCOME TAX LIABILITY IN CONNECTION WITH THE SPIN-OFF, AND PRACTICEWORKS MAY BE REQUIRED TO INDEMNIFY INFOCURE FOR ALL OR A PORTION OF THIS TAX LIABILITY.



     If the spin-off fails to qualify for nonrecognition treatment under Section 355 of the Internal Revenue Code, then a corporate income tax could be payable by InfoCure based upon the difference between (1) the aggregate fair market value of the shares of PracticeWorks common stock distributed in the spin-off and (2) InfoCure's adjusted basis in the shares of PracticeWorks stock. Although the corporate level tax would be payable by InfoCure, PracticeWorks has agreed to indemnify InfoCure under certain circumstances for all or a portion of this tax liability. This indemnification obligation, if triggered, could be substantial. In addition, under the federal income tax regulations that govern corporations filing a consolidated return, each member of InfoCure's consolidated group, which includes PracticeWorks, is jointly and severally liable for any tax liability incurred by InfoCure prior to the spin-off or in connection with the spin-off.



     Even if the spin-off qualifies for nonrecognition treatment under Section 355 of the Internal Revenue Code, a corporate income tax could be payable by InfoCure as described above pursuant to Section 355(e) of the Internal Revenue Code if, during the four-year period beginning two years before the spin-off, one or more persons were to acquire a 50% or greater interest in PracticeWorks as part of a plan or series of related transactions that includes the spin-off. For example, a transaction or series of transactions resulting in an acquisition of a 50% or greater interest in PracticeWorks, in the aggregate, by one or more persons within the two-year period following the spin-off would trigger a corporate level tax liability to InfoCure under Section 355(e) unless InfoCure affirmatively establishes that the acquisition or acquisitions were not part of a plan or series of related transactions that included the spin-off. If such an acquisition of PracticeWorks were to occur within the two-year period following the spin-off, InfoCure may be unable to prove that the acquisition was not part of a plan or series of related transactions that included the spin-off, in which case the spin-off would be taxable to InfoCure under Section 355(e) of the Internal Revenue Code. The spin-off also could be taxable to InfoCure, but not its stockholders, under Section 355(e) of the Internal Revenue Code if certain acquisitions of "predecessors" of PracticeWorks are treated as having occurred pursuant to a plan or series of related transactions that includes the spin-off. A number of corporations that InfoCure acquired within the two-year period preceding the spin-off may be treated as predecessors of PracticeWorks under
Section 355(e), although the statute is not clear and no administrative guidance or court decisions to date have addressed the matter. If corporations acquired by InfoCure within the two-year period preceding the spin-off are treated as predecessors of PracticeWorks, the spin-off would be presumed to occur pursuant to a plan or series of related transactions that included InfoCure's acquisition of the predecessor corporations, and the spin-off would be taxable to InfoCure unless InfoCure affirmatively establishes that none of its pre-spin-off acquisitions of any predecessors occurred pursuant to a plan or series of related transactions that includes the spin-off.



ISSUANCES OF SHARES OF PRACTICEWORKS' COMMON STOCK IN CONNECTION WITH RECENTLY COMPLETED TRANSACTIONS AND A PENDING ACQUISITION TOGETHER WITH FUTURE ISSUANCES MAY SUBJECT IT TO SUBSTANTIAL TAX LIABILITIES.



     If during the four-year period beginning two years before the spin-off one or more persons acquire a 50% or greater interest in PracticeWorks as part of a plan or series of related transactions that includes the spin-off, the spin-off may be a taxable transaction to InfoCure. The tax would be a corporate level tax liability payable by InfoCure. PracticeWorks has agreed to indemnify InfoCure under certain circumstances for all or a portion of the corporate income tax liability. This indemnification obligation, if triggered, could be substantial.



     PracticeWorks has already consummated certain transactions involving the issuance of its stock. The acquisition of InfoSoft involved PracticeWorks issuing securities representing approximately 9.8% of its common stock. In addition, Crescent International Ltd. may acquire up to 20.0% of its common stock upon conversion of its series C convertible redeemable preferred stock. Crescent may acquire even more common stock if PracticeWorks utilizes its equity line through direct purchases and upon exercise of the incentive and protective warrants. The acquisition of Medical Dynamics will involve PracticeWorks issuance of securities representing approximately 2.0% of its common stock. PracticeWorks may also be required to issue up to 5.0% of its common stock to WebMD Corporation. These issuances together with other issuances in the future could result in a determination that there has been an acquisition of a 50.0% or greater interest in PracticeWorks in the four-year period.



IN CONNECTION WITH THE SPIN-OFF, PRACTICEWORKS ASSUMED ANY AND ALL CONTINGENT LIABILITY OF INFOCURE RELATING TO THE DEFINITIVE RESOLUTION OF A LAWSUIT FILED AGAINST INFOCURE, ALLEGING BREACH OF CONTRACT AND OTHER CLAIMS, AND PRACTICEWORKS CAN NOT ASSURE YOU AS TO THE OUTCOME OF THIS MATTER.



     In connection with the spin-off, PracticeWorks assumed any and all contingent liability of InfoCure relating to the definitive resolution of a lawsuit filed against InfoCure by an individual who sold his business to InfoCure in exchange for InfoCure stock. This lawsuit alleges that InfoCure breached the terms of a registration rights agreement it executed with this individual. This complaint further alleges breach of fiduciary duties owed to the plaintiff as a stockholder of InfoCure and tort claims against InfoCure as a result of the alleged failure to timely register shares for resale. The amount of damages sought by this plaintiff is approximately $3.2 million. PracticeWorks can not assure you that InfoCure will be successful defending these claims. If InfoCure were to be found liable for a substantial portion, or the maximum amount of damages sought, this would have an adverse effect on PracticeWorks' business and operating results.



PRACTICEWORKS STOCKHOLDERS MAY EXPERIENCE SIGNIFICANT DILUTION AS A RESULT OF THE INFOSOFT ACQUISITION AND THE PROPOSED MEDICAL DYNAMICS ACQUISITION.



     In connection with PracticeWorks' acquisition of InfoSoft, it issued 32,000 shares of its series A convertible redeemable preferred stock. The series A convertible redeemable preferred stock issued to Ceramco pursuant to the InfoSoft acquisition is convertible, in the aggregate, into approximately 9.8% of PracticeWorks' outstanding common stock. If Ceramco converts all, or a portion of the series A convertible redeemable preferred stock into shares of PracticeWorks common stock, this will result in dilution to PracticeWorks' stockholders.



     In connection with the acquisition of Medical Dynamics, PracticeWorks will issue approximately 965,000 shares of series B convertible redeemable preferred stock and approximately 219,000 shares of common stock. The common stock and series B convertible redeemable preferred stock to be issued to the Medical Dynamics shareholders, assuming full conversion of the series B convertible redeemable preferred stock, will represent, in the aggregate, less than 2.0% of PracticeWorks common stock at the time of the merger. If all or a portion of the series B convertible redeemable preferred stock is converted into common stock, PracticeWorks stockholders will experience dilution.



THE CONVERSION OF THE SERIES C CONVERTIBLE REDEEMABLE PREFERRED STOCK MAY RESULT IN SUBSTANTIAL DILUTION TO PRACTICEWORKS STOCKHOLDERS.



     PracticeWorks stockholders will experience dilution if Crescent converts the series C convertible redeemable preferred stock into shares of PracticeWorks common stock. The series C convertible redeemable preferred stock is not convertible into PracticeWorks common stock during the first year after issuance. Thereafter, the holders of series C convertible redeemable preferred stock can convert all or a portion of the shares. In no event, however, will the holders of the series C convertible redeemable preferred stock be entitled to obtain, in the aggregate for all conversions, more than 20.0% of PracticeWorks common stock upon conversion. Accordingly, a holder would not be able to convert a portion of the series C convertible redeemable preferred stock, up to 19.9% of the outstanding common stock, and then sell all or a portion of its common stock, and then convert more of its holdings, up to 19.9%, at a later date.



     The number of shares of common stock to be received upon conversion will equal the liquidation preference of the series C convertible redeemable preferred stock to be redeemed, or $50 per share, divided by the conversion price. The conversion price will be equal to the lesser of (1) 107.5% of the average closing bid price of PracticeWorks common stock for the 50 consecutive trading days immediately following the spin-off, such 50 day average being referred to as the "reference price," and (2) the average of the three lowest closing bid prices of its common stock during the 22 trading day period immediately preceding the applicable conversion date. As a result, the actual conversion price may be less than the market value of its common stock on the date of the conversion. The conversion price determined according to the formula may not be less than a specified minimum conversion price, which means 75.0% of the reference price. However, beginning 18 months after the date PracticeWorks issued the series C convertible redeemable preferred stock, the minimum conversion price will decrease by 7.5% of the reference price on the first day of each month. As a result, the lower the stock price at the time the holder converts, the more common stock the holder will receive upon conversion, subject to the 20.0% limitation.



     To the extent a holder of series C convertible redeemable preferred stock converts and sells shares of PracticeWorks common stock, the price of its common stock may decrease due to the additional number of shares on the market. This could allow holders of the series C convertible redeemable preferred stock to convert their shares of preferred stock into greater amounts of PracticeWorks common stock, the sales of which could further depress the price of its common stock.



     The following table sets forth the number of shares of PracticeWorks common stock into which the series C convertible redeemable preferred stock is convertible at various assumed conversion prices and the percentages of its total outstanding common stock represented by such shares. The percentages are based on 8,755,037 shares of its common stock outstanding as of March 31, 2001.



         ASSUMED               NUMBER OF SHARES OF       PERCENTAGE OF PRACTICEWORKS
CONVERSION PRICE PER SHARE    COMMON STOCK ISSUABLE       OUTSTANDING COMMON STOCK
--------------------------  --------------------------   ---------------------------
          $15.00                      333,333                        3.8%
           10.00                      500,000                        5.7
            5.00                    1,000,000                       11.4
            1.00                    1,751,007*                      20.0*


-------------------------


*The maximum number of shares of its common stock issuable, in the aggregate, upon conversion of the series C convertible redeemable preferred stock will not represent more than 20.0% of our common stock.

     The 20.0% maximum discussed above limits the total number of shares of PracticeWorks common stock that the holders of series C convertible redeemable preferred stock may receive upon conversion. In addition, there is a limit on the number of shares of its common stock that a holder of series C convertible redeemable preferred stock may hold on any conversion date, which may restrict the number of shares of preferred stock that a holder may convert on any particular conversion date. The holders of PracticeWorks series C convertible redeemable preferred stock may not convert into shares of PracticeWorks common stock if, as a result, the holders and their affiliates would own more than 9.9% of all PracticeWorks common stock outstanding on the applicable conversion date. This restriction, however, does not prevent the holders from converting some of their series C convertible redeemable preferred stock, up to 9.9% of the outstanding common stock, and then selling all or a portion of their common stock, and then converting more shares of series C convertible redeemable preferred stock, up to 9.9% of PracticeWorks outstanding common stock, at a later date, subject to the 20.0% limitation on the aggregate number of shares of PracticeWorks common stock that may be issued upon conversion of the series C convertible redeemable preferred stock. In this way, the holders of PracticeWorks series C convertible redeemable preferred stock could sell more than 9.9% of its outstanding common stock while never holding more than 9.9% at any one time. The conversion terms of the series C convertible redeemable preferred stock may result in substantial dilution to its stockholders as well as reduced market prices for its common stock.



     PracticeWorks has a right to redeem the series C convertible redeemable preferred stock and prevent dilution to its stockholders if specified conditions exist. The redemption price will increase proportionately each year from 115% of the liquidation preference during the first year to 160% of the liquidation preference following the third anniversary of issuance. However, the terms of the FINOVA credit facility will prohibit redemption without FINOVA's consent. Also, PracticeWorks cannot assure you that it will have funds available to redeem the series C convertible redeemable preferred stock even if all conditions permitting redemption were satisfied.



     PracticeWorks is required to register for resale all shares of common stock issued to Crescent upon conversion of the series C convertible redeemable preferred stock. PracticeWorks will be subject to certain cash penalties if it does not timely register the underlying shares of its common stock. If PracticeWorks fails to obtain effectiveness of the resale registration statement or to maintain the effectiveness of the resale registration statement, it must pay Crescent in cash an amount equal to 2.0% per month of the aggregate purchase price of all of the registrable securities covered by the resale registration statement. In addition, if the number of shares of common stock covered by the resale registration statement is insufficient to permit the conversion in full of the series C convertible redeemable preferred stock, PracticeWorks must pay Crescent in cash an amount equal to 1.5% per month of the market value of the shares that have not been registered for each month until a registration statement covering the resale of any such shares has been declared effective.



THE ISSUANCE OF SHARES OF COMMON STOCK UNDER THE CRESCENT EQUITY LINE AND UPON THE EXERCISE OF WARRANTS THAT MAY BE ISSUED TO CRESCENT IN CONNECTION WITH THE EQUITY LINE MAY RESULT IN SUBSTANTIAL DILUTION TO PRACTICEWORKS STOCKHOLDERS.



     PracticeWorks common stock is subject to further dilution upon the issuance of shares of its common stock to Crescent in connection with the Crescent equity line. The purchase price for shares of common stock sold to Crescent under this equity line will be 94% of the average of the lowest three consecutive bid prices during the 22 day trading period immediately preceding the applicable sale. As a result, the actual sales price may be less than the market value of its common stock on the date of the sale.



     PracticeWorks may cause Crescent to purchase a maximum of $2.5 million of its common stock during any 22 day pricing period. The following table sets forth the number of shares of its common stock that may be issuable to Crescent if PracticeWorks utilizes $5.0 million of the availability under the equity line at various assumed purchase prices and the percentages of its total outstanding common stock represented by such shares. The percentages are based on 8,755,037 of shares of PracticeWorks common stock outstanding on March 31, 2001 plus the shares issued upon a $5.0 million purchase under the equity line.



       ASSUMED
   PURCHASE PRICE       NUMBER OF SHARES OF    PERCENTAGE OF PRACTICEWORKS
      PER SHARE        COMMON STOCK ISSUABLE    OUTSTANDING COMMON STOCK
   --------------      ---------------------   ---------------------------
       $15.00                  333,333                     3.7%
        10.00                  500,000                     5.4
         5.00                1,000,000                    10.3
         1.00                5,000,000                    36.4



     In addition, if PracticeWorks sells shares to Crescent under the equity line, it will be required to issue to Crescent an incentive warrant to purchase a number of shares of its common stock equal to $3.5 million divided by the purchase price of its common stock in the first sale to Crescent. The exercise price will be 150% of the purchase price in the first sale. The following table sets forth the number of shares of common stock that may be issuable to Crescent upon exercise of the incentive warrant. The exercise prices are 150% of the assumed purchase prices in the first sale under the equity line as set forth in the table below. The number of shares of common stock issuable upon exercise equals $3.5 million divided by the assumed purchase prices in the first sale as set forth in the table below. The percentages are based on 8,755,037 shares of PracticeWorks common stock outstanding on March 31, 2001 plus the shares issued upon exercise of the incentive warrant.



       ASSUMED
      PURCHASE
        PRICE                                                        PERCENTAGE OF PRACTICEWORKS
         PER           EXERCISE PRICE      NUMBER OF SHARES OF               OUTSTANDING
        SHARE            PER SHARE        COMMON STOCK ISSUABLE              COMMON STOCK
      --------         --------------   --------------------------   ----------------------------
       $15.00              $22.50                 233,333                         2.6%
        10.00               15.00                 350,000                         3.8
         5.00                7.50                 700,000                         7.4
         1.00                1.50               3,500,000                        28.6



     After issuance of unregistered shares under the equity line, PracticeWorks is obligated to file a resale registration statement within 20 days and use its best efforts to have the registration statement declared effective. PracticeWorks must issue to Crescent protective warrants to purchase shares of its common stock at $0.01 per share, which are intended to protect Crescent economically from any loss as a result of a drop in market price of PracticeWorks common stock that might occur between issuance of the unregistered shares and effectiveness of the resale registration statement. The warrants will only become exercisable if the market price of the common stock on the date the resale registration statement covering these unregistered shares is declared effective is lower than the market price on the date the unregistered shares are issued. As the issuance of these protective warrants directly relates to the sale of common stock, PracticeWorks will account for these issuances as a cost of raising capital, the impact of which will be reported in shareholders equity.



     PracticeWorks will also be subject to certain cash penalties if it does not timely register for resale the shares of its common stock issued under the equity line and issuable upon exercise of the incentive and the protective warrants. If PracticeWorks fails to obtain effectiveness of the resale registration statement or to maintain the effectiveness of the resale registration statement, it must pay Crescent in cash an amount equal to 2.0% per month of the aggregate purchase price of all of the registrable securities covered by the resale registration statement. In addition, if the number of shares of common stock covered by the resale registration statement is insufficient, PracticeWorks must pay Crescent in cash an amount equal to 1.5% per month of the market value of the shares that have not been registered for each month until a registration statement covering the resale of any such shares has been declared effective. Regarding any cash penalties associated with the warrants, PracticeWorks will net these amounts against the proceeds from the sale of stock as such costs are considered costs of raising capital.



IF CRESCENT CONVERTS ITS SHARES OF SERIES C CONVERTIBLE REDEEMABLE PREFERRED STOCK AND PRACTICEWORKS ISSUES ADDITIONAL SHARES OF ITS COMMON STOCK TO CRESCENT UNDER THE EQUITY LINE AND UPON EXERCISE OF THE INCENTIVE AND PROTECTIVE WARRANTS, CRESCENT COULD OWN A MAJORITY OF PRACTICEWORKS' COMMON STOCK AND EXERCISE SUBSTANTIAL CONTROL OVER ITS OPERATIONS.



     If Crescent converts its shares of PracticeWorks series C convertible redeemable preferred stock and if PracticeWorks issues shares of our common stock to Crescent under the equity line and upon exercise of the incentive and protective warrants, Crescent could own a majority of PracticeWorks common stock and exercise substantial control over its operations. Crescent could elect a majority of PracticeWorks board of directors, which would enable persons elected by Crescent to direct the business, policies and management of PracticeWorks. Actions taken by, or at the direction of, Crescent could conflict with the interests of our other stockholders. In addition, the acquisition by Crescent of a majority of PracticeWorks common stock would constitute an event of default under the FINOVA credit facility.



     The number of shares of common stock to be owned by Crescent will depend upon the conversion price at the time of conversion of the series C convertible redeemable preferred stock, the purchase price at the time of any issuance of common stock under the equity line, the incentive warrant exercise price and the value of any protective warrants issued. The following table sets forth the number of shares of common stock issuable to Crescent at various assumed conversion prices and purchase prices. PracticeWorks assumed that it has issued $5.0 million to Crescent under the equity line. The incentive warrant exercise price equals 150% of the assumed purchase prices set forth in the table below. The percentages are based on 8,755,037 shares of PracticeWorks common stock outstanding on March 31, 2001 plus the shares issued upon conversion of the series C convertible redeemable preferred stock, the shares issued upon a $5.0 million purchase under the equity line and the shares issued upon exercise of the incentive warrant. All of the assumptions and calculations are consistent with the prior tables.



  ASSUMED CONVERSION         NUMBER OF
  PRICE PER SHARE FOR          SHARES
  SERIES C PREFERRED       ISSUABLE UPON                        NUMBER OF SHARES                    PERCENTAGE OF
   STOCK AND ASSUMED       CONVERSION OF     NUMBER OF SHARES     ISSUABLE UPON                     PRACTICEWORKS
  PURCHASE PRICE PER          SERIES C        ISSUABLE UNDER       EXERCISE OF        TOTAL          OUTSTANDING
SHARE UNDER EQUITY LINE   PREFERRED STOCK      EQUITY LINE      INCENTIVE WARRANT     SHARES        COMMON STOCK
-----------------------   ----------------   ----------------   -----------------   ----------   -------------------
        $15.00                 333,333            333,333             233,333          899,999           9.3%
         10.00                 500,000            500,000             350,000        1,350,000          13.4
          5.00               1,000,000          1,000,000             700,000        2,700,000          23.6
          1.00               1,751,007*         5,000,000           3,500,000       10,251,007          53.9


-------------------------


*The maximum number of shares of PracticeWorks common stock issuable, in the aggregate, upon conversion of the series C convertible redeemable preferred stock will not represent more than 20.0% of its common stock.



SHORT SELLING OF PRACTICEWORKS COMMON STOCK COULD RESULT FROM SIGNIFICANT DOWNWARD PRESSURE ON THE PRICE OF ITS COMMON STOCK.



     Significant downward pressure on the price of PracticeWorks common stock could occur as the holders of its convertible redeemable preferred stock convert their shares of preferred stock into common stock and sell material amounts of common stock. In response, holders of PracticeWorks convertible redeemable preferred stock may engage in short sales by borrowing common stock at the current market price in hope of buying PracticeWorks common stock in the future at a lower price. Crescent has contractually agreed not to engage in short sales of PracticeWorks common stock. However, short selling by other persons may depress the price of PracticeWorks common stock.



PRACTICEWORKS STOCKHOLDERS MAY EXPERIENCE SIGNIFICANT DILUTION IF FUTURE EQUITY OFFERINGS ARE USED TO FUND ITS OPERATIONS OR ACQUIRE COMPLEMENTARY BUSINESSES OR AS A RESULT OF OPTION AND WARRANT EXERCISES.



     PracticeWorks expects to incur increased operating costs associated with the development of its ASP applications and other new applications and services, the establishment of additional business relationships and marketing and sales expenses in connection with the introduction of new applications and services. If PracticeWorks finances future acquisitions through the issuance of equity securities, its stockholders could experience significant additional dilution. In addition, securities issued in connection with future financing activities or potential acquisitions may have rights and preferences senior to the rights and preferences of its common stock. Since an acquisition of a 50% or greater interest in PracticeWorks by one or more persons within the four-year period beginning two years before the spin-off could cause the spin-off to be taxable, PracticeWorks may be limited in the amount of equity it can issue for future financing activities or potential acquisitions.



     In connection with the spin-off, PracticeWorks replaced options held by InfoCure employees who became PracticeWorks employees with options to purchase shares of PracticeWorks common stock. PracticeWorks has issued warrants to Crescent and FINOVA in connection with antidilution provisions contained in their existing InfoCure warrants. Additionally, as a result of the antidilution provisions of certain other outstanding warrants to purchase InfoCure common stock, InfoCure warrant holders may have the right to acquire up to approximately 100,000 shares of PracticeWorks common stock in connection with the exercise of the InfoCure warrants. The issuance of shares of PracticeWorks common stock upon the exercise of these options and warrants will result in dilution to its stockholders.



PRACTICEWORKS STOCKHOLDERS MAY EXPERIENCE SUBSTANTIAL DILUTION IF PRACTICEWORKS IS REQUIRED TO ISSUE SHARES OF ITS COMMON STOCK TO WEBMD CORPORATION.



     In connection with the spin-off, PracticeWorks assumed a portion of InfoCure's contingent obligation under a letter agreement between InfoCure and WebMD Corporation, formerly Healtheon/WebMD, executed in February 2000 whereby PracticeWorks will issue up to 482,253 shares of PracticeWorks common stock to WebMD. Under the terms of the February 2000 letter agreement, WebMD made a $10.0 million investment in VitalWorks, a subsidiary of InfoCure, in exchange for 400,000 shares of VitalWorks convertible preferred stock. In conjunction with the February 2000 letter agreement, InfoCure and WebMD also entered into a marketing agreement which provided for utilization, delivery and promotion of WebMD's clinical financial transaction and EDI services. The VitalWorks convertible preferred stock was to have automatically converted into 1.0% of the outstanding common stock of VitalWorks upon the completion of VitalWorks' initial public offering. If the VitalWorks initial public offering was not consummated by November 11, 2000, WebMD had the right to exchange the VitalWorks convertible preferred stock for shares of InfoCure common stock based on a current price for InfoCure common stock. The VitalWorks initial public offering was never consummated. On November 29, 2000, WebMD notified InfoCure of its election to exchange the VitalWorks convertible preferred stock for 1,929,012 shares of InfoCure common stock, which if issued would represent approximately 5.0% of the total outstanding shares of InfoCure common stock.



     If WebMD acquired the shares of InfoCure common stock prior to the record date of the spin-off, it would have been entitled to receive shares of PracticeWorks common stock in the spin-off. However, InfoCure has not yet delivered the shares of InfoCure common stock to WebMD pending resolution of disputes under the InfoCure/WebMD marketing agreement. As part of the liabilities assumed by PracticeWorks in the spin-off, PracticeWorks has agreed to assume InfoCure's contingent obligation to issue to WebMD up to 482,253 shares of PracticeWorks common stock, or approximately 5.0% of the outstanding PracticeWorks common stock. These shares would represent the PracticeWorks common stock that WebMD would have been entitled to receive in the spin-off had it owned the full number of shares of InfoCure common stock on the record date. The exact number of shares of InfoCure common stock to be delivered to WebMD, if any, as well as the corresponding number of shares of PracticeWorks common stock, will be determined through negotiations and/or litigation regarding the InfoCure/WebMD February 2000 letter and marketing agreements. If PracticeWorks is required to issue the full 482,253 shares of PracticeWorks common stock to WebMD in satisfaction of this contingent obligation, PracticeWorks stockholders will experience significant dilution.



     On March 8, 2001, InfoCure filed a lawsuit against WebMD, alleging certain claims related to a dispute between the parties with respect to the marketing agreement. This lawsuit may render PracticeWorks' contingent obligation unpredictable, and it may also impact PracticeWorks' business relationship with WebMD in the future. PracticeWorks can not assure you as to what, if any, impact InfoCure's lawsuit will have on PracticeWorks.



PRACTICEWORKS' ABILITY TO ISSUE SENIOR PREFERRED STOCK IN THE FUTURE COULD ADVERSELY AFFECT THE RIGHTS OF HOLDERS OF THE PRACTICEWORKS PREFERRED STOCK ISSUED TO YOU.



     PracticeWorks is authorized to issue additional preferred stock in one or more series on terms that may be determined at the time of issuance by its board of directors. In some instances, a series of preferred stock could include voting rights, preferences as to dividends and liquidation, conversion and redemption rights that will rank senior to the PracticeWorks preferred stock that will be issued in the merger. The future issuance of preferred stock could effectively diminish or supersede the dividends and liquidation preferences of the PracticeWorks preferred stock that will be issued in the merger.



THERE IS NO PUBLIC MARKET FOR THE SERIES B PREFERRED STOCK.



     No trading market for the series B preferred stock currently exists. PracticeWorks does not intend to apply to list the series B preferred stock on any exchange or automated inter-dealer quotation system. Thus, no trading market for the series B preferred stock is likely to develop and holders of preferred stock or may be unable to find a buyer for such shares without first converting them into common stock.



THE FINOVA CREDIT FACILITY IMPOSES LIMITATIONS AND FINANCIAL COVENANTS, WHICH MAY ADVERSELY AFFECT PRACTICEWORKS' ABILITY TO OPERATE ITS BUSINESS.



     The FINOVA credit facility contains limitations on PracticeWorks' business and financial covenants. For example, the credit facility includes a minimum net worth requirement, a minimum current ratio requirement and a minimum liquidity requirement. Management believes that the covenants that have the greatest likelihood of potentially restricting PracticeWorks' operations are required quarterly tests for minimum net worth and minimum liquidity.

     Minimum net worth means, as of any date of determination, the consolidated net worth of PracticeWorks and its subsidiaries calculated in accordance with generally accepted accounting principles, plus the carrying value of the three planned issuances of PracticeWorks' convertible redeemable preferred stock. On a pro forma basis, at December 31, 2000, PracticeWorks' minimum net worth as determined under this definition was $59.6 million. The table below shows the applicable minimum net worth requirements for the end of each quarter during the term of the loan:



                                                                 MINIMUM
QUARTER                                                           AMOUNT
-------                                                       --------------
March 31, 2001..............................................   $41,760,000
June 30, 2001...............................................    34,720,000
September 30, 2001..........................................    28,200,000
December 31, 2001...........................................    22,360,000
March 31, 2002..............................................    18,100,000
June 30, 2002...............................................    30,480,000
September 30, 2002..........................................    28,020,000
December 31, 2002...........................................    27,000,000
March 31, 2003..............................................    27,600,000



     Minimum liquidity means cash and cash equivalents, such as securities issued or guaranteed by the United States government, certificates of deposit and commercial paper, plus amounts available on the next settlement date, up to $2.5 million, under the Crescent equity line. On a pro forma basis, PracticeWorks' liquidity at December 31, 2000 as determined under this definition was $11.5 million. The table below shows the applicable minimum liquidity requirements for the end of each quarter during the term of the loan:



                                                                 MINIMUM
DATE                                                              AMOUNT
----                                                          --------------
March 31, 2001..............................................   $ 6,375,000
June 30, 2001...............................................     5,395,000
September 30, 2001..........................................     4,255,000
December 31, 2001...........................................     2,932,000
March 31, 2002..............................................     2,835,000
June 30, 2002...............................................     3,455,000
September 30, 2002..........................................     4,955,000
December 31, 2002...........................................     7,575,000
March 31, 2003..............................................    11,125,000



     In addition, the credit facility limits PracticeWorks' ability to make capital expenditures in excess of specified amounts for each year during the loan. PracticeWorks is not permitted to carry forward any unused amounts from a prior year. The table below shows the applicable capital expenditure limitations for each year during the term of the loan:



                                                                 MAXIMUM
PERIOD                                                            AMOUNT
------                                                        --------------
2001........................................................    $2,600,000
2002........................................................     3,100,000
Each year thereafter........................................     3,300,000

The levels for the quarterly tests for minimum net worth and liquidity and the annual capital expenditures limitations have been computed based on discussions with the lender regarding our business plan. Also, the credit facility includes restrictions on PracticeWorks' ability, without FINOVA's consent, to incur additional indebtedness, create liens, conduct mergers and acquisitions, pay dividends, redeem capital stock or invest in other entities, even if PracticeWorks believes these activities are in the best interests of its stockholders.



     If PracticeWorks does not satisfy the financial covenants in the credit facility, this failure will constitute an event of default under the credit facility. Upon an event of default, the lender may, at its option, terminate the loan commitments and declare all amounts outstanding under the credit facility immediately due and payable. In addition, the lender may exercise various remedies under the credit facility, including foreclosure on and sale of our assets. If the lender accelerates the obligation to repay amounts under the credit facility PracticeWorks cannot assure you that it will have sufficient funds available to repay the obligations, and it may not be able to refinance these obligations on favorable terms or at all. If PracticeWorks is unable to repay or refinance these obligations, it may need to seek protection under the bankruptcy laws. If PracticeWorks seeks protection under the bankruptcy laws, it will further impede PracticeWorks' ability to obtain additional financing and to operate its business, and its stockholders could lose their entire investment in PracticeWorks common stock.



IF PRACTICEWORKS CANNOT MEET THE AMERICAN STOCK EXCHANGE MAINTENANCE RULES AND OTHER REQUIREMENTS, THE AMERICAN STOCK EXCHANGE MAY DELIST ITS COMMON STOCK, WHICH COULD NEGATIVELY AFFECT THE PRICE OF ITS COMMON STOCK AND ITS STOCKHOLDERS' ABILITY TO SELL THE PRACTICEWORKS COMMON STOCK.



     In the future, PracticeWorks may not be able to meet the maintenance rules and requirements of the American Stock Exchange. The maintenance rules of the American Stock Exchange specify that the exchange may initiate the delisting of an issuer's stock if, among other things, the issuer has sustained losses from continuing operations and/or net losses in its five most recent fiscal years, or, if the issuer has sustained losses for three of its past four fiscal years and stockholders' equity is less than $4.0 million, or, if the issuer has sustained losses for two of its past three fiscal years and stockholders' equity is less than $2.0 million. In addition, the American Stock Exchange rules require stockholder approval prior to the issuance of securities in connection with a transaction involving the sale or issuance of common stock equal to 20% or more of a company's outstanding common stock before the issuance for less than the greater of book or market value of the stock. If PracticeWorks was no longer in compliance with the American Stock Exchange rules and were unable to receive a waiver or achieve compliance, and if its common stock were to be delisted from the American Stock Exchange, its stockholders may find it more difficult to sell its common stock. This lack of liquidity also may make it more difficult for it to raise capital in the future.



IF THE AMERICAN STOCK EXCHANGE DELISTS PRACTICEWORKS' COMMON STOCK, COMPLIANCE WITH THE PENNY STOCK REGULATIONS WHICH WOULD RESULT COULD MAKE IT MORE DIFFICULT TO SELL PRACTICEWORKS COMMON STOCK.



     In the event that PracticeWorks' common stock is not listed on the American Stock Exchange, trading of the common stock would be conducted in the "pink sheets" or through the Over-the-Counter Bulletin Board System and covered by Rule 15g-9 under the Securities Exchange Act of 1934. Under this rule, broker/dealers who recommend these securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities are exempt from this rule if the market price is at least $5.00 per share.



     The SEC adopted regulations that generally define a penny stock as any equity security that has a market price of less than $5.00 per share. However, PracticeWorks common stock will not constitute penny stock if its common stock is quoted on the American Stock Exchange. If in the future its common stock falls within the definition of penny stock, these regulations would require the delivery, prior to any transaction involving its common stock, of a disclosure schedule explaining the penny stock market and the risks associated with it. Furthermore, the ability of broker/dealers and holders to sell the common stock would be limited. As a result, the market liquidity for the common stock would be severely and adversely affected. PracticeWorks cannot assure you that trading in its securities will not be subject to these or other regulations in the future which would negatively affect the market for its common stock.



PRACTICEWORKS MAY NOT BE ABLE TO ESTABLISH THE BUSINESS RELATIONSHIPS NECESSARY TO IMPLEMENT ITS GROWTH STRATEGY.



     PracticeWorks expects to develop additional business relationships with providers of dental and other supplies. This is necessary to allow it to begin offering its e-commerce application, which it calls the PracticeWorks Exchange, in the dental and oral and maxillofacial surgery markets. The PracticeWorks Exchange is a software application that was designed to reduce administrative effort and increase the efficiency of the procurement function of a practice by enabling online purchasing of dental and office supplies.



     The availability of the PracticeWorks Exchange to PracticeWorks' dental and oral and maxillofacial surgery customers is dependent on its ability to develop business relationships with suppliers in these industries. PracticeWorks cannot assure you that it will be able to develop or sustain these relationships. Establishing these relationships will involve negotiation with various suppliers and PracticeWorks may be unable to reach acceptable agreements. PracticeWorks has not currently finalized any relationships with suppliers in the dental and oral and maxillofacial surgery markets, and as a result, PracticeWorks is unable to predict when the PracticeWorks Exchange will be operational in the dental and oral and maxillofacial surgery markets. If PracticeWorks is unable to establish business relationships with providers of dental and other supplies, its ability to offer the PracticeWorks Exchange will be limited and its ability to grow its business and achieve profitability will be substantially impaired.



     The PracticeWorks Exchange has been operational for its orthodontic customers since May 2000 and has generated nominal revenues to date.



PRACTICEWORKS MAY BE UNABLE TO GROW ITS REVENUE IF CUSTOMERS DO NOT RESPOND FAVORABLY TO ITS NEW APPLICATIONS AND SERVICES.



     PracticeWorks' growth strategy depends on its ability to generate usage of its ASP applications, Internet portal, the PracticeWorks Exchange and other new applications and services by a large number of dentists, orthodontists and oral and maxillofacial surgeons. PracticeWorks cannot be certain that these new applications and services will achieve market acceptance. In order to successfully sell its new applications and services, PracticeWorks will need to convince new and existing customers that the features and functionality of its applications justify their cost, as well as the time and administrative expense required for conversion. They may be unwilling to adopt new practice management systems if they have made an extensive investment in hardware, software and training for existing systems. In addition, potential customers are likely to be unfamiliar with the ASP delivery model and may be unwilling to utilize a practice management system in which the application and patient data is stored on an off-site server and delivered to their offices through the Internet. PracticeWorks' ASP applications have not been released yet, and therefore, it currently has no customers using its ASP applications and related services. If PracticeWorks is unsuccessful in attracting customers to its new applications and services or if the market for its applications and services does not grow or grows slowly, achieving profitability could take longer than expected or PracticeWorks may never achieve profitability.



PRACTICEWORKS MAY INCUR INCREASED EXPENSES IF THE TRANSITION SERVICES AGREEMENT WITH INFOCURE IS TERMINATED.



     In connection with the spin-off, PracticeWorks entered into a Transition Services Agreement with InfoCure. This agreement provides that InfoCure will provide services, such as insurance and employee benefits, to PracticeWorks, and PracticeWorks will provide services, such as tax, accounting, corporate record-keeping and payroll, to InfoCure. The agreement will be terminable by either party at any time upon 30 days prior written notice. If the agreement is terminated, PracticeWorks will be required to obtain insurance and employee benefits services from a third party. This could be more expensive than the fees which it will be required to pay under the Transition Services Agreement.



PRACTICEWORKS EXPECTS ITS QUARTERLY OPERATING RESULTS TO FLUCTUATE, WHICH COULD CAUSE ITS STOCK PRICE TO FLUCTUATE.



     PracticeWorks' revenue and operating results may vary significantly from quarter to quarter due to a number of factors which are outside of its control. Some of these factors include:



     - the rate of adoption of its new applications and services by new and existing customers;



     - costs of developing new applications and services;



     - changes in the adoption of Internet usage and acceptance by healthcare providers of electronic commerce;



     - changes in customer purchasing patterns;



     - costs related to acquisitions of technologies or businesses; and



     - general economic conditions, as well as those specific to the healthcare information technology market and related industries.



     In addition, the following factors that are within PracticeWorks' control may cause its revenue and operating results to vary significantly from quarter to quarter:



     - its success in appropriately setting subscription fees and the rate at which new and existing customers adopt subscription pricing;

     - the timing of the release of its ASP applications and Internet portal and the introduction of the PracticeWorks Exchange to the dental and oral and maxillofacial surgery markets;



     - its success in establishing additional business relationships, including those necessary to enable the introduction of the PracticeWorks Exchange in the dental and oral and maxillofacial surgery markets; and



     - the timing and amount of sales and marketing expenditures.



     Any change in one or more of these or other factors could cause PracticeWorks' annual or quarterly operating results to fluctuate. If its operating results do not meet market expectations, its stock price will likely decline.



PRACTICEWORKS SUBSCRIPTION PRICING MODEL IS UNPROVEN AND IT MAY BE UNABLE TO SET SUBSCRIPTION FEES AT LEVELS WHICH ENABLE IT TO ACHIEVE PROFITABILITY.



     The success of PracticeWorks' subscription pricing model depends on its ability to set subscription fees for its applications and services at rates that will allow it to achieve profitability. Under its subscription pricing model, its customers pay a fixed, monthly subscription fee for its practice management applications, maintenance and support. The subscription fee is based on the practice specialty and number of authorized system users. PracticeWorks has limited experience with subscription pricing as it first introduced it to its customers during the second quarter of 2000. Furthermore, the markets for practice management applications and services delivered on a subscription basis is new and evolving. There are relatively few similar products whose subscription fees PracticeWorks can evaluate in setting its fees and the providers of those products have also had to set their fees in the context of an undeveloped market. As a result, PracticeWorks has limited information from which to evaluate the appropriate level for its subscription fees and it may fail to set its subscription fees at levels that enable it to become profitable. In addition, it expects to enter into multi-year agreements with subscribers pursuant to which subscription fees or increases in fees will be locked-in typically for three to five years, limiting its ability to increase its subscription fees for those subscribers. If it fails to appropriately price its subscription fees, achieving profitability could take longer than expected or it may never achieve profitability.



IF PRACTICEWORKS CANNOT EFFICIENTLY CONVERT THE DATA STORED IN EXISTING PRACTICE MANAGEMENT APPLICATIONS TO ITS ASP APPLICATIONS, ITS GROWTH AND RESULTS MAY BE HARMED.



     When customers elect to use PracticeWorks' ASP applications, they may need PracticeWorks to convert the data stored in their existing practice management applications to its ASP applications. PracticeWorks expects conversions to take approximately 30 days from the date that a practice establishes Internet connectivity. If PracticeWorks cannot rapidly and accurately convert the data stored in customers' existing practice management systems to its ASP applications, whether they are existing customers using its applications or new customers, its business will suffer. If we experience difficulties or delays in converting this data, it will be forced to incur additional costs necessary to correctly convert the data and PracticeWorks may be unable to attract additional customers.

PRACTICEWORKS' NEW PRODUCT STRATEGY AND SUBSCRIPTION PRICING MODEL WILL REQUIRE ADDITIONAL FINANCING WHICH MAY NOT BE AVAILABLE.



     PracticeWorks expects its transition to the subscription pricing model to continue to adversely impact its cash flow until subscription fees replace the decline in one-time revenue from license fees and hardware sales. In addition, it expects to incur operating costs associated with the development of its ASP applications, Internet portal and other new applications and services, the establishment of additional business relationships and marketing and sales expenses in connection with the introduction of new applications and services. PracticeWorks currently expects to spend approximately $1.0 million on hardware, software and maintenance costs, approximately $1.7 million in sales, marketing and brand awareness expenditures and approximately $800,000 associated with additional employees. PracticeWorks believes that operating cash flows, along with the proceeds from the Crescent preferred stock investment, will be sufficient to meet these, and other working capital needs in both in the short term, which means the next twelve months, and in the long term, which means a reasonable period of time thereafter. However, it may also need to raise funds in the future to meet its working capital needs. Additional financing may not be available when and if PracticeWorks needs it, and if available, it may not be available on terms favorable to PracticeWorks. Recently, some Internet companies with a history of operating losses have been unable to raise additional financing. If adequate funds are not available on acceptable terms, PracticeWorks may not be able effectively to develop and enhance its application and service offerings, market its applications and services, respond to competitive pressures or fund acquisitions. If PracticeWorks raises additional funds by issuing equity or convertible debt securities, your ownership will be diluted and its stock price may decline. Any new securities could also have rights, preferences and privileges senior to those of PracticeWorks common stock.



PRACTICEWORKS PLANS TO EXPAND RAPIDLY AND IT MAY BE UNABLE TO MANAGE ITS GROWTH.



     PracticeWorks intends to rapidly grow its business. However, PracticeWorks cannot be sure that it will successfully manage its growth. In order to successfully manage its growth, it must:



     - expand and enhance its administrative infrastructure;



     - improve its management, financial and information systems and controls;



     - expand, train and manage its employees effectively; and



     - successfully retain and recruit additional employees.



     Continued growth could place a further strain on PracticeWorks' management, operations and financial resources because it has not historically functioned as an independent company. There will also be additional demands on its sales, marketing, information systems and administrative resources as it offers new applications and services, such as the ASP delivery model, an Internet portal and website development and hosting, and expands its target markets and customers. PracticeWorks cannot assure you that its operating and financial control systems, administrative infrastructure, facilities and personnel will be adequate to support its future operations or to effectively adapt to future growth. If it cannot manage its growth effectively, its business may be harmed.


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


PRACTICEWORKS MAY NOT BE ABLE TO ACHIEVE A RECOGNIZED BRAND NAME FOR PRACTICEWORKS, WHICH WOULD MAKE IT DIFFICULT TO IMPLEMENT ITS BUSINESS STRATEGY.



     Achieving market acceptance for its new applications and services will require substantial sales and marketing efforts and the expenditure of significant funds to increase awareness and demand by its target customers. PracticeWorks expects to spend approximately $1.7 million on the branding of the PracticeWorks name and on programs that will promote market awareness of this brand. It will finance these expenditures through operating cash flows and from the proceeds of the Crescent preferred stock investment. To cultivate new customers within the dental, orthodontic and oral and maxillofacial surgery markets, PracticeWorks plans to implement a program designed to create a strong brand identity for PracticeWorks. It also needs to ensure that its current customers, especially those obtained through acquisitions, are familiar with the PracticeWorks brand name. If it fails to successfully create a recognized brand name for PracticeWorks, its ability to obtain new customers and retain current customers could suffer.



PRACTICEWORKS MAY BE UNABLE TO CONTINUE TO ATTRACT QUALIFIED PERSONNEL, WHICH WOULD AFFECT ITS ABILITY TO EXPAND ITS BUSINESS.



     PracticeWorks believes its success depends largely on its ability to attract and retain highly skilled technical, managerial and marketing personnel to develop and market its new applications and services. PracticeWorks has hired over 100 employees since January 1, 2000 and it expects to hire over 25 additional employees during the next 12 months. It expects to spend approximately $200,000 on recruiting costs associated with hiring these new employees. PracticeWorks will fund these expenditures through operating cash flows. Individuals with the information technology skills PracticeWorks needs to further develop its applications and services are in short supply and competition for qualified personnel is particularly intense. Further, it can be difficult to hire experienced sales professionals. PracticeWorks may not be able to hire the necessary personnel to implement its business strategy, or PracticeWorks may need to pay higher compensation for employees than it currently expects. If PracticeWorks is unable to hire and retain qualified employees, its business and expansion plans will suffer.



PRACTICEWORKS IS DEPENDENT UPON ITS EXECUTIVE OFFICERS, AND THE LOSS OF THESE PERSONNEL COULD DISRUPT ITS GROWTH.



     PracticeWorks' success depends on the continued services and performance of its executive officers and PracticeWorks cannot guarantee that it will be able to retain those individuals. The loss of the services of one or more of its executive officers could seriously impair its ability to implement the changes in its application and service offerings and pricing model that it is currently undertaking and its ability to manage and expand our business. PracticeWorks does not maintain key person life insurance.



THE MARKETS PRACTICEWORKS SERVES ARE HIGHLY COMPETITIVE, AND IT MAY BE UNABLE TO COMPETE WITH BUSINESSES THAT HAVE GREATER RESOURCES THAN IT DOES.



     The market for providing information management technology to dentists, orthodontists and oral and maxillofacial surgeons is extremely competitive. In addition, the market for Internet-based application service providers in the healthcare industry is relatively new and evolving. PracticeWorks anticipates that competition will continue to intensify as the use of the Internet grows. PracticeWorks' competitive position is difficult to evaluate due to the variety of current and potential competitors and the evolving nature of the healthcare information technology market.



     PracticeWorks' primary competitors include national and regional providers of traditional practice management systems, application service providers, healthcare e-commerce and Internet connectivity companies. Specifically, it competes with EagleSoft, a subsidiary of Patterson Dental Supply, Inc., Dentrix Dental Systems, Inc., a subsidiary of Henry Schein, Inc., the Trizetto Group, Inc. and MediBuy. PracticeWorks believes, based on published industry reports, that PracticeWorks has licensed its practice management applications to more dental, orthodontic and oral and maxillofacial surgery practices than any of its competitors. Each of these types of companies currently competes with it or can be expected to compete with it in the future in delivering information management technology to dentists, orthodontists and oral and maxillofacial surgeons, including the delivery of practice management applications and services through the ASP delivery model. Furthermore, major software companies and other entities, including those specializing in the healthcare industry that are not currently offering applications or services that compete with PracticeWorks' applications, may enter its markets. PracticeWorks also expects to compete with traditional and online retailers of dental, medical and office supplies, health content providers and website developers. In addition, companies with which it has business relationships may compete with it from time to time by selling, consulting on or hosting other applications that compete with PracticeWorks' applications and services.



     Many of PracticeWorks' competitors have substantially greater financial, technical and marketing resources, longer operating histories, greater name recognition and more established relationships in the healthcare information technology market than it has. In addition, the lack of barriers to entry in its market exposes it to a potentially increasing number of competitors. PracticeWorks cannot assure you that it will have the resources or expertise to compete successfully in the future. If PracticeWorks is unable to develop and expand its applications and services or adapt to changing customer needs as well as its current or future competitors are able to do, PracticeWorks may experience reduced profitability and a loss of market share.



PRACTICEWORKS MAY HAVE DIFFICULTY INTEGRATING CURRENT AND FUTURE ACQUISITIONS INTO ITS BUSINESS.



     Since December 1, 1999, InfoCure has acquired 12 companies that were attributed to PracticeWorks in the spin-off. Additionally, immediately following the spin-off PracticeWorks completed the acquisition of InfoSoft. PracticeWorks may from time to time acquire other companies, including its proposed acquisition of Medical Dynamics. As a result, it is exposed to increased risks relating to integrating these companies into its business, including:



     - integration of new operations, products, services and personnel;



     - integration of InfoSoft's independent distribution network into PracticeWorks' existing distribution channels;



     - diversion of resources from PracticeWorks' existing business;



     - client communication and branding awareness;

     - inability to generate revenues from new products and services sufficient to offset associated acquisition costs;



     - maintenance of uniform standards, controls and policies;



     - accounting issues that adversely affect PracticeWorks' financial results;



     - impairment of employee and customer relations as a result of any integration of new management personnel; and



     - dilution to existing stockholders from the issuance of equity securities.



     In addition, liabilities or other problems associated with an acquired business may adversely affect PracticeWorks' business or operating results.



PRACTICEWORKS HAS RECORDED, AND MAY CONTINUE TO RECORD, A SIGNIFICANT AMOUNT OF GOODWILL IN CONNECTION WITH ITS ACQUISITION STRATEGY.



     As a result of PracticeWorks' recent acquisitions, goodwill accounted for 49.0% of its total assets as of December 31, 2000. For the year ended December 31, 2000, PracticeWorks recorded goodwill of $16.5 million. In addition, PracticeWorks may record additional goodwill related to future acquisitions. PracticeWorks recorded goodwill of approximately $17.0 million related to the InfoSoft acquisition and anticipates recording $10.0 to $11.0 million related to the Medical Dynamics acquisition. PracticeWorks plans to amortize both amounts over three years, resulting in additional annual amortization expense of $9.7 million. Aggregate amortization expense related to goodwill is expected to be $25.8 million and $24.4 million for 2001 and 2002, respectively. As PracticeWorks integrates the acquired companies into PracticeWorks' business, PracticeWorks will evaluate the carrying amount of goodwill whenever adverse facts and circumstances occur indicating an impairment in value. If the benefits of PracticeWorks' acquisitions do not ultimately exceed the associated costs, including any dilution to our stockholders resulting from the issuance of shares of its common stock in connection with our acquisitions, we could continue to incur increased losses, or be required to write down some or all of the unamortized goodwill and other intangible assets. As a result, PracticeWorks' results of operations may be adversely affected.



     Additionally, prior to the fourth quarter of 1999, goodwill was amortized on a straight-line basis over a 15-year estimated useful life. As a result of PracticeWorks' new product strategy involving the development of ASP applications and other Internet-based applications and services, the transition to a subscription pricing model and the current rate of change within the ASP information management technology industries, PracticeWorks estimated that the useful life of remaining goodwill and goodwill for our recent acquisitions is currently three years. If PracticeWorks' assumptions underlying this change or PracticeWorks' estimates with respect to this time period are inaccurate, its net losses could increase.



MARKET ACCEPTANCE OF PRACTICEWORKS INTERNET-BASED APPLICATIONS AND SERVICES WILL BE DEPENDENT ON INCREASED USE OF THE INTERNET BY ITS CUSTOMERS AND THEIR SUPPLIERS, AND A LACK OF GROWTH OR DECLINE IN THEIR INTERNET USE MAY ADVERSELY AFFECT ITS BUSINESS MODEL.



     PracticeWorks intends to grow, in part, by encouraging dentists, orthodontists and oral and maxillofacial surgeons to use its ASP applications, which are accessed through the

Internet, to place orders with suppliers over the Internet using our PracticeWorks Exchange application and to access other services on our Internet portal. If use of the Internet for commerce and communication in the healthcare industry does not increase, PracticeWorks' customers and healthcare suppliers may not utilize the Internet as it anticipates and PracticeWorks' growth could be substantially limited. Rapid growth in the use of the Internet is a recent phenomenon. As a result, acceptance and use may not continue to develop at historical rates. A number of factors may inhibit the continued growth and development of the Internet, including:



     - inadequate network infrastructure;



     - lack of availability of cost-effective high-speed service;



     - security and privacy concerns; or



     - inconsistent quality of services.



     If Internet usage grows, the Internet infrastructure may not be able to support the demands placed on it by this growth and its performance and reliability may decline. In addition, websites have experienced interruptions in their service as a result of outages and other delays occurring throughout the Internet network infrastructure. If these outages or delays frequently occur in the future, Internet usage could grow more slowly or decline. Even if Internet usage grows generally, PracticeWorks' business will suffer if its existing and potential customers, many of whom have not traditionally utilized the Internet for business purposes, do not accept Internet-based systems.



PRACTICEWORKS WOULD NOT BE ABLE TO DELIVER ITS ASP APPLICATIONS OR ITS INTERNET PORTAL IF THIRD PARTIES DO NOT PROVIDE INFRASTRUCTURE AND APPLICATION HOSTING.



     PracticeWorks does not intend to develop or maintain Internet infrastructure or application hosting capabilities to support its ASP applications, its Internet portal or the services it enables. Therefore, PracticeWorks is dependent on obtaining those capabilities from its hosting partner, GlobalCenter, or another third party hosting partner. The ability to remotely host its ASP applications and its Internet portal is central to its business strategy and depends on the efficient and uninterrupted operation of the computer and network systems of the hosting partner PracticeWorks selects. If PracticeWorks fails to establish or continue a relationship with a hosting partner on acceptable terms, or if its hosting partner fails to host its ASP or its Internet portal applications due to a breach of its agreement with the hosting partner, technical difficulties or for any other reason, PracticeWorks may be unable to provide its ASP applications and other services to its customers, which would harm its business.



SYSTEM FAILURES MAY CAUSE INTERRUPTIONS OF PRACTICEWORKS' INTERNET-BASED APPLICATIONS AND SERVICES, WHICH COULD AFFECT ITS CUSTOMERS' SATISFACTION WITH ITS SYSTEMS.



     The performance of PracticeWorks' hosting partner's servers, networking hardware and software infrastructure will be critical to its ability to provide its ASP applications and its Internet portal and the services it will enable. Any systems failure or interruption could result in disruption of service or loss or compromise of customer data. These failures, especially if they are prolonged or repeated, would make PracticeWorks' services less attractive to customers and damage its reputation. PracticeWorks' hosting partner's systems may fail because:



     - its systems and operations will be vulnerable to damage or interruption from human error, natural disaster, power loss, telecommunications failures, break-ins, sabotage, computer viruses and similar events;



     - its hardware and application software may experience system failures;



     - performance may suffer due to firewall security;



     - there may be errors in architectural design; and



     - it may be unable to manage its growth and to attract and retain employees.



Any system failure that causes an interruption in service or a decrease in responsiveness of our Internet-based services, if sustained or repeated, may adversely affect PracticeWorks' business and operating results.



INTERNET SECURITY CONCERNS COULD ADVERSELY AFFECT PRACTICEWORKS' BUSINESS.



     The secure transmission of confidential information over public networks is a fundamental requirement for the applications and services PracticeWorks plans to offer over the Internet. Concerns over the security of transactions and information and other privacy issues may inhibit the growth of the Internet and delivery of applications and services such as those provided by PracticeWorks over the Internet. PracticeWorks plans to use encryption and authentication technology for the transmission of confidential information over the Internet. However, technological advances, including new discoveries in the field of cryptography, could result in a compromise or breach of PracticeWorks' security systems. Therefore, PracticeWorks cannot be certain that its security measures will prevent breaches. An intruder who breaches its security measures could misappropriate proprietary information or cause interruptions in its operations. In addition, PracticeWorks could be required to spend a significant amount of time and money to protect against security breaches or to alleviate problems caused by such breaches. Security breaches could also expose PracticeWorks to a risk of loss or litigation and possible liability. As a result, security breaches could adversely affect PracticeWorks' reputation, its business or its operating results.



ASSERTING, DEFENDING AND MAINTAINING PRACTICEWORKS' INTELLECTUAL PROPERTY RIGHTS COULD BE DIFFICULT AND COSTLY AND FAILURE TO DO SO MAY DIMINISH ITS ABILITY TO COMPETE EFFECTIVELY AND MAY HARM ITS OPERATING RESULTS.



     PracticeWorks may need to pursue lawsuits or legal action in the future to enforce its intellectual property rights, to protect its trade secrets and domain names and to determine the validity and scope of the proprietary rights of others. If third parties prepare and file applications for trademarks used or registered by PracticeWorks, PracticeWorks may oppose those applications and be required to participate in proceedings to determine priority of rights to the trademark. Similarly, competitors may have filed applications for patents, may have received patents and may obtain additional patents and proprietary rights relating to applications or services that block or compete with those offered by PracticeWorks. PracticeWorks may have to participate in interference proceedings to determine the priority of invention and the right to a patent for the application. Litigation and interference proceedings, even if they are successful, are expensive to pursue and time consuming, and PracticeWorks could use a substantial amount of its financial resources in either case.



PRACTICEWORKS MAY FACE THIRD-PARTY CLAIMS ALLEGING INFRINGEMENT OF THEIR INTELLECTUAL PROPERTY RIGHTS, WHICH COULD RESULT IN SIGNIFICANT EXPENSE TO IT AND LOSS OF SIGNIFICANT RIGHTS.



     From time to time, third parties may assert patent, copyright, trademark and other intellectual property rights to technologies that are important to PracticeWorks' business. This risk may increase as the number of entrants to its market increases and PracticeWorks improves the functionality of its applications and services, potentially causing an overlap with the applications and services of other companies. Any claims against PracticeWorks, or companies with which it has business relationships, asserting that its applications or services infringe or may infringe proprietary rights of third parties, whether with or without merit, could be time consuming, result in costly litigation, divert the efforts of PracticeWorks' technical and management personnel, disrupt its relationships with its customers or require it to enter into royalty or licensing agreements, any of which could have a negative impact upon its operating results. Royalty or licensing agreements, if required, may not be available on terms acceptable to PracticeWorks, if at all. If a claim against it is successful and it cannot obtain a license to the relevant technology on acceptable terms, license a substitute technology, or redesign its applications or services to avoid infringement, its business and financial results could be harmed.



PROVISIONS OF PRACTICEWORKS' CERTIFICATE OF INCORPORATION, BYLAWS AND THE TAX DISAFFILIATION AGREEMENT MAY DISCOURAGE TAKEOVERS WHICH WOULD OTHERWISE BE IN THE BEST INTEREST OF ITS STOCKHOLDERS.



     PracticeWorks' certificate of incorporation and bylaws contain provisions that may make more difficult or expensive or that may discourage a tender offer, change in control or takeover attempt that is opposed by its board of directors. In particular, PracticeWorks' certificate of incorporation and bylaws include the following anti-takeover provisions:



          (1) classify its board of directors into three groups, so that stockholders elect only one-third of the board each year;



          (2) permit stockholders to remove directors only for cause;



          (3) permit a special stockholders' meeting to be called only by the chairman of the board of directors, the chief executive officer or a majority of the board of directors;



          (4) require stockholders to give PracticeWorks advance notice to nominate candidates for election to its board of directors or to make stockholder proposals at a stockholders' meeting;



          (5) permit its board of directors to issue, without stockholder approval, preferred stock with such terms as the board may determine; and



          (6) require the vote of the holders of at least 66 2/3% of its voting shares for stockholder amendments to its bylaws.



     In addition, Section 203 of the Delaware General Corporation Law provides certain restrictions on business combinations between PracticeWorks and any party acquiring a

15% or greater interest in its voting stock other than in a transaction approved by its board of directors and in certain cases by its stockholders. These provisions of PracticeWorks' certificate of incorporation and bylaws and Delaware law could discourage potential acquisition proposals and could delay or prevent a change in control of PracticeWorks, even if PracticeWorks' stockholders support such proposals. These provisions could also make it more difficult for third parties to remove and replace the members of PracticeWorks' board of directors. Moreover, these provisions could diminish the opportunities for stockholders to participate in certain tender offers, including tender offers at prices above the then-current market value of PracticeWorks' common stock, and may also inhibit increases in the trading price of PracticeWorks' common stock that could result from takeover attempts or speculation.



     In connection with the spin-off, PracticeWorks agreed to indemnify InfoCure for all taxes and liabilities incurred solely because (1) it breaches a representation or covenant given to King & Spalding in connection with rendering its tax opinion, which contributes to an Internal Revenue Service determination that the spin-off was not tax-free or (2) a post-spin-off action or omission by it or one or more of its affiliates contributes to an Internal Revenue Service determination that the spin-off was not tax-free. Unless InfoCure effectively rebuts the presumption that a change in control transaction involving PracticeWorks or disposition of PracticeWorks occurring prior to the second anniversary of the spin-off date is pursuant to the same plan or series of related transactions as the spin-off, the Internal Revenue Service might determine that the spin-off was not tax-free, giving rise to PracticeWorks' indemnification obligation. These provisions of the tax disaffiliation agreement entered into with InfoCure in connection with the spin-off may have the effect of discouraging or preventing an acquisition of PracticeWorks or a disposition of its businesses, which may in turn depress the market price for PracticeWorks common stock.



THIS DOCUMENT CONTAINS FORWARD-LOOKING STATEMENTS CONCERNING PRACTICEWORKS WHICH MAY DIFFER FROM ACTUAL EVENTS.



     This document contains forward-looking statements that reflect PracticeWorks' current assumptions and estimates of future performance, the development and timing of PracticeWorks' release of new applications and services, the rate of adoption of its new applications and services by new and existing customers, its success in establishing business relationships, the growth of its business, and general economic conditions. These statements may pertain to periods following the spin-off. You can find many of these statements by looking for words such as "believes," "expects," "anticipates," "estimates" or similar expressions. Any forward-looking statements are subject to risks and uncertainties that may cause actual results and future trends to differ materially from those projected, stated, or implied by the forward-looking statements. PracticeWorks' results and the accuracy of the forward-looking statements could be affected by many factors, including the risk factors discussed above.



RISKS RELATED TO AN INVESTMENT IN INFOCURE COMMON STOCK.



INFOCURE HAS RECENTLY INCURRED LOSSES AND EXPECTS TO CONTINUE TO INCUR LOSSES FOR THE FORESEEABLE FUTURE.



     InfoCure had losses from continuing operations of $48.7 million for the year ended December 31, 2000. InfoCure expects to incur increased marketing and selling expenses in connection with offering its EDI services and Internet solutions, each of which is discussed below. Additionally, InfoCure expects to continue to incur research and development and related expenses, in connection with new product offerings. As a result, based on current estimates, InfoCure expects to continue to incur net losses for the foreseeable future.



INFOCURE'S QUARTERLY OPERATING RESULTS MAY VARY AND IN THE PAST IT HAS EXPERIENCED LOSSES.



     InfoCure's operating results may vary significantly from quarter to quarter. In addition, InfoCure has experienced historical losses. InfoCure's operating results will be influenced by such factors as:



     - its release of enhanced EDI services and Internet solutions and the rate of adoption of these products and services by new and existing customers;



     - the timing of and costs related to development of its new products;



     - market demand and/or lack of demand for InfoCure's products and/or services, including demand for software license and system sales, which has recently been declining;



     - the length of sales and delivery cycles;



     - changes in customer purchasing patterns;



     - competition;



     - the timing of and charges associated with completed acquisitions or other events; and



     - the levels of advertising and promotional expenditures.



CERTAIN INDIVIDUALS HAVE FILED LAWSUITS AGAINST INFOCURE, ALLEGING BREACH OF CONTRACT, SECURITIES LAW VIOLATIONS AND OTHER CLAIMS, AND INFOCURE CAN NOT ASSURE YOU AS TO THE OUTCOME OF THESE MATTERS.



     Certain individuals who sold their businesses to InfoCure in exchange for InfoCure stock have filed lawsuits against InfoCure, primarily alleging that InfoCure breached the terms of registration rights agreements it executed with these individuals. These complaints further allege, among other things, securities law violations and breach of fiduciary duties owed to the plaintiffs as stockholders of InfoCure and tort claims against InfoCure as a result of the alleged failure to timely register shares for resale. The aggregate amount of damages sought by these plaintiffs for which InfoCure is potentially liable is approximately $22.1 million. InfoCure can not assure you that it will be successful defending these claims. If InfoCure were to be found liable for a substantial portion, or the maximum amount of damages sought, this would have an adverse effect on InfoCure's business and operating results.



INFOCURE'S STOCK PRICE HAS HISTORICALLY BEEN VOLATILE, WHICH MAY MAKE IT MORE DIFFICULT FOR YOU TO RESELL SHARES WHEN YOU WANT AT PRICES YOU FIND ATTRACTIVE.



     The market price of InfoCure common stock has been volatile in the past and may be volatile in the future. Since the signing of the original merger agreement, the closing price of InfoCure's common stock has dropped from a high of $36.63 on January 24, 2000 to a low of $1.06 on March 22, 2001. The market price of InfoCure's common stock may be significantly affected by the following factors:



     - the market attempting to value InfoCure following the spin-off;



     - public announcements by companies in InfoCure's industry, including announcements of acquisitions, strategic relationships, new technologies and new products or product enhancements;



     - general market conditions or market conditions specific to particular industries;



     - the combined company's technological innovations or those of its competitors; and



     - quarterly variations in InfoCure's results of operations.



     In particular, the stock prices of many companies in the technology and emerging growth sectors have fluctuated widely due to events unrelated to their operating performance. These fluctuations may cause the market price of InfoCure's common stock to decline below current levels.



THE FAILURE TO SUCCESSFULLY COMPLETE THE DEVELOPMENT OF INFOCURE'S EDI SERVICES AND INTERNET SOLUTIONS AND ENTER INTO STRATEGIC RELATIONSHIPS COULD HARM INFOCURE'S BUSINESS AND LIMIT ITS POTENTIAL GROWTH.



     As part of InfoCure's reorganization, it intends to offer EDI services and Internet solutions that will allow its customers to utilize the Internet to enhance office workflow and conduct business-to-business e-commerce. InfoCure is continuing to develop its EDI services, and Internet solutions and to establish strategic relationships to facilitate these product offerings. InfoCure's ability to attract new customers may be dependent upon its ability to complete the development of its Internet solutions. In addition, InfoCure's ability to offer some EDI services and Internet solutions is contingent upon entering into strategic relationships. If InfoCure is unsuccessful in completing the development of its EDI services and Internet solutions or fails to enter into strategic relationships, the offering of these products may be delayed or these products may never become available.



INFOCURE'S STRATEGY OF DELIVERING ENHANCED EDI SERVICES IS DEPENDENT UPON THE CONTINUED DEVELOPMENT OF THE INTERNET.



     InfoCure's ability to offer enhanced EDI services that can be utilized over the Internet and its Internet solutions on a widespread basis depends on InfoCure's potential customers having access to Internet connections with the necessary speed, bandwidth and data capacity. The availability of this Internet access will depend on others for the ongoing development of the Internet infrastructure, including the necessary speed, bandwidth, data capacity and security, as well as timely development of complementary products for providing reliable Internet access and service. InfoCure cannot predict whether the Internet will evolve to the point where its customers will be able to take full advantage of the services that it offers. If the Internet fails to develop into an efficient medium for these transactions, InfoCure's strategy of offering enhanced EDI services and other Internet solutions will be unsuccessful.

IF THE NASDAQ NATIONAL MARKET DELISTS INFOCURE'S COMMON STOCK, COMPLIANCE WITH THE PENNY STOCK REGULATIONS WHICH WOULD RESULT COULD MAKE IT MORE DIFFICULT FOR INFOCURE'S STOCKHOLDERS TO SELL THEIR SHARES.



     The trading price of InfoCure's common stock has been historically volatile. The maintenance rules of the Nasdaq National Market specify that, under specified circumstances Nasdaq may initiate the delisting of an issuer's stock if, among other things, the market price per share is not at least $5.00 per share, or if the issuer has a market capitalization of below $50 million for a specified period of time.



     In the event that InfoCure's securities are not listed on the Nasdaq National Market, under specified circumstances, trading of the common stock may be conducted on the "pink sheets" or through the Over-the-Counter Bulletin Board System and covered by Rule 15g-9 of the Securities Exchange Act of 1934. Under this rule, broker/dealers who recommend these securities to persons other than established customers and accredited investors must make special written suitability determinations for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities are exempt from the rule if the market price is at least $5.00 per share.



     The SEC adopted regulations that generally define a penny stock as any equity security that has a market price of less than $5.00 per share. However, InfoCure's common stock will not constitute penny stock if its common stock is quoted on the Nasdaq National Market. If in the future its common stock falls within the definition of penny stock, these regulations would require the delivery, prior to any transaction involving its common stock, of a disclosure schedule explaining the penny stock market and the risks associated with it. Furthermore, the ability of broker/dealers and holders to sell the common stock would be limited. As a result, the market liquidity for the common stock would be severely and adversely affected. InfoCure cannot assure you that trading in its securities will not be subject to these or other regulations in the future which would negatively affect the market for its common stock. This lack of liquidity may also make it more difficult for InfoCure to raise capital in the future.



INFOCURE'S SYSTEMS MAY BE VULNERABLE TO SECURITY BREACHES AND VIRUSES.



     The success of InfoCure's strategy to offer its EDI services and Internet solutions depends on the confidence of its customers in InfoCure's ability to securely transmit confidential information. Any failure to provide secure electronic communication services could harm InfoCure's business and reputation. InfoCure's EDI services and Internet solutions will rely on encryption, authentication and other security technology licensed from third parties to achieve secure transmission of confidential information. InfoCure may not be able to stop unauthorized attempts to gain access to or disrupt the transmission of communications by InfoCure's customers. Anyone who is able to circumvent InfoCure's security measures could misappropriate confidential user information or interrupt InfoCure's, or InfoCure's customers', operations. In addition, InfoCure's EDI services may be vulnerable to viruses, physical or electronic break-ins, and similar disruptions.



IF THE MARKETPLACE DEMANDS SUBSCRIPTION PRICING AND/OR ASP-DELIVERED OFFERINGS, INFOCURE'S REVENUES MAY BE ADVERSELY IMPACTED.



     If the marketplace demands subscription pricing and/or ASP-delivered offerings, InfoCure's revenues may be adversely impacted. Even though InfoCure is positioned to deliver its products and services under the subscription pricing model and ASP-delivered offerings, it currently derives substantially all of its revenue from traditional software license, maintenance and service fees, as well as the resale of hardware. Under this system, customers pay an initial license fee for the use of our products, in addition to a periodic maintenance fee. If the marketplace demands subscription pricing and/or ASP-delivered offerings, InfoCure may be forced to adjust its strategy accordingly, by offering a higher percentage of its products and services through these means. Shifting to subscription pricing and/or ASP-delivered offerings could adversely impact InfoCure's quarterly and annual results of operations, as its revenues would initially decrease substantially. InfoCure can not assure you that the marketplace will not embrace subscription pricing and/or ASP offerings.



INFOCURE'S GROWTH COULD BE LIMITED IF IT IS UNABLE TO ATTRACT AND RETAIN QUALIFIED PERSONNEL.



     InfoCure believes its success depends largely on its ability to attract and retain highly skilled technical, managerial and marketing personnel to develop its products and services. Individuals with the information technology skills InfoCure needs to further develop its products and services are in short supply and competition for qualified personnel is particularly intense. InfoCure may not be able to hire the necessary personnel to implement its business strategy, or it may need to pay higher compensation for employees than it currently expects. There can be no assurance InfoCure will succeed in attracting and retaining the personnel it needs to continue to grow and to implement its business strategy. In addition, InfoCure depends on the performance of its executive officers and other key employees. The loss of any member of InfoCure's senior management team could negatively impact its ability to execute its new product strategy and subscription pricing model.



IF INFOCURE FAILS TO PROTECT ITS INTELLECTUAL PROPERTY RIGHTS FROM THIRD PARTY CHALLENGES, IT MAY SIGNIFICANTLY IMPAIR INFOCURE'S COMPETITIVE POSITION.



     InfoCure relies on a combination of copyright, trademark and trade secret laws and restrictions on disclosure to protect the intellectual property rights related to InfoCure's software applications. InfoCure's software technology is not patented and existing copyright laws offer only limited practical protection. In addition, InfoCure has not generally entered into confidentiality agreements with its employees. InfoCure cannot guarantee that the legal protections that it relies on will be adequate to prevent misappropriation of its technology.



     Further, these protections do not prevent independent third-party development of competitive products or services. Unauthorized parties may attempt to copy or otherwise obtain and use InfoCure's products or technology. Monitoring use of InfoCure's products is difficult, and InfoCure cannot assure you that the steps it has taken will prevent unauthorized use of its technology, particularly in foreign countries where the laws may not protect its proprietary rights as fully as in the United States.



INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS AGAINST INFOCURE COULD BE COSTLY TO DEFEND AND COULD DIVERT MANAGEMENT'S ATTENTION AWAY FROM INFOCURE'S BUSINESS.



     As the number of software products in InfoCure's target markets increases and as the functionality of these products overlaps, InfoCure may become increasingly subject to the threat of infringement claims. InfoCure cannot guarantee that third parties will not assert infringement claims against it in the future. Any infringement claims alleged against InfoCure, even if without merit, can be time-consuming and expensive to defend. Any infringement claims may divert management's attention and resources and could also cause delays in the delivery of InfoCure's applications to its customers. Settlement of any infringement claims could require InfoCure to enter into costly royalty or licensing agreements. If a claim of product infringement against InfoCure was successful and InfoCure was unable to license the infringing or similar technology, its business, financial condition and results of operations could be harmed.



INFOCURE MAY UNDERTAKE ACQUISITIONS WHICH CAN POSE RISKS TO ITS BUSINESS.



     InfoCure may undertake acquisitions if it identifies companies with complementary applications, services, businesses or technologies. InfoCure may be unable to retain the acquired companies' personnel or integrate them into its company. InfoCure's profitability may suffer because of acquisition-related costs or amortization of acquired goodwill and other intangible assets. Similarly, the time and expense associated with finding suitable and compatible companies to enhance InfoCure's product offering could disrupt InfoCure's ongoing business and divert its management's focus.



INFOCURE MAY FACE DIFFICULTIES INTEGRATING ACQUIRED BUSINESSES.



     InfoCure's success depends on its successful integration of the businesses it has acquired. Integrating the management and operations of acquired businesses is time consuming, and InfoCure cannot guarantee that it will achieve any of the anticipated synergies and other benefits expected to be realized from these acquisitions.



COMPETITION COULD REDUCE REVENUE FROM INFOCURE'S PRODUCTS AND SERVICES.



     InfoCure's principal competitors include both national and regional information management technology vendors. Currently, the information management technology industry in the United States is characterized by a large number of relatively small, regionally-focused companies, comprising a highly fragmented industry with only a few national vendors. Smaller, regionally-focused companies typically market their products to a single practice specialty. Until recently, larger, national vendors have targeted primarily large healthcare providers. InfoCure believes that the larger, national vendors may broaden their markets to include both small and large healthcare providers. The information management technology industry is consolidating, which has resulted in large, well-capitalized companies that have not historically been providers of practice management systems entering into the practice management systems market. In addition, InfoCure competes with national and regional providers of computerized billing, insurance processing and record management services to healthcare practices. As the market for InfoCure's products and services expands, additional competitors are likely to enter this market. InfoCure believes that the primary competitive factors in its markets are:



     - product features and functionality;



     - customer service, support and satisfaction;



     - price;



     - ongoing product enhancements; and

     - the reputation and stability of the vendor.



     Some national competitors have greater financial, development, technical, marketing and sales resources than InfoCure. If competition in the information management technology industry intensifies, InfoCure's results of operations may suffer and it may be required to lower the prices of its products and services.


INFOCURE'S CERTIFICATE OF INCORPORATION AND BYLAWS HAVE ANTI-TAKEOVER
PROVISIONS.

     Provisions of InfoCure's certificate of incorporation and bylaws, as well as the Delaware General Corporation Law, could make it more difficult for a third party to acquire InfoCure even if doing so would be beneficial to its stockholders. InfoCure is subject to the provisions of Section 203 of the Delaware General Corporation Law which restricts certain business combinations with interested stockholders. The combination of these provisions may have the effect of inhibiting a non-negotiated merger or other business combination.

     In addition, the InfoCure board of directors has the authority to issue shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares, without stockholder action. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock could discourage or make difficult the acquisition of a majority of its outstanding voting stock by a third party.

     Moreover, certain provisions of InfoCure's certificate of incorporation and bylaws and Delaware law could delay or make more difficult a merger, tender offer or proxy contest involving InfoCure. These provisions may have the effect of delaying or preventing a change of control.

PRIVATELY-SOLD SHARES ELIGIBLE FOR PUBLIC RESALE COULD HAVE A NEGATIVE EFFECT ON INFOCURE'S STOCK PRICE.


     A substantial number of shares of InfoCure's common stock are eligible to be resold in the public market, including shares that may be issued upon the exercise of outstanding options and shares issued in acquisitions that are available for resale pursuant to currently effective registration statements previously filed by InfoCure with the SEC. Sales of substantial amounts of these shares in the public market or the prospect of these sales could adversely affect the market price of InfoCure common stock.

RISKS RELATED TO THE INDUSTRY.



TECHNOLOGY SOLUTIONS MAY CHANGE FASTER THAN INFOCURE AND PRACTICEWORKS ARE ABLE TO UPDATE THEIR TECHNOLOGY.



     The information management technology market in which InfoCure and PracticeWorks compete is characterized by rapidly changing technology, evolving industry standards, emerging competition and the frequent introduction of new services, software and other products. InfoCure's and PracticeWorks' success depends partly on their ability to:



     - develop new or enhanced existing applications, software and services to meet its customers' changing needs in a timely and cost-effective way;



     - respond effectively to technological changes and new product offerings of its competitors; and



     - develop relationships with strategic partners necessary to offer its enhanced EDI services and other Internet solutions.



     InfoCure and PracticeWorks cannot assure you that they will be able to accomplish any or all of these goals. Many of InfoCure's and PracticeWorks' competitors may develop products or technologies that are better or more attractive than InfoCure's or PracticeWorks' or that may render InfoCure's or PracticeWorks' technology or applications obsolete. If InfoCure and PracticeWorks do not succeed in adapting their technology, their business could be harmed.



INFOCURE AND PRACTICEWORKS ARE SUBJECT TO GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES AND THEIR FAILURE OR INABILITY TO COMPLY COULD HAVE A MATERIAL ADVERSE EFFECT ON THEIR BUSINESS.



     HIPAA. Federal regulations have been adopted, and others proposed, that will impact the manner in which both InfoCure and PracticeWorks conduct their business. The Health Insurance Portability and Accountability Act of 1996, or HIPAA, required the Secretary of the Department of Health and Human Services, referred to as the Secretary, to promulgate national standards to facilitate the electronic exchange of health information as part of specified standard health care and health coverage transactions, and to ensure the confidentiality and security of such information. The regulations will apply directly to specified health care providers, health plans and health care clearinghouses, referred to as covered entities. In addition, the privacy and security regulations will require that covered entities enter into written agreements that contractually will impose many of the regulatory requirements on business associates with which covered entities share confidential health information.



     The Secretary adopted final regulations governing the requirements for standard electronic transactions on August 17, 2000 and adopted final health information privacy regulations on December 28, 2000. The HIPAA regulations become effective sixty days after publication and require compliance by most covered entities within 24 months of the effective date while specified small health plans will have 36 months to comply. Accordingly, most covered entities must comply with the electronic transactions regulations by October 16, 2002 and must comply with the privacy regulations by February 26, 2003. On August 12, 1998, the Secretary proposed regulations to establish health information security standards which are yet to be adopted in final form.

     A substantial part of both InfoCure's and PracticeWorks' activities involves the receipt or delivery of confidential health information concerning patients of the physicians with whom they have direct relationships. For example, InfoCure and PracticeWorks transfer confidential health information to national health care clearinghouses through their EDI services, and InfoCure and PracticeWorks will transmit confidential health information over the Internet in connection with offering their ASP applications. In some circumstances, InfoCure and PracticeWorks will receive confidential health information from health care providers and may provide specified clearinghouse functions before transmitting such information to health plans responsible for paying for health care services.



     The HIPAA regulations may require InfoCure and PracticeWorks to expend significant resources to comply with applicable requirements. The privacy regulations in particular will impose significant requirements on covered entities and their business associates with respect to permissible uses and disclosures of individually identifiable health information. Because these regulations are new, there is uncertainty as to how they will be interpreted and enforced. In addition, the delay in adopting final security regulations creates uncertainties as to what security requirements ultimately will be imposed, to what extent InfoCure and PracticeWorks will be required to comply with those requirements, and what the deadline for compliance will be.



     Although both InfoCure and PracticeWorks will make a good faith effort to ensure that they comply with, and that their products enable compliance with, applicable HIPAA requirements, neither InfoCure nor PracticeWorks may be able to conform their operations and products to such requirements in a timely manner, or at all. The failure to do so could subject InfoCure and PracticeWorks to civil liability when each is the business associate of a covered entity, and could subject InfoCure and PracticeWorks to civil liability and criminal sanctions to the extent each is regulated directly as a covered entity. In addition, delay in developing or failure to develop products that would enable HIPAA compliance for its current and prospective customers could put InfoCure and PracticeWorks at a significant disadvantage in the marketplace. Accordingly, the sale of their products and their business could be harmed by the implementation of HIPAA regulations.



     OTHER E-COMMERCE REGULATION. Additionally, InfoCure and PracticeWorks may be subject to additional federal and state statutes and regulations in connection with their changing product strategies, which include internet services and products. On an increasingly frequent basis, federal and state legislators are proposing laws and regulations that apply to internet commerce and communications. Areas being affected by this regulation include user privacy, pricing, content, taxation, copyright protection, distribution, and quality of products and services. To the extent that InfoCure's and PracticeWorks' products and services are subject to these laws and regulations, the sale of their products and their business could be harmed.



CHANGES IN STATE AND FEDERAL LAWS RELATING TO CONFIDENTIALITY OF PATIENT MEDICAL RECORDS COULD LIMIT INFOCURE'S AND PRACTICEWORKS' CUSTOMERS' ABILITY TO USE THEIR SERVICES.



     InfoCure and PracticeWorks cannot assure you that changes to state or federal laws will not materially affect or restrict the ability of healthcare providers to submit information from patient records using their products and services. Any such restrictions would inevitably decrease the value of their applications to their customers, which could materially harm InfoCure's and PracticeWorks' business. The confidentiality of patient records and the circumstances under which records may be released are already subject to substantial regulation by state governments. Although compliance with these laws and regulations is principally the responsibility of the healthcare provider under these current laws, statutes and regulations governing patient confidentiality rights are evolving rapidly. In addition to the obligations being imposed at a state level, legislation governing the dissemination of medical information is being passed at the federal level. The legislation may require holders of this information to implement security measures, which could entail substantial expenditures on the part of InfoCure and PracticeWorks. Consequently, the sale of their products and their business could be harmed.



CHANGES IN THE REGULATORY AND ECONOMIC ENVIRONMENT IN THE HEALTHCARE INDUSTRY COULD ADVERSELY AFFECT INFOCURE'S AND PRACTICEWORKS' BUSINESS.



     The healthcare industry is highly regulated and is subject to changing political, economic and regulatory influences. These factors affect the purchasing practices and operation of healthcare organizations. Changes in current healthcare financing and reimbursement systems could require InfoCure and PracticeWorks to make unplanned enhancements of applications or services, or result in delays or cancellations of orders or in the revocation of endorsement of their services by their strategic partners and others. Federal and state legislatures have periodically considered programs to reform or amend the U.S. healthcare system at both the federal and state level. These programs may contain proposals to increase governmental involvement in healthcare, lower reimbursement rates or otherwise change the environment in which healthcare industry participants operate. Healthcare industry participants may respond by reducing their investments or postponing investment decisions, including investments in InfoCure's and PracticeWorks' applications and services.



THIS DOCUMENT CONTAINS FORWARD-LOOKING STATEMENTS CONCERNING INFOCURE WHICH MAY DIFFER FROM ACTUAL RESULTS.



     Certain statements in this document are "forward-looking statements" within the meaning of the federal securities laws. Statements regarding future events and developments and InfoCure's future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are operating InfoCure and PracticeWorks as independent public companies following the spin-off; uncertainties concerning InfoCure's future capital needs and the ability to obtain such capital; possible deferral, delay or cancellation by customers of computer system purchase decisions; variations in the volume and timing of system sales and installations; possible delays in product development; changing economic, political and regulatory influences on the healthcare industry; changes in product pricing policies; and general economic conditions. Management believes that these forward-looking statements are reasonable and that the projections contained in this release are based on reasonable assumptions and forecasts; however, you should not place undue reliance on such statements.

                              THE SPECIAL MEETING

PURPOSE


     InfoCure, PracticeWorks and Medical Dynamics are furnishing this proxy statement-prospectus to Medical Dynamics stockholders in connection with the solicitation of proxies by the Medical Dynamics board of directors. The Medical Dynamics board of directors will use the proxies at the special meeting of stockholders of Medical Dynamics to be held on June 12, 2001 and at any adjournment or postponement thereof.



     At the special meeting, you will be asked to vote upon the proposal to approve the merger agreement attached to this proxy statement-prospectus as Appendix A and to authorize the merger of Medical Dynamics with and into CADI Acquisition Corporation, a wholly owned subsidiary of PracticeWorks, with CADI Acquisition Corporation being the surviving corporation and a wholly owned subsidiary of PracticeWorks.


DATE, PLACE AND TIME


     The special meeting of Medical Dynamics' stockholders will be held on June 12, 2001, at the offices of Medical Dynamics, 400 Inverness Drive South, Suite 200, Englewood, Colorado 80112 commencing at 10:00 a.m., local time.


RECORD DATE


     The Medical Dynamics board of directors fixed the close of business on April 10, 2001 as the record date for the special meeting. Accordingly, only holders of Medical Dynamics common stock of record at the close of business on April 10, 2001 will be entitled to notice of, and to vote at, the special meeting.


MEDICAL DYNAMICS STOCKHOLDERS ENTITLED TO VOTE


     As of April 10, 2001, there were 13,229,206 shares of Medical Dynamics common stock outstanding and held by 11,563 holders of record. Each share of Medical Dynamics common stock entitles the holder thereof to one vote.



     As of the date of this proxy statement-prospectus, directors and executive officers of Medical Dynamics may be deemed to be beneficial owners of 2,264,716 of the outstanding shares of Medical Dynamics common stock. This number does not include stock that the Medical Dynamics directors and executive officers may acquire through the exercise of stock options or warrants.



     On the record date and as of the date of this proxy statement-prospectus, neither InfoCure's nor PracticeWorks' directors and executive officers owned shares of Medical Dynamics common stock.


VOTE REQUIRED; VOTING AT THE MEETING

     The holders of a majority of the outstanding shares of Medical Dynamics common stock must be present in person or by proxy for a quorum to exist at the special meeting. Approval of the merger agreement and authorization of the merger requires the affirmative vote of the holders of a majority of the outstanding shares of Medical Dynamics common stock.

     Officers and directors holding approximately 17% of the outstanding shares of Medical Dynamics common stock have agreed to vote in favor of the merger agreement pursuant to a voting agreement originally executed with InfoCure.


VOTING OF PROXIES

     All properly executed proxies received before the vote at the special meeting, and not revoked, will be voted in accordance with the instructions indicated on the proxies. If no instructions are indicated, such proxies will be voted FOR the proposal to approve the merger agreement, and the proxy holder may vote the proxy in its discretion as to any other matter which may properly come before the meeting.

     Any abstention will have the same effect as a vote AGAINST the approval of the merger agreement.

     A Medical Dynamics stockholder who has given a proxy solicited by Medical Dynamics' board of directors may revoke it by:

     - giving written notice of revocation to the Secretary of Medical Dynamics;

     - delivering a later dated proxy to the Secretary of Medical Dynamics; or

     - attending the special meeting and voting in person.


     Any written notice of revocation or subsequent proxy must be sent so as to be delivered at or before the taking of the vote at the special meeting to Medical Dynamics, Inc., 400 Inverness Drive South, Suite 200, Englewood, Colorado 80112, Attention: Secretary.



     Proxies submitted in connection with the August 15, 2000 stockholders' meeting will not be counted at the special meeting on June 12, 2001. Therefore, even if you submitted a proxy with respect to voting on the original merger agreement, you must submit another proxy with respect to voting on the amended and restated merger agreement or your vote will not be counted.


SOLICITATION OF PROXIES


     The expenses of the solicitation of proxies for the special meeting will be borne equally by PracticeWorks and Medical Dynamics, including the expenses incurred in connection with filing, printing and mailing this proxy statement-prospectus and the forms of proxy to the Medical Dynamics stockholders.


     In addition to solicitation by mail, directors, officers and key employees of Medical Dynamics may solicit proxies in person or by telephone, telegram or other means of communication. These persons will receive no additional compensation for solicitation of proxies, but may be reimbursed for reasonable out-of-pocket expenses.

     You should not send in any stock certificates with your proxies. A transmittal form with instructions for the surrender of stock certificates for shares of Medical Dynamics will be mailed to you as soon as practicable after completion of the merger.

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DISSENTERS' RIGHTS


     If you own 100 or fewer shares of Medical Dynamics common stock, under
Article 113 of Title 7 the Colorado Business Corporation Act, or Article 113, you are entitled to dissent from the merger and receive cash equal to the "fair value" of your shares of Medical Dynamics common stock in lieu of receiving the cash payment to which you otherwise would be entitled if the merger is completed. If you own more than 100 shares of Medical Dynamics common stock but will only receive InfoCure common stock, PracticeWorks common stock, PracticeWorks preferred stock and cash in lieu of fractional shares, you will not be entitled to dissent from the merger under Article 113. For purposes of
Article 113, "fair value" means the value of Medical Dynamics common stock immediately before the effective time of the merger, excluding any appreciation or depreciation in anticipation of the merger, unless that exclusion would be inequitable.


     Article 113 is attached to this proxy statement-prospectus as Appendix B. The following is a brief summary of the dissenters' rights provided under
Article 113. This discussion is not a complete statement of the law relating to dissenters' rights and is qualified in its entirety by reference to Appendix B. THIS DISCUSSION AND APPENDIX B SHOULD BE REVIEWED CAREFULLY BY ANY HOLDER WHO WISHES TO EXERCISE STATUTORY DISSENTERS' RIGHTS OR WHO WISHES TO PRESERVE THE RIGHT TO DO SO BECAUSE FAILURE TO COMPLY STRICTLY WITH THE PROCEDURES SET FORTH HEREIN AND THEREIN WILL RESULT IN THE LOSS OF DISSENTERS' RIGHTS.


     Article 113 provides that stockholders of a corporation in a merger that must be approved by the corporation's stockholders generally are entitled to dissenters' rights. However, Article 113 further provides that a stockholder will not be entitled to dissent from a merger if (1) the shares of stock of that corporation are held of record by at least 2,000 stockholders and (2) in the merger, the stockholder will receive in exchange for the stockholders' shares
(A) shares of a corporation which are listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., (B) shares that are held by 2,000 or more holders and/or (C) cash in lieu of fractional shares. Therefore, stockholders who own more than 100 shares of Medical Dynamics common stock will not be entitled to dissent from the merger if they are entitled to receive only InfoCure common stock, PracticeWorks common stock, PracticeWorks preferred stock and cash in lieu of fractional shares because (1) shares of Medical Dynamics common stock are held by more than 2,000 stockholders of record, (2) shares of InfoCure common stock are quoted on The Nasdaq National Market and shares of PracticeWorks common stock are quoted on the American Stock Exchange and (3) the shares of PracticeWorks preferred stock will be held by 2,000 or more stockholders.


     If you are entitled to dissenters' rights, to exercise those rights, you must:

     - file with Medical Dynamics, before the vote is taken at the special meeting, written notice of your intent to demand the fair value for your Medical Dynamics common stock if the merger is consummated and becomes effective; and

     - not vote your shares of Medical Dynamics common stock in favor of the proposal to approve the merger agreement.

     If you do not satisfy each of these requirements, you cannot exercise dissenters' rights and will be bound by the terms of the merger agreement.

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


     Submitting a proxy card that does not direct how the Medical Dynamics common stock represented by that proxy is to be voted will constitute a vote in favor of the merger and a waiver of your statutory dissenters' rights. In addition, voting against the proposal to approve the merger will not satisfy the notice requirement referred to above. You must file the written notice of the intent to exercise dissenters' rights with Medical Dynamics at: Medical Dynamics, Inc., 400 Inverness Drive South, Suite 200, Englewood, Colorado 80112,
Attention: President.


     If the merger is approved, Medical Dynamics will send written notice as described above to all stockholders who have given written notice of an intent to exercise dissenters' rights under Article 113 and have not voted in favor of the merger. Medical Dynamics will provide this notice within 10 days of the effective date of the merger and it will contain:

     - a statement that the merger was approved and the effective date of the merger;

     - the address where the demand for payment and certificates representing shares of Medical Dynamics common stock must be sent and the date by which they must be received, which shall not be less than 30 days after the date the notice is given;

     - any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

     - a form for demanding payment that requests the dissenting stockholder's address for sending payment and requires certification of whether the stockholder, or the beneficial owner on whose behalf the stockholder dissents, acquired the Medical Dynamics common stock before October 11, 2000, the date the amended and restated merger agreement was first publicly announced;

     - the date by which Medical Dynamics must receive the payment demand and certificates for certificated shares, which date shall not be less than 30 days after the date the notice is given; and

     - a copy of Article 113.

     If you wish to assert dissenters' rights, you must demand payment in writing, which may be in the form of the demand payment form included in the notice from Medical Dynamics or another writing, and deposit your Medical Dynamics certificates by the date given in the dissenter's notice. If you fail to make a demand for payment and deposit your Medical Dynamics certificates by this date, you will lose the right to receive fair value for your shares under
Article 113, even if you filed a timely notice of intent to demand payment. A stockholder who demands payment and deposits his or her certificates retains all rights of a stockholder, except the right to transfer shares, until the effective date of the merger, after which the stockholder only has the right to receive payment for the shares. The demand for payment and deposit of certificates is irrevocable.

     Except as provided below, upon the later of the effective time of the merger or Medical Dynamics' receipt of a valid demand for payment, Medical Dynamics will remit to each dissenting stockholder who complied with the requirements of Article 113 the amount Medical Dynamics estimates to be the fair value of the stockholder's Medical Dynamics common stock, plus accrued interest. Medical Dynamics will include the following information with the payment:

     - audited financial statements of Medical Dynamics for and as of the end of the most recent fiscal year and the latest available financial statements, audited or unaudited,

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

       for and as of the end of any interim period since the end of the most recent fiscal year;

     - a statement of Medical Dynamics' estimate of the fair value of the shares;

     - an explanation of how the interest was calculated;

     - a copy of Article 113; and

     - a description of the procedures to be followed in demanding supplemental payment.

     For any dissenting stockholder who does not certify in writing that the stockholder was the beneficial owner of the stockholder's shares of Medical Dynamics common stock before October 11, 2000, Medical Dynamics may withhold payment and instead send a statement setting forth its estimate of the fair value of their shares and offering to pay such amount, with interest, as a final settlement of the dissenting stockholder's demand for payment.

     If the effective date of the merger does not occur within 60 days after the date by which Medical Dynamics must receive the payment demand and Medical Dynamics stock certificates from dissenting stockholders, Medical Dynamics will return the deposited certificates to the stockholders and release the transfer restrictions on uncertificated shares. If the effective date of the merger occurs then occurs more than 60 days after the date by which Medical Dynamics must receive the payment demand, Medical Dynamics must send a new notice as described above to stockholders entitled to dissent from the merger and the provisions described herein will be applicable with respect to the new notice.

     If you believe the amount paid or offered is less than the fair value of your shares or that interest was incorrectly calculated, you may, within 30 days of the payment or offer for payment, notify Medical Dynamics in writing of and demand payment of your estimate of the fair value of your shares and the amount of interest due. In addition, you may demand payment of your estimate of the fair value of your shares and the amount of interest due if (i) Medical Dynamics fails to make payment of the fair value of your shares within 60 days after the date by which Medical Dynamics must receive the payment demand and you have certified to Medical Dynamics that you held your shares of Medical Dynamics common stock before October 11, 2000 or (ii) Medical Dynamics does not return your certificates or release the transfer restrictions on uncertificated shares if the merger is not completed with 60 days after the date by which Medical Dynamics must receive the payment demand. If any dissenting stockholder's demand for payment is not settled within 60 days after its receipt by Medical Dynamics, Medical Dynamics must either pay to each dissenter whose demand remains unresolved the amount demanded or commence a court proceeding to determine the fair value of the shares and accrued interest, naming all the dissenting stockholders whose demands remain unsettled as parties to the proceeding. The proceeding will be commenced in a district court in Colorado, and the court will determine the fair value of the share of common stock and accrued interest.

     The court may appoint one or more appraisers to receive evidence and make recommendations to the court as to the amount of the fair value of the shares. The fair value of the shares as determined by the court is binding on all dissenting stockholders and may be less than, equal to or greater than the amount of the cash payment the dissenter stockholder would otherwise have received in the merger for his or her shares of Medical Dynamics common stock. If the court determines that the fair value of the shares is in excess of any amount remitted or offered by Medical Dynamics, then the court will enter a

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

judgment for cash in favor of the dissenting stockholders in an amount by which the value determined by the court, plus interest, exceeds the amount previously remitted or offered by Medical Dynamics.

     The court will determine the costs and expenses of the court proceeding and assess them against Medical Dynamics, except that the court may assess part or all of the costs against any dissenting stockholders whose actions in demanding supplemental payments the court finds to be arbitrary, vexatious or not in good faith. If the court finds that Medical Dynamics did not substantially comply with the relevant provisions of Article 113, the court may also assess against Medical Dynamics any fees and expenses of attorneys or experts that the court deems equitable. The court may also assess those fees and expenses against any party if the court finds that the party has acted arbitrarily, vexatiously or not in good faith in bringing the proceedings. The court may award, in its discretion, fees and expenses of an attorney for the dissenting stockholders out of the amount awarded to the stockholders, if it finds the services of the attorney were of substantial benefit to the other dissenting stockholders and that those fees should not be assessed against Medical Dynamics.

     A stockholder of record may assert dissenters' rights as to fewer than all of the shares registered in the stockholder's name only if he or she dissents with respect to all shares beneficially owned by any one person and notices Medical Dynamics in writing of the name and address of each person on whose behalf he or she asserts dissenters' rights. The rights of the partial dissenting stockholder are determined as if the shares as to which he or she dissents and his or her other shares were registered in the names of different stockholders.

     Beneficial owners of Medical Dynamics common stock who desire to exercise dissenters' rights themselves must obtain and submit the registered owner's written consent at or before the time they file the notice of intent to dissent from the merger. A beneficial owner may exercise dissenters' rights only if the beneficial owner exercises dissenters' rights with respect to all shares of Medical Dynamics common stock he or she owns.

RECOMMENDATION OF THE MEDICAL DYNAMICS BOARD OF DIRECTORS

     The Medical Dynamics board of directors has unanimously determined that the terms of the merger agreement are consistent with and in furtherance of the long-term business strategy of Medical Dynamics and fair to, and in the best interests of, Medical Dynamics and its stockholders. Medical Dynamics' board of directors approved and declared advisable the merger agreement and recommends that Medical Dynamics stockholders vote FOR the proposal to approve the merger agreement.

INTERESTS OF CERTAIN MEDICAL DYNAMICS DIRECTORS, OFFICERS AND AFFILIATES IN THE MERGER

     When considering the recommendation of the Medical Dynamics board of directors, you should be aware that certain Medical Dynamics directors, officers and affiliates have interests in the merger that are different from, or are in addition to, yours. Your board of directors was aware of these interests and considered them in approving and recommending the merger.

     REPLACEMENT OF STOCK OPTIONS AND WARRANTS. At the closing of the merger, all outstanding stock options and warrants held by officers, directors and affiliates of Medical

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


Dynamics will be terminated and replaced with options and warrants to acquire shares of PracticeWorks common stock. The PracticeWorks options granted to Van
A. Horsley, President of Medical Dynamics, I. Dean Bayne, M.D. and Leroy Bilanich, Ed. D, each an officer and director of Medical Dynamics, will expire on the expiration dates set forth in the corresponding terminated options, which occur on various dates from June 2001 through April 2006.


     ACCELERATION OF OPTIONS AND PAYMENT OF CASH SEVERANCE. Upon closing of the merger, the InfoCure options granted to Mr. Horsley to replace existing unvested options to acquire 400,000 shares of Medical Dynamics common stock will be immediately exercisable. In addition, Mr. Horsley will receive a cash payment of $148,000 related to salary and accrued vacation.


     EXECUTION OF NEW EMPLOYMENT AGREEMENTS. Each of Daniel L. Richmond and Chae U. Kim, directors and officers with one of Medical Dynamics' subsidiaries, currently have employment agreements with Medical Dynamics. The terms of the agreements are five years and provide for annual compensation of $105,000 each and other customary benefits. In connection with the merger, these employment agreements will be cancelled and replaced with new employment agreements with PracticeWorks.


     The new employment agreement with Daniel L. Richmond provides for Mr. Richmond to serve as manager of national accounts for Medical Dynamics's Dental Division for a term of two years. Mr. Richmond will receive an annual salary of $110,000, a $500 monthly business allowance, a $1,000 monthly automobile allowance, and will be eligible for an annual cash incentive bonus not to exceed his base salary.

     The new employment agreement with Chae U. Kim provides for Mr. Kim to manage all development of the Medical Dynamics Dental Division's "Classic" line of products for a term of two years. Mr. Kim will receive an annual salary of $110,000, a $500 monthly business allowance, a $1,000 monthly automobile allowance, and will be eligible for an annual cash incentive bonus not to exceed his base salary.


     PAYMENT OF PROMISSORY NOTES. Medical Dynamics currently owes Messrs. Richmond and Kim certain consideration from Medical Dynamics' original acquisition of Computer Age Dentist, Inc. Approximately $127,000 is owed under these notes, and these notes were payable in full on August 1, 2000, or, if earlier, upon the sale of Medical Dynamics. However, Messrs. Richmond and Kim have entered into subordination agreements pursuant to which they will not be repaid until PracticeWorks has been repaid all amounts outstanding under the loan agreement between PracticeWorks and Medical Dynamics. These notes bear interest at 12% per annum, with interest being payable when the principal is due. These notes will be paid in full by PracticeWorks upon closing of the merger.



     On July 30, 1999, Medical Dynamics issued a promissory note in the amount of $400,000 to Edwin L. Adair, M.D. and Mrs. Pat Horsley Adair, each an officer and a director of Medical Dynamics. Dr. and Mrs. Adair advanced the entire amount to Medical Dynamics on July 30, 1999. The note bears interest at 12% per annum, with interest payable monthly in arrears. All unpaid interest and principal was due on July 30, 2000, or, if earlier, upon the sale of Medical Dynamics. However, Dr. and Mrs. Adair have entered into a subordination agreement pursuant to which they will not be repaid until PracticeWorks has been repaid all amounts outstanding under the loan agreement between PracticeWorks and Medical Dynamics. The current outstanding principal balance of the note is $200,000. The note will be paid in full by PracticeWorks upon closing of the merger.



     ASSUMPTION OF ROYALTY AGREEMENTS. Dr. Adair and Dr. Bayne, each an officer and a director of Medical Dynamics, are entitled to receive royalties equal to two percent of the net sales of certain products assigned to Medical Dynamics. These royalty agreements will be assumed by PracticeWorks in the merger.



     ASSUMPTION OF LICENSE AGREEMENT. Dr. Adair and Medical Dynamics entered into an exclusive revocable license agreement relating to use of certain technology invented and developed by Dr. Adair. The license agreement will be assumed by PracticeWorks in the merger.



     ASSUMPTION OF DISTRIBUTION AGREEMENT. Medical Dynamics entered into a distribution agreement with Micro-Medical Devices, Inc. ("MMD"), a corporation wholly owned by Dr. Adair. The distribution agreement includes all products developed by Dr. Adair related to his Universal Sterile Endoscopy System. No revenues have been received as a result of the distribution agreement with MMD nor are any revenues currently expected. The distribution agreement will be assumed by PracticeWorks in the merger.



     INDEMNIFICATION AND INSURANCE. The merger agreement provides that after the effective time of the merger, the surviving corporation will honor the obligations of Medical Dynamics that existed prior to such effective time to indemnify Medical Dynamics' present and former directors and officers and their heirs, executors and assigns. In addition, PracticeWorks will assume indemnification agreements with certain of Medical Dynamics' directors and officers providing for indemnification of each such director by Medical Dynamics to the fullest extent permitted by the Colorado Business Corporation Act. The agreements provide that in all circumstances in which a director or officer may receive indemnification by statute, such indemnity shall be provided.


     For four years after the effective time of the merger, the surviving corporation has agreed to indemnify and hold harmless, to the fullest extent permitted under applicable law, each present or former director or officer of Medical Dynamics or any of its subsidiaries (including his or her heirs, executors and assigns) against any costs, expenses and amounts paid in settlement of any claim, action, suit, proceeding or investigation arising out of any act or omission in his or her capacity as a director or officer which occurred before the effective time of the merger.

                           DESCRIPTION OF THE MERGER

     The following information describes material aspects of the merger. This description is only a summary of the terms and conditions of the merger agreement. It is qualified in its entirety by the Appendix A, which is attached to this proxy statement-prospectus. You are urged to read Appendix A in its entirety. Unless otherwise indicated, all references to the merger agreement in this proxy statement-prospectus refer to the amended and restated merger agreement, as amended, set forth in Appendix A.


EFFECT OF THE PRACTICEWORKS SPIN-OFF



     Pursuant to the December 19, 2000 amendment to the merger agreement, effective on the date of InfoCure's spin-off of PracticeWorks, InfoCure assigned all of its rights under the merger agreement to PracticeWorks, and PracticeWorks assumed all of InfoCure's


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


obligations under the merger agreement, except for InfoCure's obligation to issue shares of its common stock to the stockholders of Medical Dynamics upon the consummation of the merger.


THE MERGER


     The merger agreement provides for the acquisition of Medical Dynamics by PracticeWorks pursuant to the merger of Medical Dynamics into a wholly owned subsidiary of PracticeWorks. The merger subsidiary will be the surviving corporation following the merger and will be wholly owned by PracticeWorks.


WHAT YOU WILL RECEIVE IN THE MERGER IF YOU OWN MORE THAN 100 SHARES OF MEDICAL DYNAMICS COMMON STOCK


     If you own more than 100 shares of Medical Dynamics common stock, in exchange for each share of Medical Dynamics common stock you own, you will receive 0.06873 shares of InfoCure common stock 0.017183 shares of PracticeWorks common stock and 0.07558 shares of PracticeWorks series B convertible redeemable preferred stock.


MERGER CONSIDERATION IF YOU OWN 100 OR FEWER SHARES OF MEDICAL DYNAMICS COMMON STOCK

     If you own 100 or fewer shares of Medical Dynamics common stock, you will receive $0.75 in cash in exchange for each share of Medical Dynamics common stock you own. The cash payment you will receive will not change if the consideration payable to stockholders who own more than 100 shares is changed as described below.


TERMS OF THE INFOCURE COMMON STOCK



     Holders of InfoCure common stock are entitled to one vote per share held of record on each matter submitted to a vote of stockholders. The holders of common stock have no cumulative voting rights, no pre-emptive rights and no rights to convert their shares of common stock into any other securities. Because holders of common stock do not have cumulative voting rights, the holders of the majority of the shares of common stock represented at the annual meeting of stockholders can elect all the directors. Under Delaware law, the affirmative vote of a majority of the outstanding shares of common stock is necessary for certain corporate actions, including merger or consolidation with another corporation, sale or other disposition of all or substantially all of InfoCure's property and assets and voluntary dissolution of InfoCure. Delaware law allows InfoCure to establish a higher percentage of stockholder approval necessary to take such corporate action.



     Holders of common stock are entitled to receive dividends when and if declared by the Board of Directors out of funds legally available therefor, subject to any contractual restrictions on the payment of dividends.



     Upon dissolution, liquidation or sale of all or substantially all of the assets of InfoCure, and after payment in full of all amounts required to be paid to creditors and liquidation preferences, if any, the holders of the common stock will be entitled to receive provisions applicable to the common stock.


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TERMS OF THE PRACTICEWORKS COMMON STOCK



     For a description of the PracticeWorks common stock, see "Description of Capital Stock of PracticeWorks -- Common Stock" on page 157 of this proxy statement-prospectus.



TERMS OF THE PRACTICEWORKS PREFERRED STOCK



     The terms of the series B convertible redeemable preferred stock include the following:


     - The preferred stock has an initial liquidation preference of $5.44 per share.


     - Each share of preferred stock may be converted at any time at the option of the holder into the number of shares of PracticeWorks common stock equal to the liquidation preference in effect at the time divided by the conversion price, which initially will be $36.387, subject to certain anti-dilution adjustments. As of April 26, 2001, each share of preferred stock would have been convertible into approximately 0.1495 shares of PracticeWorks common stock.



     - Dividends will accrue on each share of preferred stock from the date of original issuance at a rate equal to 6% per annum on the liquidation preference per share then in effect and shall be paid quarterly in arrears on March 31, June 30, September 30 and December 31, commencing on June 30, 2001. At its option, PracticeWorks may pay dividends either in cash or shares of PracticeWorks common stock equal in value to the amount of the dividend based on the average of the closing prices of PracticeWorks common stock for the 20 trading days immediately prior to the dividend payment date. Any dividends not paid on the applicable payment date in respect of any share of preferred stock will be added to the liquidation preference in effect with respect to such share.



     - PracticeWorks must redeem all outstanding shares of preferred stock in cash on the fifth anniversary of the date of original issuance at a redemption price equal to the liquidation preference plus all accrued and unpaid dividends through the redemption date.



     - Holders of shares of preferred stock generally do not have the right to vote on any matter on which holders of PracticeWorks common stock are entitled to vote.



     For a more detailed description of the terms of the series B convertible redeemable preferred stock, see "Description of Capital Stock of PracticeWorks -- Preferred Stock -- PracticeWorks Series B Convertible Redeemable Preferred Stock Issuable to Medical Dynamics Stockholders" on page 159 of this proxy statement-prospectus.



CASH IN LIEU OF FRACTIONAL SHARES


     InfoCure will not issue fractional shares of common stock in the merger. As a result, the number of shares of InfoCure common stock you will receive in the merger will be rounded down to the nearest whole number. You will receive a cash payment, without interest, for the value of any fraction of a share of InfoCure common stock you otherwise would be entitled to receive equal to the fraction multiplied by $4.93.

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


     PracticeWorks will not issue any fractional shares of common stock in the merger. As a result, the number of shares of PracticeWorks common stock you will receive in the merger will be rounded down to the nearest whole number. You will receive a cash payment, without interest, for the value of any fraction of a share of PracticeWorks common stock you otherwise would have been entitled to receive equal to the fraction multiplied by $19.72.



     The number of shares of PracticeWorks preferred stock you will receive in the merger will be rounded down to the nearest tenth of a share of preferred stock. You will receive a cash payment, without interest, for the value of a fraction of a share of preferred stock representing less than a tenth of a share you otherwise would have been entitled to receive in an amount equal to the fraction multiplied by $5.44.


EFFECT OF THE MERGER ON MEDICAL DYNAMICS OPTIONS AND WARRANTS

OPTIONS


     When the merger is effective, each option granted under Medical Dynamics' stock option plans that is outstanding, whether or not exercisable, will be terminated and replaced with an option to purchase PracticeWorks common stock. After the merger becomes effective:



     - PracticeWorks and its compensation committee will administer the replacement options;



     - each replacement option may be exercised only for shares of PracticeWorks common stock;



     - the number of shares of PracticeWorks common stock subject to each replacement option will be equal to the number of shares of Medical Dynamics common stock subject to the terminated option immediately before the merger is completed multiplied by 0.0380324, rounded up to the nearest whole share; and



     - the per share exercise price of each replacement option will be equal to the exercise price of the corresponding terminated option divided by 0.0380324, rounded up to the nearest cent.



     The shares subject to each replacement option will be immediately exercisable in proportion to the percentage of shares subject to the corresponding terminated option that are exercisable immediately prior to the closing of the merger. The remaining shares subject to each replacement option will become exercisable according to the vesting schedule of the corresponding terminated option, as adjusted proportionately to reflect the number of shares subject to the replacement option as compared to the number of shares subject to the corresponding terminated option. The replacement options granted to Mr. Horsley, Dr. Bayne and Dr. Bilanich and individuals who were former employees or directors of Medical Dynamics as of the date of the merger agreement will expire on the expiration dates set forth in the corresponding terminated options, which occur on various dates from June 2001 through October 2005. Each option held by any other individual, including current Medical Dynamics employees, will expire on the later of (1) one year from the closing of the merger and (2) 30 days after the date the employee is terminated by Medical Dynamics, but in no event will the expiration date extend beyond the expiration date provided in the corresponding terminated option.


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WARRANTS



     When the merger is effective, each warrant to purchase Medical Dynamics common stock will be terminated and replaced with a warrant to purchase PracticeWorks common stock. After the merger becomes effective:



     - each replacement warrant may be exercised only for shares of PracticeWorks common stock;



     - the number of shares of PracticeWorks common stock subject to each replacement warrant will be equal to the number of shares of Medical Dynamics common stock subject to the corresponding terminated warrant immediately before the merger is completed multiplied by 0.0380324, rounded up to the nearest whole share; and



     - the per share exercise price of each replacement warrant will be equal to the exercise price of the corresponding terminated warrant divided by 0.0380324, rounded up to the nearest cent.



     The shares subject to each replacement warrant will be immediately exercisable in proportion to the percentage of shares subject to the corresponding terminated warrant that are exercisable immediately prior to the closing of the merger. The remaining shares subject to each replacement warrant will become exercisable according to the vesting schedule of the corresponding terminated warrant adjusted proportionately to reflect the number of shares subject to the replacement as compared to the number of shares subject to the terminated warrant. The replacement warrants will expire on the earlier of (1) one year from the closing of the merger and (2) the expiration date provided in the corresponding terminated warrant.



MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER



     In the opinion of Morris, Manning & Martin, L.L.P., counsel to PracticeWorks, the following general discussion summarizes the material U.S. federal income tax consequences of the merger to the stockholders of Medical Dynamics. Because the following summary addresses only the federal income tax consequences of the merger generally applicable to all stockholders of Medical Dynamics, it may not contain all of the information that may be important to you. As you review this discussion, you should keep in mind that the tax consequences to you may vary depending upon your particular tax situation. For example, this discussion does not address, among other matters:



     - state, local, or foreign tax consequences of the merger;



     - federal income tax consequences to Medical Dynamics stockholders who are subject to special rules under the Internal Revenue Code, such as tax-exempt organizations, insurance companies, financial institutions, dealers in stocks and securities, persons who hold such stock as part of a "straddle" or "conversion transaction" for federal income tax purposes, and persons who do not own such stock as a capital asset;



     - federal income tax consequences affecting shares of Medical Dynamics common stock acquired upon the exercise of stock options, stock purchase plan rights, or otherwise as compensation;



     - the tax consequences to holders of warrants, options, or other rights to acquire shares of such stock; and



     - the tax consequences to Medical Dynamics stockholders who are not "United States persons" for federal income tax purposes, including stockholders who are not citizens or residents of the United States.


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YOU ARE URGED BOTH TO REVIEW THE FOLLOWING DISCUSSION AND TO CONSULT WITH YOUR
OWN TAX ADVISOR TO DETERMINE THE EFFECT OF THE MERGER ON YOUR INDIVIDUAL TAX SITUATION, INCLUDING ANY STATE, LOCAL OR NON-U.S. TAX CONSEQUENCES.



     The information in this section is based upon the current Internal Revenue Code; current, temporary and proposed regulations; the legislative history of the Internal Revenue Code; current administrative interpretations and practices of the Internal Revenue Service; and existing court decisions. Future legislation, regulations, administrative interpretations and court decisions could change current law or adversely affect existing interpretations of current law, possibly on a retroactive basis. None of PracticeWorks, InfoCure or Medical Dynamics intends to request any rulings from the Internal Revenue Service concerning the tax treatment of the merger. It is possible that the Internal Revenue Service may challenge the statements in this discussion, which do not bind the Internal Revenue Service or the courts, and that a court may agree with the Internal Revenue Service.



TAX OPINIONS DELIVERED AT CLOSING



     The obligation of PracticeWorks and Medical Dynamics to consummate the merger is conditioned upon the receipt of legal opinions from their respective counsel at closing that the merger will qualify as a reorganization under
Section 368(a) of the Internal Revenue Code, although the merger agreement provides that if counsel to either party does not render a tax opinion, the merger may be consummated if counsel to the other party delivers a tax opinion to both parties. The opinions of counsel delivered at closing will rely on customary factual assumptions and customary representations made by PracticeWorks and Medical Dynamics. If any of the factual assumptions or representations relied upon by counsel are inaccurate, the opinions may not accurately describe the federal income tax treatment of the merger, and this discussion may not accurately describe the tax consequences of the merger. Counsel's opinions are not binding upon the Internal Revenue Service or the courts, and it is possible that the Internal Revenue Service and the courts will disagree with counsels' opinions.



FEDERAL INCOME TAX CONSEQUENCES ASSUMING THE MERGER QUALIFIES AS A
REORGANIZATION



     As noted above, the merger is intended to qualify as a "reorganization" under Section 368(a)(1)(A) of the Internal Revenue Code by virtue of Section 368(a)(2)(D) of the Internal Revenue Code. In such a reorganization, the Internal Revenue Service takes the position for ruling purposes that at least fifty percent of the fair market value of the aggregate consideration received by the former stockholders of the acquired corporation pursuant to the exchange of their shares of acquired corporation stock must be in the form of stock of the parent of the acquiring corporation, although the courts have allowed lower percentages of stock under certain circumstances. The fair market value of the consideration received by the former stockholders of the acquired corporation is determined as of the effective time of the reorganization. In this regard, it is important to note that there is no requirement that at least fifty percent of the fair market value of the consideration received by each former stockholder of the acquired corporation be in the form of stock of the parent of the acquiring corporation, but only that in the aggregate, at least fifty percent of the fair market value of the total consideration received by all stockholders of the acquired corporation be in the form of stock of the parent of the acquiring corporation.


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     Therefore, according to Internal Revenue Service ruling requirements, not more than fifty percent of the fair market value of the aggregate consideration received by former stockholders of the acquired corporation may be in the form of "money or other property" within the meaning of Section 356(a)(1) of the Internal Revenue Code for the merger to qualify as a reorganization. For this purpose, the discussion set forth immediately below assumes (i) that InfoCure common stock received in the merger is "other property" within the meaning of
Section 356(a)(1), (ii) that at the effective time of the merger, the fair market value of the shares of PracticeWorks common stock and PracticeWorks preferred stock received by the stockholders of Medical Dynamics pursuant to the merger agreement will constitute at least fifty percent of the fair market value of the aggregate consideration (PracticeWorks common stock, PracticeWorks preferred stock, InfoCure common stock and all cash, including cash received in lieu of fractional shares) received by all of the Medical Dynamics stockholders pursuant to the merger agreement and (iii) that the merger otherwise qualifies as a reorganization for federal income tax purposes.



     Further, even assuming the merger qualifies as a reorganization within the meaning of Section 368(a), the federal income tax consequences of the merger to the stockholders of Medical Dynamics will depend upon whether the shares of PracticeWorks preferred stock they receive are treated as "nonqualified preferred stock" within the meaning of Section 351(g) of the Internal Revenue Code. Because the shares of PracticeWorks preferred stock are required to be redeemed within five years of their issue date, the shares of PracticeWorks preferred stock will constitute nonqualified preferred stock unless the right to convert the shares of PracticeWorks preferred stock into shares of PracticeWorks common stock is considered to provide significant participation in PracticeWorks' corporate growth for purposes of Section 351(g). The legislative history accompanying the enactment of Section 351(g) in 1997 states that a conversion privilege into stock of the issuer will not "automatically" be considered to provide significant participation in corporate growth under the statute. To date, however, the Internal Revenue Service has not issued any regulations or other administrative guidance regarding the circumstances under which convertible preferred stock is treated as nonqualified preferred stock. Without further administrative or other guidance concerning this issue, it is impossible to predict whether the Internal Revenue Service will treat the shares of PracticeWorks preferred stock as nonqualified preferred stock. Nonetheless, such treatment would appear to be appropriate in connection with the merger. If the PracticeWorks preferred stock is treated as nonqualified preferred stock, then it also will be considered "other property" within the meaning of Section 356(a) of the Internal Revenue Code, as discussed further below.



     InfoCure will not be a "party to a reorganization" within the meaning of
Section 368(b) of the Internal Revenue Code because InfoCure will not acquire the assets of Medical Dynamics in the merger. Although definitive guidance from the Internal Revenue Service or the courts is lacking, stock of a corporation which is not a "party to a reorganization," but which is issued in exchange for stock of an acquired corporation, probably constitutes "other property." It is possible, however, that some other treatment may be asserted by the Internal Revenue Service, and a Medical Dynamics stockholder should consult his own tax advisor concerning this possibility.



     Section 356(a) of the Internal Revenue Code provides that if "other property or money" (in this case, based upon the foregoing, cash, PracticeWorks preferred stock, and InfoCure common stock) is received by a stockholder in connection with an of exchange of such stockholder's shares pursuant to a reorganization, then any gain realized by a stockholder upon such exchange shall be recognized by such stockholder to the extent of


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


"such money and the fair market value of such other property" received by such stockholder pursuant to such exchange. Generally, such gain is taxable as capital gain.



     IN PREPARING THE DISCUSSION SET FORTH IMMEDIATELY BELOW, COUNSEL TO PRACTICEWORKS AND COUNSEL TO MEDICAL DYNAMICS HAVE ASSUMED THAT THE SHARES OF PRACTICEWORKS PREFERRED STOCK ALSO WILL BE TREATED AS NONQUALIFIED PREFERRED STOCK AND THUS, "OTHER PROPERTY" WITHIN THE MEANING OF SECTION 356(A) OF THE INTERNAL REVENUE CODE AND THAT THE SHARES OF INFOCURE COMMON STOCK WILL CONSTITUTE OTHER PROPERTY WITHIN THE MEANING OF SECTION 356(A), BUT YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING THESE MATTERS AND ITS EFFECT UPON THE TAX CONSEQUENCES OF THE MERGER TO YOU.



TAX CONSEQUENCES TO MEDICAL DYNAMICS STOCKHOLDERS OWNING MORE THAN 100 SHARES OF MEDICAL DYNAMICS COMMON STOCK



     If the merger constitutes a reorganization within the meaning of Section 368(a), the shares of PracticeWorks preferred stock are treated as nonqualified preferred stock, and the shares of InfoCure common stock are treated as other property, the merger will have the following material federal income tax consequences to the stockholders of Medical Dynamics who own more than 100 shares of Medical Dynamics common stock:



     - You will recognize any gain, but not any loss, that you realize in the merger. The amount of gain that you recognize will not exceed the sum of the fair market value of the shares of PracticeWorks preferred stock you receive, the fair market value of the shares of InfoCure common stock you receive, and any cash you receive in lieu of a fractional share of PracticeWorks preferred stock and/or InfoCure common stock. Any such gain that you recognize generally should be taxable as a capital gain and should be long-term capital gain if you held your Medical Dynamics shares for more than one year at the effective time of the merger.



     - The aggregate tax basis of the PracticeWorks common stock you receive in the merger (including any fractional share of PracticeWorks common stock deemed to be received and then redeemed for cash, as described below) will be the same as the aggregate tax basis of your shares of Medical Dynamics common stock, decreased by the sum of the fair market value of the shares of PracticeWorks preferred stock you receive, the fair market value of the shares of InfoCure common stock you receive, and any cash you receive in lieu of a fractional share of PracticeWorks preferred stock and/or InfoCure common stock, and increased by the amount of gain you recognize in the merger. The tax basis of the shares of PracticeWorks preferred stock you receive and the shares of InfoCure common stock you receive will be equal to the fair market value of the shares of PracticeWorks preferred stock and shares of InfoCure common stock, respectively, at the effective time of the merger.



     - The holding period of the shares of PracticeWorks common stock (including any fractional share of PracticeWorks common stock deemed to be received and then redeemed for cash, as described below) will include the holding period of the Medical Dynamics common stock you surrender in the merger. The holding period of the shares of PracticeWorks preferred stock and shares of InfoCure common stock you receive in the merger will begin on the day after the merger.



     - If you receive cash in lieu of a fractional share of PracticeWorks common stock, you will be treated for federal income tax purposes as if the fractional share was


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


       issued to you in the merger and then redeemed by PracticeWorks for cash. You generally will recognize capital gain or loss equal to the difference between the amount of cash received for the fractional share and your tax basis in the fractional share, determined as discussed above.



     The tax consequences of the merger to you will be different than the consequences described above if you own more than 100 shares of Medical Dynamics stock and the shares of PracticeWorks preferred stock are not treated as nonqualified preferred stock and/or the shares of InfoCure common stock are not treated as other property. You should consult your tax advisor about this possibility and its effect on your particular tax situation.



TAX CONSEQUENCES IF THE MERGER IS NOT A REORGANIZATION



     If you own more than 100 shares of Medical Dynamics common stock, the federal income tax consequences of the merger to you will be different than the consequences described above if the Internal Revenue Service successfully challenges the status of the merger as a reorganization. Assuming that the shares of InfoCure common stock are other property within the meaning of Section 356(a) of the Internal Revenue Code, then if at the effective time of the merger the sum of the fair market value of the aggregate number of shares of InfoCure common stock and the aggregate amount of cash received by all of the Medical Dynamics stockholders pursuant to the merger agreement is more than fifty percent of the fair market value of the aggregate consideration received by all of the Medical Dynamics stockholders pursuant to the merger agreement (PracticeWorks common stock, PracticeWorks preferred stock, InfoCure common stock and cash), the Internal Revenue Service may take the position that the merger fails to qualify as a reorganization. Likewise, in such circumstances, counsel to PracticeWorks and Medical Dynamics may not be willing to render a legal opinion that the merger will constitute a reorganization for federal income tax purposes. Such a legal opinion is a condition to the consummation of the merger and, if such condition is not met, the merger will not be consummated unless such condition is waived by PracticeWorks and Medical Dynamics. Furthermore, if the merger fails to qualify as a reorganization, you generally will recognize gain or loss in an amount equal to the difference between the aggregate fair market value of the consideration that you receive in the merger (PracticeWorks common stock, PracticeWorks preferred stock, InfoCure common stock and cash) and the tax basis in your Medical Dynamics common stock surrendered. The remaining federal income tax consequences to you if the merger does not qualify as a reorganization will be the same as described below for Medical Dynamics stockholders owning 100 or fewer shares of Medical Dynamics common stock.



TAX CONSEQUENCES TO MEDICAL DYNAMICS STOCKHOLDERS OWNING 100 OR FEWER SHARES



     If you own 100 or fewer shares of Medical Dynamics common stock and receive solely cash in the merger in exchange for your shares, you will be treated for federal income tax purposes as having sold your shares to PracticeWorks for cash in a fully taxable transaction. The amount of gain or loss that you recognize will equal the difference between the amount of cash you receive in the merger and the adjusted tax basis in your shares of Medical Dynamics common stock surrendered in the merger. If you hold your Medical Dynamics shares as a capital asset, any gain or loss that you recognize will be capital gain or loss. If, at the effective time of the merger, you have held your shares of Medical Dynamics common stock for more than one year, any capital gain that you


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


recognize will be long-term capital gain, which is subject to a maximum federal income tax rate of 20% in the case of taxpayers other than corporations. Any capital losses recognized by a taxpayer other than a corporation that are not offset by capital gains may be deducted only up to a maximum of $3,000 per year, although unused capital losses may be carried forward to future taxable years. In the case of a corporation, capital gain is subject to federal income tax at the same rate as ordinary income. A corporation's capital losses may be deducted only to the extent of its capital gains, but unused capital losses may be carried back three years and forward five years. If you own 100 or fewer shares of Medical Dynamics common stock and receive solely cash in the merger in exchange for your shares, the federal income tax consequences to you will not change even if the merger does not qualify as a reorganization.



DISSENTING STOCKHOLDERS



     If you are a Medical Dynamics stockholder who dissents from the merger, you will recognize gain or loss on the exchange of your Medical Dynamics common stock for cash in an amount equal to the difference between the cash received (other than amounts, if any, which are or are deemed to be interest for U.S. federal income tax purposes, which amounts will be taxed as ordinary income) and the tax basis in your Medical Dynamics common stock. Such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss with respect to Medical Dynamics stock held for more than one year at the effective time of the merger. If you dissent, you may be required to recognize any gain or loss in the year the merger closes, irrespective of whether you actually receive payment for your shares in that year.



BACKUP WITHHOLDING



     Under certain circumstances, you may be subject to backup withholding at a rate of 31% with respect to the amount of cash, if any, received in the merger (including cash received in lieu of fractional shares or upon exercise of dissenters' rights), unless you provide proof of an applicable exemption or correct taxpayer identification number and otherwise comply with applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules are not additional tax and may be refunded or credited against your federal income tax liability, so long as the required information is furnished to the Internal Revenue Service.



LOAN TO MEDICAL DYNAMICS



     InfoCure entered into a loan with Medical Dynamics on October 28, 1999, pursuant to which InfoCure advanced $500,000 to Medical Dynamics to repay certain existing obligations and for general working capital purposes. Pursuant to the merger agreement, InfoCure agreed to amend and/or restate the loan, and on January 18, 2000, InfoCure advanced an additional $500,000 to Medical Dynamics. On May 23, 2000, InfoCure advanced an additional $300,000 to Medical Dynamics pursuant to a second amendment to the loan agreement. On October 20, 2000, InfoCure advanced an additional $250,000 to Medical Dynamics pursuant to a third amendment to the loan agreement. On or about January 15, 2001, InfoCure advanced an additional $100,000 pursuant to a fourth amendment to the loan agreement. These additional advances were for general working capital purposes. The total principal amount of all advances under the loan is $1,650,000.00. The maturity date on all advances and interest under the loan, is December 31, 2001. In connection with the spin-off, PracticeWorks assumed InfoCure's


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rights with respect to this loan. All security for the original loan will remain in place and each principal stockholder has signed a subordination agreement to ensure that PracticeWorks is repaid in full by Medical Dynamics before any principal stockholder receives payment from Medical Dynamics pursuant to outstanding promissory notes issued by Medical Dynamics.



BACKGROUND OF AND REASONS FOR THE MERGER


BACKGROUND TO THE MERGER

     The healthcare practice management systems industry is undergoing a period of rapid consolidation favoring large-scale providers that can quickly develop new and diverse software applications and provide enhanced services to healthcare practitioners. Medical Dynamics believes that its smaller size relative to that of many of its competitors and its limited access to capital resources may inhibit its future growth in revenues and profitability. Accordingly, the Medical Dynamics board of directors had considered various alternative means of increasing Medical Dynamics' capital resources through a possible combination, whether through sale, merger or joint venture, with a strong partner in the healthcare systems industry which could provide Medical Dynamics with additional capital resources as well as a competitive advantage.

     On June 2, 1999, the management and board of Directors of Medical Dynamics met to explore a variety of strategic alternatives.

     On June 7, 1999, the board of directors of Medical Dynamics approved the engagement of Neidiger, Tucker, Bruner, Inc., to act as Medical Dynamics' financial advisor and consultant.

     On June 16, 1999, Richard E. Perlman, InfoCure's Chairman, James K. Price, InfoCure's Executive Vice President and Marc Kloner, an InfoCure employee, met with Van A. Horsley, President and CEO of Medical Dynamics, Chae U. Kim, President of Computer Age Dentist, Inc., a wholly owned subsidiary of Medical Dynamics ("CADI"), and Dan L. Richmond, CEO of CADI, at CADI's offices in Los Angeles, California. At the meeting, the representatives described their respective business operations, product technology and recent historical financial results. The parties agreed to engage in further discussion regarding a possible business combination of the companies.

     On June 23, 1999, Medical Dynamics executed an agreement engaging Neidiger, Tucker, Bruner, Inc. to act as Medical Dynamics' financial advisor and consultant.

     In early July 1999, Mr. Perlman called Mr. Horsley to inform him that InfoCure had decided not to proceed at that time with discussions regarding a proposed business combination. No further talks between the parties occurred until October.

     During the week of October 4, 1999, Messrs. Perlman, Price and Horsley engaged in several discussions regarding a possible acquisition by InfoCure of a 60% equity interest in Medical Dynamics in exchange for $2 million cash, the transfer of InfoCure's KComp Dental Division, the assignment of InfoCure's contract to acquire the PracticeWorks Division of Zila, Inc. and the procurement of a $10 million facility for future acquisitions. The Medical Dynamics board reviewed the proposed transaction with Mr. Horsley and provided him with authority to negotiate a letter of intent.

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     On October 25, 1999, Medical Dynamics informed Neidiger, Tucker, Bruner,
Inc. that Medical Dynamics had terminated its engagement with Neidiger since Neidiger was not involved in any discussions related to the proposed InfoCure transaction.

     During the last two weeks of October 1999, the parties negotiated the terms of InfoCure's proposed acquisition of a 60% interest in Medical Dynamics. Also during this period, the parties exchanged due diligence request lists and representatives of both companies and their advisors participated in several telephone calls to conduct reciprocal legal, business, accounting and financial due diligence. On October 27, 1999, the Medical Dynamics board approved the terms of a final letter of intent, which was signed by the parties on October 28, 1999.

     Pursuant to the terms of the final letter of intent, InfoCure and Medical Dynamics executed loan documents pursuant to which InfoCure advanced $500,000 to Medical Dynamics so that it could repay certain existing obligations and for general working capital purposes.

     On November 2, 1999, both companies issued a press release prior to the opening of trading on The Nasdaq Stock Market regarding their arrangements.

     During November 1999, senior management of InfoCure re-evaluated the proposed transaction and considered the possibility and merits of a possible business combination of the companies. After extensive review by InfoCure senior management, Mr. Perlman contacted Mr. Horsley on November 19, 1999 to propose a business combination pursuant to which InfoCure would acquire all of the outstanding shares of Medical Dynamics common stock in a stock-for-stock merger transaction in which Medical Dynamics stockholders would have received InfoCure common stock in exchange for their shares of Medical Dynamics common stock.

     In late November 1999, and continuing into mid-December 1999, Messrs. Perlman, Price and Horsley engaged in extensive telephone conversations regarding the proposed merger transaction, including repayment of Medical Dynamics' debt, treatment of options, employment contracts and the stock exchange ratio. During this period, InfoCure's counsel delivered a first draft of the merger agreement to Medical Dynamics and its counsel and subsequent thereto, the parties engaged in several telephone conversations to negotiate the provisions of the merger agreement. Also during this period, representatives of InfoCure conducted on-site financial, operational and accounting due diligence at Medical Dynamics' offices in Denver, Colorado and Los Angeles, California.

     On December 15, 1999, the InfoCure board was briefed on the status of discussions between InfoCure and Medical Dynamics and reviewed the relevant financial, accounting and legal considerations of the proposed transaction. After due consideration, the InfoCure board unanimously approved the merger agreement and the merger.

     On December 20, 1999, the Medical Dynamics board of directors held a special telephone meeting at which Medical Dynamics board of directors reviewed the terms of the merger agreement and related transactions. After due consideration, the Medical Dynamics board unanimously approved the merger agreement and the merger, subject to approval of the Medical Dynamics stockholders.

     Following the approval of the merger by the InfoCure board and the Medical Dynamics board, on December 21, 1999, InfoCure and Medical Dynamics executed the merger agreement and issued a press release prior to the opening of trading on The

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Nasdaq Stock Market. The merger agreement provided that in the merger each share of Medical Dynamics common stock would have been exchanged for 0.05672 shares of InfoCure common stock. This exchange ratio was subject to adjustment if the average of the closing prices of InfoCure's common stock for the twenty trading days immediately prior to the closing of the merger was below $13.22 or above $22.04. On December 20, 1999, the trading day immediately prior to the announcement of the merger agreement, the closing price of InfoCure's common stock was $27.00. If the average closing price of InfoCure's common stock for the 20 consecutive trading days prior to the closing of the merger had been $27.00, InfoCure would have issued approximately 160,000 shares in the merger.

     On April 10, 2000, InfoCure and Medical Dynamics entered into an amendment to the merger agreement to extend the termination date of the merger from May 31, 2000 until July 31, 2000, and to reflect the change in accounting for the merger from a pooling-of-interests to purchase transaction. On June 22, 2000, InfoCure and Medical Dynamics entered into a second amendment to the merger agreement to extend the termination date of the merger to August 31, 2000.

     Medical Dynamics scheduled a special meeting for August 15, 2000 for its shareholders to approve the merger and Medical Dynamics and InfoCure commenced mailing a joint proxy statement-prospectus relating to the special meeting to the Medical Dynamics stockholders on July 17, 2000.

     On August 14, 2000, Mr. Perlman and Mr. Price had a telephone conversation with Mr. Horsley during which they indicated that InfoCure had a pending announcement of material information that required delaying the Medical Dynamics stockholder meeting until the proxy statement-prospectus could be amended or supplemented. Mr. Perlman and Mr. Price explained to Mr. Horsley this material information was that InfoCure was preparing to announce its intention to spin-off PracticeWorks, its dental division. Mr. Perlman and Mr. Price also indicated to Mr. Horsley that InfoCure wished to discuss amending the terms of the merger agreement in light of its intention to spin-off PracticeWorks and the significant change in trading price of InfoCure's common stock since the time the original merger agreement was signed. At that time, Medical Dynamics agreed to adjourn the stockholders meeting to allow the parties to meet to discuss the need to supplement the proxy statement-prospectus. On August 15, 2000, Medical Dynamics adjourned its special stockholder meeting to August 18, 2000 without taking action on the proposal to approve the merger.

     On August 17, 2000, Mr. Perlman, Mr. Price, Mr. Horsley, Mr. Richmond and Mr. Chae met in Atlanta to discuss the merger. At that meeting, representatives of InfoCure and Medical Dynamics further discussed the need to amend or supplement the proxy statement-prospectus to reflect the pending announcement regarding the PracticeWorks spin-off. However, InfoCure also indicated to Medical Dynamics that although InfoCure continued to have interest in a merger with Medical Dynamics, InfoCure believed that completing the merger on its current terms would be excessively dilutive to InfoCure's stockholders as compared to the value of Medical Dynamics' business to InfoCure. From December 20, 1999, the trading day immediately prior to the original merger agreement to August 17, 2000, InfoCure's stock price dropped from $27.00 per share to $4.50 per share. As a result of the significant decline in the trading price of InfoCure's common stock at that time, InfoCure would have been obligated to issue approximately 2.0 million shares of common stock, representing approximately 6.1% of InfoCure's outstanding stock, to complete the merger. Mr. Perlman and Mr. Price

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

indicated that InfoCure believed that this dilution would negatively affect InfoCure's stock price following the merger, which would be detrimental to the interests of both existing InfoCure stockholders and the former Medical Dynamics stockholders.

     After meeting privately, Mr. Horsley, Mr. Richmond and Mr. Chae indicated that, in light of the issues raised by InfoCure, Medical Dynamics was willing to discuss possible amendments to the terms of the merger agreement. On August 18, 2000, Medical Dynamics adjourned its shareholder meeting indefinitely pending renegotiation of the merger agreement.


     Between August 17, 2000 and August 31, 2000, the parties negotiated the provisions of the amended and restated merger agreement. On August 31, 2000, the parties agreed to amend the merger agreement to provide that each share of Medical Dynamics common stock would be exchanged for 0.06873 shares of InfoCure common stock and 0.07558 shares of InfoCure redeemable preferred stock. The parties further agreed to the designations, rights and preferences of the preferred stock and the terms on which the InfoCure preferred stock would be exchanged for PracticeWorks preferred stock, the reduction of the termination fee payable to InfoCure by Medical Dynamics from $1.3 million to $250,000 and to provide that holders of 100 or fewer shares of Medical Dynamics common stock will receive $0.75 in cash for each share of Medical Dynamics common stock they own in lieu of receiving InfoCure common stock and preferred stock. Finally, the parties agreed that (1) if the 20-day average price is above $6.41, InfoCure may terminate the merger agreement and (2) if the 20-day average price is below $3.45, Medical Dynamics may provide notice of its intent to terminate the merger agreement and that InfoCure may reject that notice, if given, if it agrees to adjust the consideration to be paid to stockholders who own more than 100 shares of Medical Dynamics common stock by


     - adjusting the exchange ratio relating to the number of shares of InfoCure common stock those stockholders will receive, as described elsewhere in the proxy statement-prospectus or

     - paying $0.2372 in cash for each share of Medical Dynamics common stock owned.

     In addition, if InfoCure agrees to make one of these changes, stockholders who own more than 100 shares of Medical Dynamics common stock would still receive 0.07558 shares of InfoCure preferred stock for each share of Medical Dynamics common stock owned. If Medical Dynamics provides notice that it intends to terminate the merger agreement and InfoCure does not make one of the changes described above, the merger agreement will be terminated. Under the terms of the amended and restated merger agreement entered into on October 10, 2000, the 20-day average price was equal to the average closing price of InfoCure common stock for the 20 trading days ending on the date of the closing of the merger. In connection with this amendment, InfoCure advanced an additional $250,000 to Medical Dynamics. The parties agreed to enter into the amended and restated merger agreement on those terms only after receiving required third party approvals of the merger agreement, including approval of InfoCure's senior lender. On August 31, 2000, Medical Dynamics and InfoCure publicly announced that they had agreed to the terms of an amended and restated merger agreement and would execute the agreement upon receipt of third party approvals.

     On October 10, 2000, InfoCure and Medical Dynamics received all required third party approvals and, following approval of the amended and restated merger agreement by

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the InfoCure board and the Medical Dynamics board, InfoCure and Medical Dynamics executed the amended and restated merger agreement. On October 11, 2000, InfoCure and Medical issued a press release announcing the terms of the amended and restated merger agreement prior to the opening of trading on The Nasdaq
Stock Market.

     After further discussion between the parties, InfoCure and Medical Dynamics amended the amended and restated merger agreement on October 30, 2000 to provide that the 20-day average price would be the average closing price for InfoCure common stock for the 20 trading days ending on the fourth trading day prior to the date of the special meeting rather than the average closing price for the 20 trading days ending on the date of the closing of the merger. The parties agreed that this amendment would be beneficial to stockholders who own more than 100 shares of Medical Dynamics common stock because it would allow those stockholders to know the amount and nature of the consideration they would receive in the merger and whether they were entitled to dissenters' rights prior to the special meeting. Under the amended and restated merger agreement, as amended, if Medical Dynamics elects to provide notice of its intent to terminate the merger agreement because the 20-day average price is less than $3.45, it must provide that notice before 5:00 p.m., Eastern Standard Time, on the fourth trading day prior to the special meeting. If Medical Dynamics provides this notice and InfoCure elects to reject the notice, it must provide Medical Dynamics notice that it agrees to adjust the exchange ratio or pay cash by 8:00 p.m., Eastern Standard Time, on the fourth trading day prior to the date of the Special Meeting. Therefore, any change to the consideration payable in the merger will occur on the fourth trading day prior to the special meeting. InfoCure and Medical Dynamics will issue a press release prior to 9:00 a.m., Eastern Standard Time, on the third trading day prior to the special meeting indicating the consideration payable in the merger. In addition, if the 20-day average price is less than $3.45, Medical Dynamics delivers notice of its intent to terminate the merger and InfoCure rejects the notice and elects to pay cash, the press release issued by the parties would also indicate that Medical Dynamics stockholders who own more than 100 shares of Medical Dynamics common stock are entitled to dissenters' rights. InfoCure and Medical Dynamics agreed that it would be beneficial for Medical Dynamics stockholders to have such information prior to the date of the special meeting, allowing them to vote or change proxies they have previously provided, based on this information. The amendment to the amended and restated merger agreement also clarified that the merger would not qualify as "reorganization" for federal income tax purposes if the 20-day average price is less than $3.45, Medical Dynamics delivers notice of its intent to terminate the merger and InfoCure rejects the notice and elects to pay cash. The consequences of the merger not qualifying as a "reorganization" are discussed above under the caption "Material Federal Income Tax Consequences of the Merger." On October 31, 2000, InfoCure and Medical Dynamics issued a press release announcing the terms of the amendment to the amended and restated merger agreement prior to the opening of trading on The Nasdaq Stock Market.


     Because of the timing of the spin-off of PracticeWorks by InfoCure, InfoCure and Medical Dynamics concluded that it would be in the best interest of their stockholders to restructure the deal so that it would close after the spin-off was completed. On December 19, 2000, the parties agreed to amend the merger agreement to provide that each share of Medical Dynamics common stock would be exchanged for 0.017183 shares of PracticeWorks common stock, 0.06873 shares of InfoCure common stock and 0.07558 shares of PracticeWorks preferred stock. The parties further agreed to delete certain provisions in the merger agreement relating to the right of Medical Dynamics to terminate the merger agreement as a result of the trading value of the InfoCure common stock as


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


outlined in the preceding paragraph. Pursuant to this amendment and various agreements executed between PracticeWorks and InfoCure in connection with the spin-off, PracticeWorks assumed the obligations of InfoCure under the merger agreement, except InfoCure's obligation to issue shares of InfoCure common stock.



     On March 2, 2001, the parties agreed to amend the merger agreement to extend the spin-off date from February 28, 2001 to March 15, 2001 and to extend the termination date to May 31, 2001. On April 16, 2001, the parties further amended the merger agreement to extend the termination date to June 15, 2001.


MEDICAL DYNAMICS' REASONS FOR THE MERGER

     The Medical Dynamics board of directors has determined that the merger is in the best interests of Medical Dynamics and its stockholders and has unanimously approved the merger agreement. In reaching its determination, the Medical Dynamics board of directors considered a number of factors, without assigning any relative weights to such factors, including, but not limited to, the following:

     - Medical Dynamics' need to gain access to additional resources. Although Medical Dynamics believed it has the ability to operate profitably in the future and generate sufficient cash flow to service its short-term obligations, Medical Dynamics believed its limited access to capital resources may inhibit its growth in revenues and profitability.


     - The effect on the Medical Dynamics stockholders of Medical Dynamics continuing as an independent entity compared to the effect of a combination with PracticeWorks. The Medical Dynamics board determined that an integration of Medical Dynamics with PracticeWorks, given PracticeWorks' greater marketing, sales and financial resources, may provide a better opportunity for the long-term success of Medical Dynamics' product offerings and thereby maximize value for the Medical Dynamics stockholders.



     - The synergies that existed between PracticeWorks' business and operations and Medical Dynamics' business and operations. PracticeWorks and Medical Dynamics share similar types of customers and technologies. They also share a similar vision, strategy and business philosophy in the physician office marketplace. As a result, the combination provides the combined entity with the opportunity to capitalize on the parties' respective existing relationships with customers and vendors in order to cross-market their respective products and services.



     - The financial performance and condition, businesses and prospects of Medical Dynamics and PracticeWorks, including, but not limited to, information with respect to the historical stock prices of InfoCure, PracticeWorks and the respective operating performances of Medical Dynamics, InfoCure and PracticeWorks.



     - The terms of the merger agreement, including the form and amount of the consideration to be received by the Medical Dynamics stockholders and the terms and structure of the merger. The Medical Dynamics board of directors deemed it significant that the merger would provide Medical Dynamics stockholders who own 100 or more shares with InfoCure and PracticeWorks common stock for which there is an active and liquid trading market and shares of preferred stock that are convertible into shares of PracticeWorks common stock.


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

     - The merger is expected to be treated as a "reorganization" for federal income tax purposes and is expected to be treated as a purchase transaction for accounting and financial reporting purposes.

     - The merger affords the Medical Dynamics stockholders the opportunity to reduce the exposure inherent in Medical Dynamics' reliance on a few products and services in a relatively discrete market, and the difficulties Medical Dynamics faces in competing against larger companies with more diversified product lines and greater financial resources.

     In reaching its conclusion, the Medical Dynamics board of directors also considered the following factors, which it believed did not favor entering into the merger agreement:


     - A combination with PracticeWorks could prevent it from seeking other avenues of maximizing the value of the Medical Dynamics common stock, including seeking a business combination with a third party that offered greater value to the Medical Dynamics stockholders.



     - The merger could prevent Medical Dynamics from maximizing the value of the Medical Dynamics common stock by pursuing its existing strategic plan as an independent entity and that, after the merger, the holders of Medical Dynamics common stock who receive shares of InfoCure common stock, PracticeWorks common stock and PracticeWorks preferred stock in the merger will have to rely on the operating success of InfoCure to maximize the value of their investment.



     - All of the consideration that would be received by Medical Dynamics stockholders who own more than 100 shares of Medical Dynamics common stock in the merger would consist of InfoCure common stock, PracticeWorks common stock and PracticeWorks preferred stock rather than cash.



     - By including InfoCure common stock with the PracticeWorks common stock and PracticeWorks preferred stock, Medical Dynamics stockholders would obtain diversification of their investment.


     - The merger could adversely affect Medical Dynamics' existing relationships with customers and partners.

     In reaching its conclusions set forth above, the Medical Dynamics board acknowledged that certain officers and directors (specifically Messrs. Horsley, Richmond and Kim with respect to certain employment matters, and Dr. and Mrs. Adair and Messrs. Richmond and Kim with respect to the repayment of certain indebtedness) would receive benefits in the merger, including those described below under the caption "The Special Meeting -- Interests of Certain Medical Dynamics Directors, Officers and Affiliates in the Merger." After further consideration and discussion among the directors, the Medical Dynamics board (1) concluded that those benefits (a) were not materially different from those to be realized by other Medical Dynamics stockholders in the merger and (b) in the case of Messrs. Horsley, Richmond and Kim, were appropriate compensation for the employment relationship between those individuals and Medical Dynamics and its subsidiary, Computer Age Dentist, Inc., and (2) considered the fact that Dr. and Mrs. Adair and Messrs. Richard and Kim were otherwise in compliance with relevant contractual requirements for the repayment of loans made.

     Other than those considerations described above which the Medical Dynamics board of directors believed did not favor entering into the merger agreement, the Medical Dynamics board of directors did not identify any particular risks or adverse effects on non-affiliated Medical Dynamics stockholders.

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

     The foregoing discussion of certain information and factors deemed material by the Medical Dynamics board in considering the merger agreement is not intended to be exhaustive but is believed to include all material factors considered by the Medical Dynamics board of directors.

     The Medical Dynamics board of directors has unanimously approved the merger agreement and each amendment thereto and unanimously recommends to the stockholders of Medical Dynamics that you approve the merger agreement.

INFOCURE'S REASONS FOR THE MERGER


     In approving the merger agreement, InfoCure's board of directors considered a number of factors concerning the benefits of the merger. Without assigning any relative or specific weights to the factors, InfoCure's board of directors considered the following material factors, among others:


     - Medical Dynamics' strong positions in the dental practice management specialty.

     - Medical Dynamics' existing customer base.

     - Medical Dynamics' proprietary practice management and clinical software.


     InfoCure's board of directors determined that the merger was in the best interests of InfoCure, PracticeWorks and their stockholders, and unanimously approved the merger agreement and each amendment thereto.



PRACTICEWORKS' REASONS FOR THE MERGER



     In connection with the March 5, 2001 spin-off from InfoCure, PracticeWorks assumed all of InfoCure's rights and obligations under the merger agreement, except for InfoCure's obligation to issue a specified number of shares. In approving this assumption of InfoCure's rights and obligations in connection with the spin-off, and in approving the amendment to the merger agreement subsequent to the spin-off, PracticeWorks' board of directors considered a number of factors concerning the benefits of the merger. Without assigning any relative or specific weights to the factors, PracticeWorks' board of directors considered the following material factors, among others:



     - Medical Dynamics' existing customer base, especially how its customer base would positively impact PracticeWorks soon after the spin-off.



     - Medical Dynamics' strong positions in the dental practice management specialty.



     - Medical Dynamics' proprietary practice management and clinical software.



     PracticeWorks' board of directors believed that the assumption of InfoCure's rights and obligations under the merger agreement would be in the best interests of PracticeWorks and its stockholders, and unanimously approved the assumption of InfoCure's rights and obligations in connection with the spin-off, as well as the April 16, 2001 amendment to the merger agreement.


COMPLETION OF THE MERGER

     Subject to the conditions and the obligations of the parties to effect the merger, the merger will be completed on the date and at the time specified in the articles of merger to be filed with the Colorado Secretary of State.

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


     PracticeWorks and Medical Dynamics agree to exercise their respective best efforts to cause the closing to take place on or before June 15, 2001. However, unexpected delays can occur. PracticeWorks and Medical Dynamics cannot assure you that Medical Dynamics will be able to obtain necessary stockholder approval, that they will be able to obtain any regulatory approvals required for the merger or that they will be able to satisfy other conditions to completion of the merger. Either Medical Dynamics' or PracticeWorks' board of directors may terminate the merger agreement if the merger is not completed by June 15, 2001, unless it is not completed because of the breach of the merger agreement by the party seeking termination. See "The Merger Agreement -- Conditions to Completion of the Merger" and "-- Waiver, Amendment, and Termination."



DISTRIBUTION OF INFOCURE AND PRACTICEWORKS STOCK CERTIFICATES



     Promptly after the merger is completed, you will be mailed a letter of transmittal and instructions for the exchange of the certificates representing shares of Medical Dynamics common stock for certificates representing shares of InfoCure common stock, PracticeWorks common stock and PracticeWorks preferred stock and/or to receive a check for the amount of cash to which you are entitled, depending on the consideration payable to you under the terms of the merger agreement.


     You should not send in your certificates until you receive a letter of transmittal and instructions.


     StockTrans, Inc. will serve as the exchange agent for this transaction. StockTrans functions as both InfoCure's and PracticeWorks' transfer agent. After you surrender to the exchange agent certificates for Medical Dynamics common stock with a properly completed letter of transmittal, the exchange agent will mail you (1) a certificate or certificates representing the number of shares of InfoCure common stock, PracticeWorks common stock and/or PracticeWorks preferred stock to which you are entitled and a check for the amount to be paid in lieu of any fractional share, without interest, if any, together with all undelivered dividends or distributions in respect of the shares of InfoCure and PracticeWorks common stock and/or PracticeWorks preferred stock, without interest thereon, if any and/or (2) a check for any other cash payment to which you are entitled for your shares. InfoCure and PracticeWorks will not be obligated to deliver the consideration to you, as a former Medical Dynamics stockholder, until you have surrendered your Medical Dynamics common stock certificates.



     Whenever a dividend or other distribution is declared by InfoCure or PracticeWorks on InfoCure common stock, PracticeWorks common stock or PracticeWorks preferred stock, as the case may be, with a record date after the date on which the merger was completed, the declaration will include dividends or other distributions on all shares of InfoCure common stock, PracticeWorks common stock or PracticeWorks preferred stock, as the case may be, that may be issued in the merger. However, neither InfoCure nor PracticeWorks will pay any dividend or other distribution that is payable after the completion of the merger to you until you surrender the certificate. If your Medical Dynamics stock certificate has been lost, stolen, or destroyed, the exchange agent will deliver to you the consideration to which you are entitled upon your submission of an affidavit claiming the certificate to be lost, stolen, or destroyed, the posting of a bond in such amount as InfoCure or PracticeWorks may reasonably direct as indemnity against any claim that may be made against InfoCure or PracticeWorks with respect to the certificate, and submission of any other documents necessary to effect the exchange of the shares represented by the certificate.


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

     At the time the merger is completed, the stock transfer books of Medical Dynamics will be closed to Medical Dynamics' stockholders and no transfer of shares of Medical Dynamics common stock by any stockholder will thereafter be made or recognized. If certificates for shares of Medical Dynamics common stock are presented for transfer after the merger is completed, they will be canceled and the holder thereof will receive the applicable merger consideration.

REGULATORY APPROVAL


     PracticeWorks and Medical Dynamics are required to make filings with or obtain approvals from certain regulatory authorities in connection with the merger. PracticeWorks and Medical Dynamics cannot assure you that they can obtain the necessary regulatory approvals or that the other conditions to consummation of the merger can or will be satisfied.


MANAGEMENT AND OPERATIONS AFTER THE MERGER


     The merger will not change the present management team or board of directors of PracticeWorks. Information concerning the management of PracticeWorks is included in the documents incorporated by reference in this proxy statement-prospectus. See "Where You Can Find More Information" on page 178 of this proxy statement-prospectus.



     CADI Acquisition Corporation will be the surviving corporation resulting from the merger and will be a wholly owned subsidiary of PracticeWorks. CADI Acquisition Corporation will continue to be governed by the laws of the State of Colorado. Medical Dynamics' officers and directors will, however, resign upon consummation of the merger and be replaced by persons designated by PracticeWorks.



ACCOUNTING TREATMENT


     It is anticipated that the merger will be accounted for as a purchase business combination. Under this method of accounting, after the closing of the merger, Medical Dynamics' assets and liabilities will be recorded at fair value and any excess of the total value of shares exchanged for Medical Dynamics' assets over its net assets will be recorded as goodwill.


     Consistent with the terms of the original merger agreement and InfoCure's subsequent spin-off of its dental business to PracticeWorks, InfoCure's issuance of common stock to Medical Dynamics stockholders will be accounted for by PracticeWorks as an equity contribution. InfoCure will record the issuance of these shares by increasing its common stock outstanding and paid-in capital to reflect fair value at issuance and simultaneously reduce paid-in capital by this same amount to recognize the adjustment to net assets spun-off to PracticeWorks.



RESALES OF INFOCURE COMMON STOCK, PRACTICEWORKS COMMON STOCK AND PRACTICEWORKS PREFERRED STOCK



     The shares of InfoCure common stock, PracticeWorks common stock and PracticeWorks preferred stock to be issued to you in the merger will be registered under the Securities Act of 1933, as amended, or the Securities Act. All shares of InfoCure common stock, PracticeWorks common stock and PracticeWorks preferred stock that you receive in the merger will be freely transferable after the merger provided you are not considered to be an "affiliate" of Medical Dynamics, InfoCure or PracticeWorks.


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


"Affiliates" generally are defined as persons or entities who control, are controlled by, or are under common control with Medical Dynamics, InfoCure or PracticeWorks at the time of the special meeting (generally, executive officers, directors, and 10% or greater stockholders).



     Rule 145 under the Securities Act restricts the sale of InfoCure common stock, PracticeWorks common stock and PracticeWorks preferred stock received in the merger by affiliates of Medical Dynamics and certain of their family members and related entities. Under the rule, during the first 12-month period after the merger is completed, affiliates of Medical Dynamics may resell publicly the InfoCure common stock, PracticeWorks common stock and PracticeWorks preferred stock they receive in the merger but only within certain limitations as to the amount of InfoCure common stock, PracticeWorks common stock and PracticeWorks preferred stock they can sell in any three-month period and as to the manner of sale provided that InfoCure continues to satisfy its reporting requirements under the Securities Exchange Act of 1934, or the Exchange Act. After the one-year period, affiliates of Medical Dynamics who are not affiliates of InfoCure or PracticeWorks may resell their shares without restriction provided that InfoCure must continue to satisfy its reporting requirements under the Exchange Act. After two years following the closing of the merger, affiliates of Medical Dynamics who are not affiliates of InfoCure or PracticeWorks and who have not been affiliates for at least three months may resell their shares without restriction. Affiliates also would be permitted to resell InfoCure common stock, PracticeWorks common stock and PracticeWorks preferred stock received in the merger pursuant to an effective registration statement under the Securities Act or an available exemption from the registration requirements of the Securities Act. This proxy statement-prospectus does not cover any resales of InfoCure common stock, PracticeWorks common stock and PracticeWorks preferred stock received by persons who may be deemed to be affiliates of Medical Dynamics, InfoCure or PracticeWorks.



     Each person who may be deemed to be an affiliate of Medical Dynamics has executed and delivered to InfoCure an agreement intended to ensure compliance with the Securities Act. Each Medical Dynamics affiliate has agreed not to sell, pledge, transfer, or otherwise dispose of any Medical Dynamics common stock held by the affiliate except as contemplated by the merger agreement or the affiliate agreement. In addition, each Medical Dynamics affiliate must agree not to sell, pledge, transfer or otherwise dispose of any InfoCure common stock, PracticeWorks common stock and PracticeWorks preferred stock received in the merger except in compliance with the Securities Act, and the applicable rules. The stock certificates representing InfoCure common stock, PracticeWorks common stock and PracticeWorks preferred stock issued to affiliates in the merger will bear a legend summarizing these restrictions on transfer.


VOTING AGREEMENT


     Officers and directors holding approximately 17% of the outstanding shares of Medical Dynamics' common stock have agreed to vote in favor of the merger agreement. The voting agreement terminates upon the earlier of the termination of the merger agreement in accordance with its terms or the effective time of the merger.


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

                              THE MERGER AGREEMENT

     The following description summarizes the material provisions of the merger agreement. Your are urged to read carefully the merger agreement, a copy of which is attached as Appendix A to this proxy statement-prospectus.

CONDITIONS TO COMPLETION OF THE MERGER

     In addition to any required regulatory approvals, the merger will be completed only if certain conditions, including, but not limited to the following, are met or waived, if waivable:

     - Medical Dynamics stockholders approve the merger at the special meeting;


     - PracticeWorks and Medical Dynamics receive legal opinions from their respective counsel concerning the treatment of the merger as a "reorganization" for federal income tax purposes;



     - PracticeWorks has not breached any of its representatives or obligations under the merger agreement in any material respect;


     - Medical Dynamics has not breached any of its representations or obligations under the merger agreement in any material respect;

     - the shares of InfoCure common stock to be issued in the merger are approved for listing on The Nasdaq Stock Market;


     - the shares of PracticeWorks common stock to be issued in the merger are approved for listing on the American Stock Exchange;



     - Medical Dynamics and PracticeWorks receive opinions of counsel in forms reasonably satisfactory to each;


     - no law order or other action taken by any court or governmental authority prohibits or restricts the merger or makes it illegal; and

     - in addition to these conditions, the merger agreement, attached as Appendix A to this proxy statement-prospectus, describes other conditions that must be met before the merger may be completed.


     PracticeWorks and Medical Dynamics cannot assure you as to when or if all of the conditions to the merger can or will be satisfied or waived by the party permitted to do so. For instance, the relative values of the PracticeWorks common and preferred stock, and the InfoCure common stock, to be received by the Medical Dynamics stockholders in the merger may prevent counsel for either party from rendering a legal opinion that the merger will constitute a "reorganization" for federal income tax purposes. See the section entitled "Material Federal Income Tax Consequences of the Merger" beginning on page 72 for further discussion of this possibility. In that event, a condition to the consummation of the merger will not be met and must be waived in order for the merger to be completed. If the merger is not effected on or before June 15, 2001, except as described otherwise in this proxy statement-prospectus or the merger agreement, the board of directors of either Medical Dynamics or PracticeWorks may terminate the merger agreement and abandon the merger.


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

NO SOLICITATION

     In the merger agreement, Medical Dynamics has agreed that until the effective time of the merger or the termination of the merger agreement, neither Medical Dynamics nor any of its officers, directors, affiliates, employees, investment bankers, attorneys or other representatives will, directly or indirectly:

     - solicit, initiate, encourage or induce the making of any "acquisition proposal" (as defined below);

     - participate in any discussions or negotiations regarding, or take any other action to facilitate any acquisition proposal;

     - engage in discussions with any person with respect to any acquisition proposal;

     - approve, endorse or recommend any acquisition proposal; or

     - enter into any letter of intent or similar contract relating to any "acquisition transaction" (as defined below);


provided, however, that the Medical Dynamics board of directors may (1) comply with certain SEC rules related to a tender or exchange offers not made in violation of Medical Dynamics' non-solicitation covenants or (2) during the period between mailing of this proxy statement-prospectus and the date the vote required to be obtained from the Medical Dynamics stockholders in connection with the merger has been obtained, in response to an unsolicited, bona fide written acquisition proposal that the Medical Dynamics board of directors reasonably concludes, based upon the advice of its independent financial advisors, constitutes a "superior proposal" (as defined below), engage in discussions with and furnish information to the party making such acquisition proposal to the extent the Medical Dynamics board determines in good faith based on the advice of its outside legal counsel that its fiduciary obligations under applicable law require it to do so. In addition, at least five days prior to furnishing any such nonpublic information to, or entering into discussions with, such party, Medical Dynamics must (1) give PracticeWorks written notice of its intention to furnish such information or enter into such discussions, (2) receive from the third party an executed confidentiality agreement, and (3) contemporaneously with furnishing any such nonpublic information, furnish such nonpublic information to PracticeWorks.


     The merger agreement provides that:

     - the term "acquisition transaction" shall mean any transaction or series of related transactions involving: (1) any acquisition or purchase from Medical Dynamics by any person of more than 5% of the total outstanding voting securities of Medical Dynamics or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person beneficially owning 5% or more of the total outstanding voting securities of Medical Dynamics or any of its subsidiaries or any merger, consolidation, business combination or similar transaction involving Medical Dynamics pursuant to which the stockholders of Medical Dynamics immediately preceding such transaction hold less than 95% of the equity interests in the surviving or resulting entity of such transaction; (2) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 5% of the assets of Medical Dynamics; or (3) any liquidation, dissolution, recapitalization or other significant corporate reorganization of Medical Dynamics;

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

     - the term "acquisition proposal" shall mean any offer or proposal relating to any acquisition transaction; and


     - the term "superior proposal" shall mean an acquisition proposal with respect to which: (1) the Medical Dynamics board of directors has concluded in good faith, after considering applicable state law, on the basis of the written opinion of independent outside counsel, that such action is necessary to prevent the board from violating its fiduciary duties to the Medical Dynamics stockholders; (2) if any cash consideration is involved, it is not subject to any financing contingency, and with respect to which the board has determined (based upon the written opinion of its independent financial advisors) in the exercise of its fiduciary duties to the Medical Dynamics stockholders that the acquiring party is capable of consummating the proposed transaction on the terms proposed; and (3) the board has determined in the exercise of its fiduciary duties to the Medical Dynamics stockholders that the proposed transaction provides greater value to such stockholders than the merger with PracticeWorks (based upon the written opinion of independent financial advisors that such transaction is superior from a financial point of view).


WAIVER, AMENDMENT, AND TERMINATION


     To the extent permitted by law, the boards of directors of PracticeWorks and Medical Dynamics may agree in writing to amend the merger agreement, whether before or after Medical Dynamics' stockholders have approved it. In addition, at any time before the merger becomes effective, either Medical Dynamics or PracticeWorks, or both, may waive any default in the performance of any term of the merger agreement by the other party or may waive or extend the time for the compliance or fulfillment by the other party of any and all of its obligations under the merger agreement. In addition, either PracticeWorks or Medical Dynamics may waive any of the conditions precedent to its obligations under the merger agreement, unless a violation of any law or regulation would result. To be effective, a waiver must be in writing and signed by an authorized officer of Medical Dynamics or PracticeWorks, as the case may be.



     At any time before the merger becomes effective, the boards of directors of PracticeWorks and Medical Dynamics may agree to terminate the merger agreement. In addition, the merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after Medical Dynamics obtains your approval, by:



          1. Medical Dynamics or PracticeWorks, if the transaction is not completed by June 15, 2000, or such later date as may be agreed to by Medical Dynamics and InfoCure; however, neither Medical Dynamics nor PracticeWorks may terminate the merger agreement if its breach is the reason the merger has not been completed;



          2. Medical Dynamics, if PracticeWorks breaches its representations, warranties or obligations under the merger agreement in any material respect;



          3. PracticeWorks, if Medical Dynamics breaches its representations, warranties or obligations under the merger agreement in any material respect;



          4. Medical Dynamics or PracticeWorks, if a governmental authority has issued an order or ruling or taken any other action having the effect of permanently restraining or otherwise prohibiting the merger, and such action is final and nonappealable;


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


          5. Medical Dynamics or PracticeWorks, if the Medical Dynamics stockholders fail to approve the merger; or



          6. PracticeWorks, if (A) the Medical Dynamics board withdraws, modifies or changes its recommendation as to the merger in a manner adverse to PracticeWorks, (B) the Medical Dynamics board recommends to its stockholders a competing transaction, (C) Medical Dynamics breaches its non-solicitation covenant under the merger agreement, (D) a competing transaction for Medical Dynamics is announced and the Medical Dynamics board fails to recommend against acceptance of such proposal, or (E) certain principal stockholders of Medical Dynamics who own 17% of the outstanding shares of Medical Dynamics stock fail to comply with their contractual obligations to vote in favor of the merger.



     If Medical Dynamics terminates the merger agreement as a result of PracticeWorks' breach of any representation or warranty contained in the merger agreement, PracticeWorks will pay a termination fee of $250,000 in cash to Medical Dynamics, and PracticeWorks will waive any right to offset such amount against any amounts then owned to PracticeWorks pursuant to the $1.65 million in advances made by InfoCure to Medical Dynamics.


     If the merger is terminated, the merger agreement will become void and have no effect.

FEES AND EXPENSES


     All fees and expenses incurred in connection with the merger will be paid by the party incurring such expenses whether or not the merger is consummated; provided, however, that PracticeWorks and Medical Dynamics will share equally all fees and expenses, other than attorneys' and accountants fees and expenses, incurred in connection with the printing and filing of this proxy statement-prospectus.


TERMINATION FEE


     Medical Dynamics must pay PracticeWorks a $250,000 cash termination fee if:



          1. PracticeWorks terminates the merger agreement for the reasons described in paragraph 6 above under "-- Waiver, Amendment, and Termination"; or



          2. PracticeWorks terminates the merger agreement for the reasons described in paragraph 1 or paragraph 5 above under "-- Waiver, Amendment. and Termination" and (A) at or prior to such termination, there shall exist or have been proposed an acquisition proposal and (B) within 9 months after such termination, Medical Dynamics enters into a definitive agreement with respect to any "company acquisition" (as defined below) or any company acquisition shall be consummated.


     The merger agreement provides that the term "company acquisition" shall mean: (1) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Medical Dynamics pursuant to which the stockholders of Medical Dynamics immediately preceding such transaction hold less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction; (2) a sale or other disposition by Medical Dynamics of assets representing in excess of 50% of the aggregate fair market value of Medical Dynamics' business immediately prior to such sale; or (3) an acquisition by any person or group (including by way of a tender offer or an

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

exchange offer or issuance by Medical Dynamics), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of common stock of Medical Dynamics.


     In addition, in the event that PracticeWorks terminates the merger agreement for the reason described in paragraph 3 above under "-- Waiver, Amendment, and Termination", then Medical Dynamics shall promptly reimburse PracticeWorks for its costs and expenses in connection with the merger agreement, and if, within 9 months of such termination, Medical Dynamics shall enter into a definitive agreement with respect to any company acquisition or any company acquisition is consummated, then concurrently with the execution of a definitive agreement with respect to, or the consummation of, as applicable, such company acquisition, Medical Dynamics must pay to PracticeWorks an amount in cash equal to the amount by which $250,000 exceeds the amount of PracticeWorks' expenses previously reimbursed by Medical Dynamics.



     Finally, if Medical Dynamics terminates the merger agreement for the reason described in paragraph 2 above under "-- Waiver, Amendment, and Termination", PracticeWorks shall pay to Medical Dynamics $250,000 in cash.


REPRESENTATIONS AND WARRANTIES

     Both parties made a number of representations and warranties in the merger agreement regarding aspects of our respective businesses, financial condition, structure and other facts pertinent to the merger.

     Medical Dynamics' representations and warranties include representations as to:

     - corporate organization, good standing and corporate power

     - corporate power and authority to enter into the merger agreement

     - capitalization

     - SEC filings and financial statements

     - books and records

     - real property interests

     - condition and sufficiency of assets

     - accounts receivable

     - inventory

     - liabilities

     - taxes

     - material adverse changes since June 30, 1999

     - employee benefit matters

     - compliance with legal requirements and governmental authorizations

     - legal proceedings or orders

     - absence of certain changes and events since June 30, 1999

     - material contracts

     - insurance

     - environmental matters

     - employees

     - government contracts

     - intellectual property rights

     - year 2000 compliance

     - certain payments

     - relationships with related persons

     - brokers or finders

     - labor relations matters

     - disclosure

     - stockholder approval


     PracticeWorks' representations and warranties include representations as to:


     - corporate organization, good standing and corporate power

     - corporate power and authority to enter into the merger agreement

     - absence of restrictions and conflicts

     - capitalization

     - SEC filings and financial statements

     - litigation

     - disclosure

     - absence of certain proceedings

     - brokers or finders

CONDUCT OF BUSINESS PENDING THE MERGER

     The merger agreement obligates Medical Dynamics to use its reasonable efforts to maintain and preserve its business organization and to retain the services of its officers and key employees and maintain relationships with customers, suppliers and other third parties to the end that their goodwill and ongoing business shall not be impaired in any material respect, and imposes certain limitations on the operations of Medical Dynamics and its subsidiaries. These items are set forth in the merger agreement which is attached to this proxy statement-prospectus as Appendix A.

                           THE STOCKHOLDERS AGREEMENT

     Certain stockholders of Medical Dynamics who own approximately 17% of the outstanding shares of common stock of Medical Dynamics entered into a stockholders agreement with InfoCure on December 21, 1999.

     The stockholders agreement provides, among other things, that the stockholders subject to the agreement:

     - will not transfer any of the shares subject to the agreement, unless the transferee has agreed in writing to hold the shares subject to the agreement and executes an irrevocable proxy prior to the transfer;

     - will not deposit any shares in a voting trust or grant a proxy or enter into any voting agreement in contravention of the stockholder agreement;

     - will vote the shares subject to the agreement (1) in favor of the merger agreement and the merger, (2) in favor of any matter to facilitate the merger, and (3) as directed by InfoCure with respect to any shareholder proposal related to the merger;

     - will not directly or through a representative solicit, initiate or encourage a third party to make an acquisition proposal to Medical Dynamics, or take any action to facilitate any third party acquisition proposal; and

     - will deliver to InfoCure a proxy that (1) irrevocably appoints the InfoCure board as sole and exclusive attorneys and proxies for the stockholder, (2) authorizes and empowers the InfoCure board to vote and exercise all voting rights of the shares subject to the agreement in favor of the merger agreement and merger, and (3) revokes any and all prior proxies given by the stockholder. The proxy and power of attorney is coupled with an interest throughout the term of the stockholder agreement and granted in consideration of InfoCure entering into the merger agreement.

     The stockholders agreement terminates on the earlier of the termination of the merger agreement or the effective time of the merger.


                        DESCRIPTION OF THE PRACTICEWORKS


                SERIES B CONVERTIBLE REDEEMABLE PREFERRED STOCK



     For a description of the PracticeWorks Series B convertible redeemable preferred stock to be issued to the Medical Dynamics Stockholders, see "Description of Capital Stock of PracticeWorks -- PracticeWorks Series B Convertible Redeemable Preferred Stock Issuable to Medical Dynamics Stockholders" on page 159 of this proxy statement-prospectus.

                     COMPARATIVE STOCK PRICES AND DIVIDENDS


     InfoCure common stock is quoted on The Nasdaq National Market under the trading symbol "VWKS". Prior to the spin-off, shares of InfoCure common stock were traded on the Nasdaq National Market under the symbol "INCX". Shares of PracticeWorks common stock are traded on the American Stock Exchange under the trading symbol "PRW". Prior to the merger, none of the shares of PracticeWorks preferred stock will be issued and there will be no market for those shares. Medical Dynamics common stock was quoted on The Nasdaq SmallCap Market under the trading symbol "MEDY" until October 11, 2000 and thereafter has been traded on the Over-the-Counter Bulletin Board System.



     The following table sets forth, for the periods indicated, the high and low sale prices per share of InfoCure common stock on The Nasdaq National Market, PracticeWorks common stock on the American Stock Exchange and Medical Dynamics common stock on The Nasdaq SmallCap Market for all periods through October 11, 2000 and on the Over-the-Counter Bulletin Board System for the period from October 12, 2000 through the date of this proxy statement-prospectus. The table also gives retroactive effect, where applicable, to the 2-for-1 stock split of InfoCure which was effective August 19, 1999.



     For current price information, you should consult publicly available sources. Neither InfoCure nor PracticeWorks has paid dividends on its common stock. Medical Dynamics has never paid dividends on its common stock. Neither InfoCure nor PracticeWorks intend to pay dividends on their common stock after consummation of the merger.



                                                                          MEDICAL
                                     INFOCURE        PRACTICEWORKS       DYNAMICS
                                   COMMON STOCK     COMMON STOCK(1)    COMMON STOCK
                                 ----------------   ---------------   ---------------
                                  HIGH      LOW      HIGH     LOW      HIGH     LOW
                                 -------   ------   ------   ------   ------   ------
Year Ending December 31, 2001:
  Second Quarter(2)............  $  1.88   $ 1.63   $ 6.35   $ 5.10   $ 0.20   $ 0.17
  First Quarter................     4.69     1.06     7.47     4.60     0.22     0.11
Year Ending December 31, 2000:
  Fourth Quarter...............  $  6.75   $ 3.69       --       --   $ 0.38   $ 0.08
  Third Quarter................     6.44     3.50       --       --     0.59     0.31
  Second Quarter...............    18.38     4.00       --       --     0.94     0.25
  First Quarter................    37.38    14.75       --       --     2.00     0.75
Year Ending December 31, 1999:
  Fourth Quarter...............  $ 18.87   $17.94       --       --   $ 1.69   $ 0.66
  Third Quarter................    28.75    16.94       --       --     0.94     0.63
  Second Quarter...............    26.47    12.25       --       --     2.19     0.84
  First Quarter................    18.00    10.56       --       --     2.72     2.56
Year Ending December 31, 1998:
  Fourth Quarter...............  $ 16.37   $ 5.81       --       --   $ 2.56   $ 2.31
  Third Quarter................     8.47     6.37       --       --     3.00     2.00
  Second Quarter...............     8.09     5.47       --       --     3.00     2.13
  First Quarter................     8.53     4.12       --       --     3.50     3.06


-------------------------


(1)PracticeWorks common stock began trading on the American Stock Exchange on March 6, 2001. Prior to this date, PracticeWorks common stock was not publicly traded.


(2) through April 10, 2001.

RECENT CLOSING PRICES


     The closing sales price per share of InfoCure common stock on The Nasdaq National Market was $27.00 on December 20, 1999, the last trading day prior to the public announcement of the proposed merger, $3.91 on October 10, 2000, the last trading day before public announcement of the amended and restated merger agreement and $2.00 on April 26, 2001, the latest practicable day before the mailing of this proxy statement-prospectus.



     PracticeWorks commenced trading as an independent public company on the American Stock Exchange on March 6, 2001. On April 26, 2001, the last reported sales price for PracticeWorks common stock on the American Stock Exchange was $7.06.



     Because the market price of InfoCure and PracticeWorks common stock is subject to fluctuation, the market value of the shares of InfoCure and PracticeWorks common stock that you will receive in the merger and that you will be entitled to receive upon conversion of the PracticeWorks preferred stock may increase or decrease prior to and following the merger. In addition, YOU ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR INFOCURE COMMON STOCK AND PRACTICEWORKS COMMON STOCK. NEITHER MEDICAL DYNAMICS, INFOCURE NOR PRACTICEWORKS CAN ASSURE YOU AS TO THE FUTURE PRICES FOR INFOCURE AND PRACTICEWORKS COMMON STOCK.


DIVIDEND INFORMATION


     PracticeWorks' dividend policy is set by its board of directors. It currently intends to retain all available funds and any future earnings for use in the operation and expansion of its business and does not anticipate declaring or paying any cash dividends on its common stock in the foreseeable future. Any future determination as to the declaration and payment of dividends will be at the discretion of its board of directors and will depend on then existing conditions, including its financial condition, results of operations, contractual restrictions, capital requirements, business prospects and other factors that PracticeWorks' board of directors considers relevant. In addition, its credit facility with FINOVA prohibits payment of dividends on its common stock.



     Holders of series A convertible redeemable preferred stock will be entitled to receive cumulative dividends of 6.5% when and if declared by PracticeWorks' board of directors and will also share on an as-converted basis with the holders of its common stock in any dividends declared on its common stock. Unpaid dividends on the series A convertible redeemable preferred stock will accrue whether or not they have been declared.



     Holders of series B convertible redeemable preferred stock will be entitled to receive cumulative dividends at an annual rate of 6.0%, and dividend payments may be made in cash or shares of our common stock.



     Holders of series C convertible redeemable preferred stock will not be entitled to dividends. PracticeWorks' board of directors must pay accrued and unpaid dividends to the holders of our series C convertible redeemable preferred stock before any dividends are paid to the holders of our common stock.



     InfoCure has never declared or paid any cash dividends on its common stock. InfoCure currently intends to retain all available funds and any future earnings for use in the operation and expansion of its business and does not anticipate declaring or paying any cash dividends in the foreseeable future. Any future determination as to the declaration and payment of dividends will be at the discretion of InfoCure's board of directors and will depend on then existing conditions, including its financial condition, results of operations, contractual restrictions, capital requirements, business prospects and other factors that its board of directors considers relevant. In addition, InfoCure's credit facility prohibits payment of dividends.



     Medical Dynamics has never paid cash dividends on its common stock, and Medical Dynamics anticipates that it will continue to retain earnings for the foreseeable future for use in the operation of its business.


NUMBER OF STOCKHOLDERS


     As of April 10, 2001, there were 720 stockholders of record who held shares of InfoCure common stock, 704 stockholders of record who held shares of PracticeWorks common stock and 11,563 stockholders of record who held shares of Medical Dynamics common stock.


                  RATIOS OF EARNINGS TO COMBINED FIXED CHARGES

                         AND PREFERRED STOCK DIVIDENDS



     The following table sets forth PracticeWorks' consolidated ratios of earnings to combined fixed charges and preferred stock dividends for the periods shown:



                                       YEAR ENDED       ELEVEN MONTHS      YEAR
                                      DECEMBER 31,          ENDED          ENDED
                                   ------------------   DECEMBER 31,    JANUARY 31,
                                   2000   1999   1998       1997           1997
                                   ----   ----   ----   -------------   -----------
Ratio............................  (1)    4.4    (1)      (1)             9.4


-------------------------


(1) For the years ended December 31, 2000 and 1998 and the eleven months ended December 31, 1997, PracticeWorks' earnings were insufficient to cover fixed charges by $33.8 million, $1.6 million, and $4.4 million, respectively.



     PracticeWorks' consolidated ratios of earnings to combined fixed charges and preferred stock dividends were computed by dividing its earnings in the applicable year by its combined fixed charges for the corresponding year. For the purposes of these calculations, PracticeWorks' earnings consist of pre-tax income from continuing operations plus fixed charges. PracticeWorks' fixed charges consist of interest expense. PracticeWorks neither declared nor paid dividends on preferred stock during the periods presented.

             SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGEMENT


                              OF MEDICAL DYNAMICS



     The following table sets forth certain information known by Medical Dynamics regarding the beneficial ownership of common stock as of April 10, 2001, by:


     - each person known by Medical Dynamics to be the beneficial owner of more than 5% of its outstanding shares of common stock;

     - each director of Medical Dynamics;

     - each executive officer of Medical Dynamics; and

     - all directors and executive officers of Medical Dynamics as a group.

     Unless otherwise indicated, the persons or entities listed below have sole voting and investment power with respect to all shares of common stock owned by them.


NAME OF BENEFICIAL OWNER                 SHARES OWNED BENEFICIALLY(1)   PERCENT OF CLASS*
------------------------                 ----------------------------   -----------------
Edwin L. Adair, M.D....................           1,054,298(2)                 7.9%
Pat Horsley Adair......................           1,054,298(2)                 7.9
Daniel L. Richmond.....................           1,097,760(3)                 8.0
Chae U. Kim............................           1,097,760(3)                 8.0
I. Dean Bayne, M.D.....................              40,000(4)                 0.3
Van A. Horsley.........................             519,686(5)                 3.8
Leroy Bilanich, Ed.D...................              40,000(4)                 0.3
All officers and directors as a group
  (7 persons)..........................           3,849,504(6)                26.0


-------------------------


  * Percent of class based upon 13,229,206 shares outstanding on April 10, 2001.


(1) The term beneficial ownership with respect to a security is defined by Rule 13d-3 under the Exchange Act as consisting of sole or shared voting power (including the power to vote or direct the vote) and/or sole or shared investment power (including the power to dispose or direct the disposition) with respect to the security through any contract, arrangement, understanding, relationship or otherwise. Unless otherwise indicated, beneficial ownership is of record and consists of sole voting and investment power.

(2) Includes 175,000 stock options held by Dr. Adair of which all are presently exercisable.

(3) Includes 450,000 shares under presently exercisable stock options. Does not include option to acquire 150,000 shares which vest upon defined performance goals.

(4) Includes 40,000 shares under presently exercisable stock options.

(5) Includes 429,780 shares under presently exercisable stock options. Does not include options to acquire 400,000 shares which vest based upon definition performance goals.

(6) Includes shares referenced in notes (2) through (5).

                 EFFECT OF THE MERGER ON RIGHTS OF STOCKHOLDERS


     The following discussion describes certain material differences between the rights of InfoCure stockholders, PracticeWorks stockholders and the rights of Medical Dynamics stockholders. While we believe that the description covers the material differences between the two, this summary may not contain all of the information that is important to you. You should carefully read this entire proxy statement-prospectus and the other documents we refer to for a more complete understanding of the differences between being a stockholder of Medical Dynamics and being a stockholder of InfoCure and PracticeWorks.



     As a stockholder of Medical Dynamics, your rights are governed by Medical Dynamics' amended and restated articles of incorporation and amended bylaws, as currently in effect. After completion of the merger, if you own more than 100 shares of Medical Dynamics common stock, you may become a holder of InfoCure common stock, PracticeWorks common stock and PracticeWorks preferred stock.



     As an InfoCure stockholder, your rights will be governed by InfoCure's amended certificate of incorporation and InfoCure's amended and restated bylaws.



     As a PracticeWorks stockholder, your rights will be governed by PracticeWorks' certificate of incorporation, including the certificate of designations which sets forth the rights, preferences and designations of the series B convertible redeemable preferred stock, and PracticeWorks' bylaws.



     Both InfoCure and PracticeWorks are incorporated under the laws of the state of Delaware. Medical Dynamics is incorporated under the laws of the state of Colorado, and therefore, your rights as a stockholder of InfoCure and PracticeWorks will be governed by the Delaware General Corporation Law ("DGCL"), rather than the Colorado Business Corporation Act ("CBCA"), after completion of the merger. The rights, preferences and designations of the preferred stock are described in "Description of Capital Stock of PracticeWorks -- PracticeWorks Series B Convertible Redeemable Preferred Stock Issuable to Medical Dynamics Stockholders" beginning on page 159 of this proxy statement-prospectus.



CLASSES OF STOCK AND VOTING RIGHTS OF INFOCURE AND MEDICAL DYNAMICS



     InfoCure and Medical Dynamics each have one class of common stock issued and outstanding. Holders of InfoCure common stock and holders of Medical Dynamics common stock are each entitled to one vote for each share held.



     Holders of PracticeWorks common stock are entitled to one vote for each share held. The PracticeWorks preferred stock to be issued to the former stockholders of Medical Dynamics will generally not have voting rights.


BOARD OF DIRECTORS

     Neither InfoCure's nor Medical Dynamics' board of directors is divided into classes and all directors are elected annually.


     PracticeWorks' board of directors is divided into three classes, currently consisting of two directors in each class.

NUMBER OF DIRECTORS


     InfoCure's board of directors may contain as few as three directors and as many as twelve. Currently, there are six members of InfoCure's board of directors. The exact number of authorized directors within such range may be fixed from time to time by a resolution adopted by InfoCure's board of directors.



     The number of directors of PracticeWorks and the number of directors in each class of directors may be fixed by the from time to time by a resolution adopted by the PracticeWorks board of directors, except that while any shares of series A preferred stock are outstanding, PracticeWorks will be required to have at least six members, and the holders of series A preferred stock, voting as a class, will be entitled to elect one member to PracticeWorks' board of directors. However, such holders will not be entitled to vote with respect to the remaining directors. Currently, there are six members of PracticeWorks' board of directors.


     There are currently seven directors on Medical Dynamics' board of directors.

FILLING VACANCIES ON THE BOARD

     Any vacancy occurring on the InfoCure board of directors may be filled by a vote of the majority of the remaining directors, though less than a quorum, or by the sole remaining director, or if no director remains or if the vacancy is not so filled, by the stockholders. A director elected to fill a vacancy will serve until the next election of directors by the stockholders and the election and qualification of the successor.


     A vacancy on the PracticeWorks board of directors may be filled by vote of the majority of the remaining directors, though less than a quorum. A director elected to fill a vacancy will serve until the next election of directors by the stockholders and the election and qualification of the successor.


     Medical Dynamics' bylaws provide that vacancies and newly-created directorships resulting from any increase in the authorized number of directors may be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum. The CBCA provides that stockholders may also fill a vacancy on the board of directors. The term of a director elected to fill a vacancy by the directors expires at the next annual stockholders' meeting at which directors are elected. The term of a director elected to fill a vacancy by the stockholders is the unexpired term of the predecessor director. Directors elected to fill vacancies or newly-created directorships will continue to serve until a successor is elected and qualifies.

QUORUM

     InfoCure's bylaws provide that one-third of the number of votes entitled to be cast, present in person or represented by proxy, shall constitute a quorum at all meetings of stockholders.


     PracticeWorks' bylaws provide that a majority of the number of votes entitled to be cast, present in person or represented by proxy, shall constitute a quorum at all meetings of stockholders.


     Medical Dynamics' articles of incorporation provide that one-third of all shares entitled to vote shall constitute a quorum.

STOCKHOLDER ACTION BY WRITTEN CONSENT

     InfoCure's bylaws provide that any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a written consent is signed by the holders having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.


     PracticeWorks' bylaws provide that any action required or permitted to be taken at any meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a written consent signed by the holders having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.


     Medical Dynamics' bylaws provide that any action required to be taken, or which may be taken at a meeting of the stockholders may be taken without a meeting, if a written consent setting forth the action to be taken is signed by all of the stockholders entitled to vote on that subject matter.

ABILITY TO CALL SPECIAL MEETING

     Special Meetings of InfoCure stockholders may be called by the board of directors or by the chairman of the board of directors.


     Special meetings of PracticeWorks stockholders may be called by the chairman of the board of directors, the chief executive officer, or a majority of the board of directors.


     Special meetings of stockholders of Medical Dynamics may be called by the president, the chief executive officer, the board of directors or by the president at the request of the holders of not less than one-tenth of all shares of Medical Dynamics entitled to vote at the meeting.

NOTICE OF MEETING


     InfoCure, PracticeWorks and Medical Dynamics stockholders are entitled to notice of all stockholder meetings not less than ten nor more than 60 days prior to the date of the meeting.


ADVANCE NOTICE OF STOCKHOLDER PROPOSALS


     INFOCURE. Business at an annual meeting may be brought by an InfoCure stockholder only upon the stockholder's timely notice thereof in writing to the secretary of InfoCure. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of InfoCure not less than 60 days nor more than 90 days prior to the meeting as originally scheduled; provided, however, that in the event that less than 60 days notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the tenth day following the earlier of the day on which such notice of the date of the meeting was mailed or the date on which such public disclosure was made.

The InfoCure stockholder's notice to the Secretary shall set forth:

     - a brief description of the proposal desired to be brought before the meeting and the reasons for conducting such business at the meeting;

     - the name and address of the stockholder proposing such business and any other stockholders known by such stockholder to be supporting such proposal;

     - the class and number of shares of InfoCure stock that are beneficially owned by the stockholder on the date such stockholder gives notice to the secretary, and the number of shares in InfoCure common stock that are beneficially owned on such date by any other stockholders known to be supporting such proposal; and

     - any financial interest of the stockholder in such proposal.

     With respect to InfoCure stockholders nominating persons to election to InfoCure's board of directors, such nominations shall be made only at an annual or special meeting of the stockholders called for that purpose and only by complying with the notice procedures set forth in InfoCure's bylaws. Specifically, the InfoCure stockholder must provide a timely notice in writing to the secretary of InfoCure, such notice must be delivered to or mailed and received at the principal executive offices of InfoCure not less than 60 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 60 days notice or public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the tenth day following the earlier of the day on which such notice of the date of the meeting was mailed or the date on which such public disclosure was made.

     The stockholder's notice must set forth:

     (1) as to each person that the stockholder proposes to nominate for election or reelection as a director:

     - the name, age, business address and residence address of such proposed nominee;

     - the principal occupation or employment of such proposed nominee;

     - the class and number of shares of common stock of InfoCure which are beneficially owned by such proposed nominee; and

     - any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Schedule 14A under the Securities Exchange Act of 1934, as amended; and

     (2) as to the stockholder giving such notice:

     - the name and address of such stockholder; and

     - the class and number of shares of InfoCure's stock that are beneficially owned by the stockholder on the date of such notice.


     PRACTICEWORKS. PracticeWorks' bylaws establish an advance notice procedure for stockholder proposals to be brought before any annual or special meeting of stockholders and for nominations by stockholders of candidates for election as directors at an annual meeting or a special meeting at which directors are to be elected. Subject to any other applicable requirements, including, without limitation, Rule 14a-8 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, only such business may be conducted at a meeting of stockholders as has been brought before the meeting by, or at the direction of, PracticeWorks' board of directors, or by a stockholder who has given PracticeWorks' Secretary timely written notice, in proper form, of the stockholder's intention to bring that business before the meeting. The presiding officer at such meeting has the authority to make such determinations. Only persons who are nominated by, or at the direction of, PracticeWorks' board of directors, or who are nominated by a stockholder who has given timely written notice, in proper form, to PracticeWorks' Secretary prior to a meeting at which directors are to be elected will be eligible for election as directors of PracticeWorks.



     To be timely, notice of nominations or other business to be brought before any meeting must be delivered to our Secretary not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year; provided, however, that if the annual meeting is not scheduled to be held within a period that commences 30 days before and ends 30 days after such anniversary date, such advance notice shall be given by the later of (1) the close of business on the date 90 days prior to the date of the annual meeting or (2) the close of business on the tenth day following the date that the meeting date is first publicly announced or disclosed.



     Any stockholder who gives notice of a proposal must provide the text of the proposal to be presented, a brief written statement of the reasons why he or she favors the proposal, the stockholder's name and address, the number and class of all shares of each class of PracticeWorks stock owned, any material interest the stockholder may have in the proposal, other than as a PracticeWorks stockholder, and, in the case of any person that holds PracticeWorks stock through a nominee or "street name" holder of record of such stock, evidence establishing such person's indirect ownership of PracticeWorks stock and entitlement to vote on the matter proposed at the annual meeting.



     The notice of any nomination for election as a director must set forth the name of the nominee, the number and class of all shares of each class of PracticeWorks capital stock beneficially owned by the nominee, the information regarding the nominee required by paragraphs (a), (e) and (f) of Item 401 of Regulation S-K adopted by the SEC, the signed consent of each nominee to serve as a director if elected, the nominating stockholder's name and address, the number and class of shares of PracticeWorks stock owned by such nominating stockholder and, in the case of any person that holds PracticeWorks stock through a nominee or "street name" holder of record of such stock, evidence establishing such person's indirect ownership of PracticeWorks stock and entitlement to vote on the matter proposed at the annual meeting.



     MEDICAL DYNAMICS. The Medical Dynamics bylaws do not contain any provisions related to advance notice of stockholder proposals.


VOTING REQUIREMENTS

     InfoCure's bylaws provide that when a quorum is present at any stockholder meeting, a majority of the number of votes entitled to be cast present in person or represented by proxy shall decide any proposal brought before the meeting, unless the certificate of incorporation, the bylaws or the DGCL provides a different threshold.


     PracticeWorks' bylaws provide that when a quorum is present at any stockholder meeting, a majority of the number of votes entitled to be cast, present in person or represented by proxy, shall decide any proposal brought before the meeting, unless the certificate of incorporation, the bylaws or the DGCL provides a different threshold.


     Medical Dynamics' articles of incorporation provide that when a quorum is present at any stockholder meeting, the affirmative vote of the holders of a majority of the shares entitled to vote shall decide any proposal brought before the meeting, unless the articles of incorporation or the CBCA provide a different threshold.

AMENDING CERTIFICATE OF INCORPORATION OR ARTICLES OF INCORPORATION

     InfoCure's certificate of incorporation and Medical Dynamics' articles of incorporation may be amended by the affirmative vote of a majority of the votes entitled to be cast and the affirmative vote of a majority of the outstanding stock of each class entitled to vote as a class thereon.


     Any proposal to amend, alter, change or repeal any provision of PracticeWorks' certificate of incorporation requires approval by the affirmative vote of a majority of the voting power of all of the shares of its capital stock entitled to vote on such matters, with the exception of certain provisions of PracticeWorks' certificate of incorporation, which require a vote of 66 2/3% of more of such voting power.


AMENDING BYLAWS

     InfoCure's bylaws may be amended as follows:

     - at any meeting of stockholders at which a quorum is present, by vote of a majority of the number of votes entitled to be cast present in person or by proxy, provided that the notice of the meeting contained a statement of the substance of the amendment; or

     - by a majority vote of the board of directors.

     In addition, any stockholder who intends to propose an amendment to the InfoCure bylaws shall notify the secretary of InfoCure in writing of the amendment not later than one hundred eighty days prior to a request by such stockholder to call a special meeting for such purpose or, if such proposal is intended to be made at an annual meeting of stockholders, not later than the latest date permitted for submission of stockholder proposals by Rule 14a-8 under the Securities Exchange Act. Such notice to the secretary shall include the text of the proposed amendment and a brief statement of the reason why such stockholder intends to make such proposal.


     PracticeWorks' certificate of incorporation provides that only its board of directors or the holders of 66 2/3% of the shares of its capital stock entitled to vote at an annual or special meeting of stockholders have the power to amend or repeal its bylaws.


     Medical Dynamics' bylaws may be altered, amended, repealed, suspended or replaced by the board of directors at any regular or special meeting. The CBCA also permits the stockholders to amend the bylaws.

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INTERESTED DIRECTOR TRANSACTIONS


     InfoCure's bylaws provide that no contract or transaction between InfoCure and one or more of its directors or officers, or between InfoCure and any other company, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board of directors or committee thereof which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose, if:


     - the material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors or the committee, and the board of directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or

     - the material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or

     - the contract or transaction is fair as to InfoCure as of the time it is authorized, approved or ratified, by the board of directors, a committee thereof, or the stockholders.


     Both PracticeWorks' bylaws and the CBCA contains provisions which are substantially the same as the Interested Director provisions of the InfoCure bylaws.


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                        BUSINESS OF PRACTICEWORKS, INC.



OVERVIEW



     PracticeWorks previously operated as a division of InfoCure Corporation. On March 5, 2001, InfoCure spun off PracticeWorks' operations through a pro rata distribution to its shareholders of all of PracticeWorks' outstanding common stock. As a result of the spin-off, PracticeWorks became an independent public company operating what was previously InfoCure's dental business. This business includes the dental, orthodontic and oral and maxillofacial surgery business lines.



     PracticeWorks is an information management technology provider for dentists, orthodontists and oral and maxillofacial surgeons. Its offerings include practice management applications, business-to-business e-commerce services, electronic data interchange, or EDI, services, ongoing maintenance and support and training. These applications and services are designed to automate the provider's practice, resulting in greater efficiency, lower costs and higher quality care. As of December 31, 2000, PracticeWorks had an installed base of approximately 35,000 providers, including approximately 27,000 dentists, 4,000 orthodontists and 4,000 oral and maxillofacial surgeons in the United States. In addition, PracticeWorks has approximately 4,000 providers located in Europe and Australia. Including the recent InfoSoft acquisition, PracticeWorks' installed customer base is approximately 61,000 providers.



     PracticeWorks believes that the direct and frequent use of its practice management applications by providers and office staff throughout the business day combined with its substantial installed customer base strongly positions PracticeWorks to facilitate business-to-business e-commerce between its customers and dental, medical and orthodontic product manufacturers and distributors as well as other suppliers. Through business relationships PracticeWorks has established to date, orthodontists using its e-commerce application can make convenient, cost-effective online purchases of orthodontic supplies, office supplies and promotional materials. PracticeWorks is developing additional business relationships to enable online purchasing of dental supplies using PracticeWorks' e-commerce application. This will allow PracticeWorks to expand its e-commerce services to the dental and oral and maxillofacial surgery markets and further develop this revenue stream.



     PracticeWorks' existing practice management applications are installed either on servers or personal computers located in the provider's office. PracticeWorks is developing practice management applications that PracticeWorks will deliver through an application services provider, or ASP, delivery model whereby the applications will be remotely hosted on a central server which its customers will access through a standard Internet browser. PracticeWorks' ASP applications will benefit our customers primarily by:



     - decreasing their total cost of ownership by reducing hardware requirements and allowing them to outsource maintenance and support functions;



     - automatically providing immediate access to future updates and improvements to our applications;



     - enabling secure, online communication with patients; and



     - enabling remote access to their practice management information.


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     PracticeWorks expects to release specified modules of its ASP application for use by dentists in the United States during the second quarter of 2001 and to release specified modules of its ASP applications for orthodontists and oral and maxillofacial surgeons by the fourth quarter of 2001. Although PracticeWorks' initial ASP applications will contain the basic functionality required to manage a dentist's office, they will not offer the full functionality of PracticeWorks' core products. PracticeWorks expects to provide these levels of full functionality for its ASP applications in the dental market in the fourth quarter of 2001 and in the orthodontic and oral and maxillofacial markets in the third quarter of 2002.



RECENT EVENTS



INFOSOFT ACQUISITION



     On March 7, 2001, PracticeWorks completed the acquisition of SoftDent, LLC, or InfoSoft, the practice management software subsidiary of Ceramco, Inc., a wholly owned subsidiary of DENTSPLY International, Inc. The aggregate consideration paid in connection with this acquisition was approximately $32.0 million. In connection with this acquisition, PracticeWorks issued 32,000 shares of its series A convertible redeemable preferred stock to Ceramco having a stated redemption value of $32.0 million in five years. These shares of series A convertible redeemable preferred stock are convertible into approximately 9.8% of PracticeWorks' outstanding common stock.



     InfoSoft develops and provides dental practice management systems. The acquisition of InfoSoft strengthens PracticeWorks' presence in the dental segment of the healthcare information systems market by adding approximately 22,000 dentists to our installed customer base. As a result of this acquisition, PracticeWorks now has an installed customer base of approximately 49,000 dentists in the United States, in addition to 4,000 orthodontists and 4,000 oral and maxillofacial surgeons. The InfoSoft acquisition also affords PracticeWorks opportunities for future conversion of the acquired customer base to newer technology offered by PracticeWorks, the potential revenue from its connectivity offerings and the cost savings potential of eliminating duplicative services and redundancies in staffing.



PROPOSED MEDICAL DYNAMICS ACQUISITION



     In connection with the spin-off, PracticeWorks assumed InfoCure's obligation to acquire Medical Dynamics, Inc. except for InfoCure's obligation to issue a specified number of shares of InfoCure common stock. The aggregate consideration to be paid to the Medical Dynamics shareholders in connection with the proposed merger is approximately $7.5 million. Each Medical Dynamics shareholder of greater than 100 shares of Medical Dynamics common stock will receive 0.017183 shares of PracticeWorks common stock, 0.07558 shares of PracticeWorks series B convertible redeemable preferred stock and 0.06873 shares of InfoCure common stock in exchange for each share of Medical Dynamics common stock outstanding on a fully diluted basis on the date of the merger.



     Each holder of 100 or fewer shares of Medical Dynamics common stock will receive $0.75 in cash for each share of Medical Dynamics. Assuming 13.2 million shares of Medical Dynamics are outstanding on a fully diluted basis on the date of the acquisition, PracticeWorks will issue approximately 219,500 shares of PracticeWorks common stock and approximately 965,000 shares of PracticeWorks series B convertible redeemable preferred stock (with a stated redemption value of $5.3 million) and will pay


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approximately $325,000 in cash as consideration for the merger. Assuming full conversion of the PracticeWorks series B convertible redeemable preferred stock, the PracticeWorks securities to be issued in connection with the proposed Medical Dynamics merger will represent, in the aggregate, less than 2.0% of PracticeWorks' common stock at the time of the spin-off. InfoCure will issue approximately 878,000 shares of its common stock as a portion of the consideration for the merger.



     The Medical Dynamics merger will require approval of the Medical Dynamics shareholders. No vote of the PracticeWorks or InfoCure shareholders is required to approve the merger. Either PracticeWorks or Medical Dynamics may terminate the merger agreement under specified circumstances, including if both parties consent in writing; if the merger is not completed by June 15, 2001; and if the Medical Dynamics shareholders do not approve the merger.



     Medical Dynamics will pay PracticeWorks a "break up" fee of $250,000 if (1) Medical Dynamics approves, enters into, or consummates a transaction contemplated by an acquisition proposal; (2) the Medical Dynamics board withdraws, modifies or changes its recommendation as to the merger; or (3) specified principal stockholders of Medical Dynamics who own approximately 17% of the outstanding shares of Medical Dynamics stock fail to comply with their obligations under a stockholders agreement to vote in favor of the merger. In addition, PracticeWorks will pay Medical Dynamics a fee of $230,000 if Medical Dynamics terminates the merger agreement because InfoCure breaches its representations, warranties or obligations under the merger agreement in any material respect.



     The proposed acquisition of Medical Dynamics will further strengthen PracticeWorks' presence in the dental segment of the healthcare information systems market by adding approximately 4,000 dentists to its installed customer base. Medical Dynamics' customer base is relatively large and produced a revenue stream of approximately $2.7 million from customer support contracts for the fiscal year ended September 30, 2000. This acquisition also affords opportunities for future conversion of the acquired customer base to newer technology offered by PracticeWorks and the potential for additional revenues from PracticeWorks' connectivity offerings.



CRESCENT INVESTMENT AND EQUITY LINE



     In connection with the spin-off, on March 6, 2001, PracticeWorks issued 100,000 shares of its series C convertible redeemable preferred stock for $5.0 million to Crescent International Ltd. in a private placement. PracticeWorks expects to use the proceeds of this investment to fund its general operations.



     The series C convertible redeemable preferred stock is not convertible during the first year after issuance. Thereafter, the holders of the series C convertible redeemable preferred stock can convert all or a portion of the shares. In no event, however, will the holders of the series C convertible redeemable preferred stock be entitled to obtain, in the aggregate for all conversions, more than 20.0% of PracticeWorks' common stock upon conversion. Accordingly, a holder would not be able to convert a portion of the series C convertible redeemable preferred stock, up to 19.9% of the outstanding common stock, and then sell all or a portion of its common stock, and then convert more of its holdings, up to 19.9%, at a later date.


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     The number of shares of common stock to be received upon conversion will equal the liquidation preference, $5.0 million, of the series C convertible redeemable preferred stock to be redeemed divided by the conversion price. The conversion price will be equal to the lesser of (1) 107.5% of the average closing bid price of our common stock for the 50 consecutive trading days immediately following the spin-off, such 50 day average being referred to as the "reference price," and (2) the average of the three lowest closing bid prices of PracticeWorks' common stock during the 22 trading day period immediately preceding the applicable conversion date. The conversion price determined according to the formula may not be less than 75% of the reference price; however, beginning 18 months after the date PracticeWorks issued the series C convertible redeemable preferred stock, the minimum conversion price will decrease by 7.5% of the reference price on the first day of each month. Holders of the series C convertible redeemable preferred stock will be entitled to receive a liquidation preference of $50 per share, plus a 6.5% annual return, in the event that PracticeWorks liquidates, dissolves or winds up, before any payments or distributions of assets are made or set aside for the benefit of holders of its common stock. PracticeWorks will have the right either to redeem in cash or to require the conversion of the shares of series C convertible redeemable preferred stock, provided certain conditions are met. If the series C convertible redeemable preferred stock has not been converted after four years, the holders may require PracticeWorks to redeem the series C convertible redeemable preferred stock at a redemption price equal to 175% of the liquidation preference, or $8.75 million. Crescent will also receive specified registration rights in connection with its investment. The series C convertible redeemable preferred stock is entitled to vote on an as-converted basis, together with the holders of PracticeWorks' common stock on all matters on which the holders of our common stock are entitled to vote; however, the outstanding shares of series C convertible redeemable preferred stock, together with the shares of common stock into which the preferred stock has been converted, will not be entitled to cast more than 9.9% of the votes cast on any matter on which stockholders are entitled to vote.



     On March 6, 2001, PracticeWorks entered into an equity line agreement with Crescent that allows PracticeWorks to issue and sell and requires Crescent to purchase, upon PracticeWorks' request, shares of PracticeWorks' common stock for consideration of up to $35.0 million (minus applicable fees and expenses). Under this agreement, PracticeWorks can, from time to time and at its option, issue and sell shares of common stock with an aggregate purchase price of up to twice the average daily trading value of its common stock during the 22 trading day period immediately preceding the applicable sale date, but no more than $2.5 million at one time. The purchase price for shares of common stock sold to Crescent under this equity line will be 94% of the average of the lowest three consecutive bid prices during the 22 day trading period immediately preceding the applicable sale. Management does not currently believe that it will be necessary to draw any amounts under the Crescent equity line.



     At the time PracticeWorks first elects to sell common stock to Crescent under the equity line, PracticeWorks will be required to issue Crescent an incentive warrant to purchase a number of shares of PracticeWorks' common stock equal to $3.5 million divided by the purchase price of PracticeWorks' common stock in the first sale to Crescent. This warrant will be exercisable for five years. The exercise price will be 150% of the purchase price in the first sale of PracticeWorks' common stock to Crescent under the equity line.


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     After issuance of unregistered shares under the equity line, PracticeWorks is obligated to file a resale registration statement within 20 days and use its best efforts to have the registration statement declared effective. We must issue to Crescent protective warrants to purchase shares of its common stock at $0.01 per share, which are intended to protect Crescent economically from any loss as a result of a drop in market price of PracticeWorks' common stock that might occur between issuance of the unregistered shares and effectiveness of the resale registration statement. The warrants will only become exercisable if the market price of the common stock on the date the resale registration statement covering these unregistered shares is declared effective is lower than the market price on the date the unregistered shares are issued. As the issuance of these protective warrants directly relates to the sale of common stock, PracticeWorks would account for these issuances as a cost of raising capital, the impact of which would be reported in stockholders' equity.



     PracticeWorks will also be subject to certain cash penalties if PracticeWorks does not timely register for resale the shares of its common stock issued under the equity line and issuable upon exercise of the incentive and the protective warrants. If PracticeWorks fails to obtain effectiveness of the resale registration statement or to maintain the effectiveness of the registration statement, PracticeWorks must pay Crescent in cash an amount equal to 2.0% per month of the aggregate purchase price of all of the registrable securities covered by the resale registration statement. In addition, if the number of shares of common stock covered by the resale registration statement is insufficient, PracticeWorks must pay Crescent in cash an amount equal to 1.5% per month of the market value of the shares that have not been registered for each month until a registration statement covering the resale of any such shares has been declared effective. Regarding any cash penalties associated with the warrants, PracticeWorks would net these amounts against the proceeds from the sale of stock as such costs would be considered costs of raising capital.



THE INDUSTRY



CURRENT STATE OF THE DENTAL INDUSTRY



     According to the Health Care Financing Administration, healthcare expenditures were approximately $1.15 trillion, or 13.7% of the U.S. gross domestic product in 1998. Spending on dental services in the United States reached approximately $53.7 billion in 1998 and was expected to increase 6.3% in 1999. Dental services are expected to grow at a compound rate of 6.6% annually through the year 2007, when total dental care would account for $95.2 billion of U.S. healthcare expenditures. Expenditures on dental services are growing at a slightly faster pace than total U.S. healthcare expenditures, growing from 4.7% of the total in 1997 to over 4.8% in 1999. Based on our experience in the industry, we believe the primary drivers of growth in dental services include the aging U.S. population, natural teeth being retained longer, changing dental practices, general population growth and an increase in private dental insurance. According to Dorland Healthcare Information, a healthcare industry research firm, orthodontic services were estimated to have represented $4.1 billion of total dental services expenditures in 1999, an increase of 7.0% annually since 1997.



     The market for professional dental products is estimated to have been approximately $3.1 billion in 1999, growing at annual rate of 6.7% to more than $3.5 billion by 2001, according to the Detwiler Group, a healthcare industry research firm. This market is comprised of a wide range of products including supplies, such as hand instruments, polishing materials and consumables used in patient therapy, and equipment, such as


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sterilizers, powered hand pieces and ultrasonic cleaners. In addition, orthodontists and oral and maxillofacial surgeons use other specialty equipment and supplies including bonding and wiring material, anesthesia and surgical supplies.



     The traditional supply chain for professional dental and related products is highly fragmented and inefficient, with more than 300 distributors serving dental practices, of which fewer than 20 have more than $20.0 million in annual sales, according to the Detwiler Group. According to Strategic Dental Marketing, an industry market research firm, the six largest manufacturers of dental supplies control approximately 45.0% of the market, but very few sales are made directly to dental practices. However, the cost effective procurement of supplies and equipment is highly important to managing dental practice expenses.



     According to Dorland Health Information, "the spread of managed care in dental care is likely to increase in the future as HMOs and other managed care plans contract with dentists to provide services on a capitated basis in an effort to control costs. The key to prosperity in the capitated environment will be cost control." The managed care, fixed-fee and capitated models are replacing the fee-for-service reimbursement model that has been the traditional basis for payment for healthcare services. We believe this shift will increase the demand for dental practice management applications and services.



     We note that information about the oral and maxillofacial surgery markets was not available and is not included in industry data about the dental services market. Therefore, our discussion of trends and forecasts in the dental services industry is necessarily incomplete.



CURRENT INFORMATION MANAGEMENT TECHNOLOGY SYSTEMS



     To more efficiently manage their practices in connection with cost containment pressures, recent information from the American Dental Association indicates that dental practitioners are increasingly utilizing information management technology, including practice management applications, in the day-to-day operation of their practices. Practice management applications include a range of software products for dentists, physicians and other healthcare providers that are used throughout the business day. Most practice management applications provide several common functions, including:



     - administrative functions, such as patient scheduling;



     - financial functions, such as patient billing and receivables management; and



     - clinical functions, such as preventative care notification.



However, practitioners have informed us that most existing healthcare practice management systems are largely inadequate because those systems:



     - were not designed to handle the complexity of the pricing pressures created by managed care;



     - cannot be automatically upgraded to reflect rapid technological advancements;



     - are not designed to not take advantage of the efficiencies available through the Internet;



     - require substantial up-front investments; and


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     - require practices to utilize technology experts to efficiently manage their information technology systems, which is cost prohibitive for all but the largest practices.



THE EMERGENCE OF THE APPLICATION SERVICE PROVIDER MODEL



     The ASP model of application delivery offers the end user local access to an application hosted centrally on remote servers, and all ASP maintenance is performed centrally once for the benefit of the user community. Customers typically pay a monthly subscription fee, which is often based on the number of computer terminals or users authorized to access the application. The advantages of this form of technology outsourcing include:



     - the significant reduction or avoidance of up-front costs to purchase software, application maintenance and upgrades;



     - faster implementation;



     - a reduced need for in-house information technology maintenance resources;



     - better data storage at a central site;



     - remote access to applications; and



     - higher level of server security.



     These various benefits combine to create a lower total cost of ownership that can be significant. Gartner Group, an independent research firm, estimates that companies that choose ASP models can reduce related information technology costs by 35.0% to 55.0% over the life of an application. Because of these many advantages, Gartner Group further estimates that the overall ASP market will grow from $900.0 million in 1998 to approximately $23.0 billion by 2003. The ASP model is especially beneficial for small to medium sized businesses, including dental and related practices, due to the impracticality of retaining in-house information technology resources.



GROWTH OF THE INTERNET AND BUSINESS-TO-BUSINESS ELECTRONIC COMMERCE



     Many companies in a variety of industries have increasingly begun to use the Internet to utilize business-to-business electronic communication to streamline complex processes, purchase and sell goods and exchange information among fragmented groups of customers, manufacturers and distributors. Forrester Research, an independent research firm, has estimated that U.S. business-to-business e-commerce, defined as the total volume of inter-company trade of goods and services in which the final order is placed over the Internet, will increase from $109.0 billion in 1999 to $1.3 trillion in 2003. Business-to-business e-commerce enables purchasers and sellers in fragmented markets to reduce supply chain inefficiencies. Sellers are able to cost-effectively access additional markets, streamline their sales, marketing and distribution operations, reduce their time-to-market and efficiently distribute updated product information. Buyers can improve their purchasing process and easily access current product information and a broad range of products and services.



OPPORTUNITY FOR NEW INFORMATION MANAGEMENT TECHNOLOGY SYSTEMS FOR DENTISTS



     Information management technology and the Internet are becoming increasingly important and commercially viable systems to reduce the current cost burden in many


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industries. Because of its size, fragmentation and dependence on information exchange, we believe the healthcare sector, including the dental, orthodontic and oral and maxillofacial surgery industries, is ideally suited to benefit from increased use of technology systems to control costs and manage complex data requirements. However, we believe there are unmet needs between the older legacy vendors and the new technology vendors. Legacy vendors can provide systems with advanced features but typically lack systems that are user-friendly and enable electronic communications. On the other hand, new technology vendors can provide this Internet connectivity but often lack the experience, customer base and feature functionality to promote widespread adoption. We believe a significant opportunity exists for companies that have experience in delivering information management technology systems to dental providers, advanced feature functionality and new technology systems that enhance connectivity through the Internet.



THE PRACTICEWORKS SYSTEMS



     PracticeWorks offers dentists, orthodontists and oral and maxillofacial surgeons information management technology systems that include:



     - PRACTICE MANAGEMENT APPLICATIONS. PracticeWorks' feature-rich practice management applications are designed to automate dental, orthodontic and oral and maxillofacial surgery practices. PracticeWorks also provides its customers with the necessary training, maintenance and support.



     - E-COMMERCE SERVICES. The PracticeWorks Exchange, PracticeWorks' e-commerce application, enables convenient, online purchasing of dental and office supplies and promotional materials offered by PracticeWorks' suppliers. Through PracticeWorks' existing business relationships, orthodontists currently use the PracticeWorks Exchange to order orthodontic supplies, office supplies and promotional materials. PracticeWorks is developing business relationships to facilitate online ordering of dental supplies, which will allow it to begin offering the PracticeWorks Exchange in the dental and oral and maxillofacial surgery markets.



     - ELECTRONIC DATA INTERCHANGE SERVICES. Through the EDI component of PracticeWorks' practice management applications, customers can electronically submit insurance claims and patient billing information for processing at national clearinghouses.



     - ASP APPLICATIONS. PracticeWorks expects to release specified modules of its ASP application for use by dentists in the United States during the second quarter of 2001 and its orthodontic and oral and maxillofacial surgery ASP applications by the fourth quarter of 2001. These applications will be remotely hosted on a central server which PracticeWorks' customers will access with a standard Internet browser. PracticeWorks' initial ASP applications will not offer the full functionality of our core products, as PracticeWorks' ASP applications currently do not offer charting, graphical representation or imaging of teeth or an electronic medical record. PracticeWorks expects to provide these levels of full functionality for its ASP applications in the dental market in the fourth quarter of 2001 and for its ASP applications in the orthodontic and oral and maxillofacial markets in the third quarter of 2002.



     - INTERNET PORTAL. PracticeWorks is developing an Internet portal, or website, that will provide access to its ASP applications and an Internet-based version of the


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      PracticeWorks Exchange, enable secure communication between patients and providers and feature healthcare content for patients and providers about dentistry, orthodontics and oral and maxillofacial surgery. PracticeWorks also expects to enter into business relationships which will enable it to provide additional services to its customers through its Internet portal. These services may include credentialing, continuing medical education, or CME, banking, insurance and travel services. PracticeWorks expects to release our Internet portal in the second quarter of 2001.



     - PRACTICE WEBSITES. PracticeWorks plans to offer custom website development services for its customers, enabling them to use the Internet to provide information about their practices and market their services. PracticeWorks also plans to pursue relationships with companies that will offer tools for its customers to develop their own websites and provide hosting for its customers' websites. PracticeWorks expects to release its website development and hosting services in the second quarter of 2001.



     PracticeWorks' existing applications and services, together with the additional products it is developing, will provide its customers with the following significant benefits:



     - ROBUST AND SPECIALTY-SPECIFIC FUNCTIONALITY. PracticeWorks' practice management applications include features that automate the administrative, financial and clinical information management functions of our customers' practices. In addition to these standard features, many of PracticeWorks' applications offer specialized features that serve the practice-specific needs of dental, orthodontic and oral and maxillofacial surgery customers. PracticeWorks' technologically advanced applications are also scalable, providing the flexibility to serve practices of all sizes and with multiple locations.



     - CONVENIENT AND COST-EFFECTIVE E-PROCUREMENT. The PracticeWorks Exchange is designed to reduce the administrative effort and increase the efficiency of a practice by enabling convenient, online purchasing of dental, medical and office supplies at competitive prices from a single application.



     - LOWER START-UP AND TOTAL COSTS. PracticeWorks expects use of its ASP applications to result in a lower total cost of ownership for its customers by reducing hardware requirements and the need for in-house maintenance and support. PracticeWorks offers its practice management applications and maintenance and support services for a fixed, monthly subscription fee, which reduces start-up costs by eliminating one-time application licensing, maintenance and support fees. Subscription pricing also provides PracticeWorks' customers with protection against application obsolescence, because PracticeWorks provides customers with upgrades for no additional charge as it expands the functionality of its applications. Furthermore, PracticeWorks' customers will be able to purchase hardware directly from Dell Computer Corporation at a discount from its suggested retail prices and pay for their purchases on an installment basis, further reducing start-up and overall costs.



     - CONVENIENCE OF PRACTICEWORKS' ASP APPLICATIONS AND INTERNET PORTAL. PracticeWorks' ASP applications will provide additional benefits, including rapid implementation and immediate access to upgrades and improvements to our applications as they become available. PracticeWorks' Internet portal will enable remote access to its ASP applications, feature Internet-based training and support


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      services and facilitate secure communication between our customers and their patients through its ASP applications. PracticeWorks also plans to offer Internet-based customer support applications that will enable customers to view the current status of support requests sent using these applications and provide access to a customer knowledge base of frequently-asked questions.



PRACTICEWORKS' STRATEGY



     PracticeWorks' objective is to become the leading provider of information management technology for dentists, orthodontists and oral and maxillofacial surgeons. PracticeWorks' principal strategies include:



PROMOTE PRACTICEWORKS' PRACTICE MANAGEMENT APPLICATIONS



     PracticeWorks plans to offer customers a choice between the most technologically advanced of its applications that are installed in the provider's office, which PracticeWorks calls its core applications, and PracticeWorks' ASP applications. In addition to marketing PracticeWorks' applications to new customers, PracticeWorks intend to actively encourage existing customers to upgrade to its ASP applications or its core applications. Based on PracticeWorks' experience in the information management technology industry, PracticeWorks believes providers traditionally upgrade to new practice management systems approximately every five years. PracticeWorks expects this relatively short upgrade cycle, combined with its strong customer relationships and its establishment of a centralized data conversion center to facilitate our efforts to upgrade PracticeWorks' existing customers. As PracticeWorks' existing customers upgrade to its ASP or core applications, PracticeWorks believes it can reduce its operating costs by retiring some of our existing applications and reducing the overall number of applications we support.



PROMOTE E-COMMERCE BETWEEN PRACTICEWORKS' CUSTOMERS AND SUPPLIERS



     PracticeWorks believes it can capitalize on the direct and frequent use of its practice management applications by providers and office staff throughout the business day and PracticeWorks' significant market penetration to facilitate e-commerce transactions between PracticeWorks' customers and dental, oral surgery and orthodontic product manufacturers and distributors as well as other suppliers. PracticeWorks has established business relationships with Ormco Corporation, a leading supplier of orthodontic supplies, a division of United Stationers Supply Co., a leading wholesale provider of office supplies, and Summit Marketing Group, Inc., a leading supplier of promotional materials. Through these relationships, orthodontists currently utilize the PracticeWorks Exchange to place orders directly with Ormco and Summit Marketing Group. PracticeWorks' customers can place orders for office supplies directly with PracticeWorks, a service PracticeWorks markets under the brand name PracticeDepot, and the orders are fulfilled by e-NITED, a division of United Stationers. PracticeWorks recently began marketing the PracticeWorks Exchange in the orthodontic market, and PracticeWorks is continuing to promote the product to that market. In addition, PracticeWorks is developing business relationships to facilitate online ordering of dental supplies, which will allow it to begin offering the PracticeWorks Exchange to the dental and oral and maxillofacial surgery markets.


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ESTABLISH A NATIONAL MARKETING IDENTITY AND TARGET NEW CUSTOMERS



     PracticeWorks plans to implement a program designed to create a strong brand identity for PracticeWorks and to gain new customers within the dental, orthodontic and oral and maxillofacial surgery markets. PracticeWorks' marketing program will include direct mailings, advertising, participation in trade shows, promotions at user group meetings and an annual seminar program which will enable it to meet face-to-face with existing and potential customers in major U.S. cities.



FURTHER LEVERAGE PRACTICEWORKS' EXISTING CUSTOMER BASE



     In addition to PracticeWorks' efforts to promote its core and ASP applications and e-commerce transactions using the PracticeWorks Exchange, PracticeWorks believes there are other efforts it can take with existing customers to increase revenue and reduce operating costs. A significant number of its existing customers do not currently utilize its EDI services. PracticeWorks plans to encourage customers to begin using its EDI services through a direct marketing campaign. PracticeWorks also recently established a direct sales group to focus on marketing its maintenance and support services to its existing customers that do not currently use those services. PracticeWorks expects to convert substantially all of its customer base to subscription pricing over the next five years, which will provide its customers with lower start-up and total costs and will provide it with a substantial source of recurring revenue. PracticeWorks will market subscription pricing to existing customers primarily in conjunction with its efforts to upgrade those customers to its ASP or core applications or as their existing maintenance and support contracts expire.



SELECTIVELY ACQUIRE COMPLEMENTARY BUSINESSES AND TECHNOLOGY



     Since July 1997, InfoCure has acquired 18 practice management application companies that were attributed to PracticeWorks in connection with the spin-off. These acquisitions have enabled PracticeWorks to build a substantial customer base, expand into new markets and obtain the technology utilized by those businesses. In addition, PracticeWorks acquired InfoSoft in March 2001, which further expanded its installed customer base. PracticeWorks intends to pursue additional acquisitions as it identifies appropriate opportunities to further increase its customer base, expand into additional markets and enhance its product offerings.



PRACTICEWORKS' APPLICATIONS AND SERVICES



PRACTICE MANAGEMENT APPLICATIONS



     APPLICATION FEATURES. PracticeWorks' practice management applications are designed to automate the administrative, financial and clinical information management functions for dental, orthodontic and oral and maxillofacial surgery practices. Its applications include features and functions most essential to its customers' practices, primarily in the following areas:



     - ADMINISTRATIVE MANAGEMENT. Appointment scheduling, patient registration, resource management, patient correspondence, referral management and management reporting;



     - FINANCIAL MANAGEMENT. Payor billing, patient billing and accounts receivable management; and


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     - CLINICAL INFORMATION MANAGEMENT.  Complete documentation of patient visits, patient dental history and treatment planning.



     In addition to providing standard practice management features, its applications offer advanced features that serve many of the specialty-specific needs of orthodontic and oral and maxillofacial surgery practices. Some of these advanced features are summarized in the following chart:



SPECIALTY AREA                     SPECIALTY SPECIFIC FEATURES
--------------                     ---------------------------
Orthodontics                     -Contract billing via payment
                                  coupons
                                 -Time scheduling by units of
                                  doctor and assistant time per
                                  procedure
                                 -Treatment charting
                                 -Diagnostic and treatment
                                  planning
                                 -Automatic patient treatment
                                  milestone tracking
                                 -Imaging
Oral and Maxillofacial Surgery   -Medical and dental claim
                                  processing and cross-coding
                                 -Surgery narrative reporting
                                 -Surgery stage tracking
                                 -Implant tracking
                                 -Pretreatment estimating and
                                  treatment planning
                                 -Image integration into patient
                                  records



     CURRENT APPLICATIONS. PracticeWorks classifies its existing practice management applications as either "core" or "classic." Core applications are the applications it currently markets to new and existing customers and, together with its ASP applications, are the focus of its ongoing product development efforts. Core applications offer advanced functionality and operate with the latest generation of operating systems and hardware platforms. Classic applications, while continuing to offer adequate functionality, may lack the most advanced practice management features and may not be designed for the latest generation of operating systems. PracticeWorks has designated some of its applications that offer advanced functionality and operate on the latest generation of operating systems as classic applications because it has a core application that it believes better serves the same market. Therefore, its classic applications will not be further marketed or developed as part of its strategy to reduce the number of applications it supports.



     As of December 31, 2000, approximately 34.0% of PracticeWorks' practice sites used core applications, while approximately 66.0% used classic applications. PracticeWorks believes there is a significant opportunity to upgrade those customers utilizing classic applications to its core applications or, when available, to its ASP applications. While PracticeWorks no longer actively markets its classic applications, it will continue to provide support for those applications until it determines that it is no longer cost effective to do so.



     ASP APPLICATIONS. PracticeWorks expects to release specified modules of its ASP application for use by dentists in the United States during the second quarter of 2001 and its orthodontic and oral and maxillofacial surgery ASP applications by the fourth quarter of


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2001. Its ASP applications will be remotely hosted on a central server that its customers will access using a standard Internet browser or handheld device. PracticeWorks believes this architectural design will result in lower support costs because maintenance and updating of the application will be performed once on the central server rather than having to be performed at each site. In addition, a customer will require only Internet access and a standard browser to access and utilize its ASP applications, minimizing hardware requirements. PracticeWorks is also developing Internet-based training and support services for its ASP applications which will improve accessibility of these services by its customers while reducing its cost of providing these services.



     The advantages to its customers of PracticeWorks' ASP applications over traditional software applications include:



          - decreasing their total cost of ownership by reducing hardware requirements and allowing them to outsource maintenance and support functions;



          - automatically providing immediate access to future updates and improvements to its applications;



          - enabling secure, online communication with patients;



          - enabling remote access to their practice management information;



          - offering better data storage through automatic back ups and storage at secure data centers;



          - providing access to Internet-based support and training; and



          - providing faster implementation for new customers.



     PracticeWorks' dental ASP application will initially feature the functionality required by most dental practices, plus the efficiency of the ASP delivery model. Upon its initial release, the dental ASP application will not include third party features such as charting, graphical representation or imaging of teeth or an electronic medical record. PracticeWorks expects to include such functionality in the fourth quarter of 2001. PracticeWorks will continue to develop its dental ASP application to offer the full functionality of its core products. In addition, although PracticeWorks' ASP applications for the orthodontic and oral and maxillofacial surgery markets will contain the minimum functionality required to manage a dentist's office, they will not initially include all of the functionality of its core applications for those markets, although PracticeWorks will also continue to develop those applications to offer the full functionality of its core applications. For example, the orthodontic and oral and maxillofacial surgery products will not initially contain the third party features or support for imaging and x-rays. PracticeWorks expects to provide this functionality in the third quarter of 2002. To the extent that technological advances are achieved and proven in the general market, PracticeWorks intends to incorporate such advances into its ASP products.



INTERNET PORTAL



     PracticeWorks plans to launch its Internet portal, or website, in the second quarter of 2001 in connection with the release of its dental ASP application. Customers will access the portal through a standard Internet browser and then log in by entering a unique personal identification number and password. After logging in, customers will be able to utilize PracticeWorks' ASP applications, Internet-based version of the PracticeWorks


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Exchange and its website development services and will have access to an
Internet-based customer service application. In addition, its customers will be able to offer their patients access to selected features of its ASP applications through the portal, including a feature that will enable secure online communication between patient and provider. Practices will also have the option to allow their patients to view their provider's schedule, request an appointment and receive confirmation of the appointment, view their clinical records, obtain account information and view the status of insurance claims. Access to PracticeWorks' ASP applications will be user-specific, so that customers and patients will have different levels of access and distinct user groups within a provider's office staff may be given varying levels of access. PracticeWorks also expects to enter into business relationships which will enable it to provide additional services to its customers through its Internet portal. These services may include credentialing, continuing medical education, Internet-based banking, insurance and travel services. Its Internet portal will feature relevant content regarding the dental, orthodontic and oral and maxillofacial surgery markets.



THE PRACTICEWORKS EXCHANGE



     The PracticeWorks Exchange, PracticeWorks' e-commerce application, is designed to reduce administrative effort and increase the efficiency of the procurement function of a practice by enabling online purchasing of dental, orthodontic and office supplies and promotional materials. The PracticeWorks Exchange features an electronic catalogue of the supplies offered by PracticeWorks' e-commerce suppliers. Customers create orders by selecting products from this catalogue, and the PracticeWorks Exchange sends the order to be fulfilled by one of its e-commerce suppliers. The PracticeWorks Exchange also offers an inventory management function which can automatically generate practice-specific supply orders for orthodontic supplies based on the pre-determined needs of the practice.



     PracticeWorks introduced the PracticeWorks Exchange in the orthodontic market in the second quarter of 2000. Through its business relationships, orthodontists use the PracticeWorks Exchange to order orthodontic supplies directly from Ormco and promotional supplies directly from Summit Marketing Group. Customers place orders for office supplies directly with PracticeWorks, a service it offers under the brand name PracticeDepot. Through a business relationship with PracticeWorks, e-NITED fulfills those office supply orders for PracticeWorks' customers. PracticeWorks is continuing to develop additional business relationships with providers of dental supplies, which will allow it to expand its marketing of the PracticeWorks Exchange and PracticeDepot to the dental and oral and maxillofacial surgery markets. PracticeWorks plans to include the PracticeWorks Exchange as an additional component of its core practice management applications for no additional charge when it provides those applications to new customers or to existing customers who upgrade to its core applications.



     PracticeWorks plans to place into general release an Internet-enabled version of the PracticeWorks Exchange during the second quarter of 2001. Customers will be able to access this version of the PracticeWorks Exchange directly through an Internet browser. The Internet-enabled version of the PracticeWorks Exchange will provide real time access to product information and special promotional offerings by PracticeWorks or its e-commerce suppliers, in addition to providing customers the other advantages of an application delivered through the ASP model. The Internet-enabled version of the PracticeWorks Exchange will also subsequently include inventory management functionality during the second quarter of 2001.


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ELECTRONIC DATA INTERCHANGE



     Using the EDI component of PracticeWorks' practice management applications, customers are able to (1) electronically submit insurance claims to independent national clearinghouses that then submit the claims to payers and (2) submit patient billing information to clearinghouses that process, print and mail patient statements and provide billing reports to the customer. The use of PracticeWorks' EDI services can improve a practice's cash flow by enabling more accurate and rapid submission of claims to third-party payers and statements to patients. Furthermore, its EDI application is an integrated component of most of its practice management applications, enabling customers to submit information to clearinghouses without the need to access a separate system or re-enter data. PracticeWorks expects to expand its EDI services to enable customers to determine patient insurance eligibility in the second quarter of 2001.



WEBSITE DEVELOPMENT SERVICES



     Healthcare practices are increasingly establishing their own websites to market their services and provide information about their practices over the Internet. To serve this growing demand, PracticeWorks plans to offer custom website development services either directly or through a business relationship it plans to form with an independent website developer. PracticeWorks also plans to develop a business relationship with a website developer to provide tools for practices to develop their own websites. Customers will access these website development services through PracticeWorks Internet portal. Through PracticeWorks' relationship with GlobalCenter, PracticeWorks plans to offer hosting for its customer's websites. PracticeWorks expects to begin offering these website development and hosting services in connection with launching its Internet portal during the second quarter of 2001.



SUBSCRIPTION PRICING MODEL



     Under PracticeWorks' subscription pricing model, its customers pay a fixed, monthly subscription fee for its practice management applications, maintenance and support. The subscription fee is based on the practice specialty and number of authorized system users, which may include practitioners and support staff. The subscription fee is set by a contract that is typically three years in length, but may be terminated following the first year if the customer provides notice at least 90 days prior to the end of the first year. Subscription fees also include access to the PracticeWorks Exchange and PracticeWorks' EDI application, although customers pay PracticeWorks or an e-commerce supplier for supplies ordered through the PracticeWorks Exchange and pay PracticeWorks a fee per EDI transaction. Subscription fees for users of PracticeWorks' ASP applications will also include access to the applications offered through its Internet portal. In some cases, subscription fees will include connection to an Internet service provider, or ISP. PracticeWorks plans to offer this service by establishing a business relationship with an ISP. PracticeWorks will also provide subscribers with updates to its practice management applications as they become available for no additional charge.



BUSINESS RELATIONSHIPS



     PracticeWorks believes the direct and frequent use of its practice management applications by providers and their office staff throughout the business day combined with its substantial installed customer base strongly positions it to facilitate e-commerce


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between providers and dental, oral surgery and orthodontic product manufacturers and distributors as well as other suppliers. To pursue these opportunities, PracticeWorks intends to form business relationships with companies that can provide fulfillment of supply orders placed through the PracticeWorks Exchange. In addition, PracticeWorks intends to enter into business relationships with (1) a website developer to offer website development services and tools to its customers and (2) vendors that will provide healthcare content that it will offer its customers and their patients through PracticeWorks' Internet portal.
To date, PracticeWorks has entered into business relationships with the following companies:



          GLOBALCENTER. GlobalCenter, a wholly owned subsidiary of Global Crossing, Ltd., is a leading provider of complex web hosting services to business customers worldwide. PracticeWorks has entered into an agreement with GlobalCenter under which GlobalCenter will provide PracticeWorks' customers with Internet connectivity and related services. The agreement, which terminates on October 1, 2001, is automatically renewed annually unless terminated earlier by either party.



          ORMCO CORPORATION. Ormco Corporation, a subsidiary of Sybron Dental Specialities Inc., is a leading provider of orthodontic supplies and other industry-related goods. PracticeWorks has entered into an agreement with Ormco under which Ormco will be PracticeWorks' exclusive supplier of orthodontic supplies ordered by its customers through the PracticeWorks Exchange. The two year agreement provides that Ormco will rebate to PracticeWorks a percentage of each sale generated through the PracticeWorks Exchange, a portion of which PracticeWorks will rebate to the customer. The agreement will renew automatically for subsequent one year terms unless terminated earlier by either party.



          E-NITED. e-NITED is a division of United Stationers Supply Co., the leading wholesale distributor of business products and office supplies. PracticeWorks has entered into an agreement with e-NITED under which e-NITED fulfills orders for office supplies placed by PracticeWorks' customers using the PracticeWorks Exchange. Customers place orders with PracticeDepot, the trade name under which PracticeWorks offers office supplies, and PracticeWorks then sends the orders to e-NITED for fulfillment. e-NITED has order processing facilities nationwide and will ship orders from the closest facility to the PracticeWorks customer, shipping on the same day if the order is received by 2 p.m. e-NITED bills PracticeWorks the for cost of the orders processed and PracticeWorks is responsible for billing its customers and providing payment to e-NITED.



          SUMMIT MARKETING GROUP, INC. Summit Marketing Group, Inc. is a leading supplier of marketing and promotional materials. PracticeWorks has entered into an agreement with Summit under which Summit will be its exclusive supplier of promotional materials for orthodontists ordered by its customers through the PracticeWorks Exchange. The two year agreement provides that Summit will pay PracticeWorks a royalty based on the amount of sales generated through the PracticeWorks Exchange. The agreement will renew automatically for subsequent one year terms unless terminated earlier by either party.



          DELL COMPUTER CORPORATION. Dell Computer Corporation is a leading designer, developer and manufacturer of personal computers and also provides personal computer hardware, software and service and support programs to its customers. PracticeWorks has entered into an agreement with Dell under which Dell will be the exclusive supplier of computer hardware and related products to PracticeWorks'


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     customers. Under the agreement, PracticeWorks' customers purchase their computer hardware directly from Dell. In addition, Dell will provide general service and support for its products. In connection with its hardware products, Dell also licenses some of its software to PracticeWorks for use by its customers. Dell grants PracticeWorks' customers a discount from its suggested retail prices. The one year agreement renews automatically for successive one year terms unless terminated earlier by either party.



     The rebates and royalties payable to PracticeWorks pursuant to its business relationships generally range from 5.0% to 10.0% of sales generated through its agreements with Dell and through the PracticeWorks Exchange. Revenue is generated with respect to the e-NITED agreement based on sales volume of purchases through the PracticeWorks exchange. Revenue is generated with respect to the Dell, Ormco, and Summit agreement by a royalty arrangement.



SALES AND MARKETING



SALES



     PracticeWorks generates sales primarily through a direct sales force that is organized by practice area and consisted of 43 sales representatives as of February 28, 2001. Its sales force generates sales to new customers and promotes and sells new applications and services to existing customers. PracticeWorks recently established an additional dedicated sales force to focus on promoting its maintenance and support services to its existing customers who do not utilize those services. PracticeWorks recently introduced a new application for use by its sales force which provides tools for remote generation of proposals, quotes and licenses, lead tracking, sales forecasting and customer base forecasting.



     PracticeWorks plans to focus its sales efforts on the following initiatives:



     - aggressively promote its ASP and core applications to new customers or as upgrades for existing customers;



     - continue its efforts to enroll orthodontic customers in the PracticeWorks Exchange and aggressively promote enrollment in the PracticeWorks Exchange by dentists and oral and maxillofacial surgeons as it introduces the application in those markets;



     - promote use of its maintenance and support services by existing customers who do not currently subscribe to these services through its new dedicated sales force;



     - increase utilization of its EDI applications by new and existing customers through a direct marketing campaign; and



     - encourage existing customers to convert to subscription pricing as their maintenance and support contracts expire or when they upgrade to either its ASP applications or its core products.



InfoSoft currently uses a value added reseller network to distribute products and services. PracticeWorks intends to review the agreements governing the InfoSoft reseller network to determine what, if any, changes will be required to integrate distribution of products and sales with its existing sales strategy.


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MARKETING



     In connection with the introduction of PracticeWorks subscription pricing model, the continued rollout of the PracticeWorks Exchange and the upcoming release of its ASP application and Internet portal, PracticeWorks has focused its resources on an enhanced marketing program. Its new marketing program, which it launched in the first quarter of 2001, includes the following components:



     - INTENSE BRANDING CAMPAIGN. PracticeWorks will brand all new components of its technology systems, except for specified components associated with the InfoSoft acquisition, with its PracticeWorks logo. While using PracticeWorks' practice management applications, the user will constantly see its PracticeWorks logo. In addition, PracticeWorks will use the "PracticeWorks" name in connection with all trade shows and medical journals and other areas in which it has historically advertised individual products under different names.



     - NATIONAL SEMINAR PROGRAM. PracticeWorks' ongoing seminar program will enable it to meet face-to-face with thousands of customers in major U.S. cities to strengthen its customer relationships and apprise them of the new products and features available through its practice management applications and services.



     - LEAD GENERATION. PracticeWorks is implementing a comprehensive lead generation application to track its contact with existing and potential customers to increase the efficiency and management of its sales and its marketing efforts.



     PracticeWorks targets its new and existing customers principally through customer referrals, participation in trade shows, its seminar program, direct mailings and advertising.



CUSTOMERS



     As of December 31, 2000, PracticeWorks had an installed base of approximately 35,000 providers in the United States, including 27,000 dentists, 4,000 orthodontists and 4,000 oral and maxillofacial surgeons. PracticeWorks has systems installed in all 50 states.



     In addition, as of December 31, 2000, through the result of an acquisition in April 2000, approximately 2,200 dentists in Sweden, representing approximately 28% of all dentists in Sweden, and approximately 1,500 dentists in the United Kingdom, representing approximately 5% of all dentists in the United Kingdom, utilize PracticeWorks' practice management applications. These providers currently utilize its core and classic applications, which PracticeWorks expects will continue to be the primary applications that it promotes and supports internationally. Additionally, the March 7, 2001 acquisition of InfoSoft added an additional 22,000 dentists to PracticeWorks' customer base, for a total installed base of 61,000 providers.



CUSTOMER SERVICE AND SUPPORT



     PracticeWorks' support staff provides a wide range of customer support functions. PracticeWorks employs functional and technical support personnel who work directly with its customers to resolve technical, operational and application problems or questions.



     PracticeWorks' support group also assists with the implementation process. Implementation consists of training, hardware installation and, with respect to new customers or existing customers that are upgrading from its classic systems, data conversion.


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PracticeWorks trains providers and their staffs on the use of its products through on-site training and it regularly offers seminar training in major U.S. cities. Data conversion is generally performed while providers are using their existing practice management systems so that the day-to-day operations of their practices are not interrupted. PracticeWorks recently established a centralized data conversion center which it believes will enable it to more efficiently and effectively perform customer data conversions. Hardware support is generally provided directly by the manufacturer or its authorized reseller, although PracticeWorks provides the first level of phone support and dispatch the service call to the appropriate vendor.



     PracticeWorks recently established a centralized support center for its classic applications and it intends to migrate a majority of the support for its classic applications to customer support personnel at this location. PracticeWorks believes this will offer a higher level of support to its customers at reduced expense levels. PracticeWorks plans to leverage the capabilities of its support staff through the implementation and use of sophisticated computer software that keeps track of solutions to common computer and software related problems. Use of this software will allow its support staff to learn from the experience of other personnel within its company and is expected to reduce the time required to respond to support requests.



     PracticeWorks is also developing Internet-based training and maintenance and support services for its ASP applications. Internet-based training will allow its customers and their office staff to learn to utilize their practice management systems as needed and on a more consistent basis than periodic on-site training or seminars can offer. The benefit of training services being available on a constant basis is particularly important due to frequent turnover in providers' office personnel. PracticeWorks' Internet-based training will include competency testing which it expects to increase the proficiency of users and to reduce unnecessary maintenance and support requests. PracticeWorks expects its Internet-based training will also reduce its training expenses by reducing the need for on-site training and seminars. PracticeWorks' Internet-based maintenance and support services will include help menus and a summary of frequently asked questions to allow users to solve common problems. PracticeWorks expects these Internet-based services to reduce its costs by reducing the necessary number of maintenance and support personnel.



     As of March 31, 2001, PracticeWorks had 258 employees performing customer support functions.



PRODUCT DEVELOPMENT



     PracticeWorks is currently focusing its product development efforts on its core applications, ASP applications and its Internet portal and the services it will enable. PracticeWorks will devote its product development resources on an ongoing basis to the continuing development of its applications and services. PracticeWorks' product development staff will develop additional functionality for its applications by regularly communicating with its customers, its customer service and support staff and its sales representatives to ensure its applications meet market demands. PracticeWorks' product development staff will also develop additional functionality by assessing the best attributes of its classic applications and applications of companies it may acquire. Further, PracticeWorks has established market specific product advisory councils, consisting of cross-functional product development staff, to advise it with respect to the products requested by their customers. PracticeWorks also intends to establish end user groups to


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provide feedback to it with respect to the needs of the marketplace. As of March
31, 2001, PracticeWorks had 53 employees performing product development functions. PracticeWorks spent approximately $3.5 million, $4.2 million and $3.5 million on research and development during the years ended December 31, 2000, 1999 and 1998, respectively.



TECHNOLOGY



CORE APPLICATIONS



     PracticeWorks believes that PC-based practice management systems are standardizing on the Windows family of operating systems. Its PC-based core applications use industry standard relational database software, such as SQL-Server or B-Trieve, and Microsoft Corporation's operating system software, such as Windows 95, Windows 98 and Windows NT, and networking software, such as Windows Terminal Server. PracticeWorks has adopted 32-bit client/server technology for its PC-based core applications, increasing their scalability in local and wide area network environments.



ASP APPLICATIONS



     PracticeWorks has established a business relationship with GlobalCenter, which will host its ASP applications on secure servers located at hosting centers it maintains. GlobalCenter will provide continuous back up of data. All data will be transmitted through secure socket layers and will be 128-bit encrypted, the highest level commercially available.



INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS



     PracticeWorks' success and ability to compete depend in part on its ability to protect its proprietary intellectual property rights in its applications and services. To protect these rights, it relies primarily on a combination of copyright, trade secret and trademark laws, confidentiality agreements with third parties, and protective contractual provisions such as those contained in agreements with companies with which it has business relationships, vendors and customers. In addition, it expects its employees to sign an agreement to comply with its corporate policies and procedures, including its policy regarding non-disclosure of confidential information. Despite PracticeWorks' efforts to protect its proprietary information, unauthorized parties may attempt to obtain and use its proprietary information. Policing unauthorized use of its proprietary information is difficult, and the steps it has taken might not prevent misappropriation, particularly in foreign countries where the laws may not protect its proprietary rights as fully as do the laws of the United States. In addition, competitors may independently develop applications and services similar to PracticeWorks.



COMPETITION



     The market for healthcare information services is intensely competitive, rapidly evolving, highly fragmented and subject to rapid technological change. PracticeWorks' competitors can be categorized as follows:



     - national and regional practice management application providers, including EagleSoft, a subsidiary of Patterson Dental Supply, Inc., and Dentrix Dental Systems, Inc., a subsidiary of Henry Schein, Inc.;


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     - application services providers, such as the Trizetto Group, Inc.;



     - traditional and online suppliers of dental, medical and office supplies, such as MediBuy, OfficeDepot.com, and Staples.com; and



     - website development companies.



     Each of these types of companies can be expected to compete with PracticeWorks within various segments of the market for information management technology for dentists, orthodontists and oral and maxillofacial surgeons. Some of PracticeWorks' competitors may have greater financial, development, technical, marketing and sales resources than it has.



     Furthermore, major software information systems companies and other entities, including those specializing in the healthcare industry that are not presently offering applications that compete with PracticeWorks' applications and services, may enter its markets. PracticeWorks believes that the primary competitive factors in its industry are:



     - product features and functionality;



     - customer service, support and satisfaction;



     - price;



     - ease of implementation; and



     - ongoing product enhancements.



     Although its position in the market as compared to its competitors is difficult to characterize due principally to the variety of current and potential competitors and the evolving nature of its market, PracticeWorks believes that it presently competes favorably with respect to all of these factors.



PRIVACY ISSUES



     Because PracticeWorks' applications and services are utilized to transmit and manage highly sensitive and confidential health information, it must address the security and confidentiality concerns of its customers and their patients. To enable the use of its applications and services for the transmission of sensitive and confidential medical information, PracticeWorks utilizes advanced technology designed to ensure a high degree of security. This technology generally includes:



     - security that requires a password to access its systems;



     - user access restrictions that allow its customers to determine the individuals who will have access to data and what level of access each individual will have;



     - encryption of data relating to its ASP applications and e-commerce transactions transmitted over the Internet; and



     - use of a mechanism for preventing outsiders from improperly accessing private data resources on its internal network and its ASP applications, commonly referred to as a "firewall."



     The level of data encryption utilized by PracticeWorks' products is in compliance with the encryption guidelines set forth in the proposed rules regarding security and electronic


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signature standards in connection with the Health Insurance Portability and
Accountability Act of 1996. PracticeWorks also encourages each of its customers to implement their own firewall to protect the confidentiality of information being transferred into and out of their computer network.



     Internally, PracticeWorks works to ensure the safe handling of confidential data by employees in its our electronic services department by:



     - using individual user names and passwords for each employee handling electronic data; and



     - requiring each employee to sign an agreement to comply with all company policies, including its policy regarding handling confidential information.



     PracticeWorks monitors proposed regulations that might affect its applications and services, in order to ensure that it is in compliance with such regulations when and if they are effected.



GOVERNMENT REGULATION



HEALTHCARE REGULATION



     As a participant in the healthcare industry, PracticeWorks' operations and relationships are subject to regulation by federal and state laws and regulations and enforcement by federal and state governmental agencies. Sanctions may be imposed for violation of these laws. PracticeWorks believes its operations are in substantial compliance with existing laws that are material to its operations.



     HIPAA. The Health Insurance Portability and Accountability Act of 1996, known as HIPAA, required the Secretary of the Department of Health and Human Services, referred to as the Secretary, to promulgate national standards to facilitate the electronic exchange of health information and to ensure the confidentiality and security of such information.



     A substantial part of PracticeWorks' activities involves the receipt or delivery of confidential health information concerning patients of the dentists, orthodontists and oral and maxillofacial surgeons with whom it has direct relationships. For example, PracticeWorks transfers confidential health information to national healthcare clearinghouses through its EDI services and it will transmit confidential health information over the Internet in connection with offering its ASP applications. On December 28, 2000, the Secretary published a final rule setting standards to limit the permissible use and disclosure of individually identifiable health information by health care providers, health plans and health care clearinghouses, known collectively as "covered entities." Certain requirements of the rule extend to "business associates" of the covered entities. The covered entities are required to enter into agreements with their business associates, extending applicable provisions of the rule to those business associates. The covered entities are responsible for enforcing those contractual provisions. The Secretary's actions are mandated by HIPAA because Congress did not pass legislation protecting health information privacy by the August 1999 deadline set by HIPAA.



     Because of the broad definition of "business associates" under the final privacy rule, PracticeWorks will at a minimum be considered to be business associates of covered entities. The rule establishes a complex regulatory framework on a variety of subjects, including (1) disclosure and use of health information, (2) individuals' rights to access


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and amend their health information, (3) individuals' rights to an accounting of disclosures and (4) administrative, technical and physical safeguards required of covered entities that maintain or transmit protected health information. The final rule generally prohibits any disclosure or use of protected health information except as authorized either by the rule or by the patient under standards set by the final rule.



     In addition to the federal privacy rule described above, most states have enacted patient confidentiality laws which prohibit the disclosure of confidential medical information. The federal privacy rule would establish minimum standards and would preempt conflicting state laws which are less restrictive than HIPAA regarding health information privacy but would not preempt conflicting state laws that are more restrictive than HIPAA. The rule provides that covered entities must comply with the health information privacy standards within two years after the effective date of the final rule, or February 26, 2003 in the case of most covered entities. The final rule may require substantial changes to PracticeWorks' applications and services, policies and procedures.



     In addition to the federal privacy rule, on August 12, 1998 the Secretary issued proposed regulations addressing security standards regarding transmission of health information data under HIPAA. The security standards address various areas, including, administrative procedures, physical safeguards, technical security services and technical security mechanisms. Security standards may require PracticeWorks to enter into agreements with certain of its customers restricting the dissemination of health information and requiring implementation of specified security measures. Final regulations are expected at an undetermined date and will require compliance two years after the effective date of the final rule. Although PracticeWorks is working to design its applications and services to comply with the proposed security standards, there can be no assurance that final security regulations will not require additional modifications to its applications, policies and procedures.



     FDA REGULATION. The Food and Drug Administration, or FDA, generally has the authority to regulate medical devices, including computer applications, when devices are indicated, labeled or intended to be used in the diagnosis of disease or other conditions, or in the cure, mitigation, treatment or prevention of disease, or are intended to affect the structure or function of the body. PracticeWorks does not believe that any of its current applications or services are subject to FDA regulation as medical devices, however, expansion of its application and service offerings could subject it to FDA regulation. In addition, there can be no assurance that the FDA will not assert jurisdiction over certain aspects of its business. FDA jurisdiction over its business, including its applications and services, could materially impact its ability to introduce new applications and services in a timely manner because of the FDA approval process. In addition, compliance with FDA regulations could be expensive.



REGULATION OF THE INTERNET



     Laws and regulations applicable to communications or commerce over the Internet may be adopted covering user privacy, pricing, content, copyright, distribution and characteristics and quality of products and services. In addition, some states or foreign countries could apply existing laws concerning issues such as property ownership, sales tax, libel and personal privacy to transactions conducted over the Internet. Additional laws or regulations or application of laws to transactions over the Internet could require PracticeWorks to change its operations or increase its cost of doing business.


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REGULATION OF PRACTICEWORKS' INTERNATIONAL OPERATIONS



     PracticeWorks currently has international offices in Australia, the United Kingdom and Sweden. PracticeWorks also has customers located in approximately 15 additional countries. Because PracticeWorks conducts business with dentists, orthodontists and oral and maxillofacial surgeons in foreign countries, it may be subject to additional laws and regulations concerning communications or commerce over the Internet, international taxes and tariffs. Such laws and regulations could require PracticeWorks to change its international operations or increase its cost of doing business internationally.



PROPERTIES



     PracticeWorks' principal executive offices are located in a facility in Atlanta, Georgia that it will lease from InfoCure under a long-term lease agreement. PracticeWorks currently operates seven additional facilities currently leased by it. These facilities are located in Sacramento, California; Norcross, Georgia; Indianapolis, Indiana; and Raleigh, North Carolina, and it has an office in each of Australia, the United Kingdom and Sweden. The U.S. leases have expiration dates ranging from June 2002 to June 2004. PracticeWorks believes that its facilities are adequate for its current operations and that additional leased space can be obtained if needed.



LEGAL PROCEEDINGS



     From time to time, PracticeWorks is involved in various legal proceedings relating to claims arising in the ordinary course of its business. There are no material legal proceedings to which it is a party and its management is unaware of any contemplated actions against it. However, pursuant to the Agreement and Plan of Distribution between InfoCure and PracticeWorks and executed in connection with the spin-off, PracticeWorks agreed to assume any and all contingent liability arising from the definitive resolutions of the litigation filed on June 21, 2000 against InfoCure by Joseph Hafner. On June 21, 2000, a lawsuit styled Joseph Hafner v. InfoCure Corporation et al., was filed in the United States District Court in and for the Eastern District of Pennsylvania. The lawsuit alleges that InfoCure breached the terms of a registration rights agreement whereby InfoCure was required, prior to a specified date, to effect the registration for resale with the Securities and Exchange Commission of shares of InfoCure's common stock which the plaintiff owned. The complaint further alleges breach of fiduciary duties owed to the plaintiff as a stockholder of InfoCure and tort claims against InfoCure as a result of the alleged failure to timely register shares for resale. The complaint seeks in excess of $3.2 million in compensatory damages as a result of InfoCure's alleged breach of this agreement, as well as punitive damages and reimbursement for the plaintiff's attorney's fees and associated costs and expenses of the lawsuit. On March 19, 2001, InfoCure filed a motion to dismiss certain of the plaintiff's contract and tort claims in the case. InfoCure believes it has meritorious defenses in this matter and intends to pursue these defenses vigorously. Management of PracticeWorks believes that the ultimate resolution of this matter will not have a material adverse effect on its financial condition.



EMPLOYEES



     As of March 31, 2001, PracticeWorks had 518 full-time employees. Its employees are not subject to any collective bargaining agreements. PracticeWorks believes its relationships with its employees are satisfactory.


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                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF


         FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF PRACTICEWORKS



     The following discussion and analysis should be read in conjunction with the "Selected Financial Data" and the accompanying financial statements and related notes included elsewhere in this proxy statement-prospectus. The following discussion contains forward-looking statements that reflect PracticeWorks' plans, estimates and beliefs. PracticeWorks' actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and elsewhere in this proxy statement-prospectus.



OVERVIEW



     PracticeWorks is an information management technology provider for dentists, orthodontists and oral and maxillofacial surgeons. PracticeWorks' offerings include practice management applications, business-to-business e-commerce services, electronic data interchange, or EDI, services, ongoing maintenance and support and training. These applications and services are designed to automate the provider's practice, resulting in greater efficiency, lower costs and higher quality care. As of December 31, 2000, PracticeWorks had an installed base of approximately 35,000 providers, including 27,000 dentists, 4,000 orthodontists and 4,000 oral and maxillofacial surgeons in the United States. Including the recent InfoSoft acquisition, PracticeWorks' installed base worldwide is approximately 61,000 providers.



     For all of the periods presented in this proxy statement-prospectus, PracticeWorks operated as part of InfoCure Corporation. On March 5, 2001, InfoCure completed the distribution of all of the outstanding shares of PracticeWorks, Inc. common stock to its stockholders. InfoCure currently owns none of PracticeWorks' outstanding common stock.



     A substantial part of PracticeWorks' growth has been achieved through acquisitions. From July 10, 1997 through December 31, 2000, InfoCure completed 18 acquisitions that were attributed to PracticeWorks in the spin-off. Additionally, PracticeWorks completed the acquisition of InfoSoft in the first quarter of 2001. PracticeWorks anticipates closing the acquisition of Medical Dynamics in the second quarter of 2001. Given the significant number of acquisitions in each of the periods presented, the results of operations from period to period may not necessarily be comparable. Of the 18 acquisitions, the five companies listed below (the "1999 Pooled Companies") were acquired in transactions accounted for as poolings of interests during the year ended December 31, 1999. These mergers provided for the exchange of substantially all of the outstanding equity interests of such companies for shares of InfoCure's common stock.



                                                              SHARES OF INFOCURE
                                                                 COMMON STOCK
COMPANY                                                             ISSUED
-------                                                       ------------------
OMSystems, Inc..............................................      2,287,998
Ardsley, M.I.S., Inc........................................        209,016
Kevin Kozlowski, Inc., d/b/a Human Touch Software...........        255,247
Unident Corporation.........................................        357,796
InfoLogic, Inc..............................................        102,096



     Because these acquisitions were accounted for as poolings of interests, the financial statements included in this document have been retroactively restated to reflect them. As a

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


result, the financial position, results of operations and cash flows are presented as if the 1999 Pooled Companies had been included for all periods presented. See notes to the financial statements. Of the 18 acquisitions, InfoCure acquired six dental practice management companies that were accounted for as purchases during the year ended December 31, 2000. The aggregate consideration for these acquisitions was $13.4 million in cash and $2.4 million in InfoCure common stock. Goodwill of approximately $15.7 million was recorded for these transactions and will be amortized over an estimated useful life of three years.



     On March 7, 2001, PracticeWorks acquired SoftDent, LLC, or InfoSoft, the practice management software subsidiary of Ceramco, Inc., a wholly owned subsidiary of DENTSPLY, International, Inc. ("DENTSPLY"). In connection with this acquisition, PracticeWorks issued 32,000 shares of its series A convertible redeemable preferred stock having a stated redemption value of $32.0 million. The holder can redeem the preferred stock for $32.0 million after five years. The shares of series A convertible redeemable preferred stock are convertible into approximately 9.8% of PracticeWorks' outstanding common stock at the time of the spin-off. The purchase price will be allocated based on estimated fair values to tangible assets, developed technology and total liabilities assumed. PracticeWorks expects to record goodwill of approximately $16 million to $18 million, inclusive of approximately $500,000 in estimated transaction costs, which will be amortized over three years. The fair value of the transaction, net of an estimated $11.0 million discount on the series A convertible redeemable preferred stock consideration, is approximately $21.5 million including estimated transaction costs. The $11.0 million discount will be recognized over the five-year redemption period as an accretive dividend.



     In connection with the spin-off, PracticeWorks assumed all of InfoCure's obligations under the Medical Dynamics merger agreement except for InfoCure's obligation to issue a specified number of shares of InfoCure common stock. In connection with the proposed acquisition, each Medical Dynamics shareholder of greater than 100 shares of Medical Dynamics common stock will receive 0.017183 shares of PracticeWorks common stock, 0.07558 shares of PracticeWorks series B convertible redeemable preferred stock and 0.06873 shares of InfoCure common stock in exchange for each share of Medical Dynamics common stock outstanding on a fully diluted basis on the date of the merger. Each holder of 100 or fewer shares of Medical Dynamics common stock will receive $0.75 in cash for each share of Medical Dynamics. Assuming 13.2 million shares of Medical Dynamics are outstanding on a fully diluted basis on the date of the acquisition, PracticeWorks will issue approximately 219,500 shares of PracticeWorks common stock and approximately 965,000 shares of PracticeWorks series B convertible redeemable preferred stock (with a stated redemption value of $5.3 million) and will pay approximately $325,000 in cash as consideration for the merger. Assuming full conversion of the PracticeWorks series B convertible redeemable preferred stock, the PracticeWorks securities to be issued in connection with the Medical Dynamics merger will represent, in the aggregate, less than 2% of PracticeWorks' common stock at the time of the spin-off. InfoCure will issue approximately 878,000 shares of its common stock as a portion of the consideration for the merger. Based on the relative closing prices for each security on April 10, 2001, consideration for Medical Dynamics will be $2.6 million in PracticeWorks and InfoCure common stock, $5.3 million in PracticeWorks series B convertible redeemable preferred stock and $325,000 in cash. The total consideration is approximately $7.5 million, including $300,000 in estimated transaction costs, $500,000 estimated value assigned to stock options being assumed and after giving effect to a $1.5 million discount applied to reduce the series B convertible redeemable preferred stock to approximate fair


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


value. The purchase price will be allocated based on fair values of tangible assets and total liabilities assumed. PracticeWorks expects to record goodwill of $10 million to $11 million which will be amortized over three years. The $1.5 million discount will be recognized over the five-year redemption period as an accretive dividend.



     During the year ended December 31, 2000, revenue from licensing new software products and software upgrades represented approximately 29.0% of PracticeWorks' total revenue, which included reselling hardware components in connection with a portion of PracticeWorks' software sales of approximately 10.0% of total revenue. During the year ended December 31, 2000, approximately 71.0% of PracticeWorks' total revenue was recurring in nature and included approximately 56.0% of total revenue in support and services and approximately 10.0% of total revenue in EDI services with customers and third-party clearinghouses.



     PracticeWorks bases its revenue recognition policies for sales of software on the provisions of the American Institute of Certified Public Accountants' Statement of Position ("SOP") No. 97-2, "Software Revenue Recognition." Revenue from software sales is recognized upon shipment in instances where PracticeWorks has evidence of a contract, the fee charged is fixed and determinable and collection is probable. Revenue from hardware sales is recognized upon product shipment. Revenue from support and maintenance contracts, which are typically one year in length, is recognized ratably over the life of the contract. Revenue from other services is recognized as the services are provided.



     Depreciation and amortization expense results primarily from the amortization of goodwill, which represents the excess of the consideration we paid over the fair value of the net assets acquired in acquisitions accounted for under the purchase method of accounting. As of December 31, 2000, PracticeWorks' balance sheet included goodwill, net of accumulated amortization, of $33.6 million. Since the fourth quarter of 1999, goodwill has been amortized over its estimated useful life of three years. Goodwill had previously been amortized over 15 years, which was derived primarily from PracticeWorks' historical experience with the length of PracticeWorks' customer relationships. In the fourth quarter of 1999, management responded to external changes in the business environment by making significant changes to its strategic business model and product strategy. As a result, management determined that the estimated useful life of goodwill should be shortened substantially to be more reflective of the impact of these changes, the current rate of technological change and competitive conditions within the marketplace. The three-year life is based, in part, on the term of PracticeWorks' new subscription agreement. This change in accounting estimate is applied prospectively from the fourth quarter of 1999 and increased 1999 amortization expense by approximately $600,000. As of December 31, 2000, future amortization expense related to goodwill (excluding subsequent acquisitions) is estimated to total approximately $16.5 million per year.



     Depreciation and amortization expense also includes depreciation of property and equipment and amortization of software development costs. Property and equipment are assigned depreciable lives ranging from three to 40 years. Software development costs are expensed until technological feasibility is achieved. Costs incurred after achievement of technological feasibility and before general release are capitalized and amortized, generally over a four-year life. Costs incurred after general release are expensed as incurred. As discussed below, during the fourth quarter of 1999, PracticeWorks adopted a new product strategy involving the development of ASP applications and other Internet-based applications and services. Additionally, in connection with restructuring the businesses of


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recently acquired companies, PracticeWorks decided to modify future product offerings. As a result of these decisions, PracticeWorks recorded an impairment charge of approximately $874,000 in the fourth quarter of 1999 representing the write-off of the carrying value of certain software development costs.



CHANGE IN PRODUCT STRATEGY AND BUSINESS MODEL



     In the fourth quarter of 1999, PracticeWorks decided to transition to a subscription pricing model and commenced development of practice management applications that may be delivered through an ASP delivery model and other Internet-based applications and services.



     Following these decisions, in the second quarter of 2000 PracticeWorks began offering substantially all of its products and services on a subscription basis. Under this subscription pricing model, customers pay a fixed, monthly fee for use of PracticeWorks' practice management applications and maintenance and support services. The subscription fee for each customer is based upon the practice specialty and the number of authorized system users. This represents a change in PracticeWorks' historical pricing model in which customers were charged an initial licensing fee for use of practice management products and were charged for continuing maintenance and support. As a result of the transition to a subscription pricing model, PracticeWorks has experienced a decline in one-time revenue from software license fees and hardware sales, which we expect to be replaced over time by monthly subscription fees. In addition, as PracticeWorks converts existing customers to its new subscription contracts, the recurring support revenue from our installed customer base will gradually decline and will be replaced by increasing monthly subscription fee revenue. PracticeWorks expects the percentage of its revenue that is recurring in nature to increase substantially as a result of this change.



     Under its subscription pricing model, as with PracticeWorks' historical pricing model, PracticeWorks will charge its customers transaction fees, on a per-transaction basis, for the use of its EDI services.



     PracticeWorks' existing practice management applications are installed either on servers or personal computers located in the provider's office. PracticeWorks is developing ASP applications, which will be remotely hosted on a central server which its customers will access through a standard Internet browser. PracticeWorks expects to release an ASP application for use by dentists in the United States during the second quarter of 2001 and to release ASP applications for orthodontists and oral and maxillofacial surgeons by the fourth quarter of 2001. Although PracticeWorks' initial ASP applications will contain the basic functionality required to manage a dentist's office, they will not offer the full functionality of our core products. Following the release of these applications, PracticeWorks will offer customers a choice between its most advanced existing applications and its ASP applications. PracticeWorks expects to provide full functionality consistent with its existing products for its ASP applications in the dental market in the fourth quarter of 2001 and in the orthodontic and oral and maxillofacial markets in the third quarter of 2002.



     In addition, PracticeWorks has developed the PracticeWorks Exchange, an e-commerce application that enables convenient, online purchasing of dental, orthodontic and office supplies and promotional materials offered by companies with which PracticeWorks has business relationships. The PracticeWorks Exchange features an electronic catalogue of the supplies offered by PracticeWorks' e-commerce suppliers.


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Customers can create orders by selecting products from this catalogue, and the
PracticeWorks Exchange sends the order to be fulfilled by one of PracticeWorks' e-commerce suppliers. The PracticeWorks Exchange also offers an inventory management function which can automatically generate practice-specific supply orders for orthodontic supplies based on the pre-determined needs of the practice. PracticeWorks currently offers the PracticeWorks Exchange only to PracticeWorks' orthodontic customers. Because the PracticeWorks Exchange was released on a limited basis in May 2000, the aggregate revenue generated by the PracticeWorks Exchange for the year ended December 31, 2000 was nominal. PracticeWorks currently has three business relationships which relate to the PracticeWorks Exchange. Two of these current business relationships benefit its customers by providing discounted supplies and services to its customers. These two relationships also generate revenue for PracticeWorks in the form of royalty payments or rebates. These rebates and royalties payable to PracticeWorks generally range from 5.0% to 10.0% of sales generated through the PracticeWorks Exchange. PracticeWorks' other current business relationship with a distributor benefits its customers by providing a vehicle by which customer orders for supplies are fulfilled and shipped at a discount to its customers. Pursuant to this business relationship, PracticeWorks generates revenue based on the sale of each product effected through its supplier and net income based on the margin between the amount PracticeWorks charges its customers and the cost of these products purchased from the distributor. Further, its product costs are discounted as specific sales levels are reached. The revenue PracticeWorks recognizes through its relationship with the distributor is based on the sales volume of products purchased through the distributor by the customers. PracticeWorks is developing additional business relationships to facilitate online ordering of dental supplies, which will allow it to begin offering the PracticeWorks Exchange in the dental and oral and maxillofacial surgery markets.



     PracticeWorks cannot currently predict when the PracticeWorks Exchange will be available in the dental and oral and maxillofacial surgery markets, as this is dependent on its establishing business relationships with suppliers in these industries. PracticeWorks expects to derive increasing revenue from e-commerce transactions utilizing the PracticeWorks Exchange. PracticeWorks is also developing an Internet portal which will provide access to its ASP applications, enable secure communication between patients and providers, feature healthcare content relevant to the markets PracticeWorks serves and provides access to additional online services. Further, PracticeWorks intends to develop business relationships to enable it to design custom websites for its customers, enabling them to utilize the Internet to provide information about their practices and market their services.



     PracticeWorks began the implementation of these changes in its pricing model and product strategy during the year ended December 31, 2000. During the three months ended March 31, 2000, PracticeWorks formalized its sales approach relating to its new pricing model and ASP applications and developed new marketing materials. In addition, during the year ended December 31, 2000, PracticeWorks completed company-wide training and education related to its subscription pricing model for its sales and support staffs. Because these training initiatives were ongoing throughout the year ended December 31, 2000, PracticeWorks had a reduced sales effort from that of comparable periods.



     PracticeWorks also believes that the overall reduction in its sales was partially due to purchases customers made in 1999 to prepare for Year 2000 computer issues. These factors impacted its results for the year ended December 31, 2000 compared to the year


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ended December 31, 1999. In addition, because of the changes in its pricing model and product offerings, PracticeWorks does not believe its historical financial results are representative of future results.



RESTRUCTURING, IMPAIRMENT AND OTHER CHARGES



     THE 2000 PLAN. In July 2000, PracticeWorks completed a comprehensive assessment of infrastructure requirements including personnel, facilities and other resources for PracticeWorks. As a result of the integration efforts required for the recent acquisitions and the assessment of infrastructure requirements to execute PracticeWorks' new product strategy and subscription pricing model, management adopted a significant initiative to restructure PracticeWorks. On August 1, 2000, we announced the plan of restructuring which included the consolidation and closing of approximately 11 facilities and the reduction of approximately 145 employees.



     In the third and fourth quarters of 2000, PracticeWorks recorded non-recurring charges of approximately $3.0 million related to the restructuring. The components of the charges are $1.7 million related to severance and other termination costs and $1.3 million related to facility closure and consolidation costs, including cancellation of leases and other contracts. The restructuring was completed during the fourth quarter of 2000. Beginning in the first quarter of 2001 the restructuring is expected to reduce annual operating expenses by approximately $8.0 million to $9.0 million.



     In addition to the restructuring, PracticeWorks also incurred approximately $3.5 million for impairment and other non-recurring charges including impairment charges related to asset write-downs of approximately $500,000 for assets and $1.5 million for inventory and $1.4 million in charges related to the spin-off, consisting principally of professional fees. PracticeWorks expects to incur an additional $1.6 million in charges related to the spin-off in the first quarter of 2001, consisting principally of professional fees and printing costs.



     The inventory write-down described above related to PracticeWorks' decision to discontinue selling hardware and hardware support in certain of its business lines in connection with its new hardware agreement with Dell Computer Corporation. Under PracticeWorks' historical business model, combined sales of hardware and hardware support comprised approximately 15.0% of total historical revenues. However, the costs of hardware purchased for resale, the direct costs associated with hardware support and the estimated overhead associated with these activities typically aggregated approximately 85.0% to 95.0% of the related revenue. Accordingly, the gross margin on the sales of hardware and hardware maintenance ranged from 5.0% to 15.0%. PracticeWorks' new business model attempts to minimize activities that make such small gross margin contributions and instead focuses on building recurring revenues from subscription-based use of PracticeWorks' applications.



     Under PracticeWorks' new agreement with Dell, entered into on August 1, 2000, PracticeWorks' customers will obtain hardware and related support for Windows-Intel platform products directly from Dell at a 5.0% to 10.0% discount to market prices. In exchange for access to PracticeWorks' customers and its assistance in coordinating the referrals, PracticeWorks will receive a marketing fee. An additional benefit of the Dell agreement is the elimination of the substantial capital requirement which would have been needed to provide hardware under PracticeWorks' subscription pricing model.


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     In comparison to PracticeWorks' historical business model, the decision to exit hardware sales and related support activities would have reduced total revenues by approximately $4.0 million based on 2000 revenues. Operating expenses for 2000 would have been reduced by an estimated $3.0 million to $3.5 million with a corresponding reduction in operating income for 2000 of between approximately $500,000 and $1.0 million. However, this reduction would have been substantially mitigated by the fees available under the terms of the Dell marketing agreement.



     The validity of this comparison, in management's opinion, is not directly relevant to future trends. As compared to PracticeWorks' historical business model, its subscription pricing model contemplates that revenues from traditional sales of licenses and hardware would decline and be replaced by revenues from subscription fees. While this decline will be somewhat accentuated by PracticeWorks' decision to exit certain hardware and related support activities, PracticeWorks believes that the effect on operating income will be essentially neutral as the previous margins from such activities are replaced by a combination of the marketing fee and anticipated reductions in indirect costs. Further, cash flows will be positively impacted by the significant reduction in capital expenditures which would have been otherwise required to effectively finance customers' purchases.



     THE 1999 PLAN. In the fourth quarter of 1999, InfoCure decided to restructure its business into a medical division and a dental division. The dental division formed in this restructuring constitutes the business that was transferred to PracticeWorks in the spin-off. At the time of the restructuring, PracticeWorks decided to transition to subscription pricing and to commence development of ASP applications and other Internet-based applications and services. Management committed to a plan of restructuring and reorganization in connection with the establishment of the dental division and these changes in PracticeWorks' pricing model and product strategy. This restructuring plan, which was substantially completed in the second quarter of 2000, included consolidating facilities, eliminating staffing redundancies and repositioning PracticeWorks to capitalize on the change in our pricing model and product strategy. In the fourth quarter of 1999, PracticeWorks recorded approximately $940,000 in restructuring in connection with this plan. The components of these charges are:



     - $700,000 reflecting contingent consideration deemed payable to former stockholders of entities whose products were discontinued as part of the restructuring;



     - $97,000 representing other asset write-downs and costs;



     - $95,000 representing facility closure and consolidation costs, including cancellation of leases and other contracts; and



     - $48,000 representing incremental costs associated with completion of discontinued customer contracts.



     In connection with the 1998 restructuring, PracticeWorks recorded an impairment charge of $874,000 representing the carrying value of software development costs, the estimated useful life of which was considered minimal based on changes to its product strategy.



     Additional charges related to the 1999 plan were recorded in 2000 primarily to provide for costs associated with staffing reductions and other asset write-downs. These personnel changes were finalized and communicated in the first quarter of 2000. Accordingly,


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


compensation costs, including severance and other termination benefits, and asset write-downs aggregating $816,000 were recorded in 2000.



     THE 1997 PLAN. In 1997, PracticeWorks adopted a plan to restructure its operations by consolidating existing facilities and acquired operations. In connection with the restructuring plan, which was substantially completed in the second quarter of 1998, PracticeWorks recorded restructuring and other charges totaling $6.5 million in the fourth quarter of 1997 and $1.0 million in the first six months of 1998.



RESULTS OF OPERATIONS



     The following table sets forth certain statement of operations data as a percentage of total revenue for the periods indicated:



                                                   YEAR ENDED DECEMBER 31,
                                                  -------------------------
                                                   2000      1999     1998
                                                  ------    ------   ------
Revenue:
  Systems and software..........................   28.7%     62.9%    64.0%
  Maintenance, support and services.............   71.3      37.1     36.0
                                                  -----     -----    -----
          Total revenue.........................  100.0     100.0    100.0
                                                  -----     -----    -----
Operating expenses:
  Hardware and other items purchased for
     resale.....................................   13.3      17.7     22.4
  Selling, general and administrative (excluding
     compensatory stock awards).................   97.2      52.5     48.4
  Research and development......................    8.7       7.7      8.1
  Depreciation and amortization.................   43.1       6.0      5.2
  Restructuring.................................    9.7       1.7      2.4
  Impairment and other non-recurring charges....    8.8       1.6       --
  Merger costs..................................     --       1.2      0.2
  Compensatory stock awards.....................     --       0.8     14.8
  Gain on disposal of fixed assets..............   (1.6)       --       --
                                                  -----     -----    -----
          Total operating expense...............  179.2      89.2    101.5
                                                  -----     -----    -----
Operating (loss) income.........................  (79.2)     10.8     (1.5)
Interest expense and other, net.................    5.3       2.4      2.2
                                                  -----     -----    -----
(Loss) income before income taxes and
  extraordinary item............................  (84.5)      8.4     (3.7)
(Benefit) provision for income taxes............  (11.0)      4.0      2.0
                                                  -----     -----    -----
          Net (loss) income before extraordinary
             item...............................  (73.5)%    4.4%     (5.7)%
                                                  =====     =====    =====



YEAR ENDED DECEMBER 31, 2000 COMPARED TO YEAR ENDED DECEMBER 31, 1999



     REVENUE. Total revenue for the year ended December 31, 2000 decreased $14.6 million, or 26.7%, to $40.0 million from $54.6 million for the year ended December 31, 1999. For the year ended December 31, 2000, systems and software revenue decreased $22.8 million, or 66.5%, to $11.5 million from $34.3 million in the year ended December 31, 1999. These decreases are the result of lower unit sales in the current period due to PracticeWorks' transition to a subscription pricing model and the result of some customers preparing during 1999 for any potential Year 2000 computer issues. Maintenance, support and service revenue for the year ended December 31, 2000 increased $8.2


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


million, or 40.4%, to $28.5 million from $20.3 million for the year ended December 31, 1999. These increases are primarily due to additional revenue of approximately $5.2 million generated by acquisitions made in December 1999 and March and April 2000. The increase also includes an increase in EDI revenue of $3.1 million for the year ended December 31, 2000, resulting from an increase in the number of practices using this service, and to a much lesser extent, revenue related to new subscription contracts.



     HARDWARE AND OTHER ITEMS PURCHASED FOR RESALE. For the year ended December 31, 2000, hardware and other items purchased for resale was $5.3 million, or 13.3% of total revenue compared to $9.7 million, or 17.7% of total revenue, for the year ended December 31, 1999. These changes as a percentage of revenue reflect the increase in higher margin EDI transactions and software maintenance contracts and a decrease in lower margin hardware sales. PracticeWorks expects to continue to experience decreasing hardware sales in light of PracticeWorks' agreement announced with Dell Computer Corporation.



     SELLING, GENERAL AND ADMINISTRATIVE, OR SG&A. SG&A expense includes salaries and benefits (excluding compensatory stock awards), product maintenance and support, variable commissions and bonuses, marketing, travel, communications, facilities, insurance and other administrative expenses. SG&A expenses exclude research and development, depreciation and amortization, restructuring and other non-recurring charges. SG&A expense increased $10.2 million, or 35.5%, to $38.9 million for the year ended December 31, 2000, from $28.7 million for the year ended December 31, 1999. Of this amount, approximately $8.0 million was related to the SG&A costs of the acquisitions made in December 1999 and the 2000 acquisitions. We incurred marketing expenses related to the new subscription pricing model of approximately $300,000. Legal and professional fees increased approximately $570,000 due to costs related to potential acquisitions and other transactions that were not completed. During the third quarter of 2000 PracticeWorks also increased the allowance for doubtful accounts by approximately $400,000. The basis for this additional provision was derived from PracticeWorks' analysis of the negative effects on current collection experience as a result of closing and consolidating offices and reducing staff in conjunction with having implemented the 2000 Restructuring Plan.



     RESEARCH AND DEVELOPMENT. Research and development expense decreased to $3.5 million for the year ended December 31, 2000 from $4.2 million for the year ended December 31, 1999. This decrease is primarily due to an increase in software development costs eligible for capitalization related to products PracticeWorks will be offering in the future and a decrease in the costs related to products that will be discontinued in the future. For the year ended December 31, 2000, $835,000 was capitalized related to software development costs.



     DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense increased $14.0 million, to $17.3 million for the year ended December 31, 2000, from $3.3 million for the year ended December 31, 1999. This increase in depreciation and amortization expense is primarily due to the change in the estimated useful life of goodwill from 15 years to three years during the fourth quarter of 1999 and also to acquisitions completed during the fourth quarter of 1999 and during 2000.



     RESTRUCTURING. On August 1, 2000, PracticeWorks announced its intention to terminate approximately 145 employees and to close or consolidate 11 facilities as part of our 2000 restructuring plan. As a result, in the third and fourth quarter of 2000


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


PracticeWorks incurred costs of $1.7 million related to severance and other termination benefits and facility closure costs and other charges of $1.3 million. For the year ended December 31, 2000, restructuring also includes $816,000 consisting primarily of severance and other termination costs, concluding the 1999 plan.



     IMPAIRMENT AND OTHER NONRECURRING CHARGES. During the year ended December 31, 2000 PracticeWorks recorded impairment and other non-recurring charges of approximately $3.5 million. Of this amount, $500,000 related to fixed assets which are being disposed of as a result of PracticeWorks' decision to consolidate our office locations and $1.5 million related to our decision to discontinue hardware sales and support for certain of our business lines in connection with our new hardware agreement with Dell Computer Corporation. PracticeWorks also incurred costs of $1.4 million related to the spin-off, consisting principally of professional service fees.



     INTEREST EXPENSE AND OTHER, NET. Interest expense and other, net increased $782,000 to $2.1 million for the year ended December 31, 2000, from $1.3 million for the year ended December 31, 1999. This increase relates to increases in the amount of the outstanding balances under PracticeWorks' credit facility and other debt agreements.



     (BENEFIT) PROVISION FOR INCOME TAXES. The provision for income taxes was a net benefit of $4.4 million for the year ended December 31, 2000 compared to a net expense of $2.2 million for the year ended December 31, 1999. The change is due to the generation of net operating losses for the year ended December 31, 2000 versus net operating income for the year ended December 31, 1999. The effective income tax rate for the year ended December 31, 2000 was (13.0%) versus 47.9% for the year ended December 31, 1999. The decrease in the effective income tax rate is a result of accelerated non-deductible goodwill amortization as well as recognition of a valuation allowance for net operating losses generated by PracticeWorks prior to the spin-off which will remain with InfoCure upon the spin-off. The variances from the federal statutory rate are due to the effect of non-deductible goodwill amortization, state taxes and the recognition of the valuation allowance noted above.



     PracticeWorks reported net deferred tax assets of $5.2 million in its financial statements as of December 31, 2000, related to differences between the book and tax basis of its assets. Management has assessed PracticeWorks' past financial history, when adjusted for non-recurring items such as restructuring charges, as well as PracticeWorks' sales backlog, and budgeted sales and believes that it is more likely than not that PracticeWorks will generate taxable income within the next three to five years more than sufficient to realize the tax benefits associated with future deductible temporary differences.



     NET (LOSS) INCOME. As a result of the above factors, PracticeWorks' net loss for the year ended December 31, 2000 was $(29.4) million compared to net income of $2.3 million for the year ended December 31, 1999.



YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998



     TOTAL REVENUE. Total revenue for the year ended December 31, 1999 increased $11.1 million, or 25.5%, to $54.6 million from $43.5 million for the year ended December 31, 1998. The acquisitions of the 1999 Pooled Companies, which are accounted for as pooling of interests, are reflected retroactively for all periods presented. Systems and software revenue increased $6.5 million, or 23.4%, to $34.3 million for the year ended December 31, 1999 from $27.8 million for the year ended December 31, 1998. Maintenance, support, and


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service revenue increased $4.6 million, or 29.3%, to $20.3 million for the year ended December 31, 1999 from $15.7 million for the year ended December 31, 1998. These revenue increases primarily reflect overall volume growth in the business of $10.5 million, including customer purchases made in preparation for year 2000 computer issues, and, to a lesser extent, acquisitions during the fourth quarter of 1999.



     HARDWARE AND OTHER ITEMS PURCHASED FOR RESALE. Hardware and other items purchased for resale was $9.7 million for both the years ended December 31, 1999 and 1998. For the year ended December 31, 1999, hardware and other items purchased for resale as a percentage of total revenue was 17.7%, compared to 22.4%, for the year ended December 31, 1998. This decrease as a percentage of revenue is attributable primarily to a change in the mix of revenues resulting from the growth in service revenues related to EDI, which generally carries higher margins.



     SELLING, GENERAL AND ADMINISTRATIVE, OR SG&A. SG&A expense increased $7.6 million, or 36.0%, to $28.7 million for the year ended December 31, 1999 compared to $21.1 million for the year ended December 31, 1998. This increase reflects primarily additional marketing and administrative personnel and other selling and administrative costs necessary to support the consolidated businesses of the acquired companies. As a percentage of revenue, SG&A expense increased to 52.5% for the year ended December 31, 1999 from 48.4% for the year ended December 31, 1998 primarily due to the fact that the SG&A expense for the acquisition of the 1999 Pooled Companies were substantially higher in relation to their revenues than that of PracticeWorks. Because three of these companies were acquired in December 1999, cost savings measures resulting from their integration had not yet been reflected. Further, during the fourth quarter of 1999, the allowance for doubtful accounts increased by $700,000 to more closely align the allowance with PracticeWorks' collection experience and for the potential write-off associated with customers migrating from traditional support programs to our subscription pricing offerings.



     RESEARCH AND DEVELOPMENT. Research and development expense increased $648,000, or 18.5%, to $4.2 million for the year ended December 31, 1999 from $3.5 million for the year ended December 31, 1998. This increase was due primarily to acquisitions and the number of products that we support. PracticeWorks capitalizes development costs incurred from the time a new product reaches technological feasibility until it is available for general release. The higher level of capitalized costs in 1999 is reflective of the state of development of a variety of projects, including new e-commerce applications. As a percentage of total revenue, research and development expense decreased to 7.7% of total revenue for the year ended December 31, 1999 from 8.1% of total revenue for the year ended December 31, 1998 due to the significant increase in revenues from acquisitions and business growth.



     DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense increased $1.0 million, or 43.5%, to $3.3 million for the year ended December 31, 1999 from $2.3 million for the year ended December 31, 1998. This increase was primarily due to increased expense for amortization of goodwill resulting from the addition of approximately $10.5 million of goodwill related to the 1999 acquisitions and a change in accounting estimate, which was effected in the fourth quarter of 1999, to reduce the estimated useful life of goodwill from 15 years to three years. This change in accounting estimate resulted in additional goodwill amortization of approximately $600,000 for 1999.



     RESTRUCTURING, IMPAIRMENT AND OTHER NON-RECURRING CHARGES. In the year ended December 31, 1999, PracticeWorks incurred $940,000 in restructuring charges and


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


$874,000 in impairment charges associated with a restructuring plan announced in the fourth quarter of 1999. In the year ended December 31, 1998 we incurred $1.0 million of restructuring charges associated with the 1997 restructuring plan that was completed in 1998.



     MERGER COSTS. PracticeWorks incurred $659,000 in merger costs in 1999 related to the acquisitions of the 1999 Pooled Companies.



     COMPENSATORY STOCK AWARDS. Compensatory stock awards expense decreased $6.0 million, or 93.8%, to $428,000 for the year ended December 31, 1999 from $6.4 million for the year ended December 31, 1998. Compensatory stock award expense for the year ended December 31, 1999 related to the accelerated vesting of restricted stock awards to executive officers of InfoCure. The $6.4 million expense in 1998 related to contingently exercisable stock options of an acquired company. Under the terms of the purchase agreement, the value of the options became determinable in the fourth quarter of 1998, resulting in recognition of compensation expense. As a percentage of total revenue, compensatory stock awards expense decreased to 0.8% for the year ended December 31, 1999 from 14.8% for the year ended December 31, 1998.



     INTEREST EXPENSE AND OTHER, NET. Interest expense and other, net increased $369,000, or 38.2%, to $1.3 million for the year ended December 31, 1999 from $966,000 for the year ended December 31, 1998. The increase relates primarily to higher average outstanding debt balances during 1999 and a higher effective interest rate resulting from the amortization of loan costs. As a percentage of total revenue, interest expense and other, net increased to 2.4% for the year ended December 31, 1999 from 2.2% for the year ended December 31, 1998.



     PROVISION (BENEFIT) FOR INCOME TAXES. The provision for income taxes was $2.2 million for the year ended December 31, 1999, compared to $873,000 for the year ended December 31, 1998. The effective income tax rate of 47.9% for the year ended December 31, 1999 is higher than statutory rates due to state income taxes and permanent differences resulting primarily from the amortization of nondeductible goodwill. In addition, the effective tax rate for 1998 differs from the statutory tax rate due to the more significant impact of pooling of interests accounting with certain S-corporation entities that incurred no federal income taxes prior to their acquisition by InfoCure.



     NET (LOSS) INCOME. As a result of the above factors, our net income for the year ended December 31, 1999 was $2.3 million compared to net loss of $(2.5) million for the year ended December 31, 1998.



LIQUIDITY AND CAPITAL RESOURCES



     PracticeWorks' principal capital requirements have been to fund:



     - acquisitions;



     - working capital;



     - capital expenditures for furniture, fixtures and equipment; and



     - capitalized software development costs.



     Historically, InfoCure has managed cash on a centralized basis. Cash receipts associated with PracticeWorks' business have largely been retained by InfoCure which has


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


provided funds to cover PracticeWorks' disbursements for operating activities, capital expenditures and acquisitions. The cash balances reported by PracticeWorks at December 31, 2000, and 1999 are based on the results of PracticeWorks' operations and the net cash resulting from intercompany transfers between InfoCure and PracticeWorks. The investing and financing activities discussed below were funded as a result of activities entered into by InfoCure and relating to PracticeWorks' operations. The long-term debt amounts reported by PracticeWorks are based on long-term debt that InfoCure incurred to acquire businesses and other assets that were transferred to PracticeWorks in connection with the spin-off.



     During the year ended December 31, 2000, PracticeWorks used $8.6 million of net cash in operating activities primarily relating to (1) a net loss of $29.4 million, offset by the net effect of non-cash charges and credits of $17.3 million in depreciation and amortization and $3.6 million in restructuring and other charges and the non-cash benefit of $4.4 million associated with deferred taxes, (2) increase of accounts payable and accrued liabilities of approximately $2.6 million and (3) an increase in deferred revenue and customer deposits of $2.3 million. The net use of cash flow from operations is due primarily to the impact of the ongoing transition to subscription-based pricing and customers making purchases in 1999 to prepare for potential Year 2000 issues.



     During the year ended December 31, 1999, PracticeWorks generated $5.8 million of net cash from operating activities primarily relating to net income of $2.3 million, $3.3 million of non-cash charges for depreciation and amortization and restructuring and other charges, and offset by a $3.2 million increase in accounts receivable. During the year ended December 31, 1998, PracticeWorks generated $2.3 million of net cash from operating activities primarily relating to (1) a net loss of $2.5 million, offset by the net effect of non-cash charges of $6.4 million in stock based compensation, $2.3 million in depreciation and amortization and $1.0 million in restructuring and other charges and the non-cash reduction of $700,000 associated with deferred taxes,
(2) payment of accounts payable and accrued expenses of approximately $3.5 million, (3) an increase in accounts receivable of $3.1 million, and (4) an increase in deferred revenue and customer deposits of $2.3 million.



     During the year ended December 31, 2000, net cash used in investing activities was $27.0 million, primarily representing cash used for acquisitions and related expenditures of $13.4 million, additional purchase price consideration of $4.4 million, $3.6 million of capital expenditures, $3.7 million of cash paid for other intangibles, and $1.1 million of cash advances to Medical Dynamics. During the year ended December 31, 1999, net cash used in investing activities was $10.3 million, consisting primarily of cash used for acquisitions of $8.3 million. During the year ended December 31, 1998, net cash used in investing activities was $15.6 million, consisting primarily of cash used for acquisitions of $12.5 million and cash used for other intangibles of $2.3 million. PracticeWorks expects to incur capital expenditures of $1.0 million in 2001.



     During the year ended December 31, 2000, PracticeWorks generated $37.0 million of net cash from financing activities consisting primarily of borrowings attributed to us of $12.5 million from InfoCure's line of credit and $24.7 million in cash advances from InfoCure. During the year ended December 31, 1999, we generated net cash from financing activities of $5.4 million, including $8.7 million in proceeds attributed to PracticeWorks from borrowings under InfoCure's line of credit and $13.3 million in cash advances from InfoCure. These proceeds were principally used to retire outstanding debt previously attributed to PracticeWorks of $16.7 million and to fund the 1999 acquisitions.


                                       143
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During the year ended December 31, 1998, PracticeWorks generated net cash from financing activities of $14.2 million, including $12.5 million in proceeds from InfoCure's line of credit attributed to it and $1.9 million in cash advances from InfoCure. These proceeds were principally used to fund the 1998 acquisitions.



     In connection with the spin-off, PracticeWorks entered into a credit facility with FINOVA Capital Corporation ("FINOVA") under which PracticeWorks incurred approximately $21.6 million of indebtedness to repay InfoCure's long-term indebtedness relating to our business. The FINOVA credit facility contains restrictions and covenants, including limitations on PracticeWorks' leverage, a minimum net worth requirement, a minimum current ratio requirement and a minimum liquidity requirement. Management believes that the covenants that have the greatest likelihood of potentially restricting PracticeWorks' operations are quarterly tests for minimum net worth and minimum liquidity. Minimum net worth has been defined to include the three planned issuances of our convertible redeemable preferred stock. The minimum net worth requirement ranges from a high of approximately $41.8 million at the quarter ended March 31, 2001, to a low of approximately $18.1 million at the quarter ended March 31, 2002. Minimum liquidity has been defined as cash and cash equivalents, plus amounts up to $2.5 million available, but not drawn, under the Crescent equity line (discussed below). The minimum liquidity requirement is approximately $6.4 million at the quarter ended March 31, 2001 and ranges from a high of approximately $11.1 million at the quarter ended March 31, 2003, to a low of approximately $2.8 million at the quarter ended March 31, 2002. The levels for the quarterly tests for minimum net worth and liquidity have been computed based on discussions with the lender regarding PracticeWorks' business plan. The credit facility will prohibit payment of dividends on, or redemption of, PracticeWorks' capital stock. Amounts outstanding under the credit agreement will bear interest equal to 1.5% plus a base rate equal to the higher of the prime rate is announced from time to time by Citibank N.A. or a weighted average of the rates on overnight federal fund transactions plus 50 basis points. The outstanding principal balance of the loan will amortize at 5.0% per quarter beginning October 1, 2001, and the entire outstanding balance under the facility will be due in full on June 30, 2003.



     In connection with the spin-off, on March 6, 2001, PracticeWorks entered into an equity line agreement with Crescent that allows PracticeWorks to issue and sell and requires Crescent to purchase, upon PracticeWorks' request, shares of PracticeWorks' common stock for consideration of up to $35.0 million (minus applicable fees and expenses). Under this agreement, PracticeWorks can, from time to time at its option, issue and sell shares of its common stock with an aggregate purchase price of up to twice the average daily trading value of PracticeWorks' common stock during the 22 trading day period immediately preceding the date of the notice to Crescent. However, in no event may PracticeWorks require Crescent to purchase more than $2.5 million at one time. The purchase price for shares of common stock sold to Crescent under this equity line will be 94% of the average of the lowest three consecutive bid prices during the 22 day trading period immediately preceding the applicable sale. Management does not currently believe that it will be necessary to draw any amounts under the Crescent equity line.



     In connection with the spin-off, on March 6, 2001, PracticeWorks issued 100,000 shares of its series C convertible redeemable preferred stock for $5.0 million to Crescent in a private placement. The series C convertible redeemable preferred stock is not convertible for one year after issuance. Thereafter, the holders can convert all or a portion of the shares of series C convertible redeemable preferred stock. In no event will the holders of


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


series C convertible redeemable preferred stock be entitled to obtain, in the aggregate for all conversions, more than 20.0% of PracticeWorks' common stock upon conversion. PracticeWorks will have the right to either redeem in cash at a premium or require the conversion of the shares of series C convertible redeemable preferred stock, provided certain conditions are met. The redemption premiums will increase proportionately each year from 115% of the liquidation preference during the first year after issuance of the preferred stock to 160% of the liquidation preference following the fourth anniversary year of issuance. If the series C convertible redeemable preferred stock has not been converted after four years, the holders may require PracticeWorks' to redeem the series C convertible redeemable preferred stock at a redemption price equal to 175% of the liquidation preference, or $8.75 million. If the price of PracticeWorks' common stock decreases following the spin-off, PracticeWorks may be required to redeem the shares of series C convertible redeemable preferred stock at a significant premium in order to prevent a dilutive conversion of the series C convertible redeemable preferred stock into shares of PracticeWorks' common stock. PracticeWorks may not have the necessary funds to redeem any shares of the series C convertible redeemable preferred stock, or be permitted to do so under the FINOVA credit facility.



     Once issued to the Medical Dynamics stockholders, PracticeWorks will be required to redeem for cash the shares of series B convertible redeemable preferred stock issuable to Medical Dynamics on the fifth anniversary of issuance. The redemption price of the series B convertible redeemable preferred stock will be equal to approximately $5.3 million plus accrued and unpaid dividends. The holders of the shares of series A convertible redeemable preferred stock issued to Ceramco may require the redemption in cash of their shares of series A convertible redeemable preferred stock at any time following the fifth anniversary of issuance. The redemption price of the series A convertible redeemable preferred stock is equal to $32.0 million plus accrued and unpaid dividends. PracticeWorks may not have the necessary funds to redeem any such shares of our convertible redeemable preferred stock or be permitted to do so under the FINOVA credit facility.



     At December 31, 2000, PracticeWorks had total cash and cash equivalents of $4.0 million and negative working capital of $3.2 million (including the effect of deferred revenue and customer deposits of $9.8 million). PracticeWorks expects the transition to a subscription pricing model will continue to adversely impact its cash flow until revenue from subscription fees replaces revenue from software license fees and hardware sales. Based on current business plans, the benefits of this transition to subscriptions begins to manifest itself in 2001 when it is anticipated that subscription fees will comprise approximately 10.0% of total revenues. PracticeWorks anticipates the growth in subscription fees and other revenue, coupled with the cost reductions from its 2000 restructuring, will enable it to generate positive earnings before interest, income taxes, depreciation and amortization (EBITDA) commencing in the second quarter of 2001. PracticeWorks also expects to incur costs of approximately $3.5 million associated with the development of its ASP applications and other new applications and services, the establishment of additional business relationships and marketing and sales expenses in connection with the introduction of new applications and services. PracticeWorks expects to finance these activities and future acquisitions, if any, through the $5.0 million private placement to Crescent completed in March 2001, and to a lesser extent, operations, and, if required, the Crescent equity line. There can be no assurance that additional sources of capital will be available on terms acceptable to PracticeWorks. PracticeWorks believes that its existing cash and anticipated future operating cash flow, combined with availability of funds from other sources of financing, will be sufficient to fund its working capital requirements both in the

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short term, which means the next twelve months, and in the long term, which means a reasonable period of time thereafter. However, if insufficient funds are available, PracticeWorks may not be able to increase our marketing and sales expenses and grow its businesses or effectively compete in any of its markets, which could materially harm its business, financial condition and results of operations.



FORWARD-LOOKING STATEMENTS



     This section contains forward-looking statements that reflect PracticeWorks' current assumptions and estimates of future performance, the development and timing of its release of new applications and services, and the rate of adoption of its new applications and services by new and existing customers. Any forward-looking statements are subject to risks and uncertainties that may cause actual results and future trends to differ materially from those projected, stated or implied by the forward-looking statements.



RECENT ACCOUNTING PRONOUNCEMENTS



     Financial Accounting Standards Board Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivatives and Hedging Activities", as amended, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. Historically, we have not entered into derivative contracts either to hedge existing risks or for speculative purposes. Accordingly, PracticeWorks does not expect adoption of this new standard on January 1, 2001 to have an effect on PracticeWorks' financial statements.



     The Financial Accounting Standards Board issued Interpretation ("Interpretation") No. 44, "Accounting for Certain Transactions involving Stock Compensation, an Interpretation of APB Opinion No. 25" which was effective July 1, 2000. Interpretation No. 44 clarified (a) the definition of employee for purposes of applying Opinion 25, (b) the criteria for determining whether a stock compensation plan qualifies as a noncompensatory plan, (c) the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. Adoption of the provisions of the Interpretation did not have a significant impact on PracticeWorks' financial statements.



     SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities -- a Replacement of FASB Statement No. 125" was issued in September 2000 to address securitizations and other transfers of financial assets and collateral, and requires specified new disclosures. Specified disclosure provisions are effective for fiscal years ending after December 15, 2000 with the accounting for transfers and servicing of financial assets and extinguishments of liabilities effective for transactions occurring after March 31, 2001. Adoption of this new standard is not expected to have an effect on PracticeWorks' financial statements.



     In December 1999, the SEC issued Staff Accounting Bulletin ("SAB") No.
101, -- Revenue Recognition, which outlines the basic criteria that must be met to recognize revenue and provides guidance for presentation of revenue and for disclosure related to revenue recognition policies in financial statements filed with the Securities and Exchange Commission. The effective date for SAB No. 101 is September 1, 2001, however we adopted the provisions of SAB No. 101 in the first quarter of 2000 without a significant impact on PracticeWorks' financial position or results of operations.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT PRACTICEWORKS' MARKET RISK



     Our primary market risks include fluctuations in interest rates and variability in interest rate spread relationships, such as prime to LIBOR spreads. Approximately $20.0 million of PracticeWorks' outstanding debt at December 31, 2000 related to long-term indebtedness under InfoCure's credit facility with FINOVA that was allocated to PracticeWorks at the time of the spin-off. Amounts outstanding will bear interest equal to 1.5% plus a base rate equal to the higher of the prime rate as announced from time to time by Citibank N.A. or a weighted average of the rates on overnight federal fund transactions plus 50 basis points. The rate base is incremented for margins specified in the agreement. Thus, PracticeWorks' interest rate is subject to market risk in the form of fluctuations in interest rates. The effect of a hypothetical one percentage point increase across all maturities of variable rate debt would result in an increase of approximately $200,000 in pre-tax net loss assuming no further changes in the amount of borrowings subject to variable rate interest from amounts outstanding at December 31, 2000. PracticeWorks does not trade in derivative financial instruments.



     PracticeWorks also conducts operations in Europe and Australia. Accordingly, PracticeWorks is subject to risk for exchange rate fluctuations between such local currencies and the U.S. dollar. For the year ended December 31, 2000, less than 5.0% of PracticeWorks' total revenues were earned outside the United States and collected in the local currency and related operating expenses were also paid in such corresponding local currencies. PracticeWorks does not conduct any significant hedging activities.



     The financial statements of PracticeWorks' non-U.S. subsidiaries are translated into U.S. dollars using current rates of exchange, with gains or losses included in the foreign currency translation adjustment account, a component of divisional equity. As of December 31, 2000, PracticeWorks had a cumulative translation adjustment of $109,000.



                          MANAGEMENT OF PRACTICEWORKS



     The directors and executive officers of PracticeWorks are as follows:



NAME                                    AGE                  POSITION
----                                    ---                  --------
Richard E. Perlman....................  54    Chairman of the Board of Directors
James K. Price........................  42    President and Chief Executive Officer
                                              and Director
James C. Davis........................  52    Executive Vice President and Director
James A. Cochran......................  53    Senior Vice President, Secretary and
                                              Chief Financial Officer
William A. Shutzer....................  53    Director
William R. Jellison...................  42    Director
Raymond H. Welsh......................  69    Director



     Richard E. Perlman has been Chairman of the Board since PracticeWorks' formation in August 2000. Mr. Perlman served as InfoCure's chairman and treasurer since December 1997 and as a director of InfoCure since March 1997. Mr. Perlman resigned from all positions with InfoCure upon completion of the spin-off. From December 1997 until October 1998, Mr. Perlman served as InfoCure's chief financial officer. Mr. Perlman is the founder of Compass Partners, L.L.C., a merchant banking and financial advisory firm specializing in corporate restructuring and middle market companies, and has served as its president since its inception in May 1995. From 1991 to 1995, Mr. Perlman was executive vice president of Matthew Stuart & Co., Inc., an investment banking firm. Mr. Perlman received a B.S. in Economics from the Wharton School of the University of Pennsylvania and a Masters in Business Administration from the Columbia University Graduate School of Business.



     James K. Price has been PracticeWorks' President and Chief Executive Officer and a director since PracticeWorks' formation in August 2000. Mr. Price was a founder of InfoCure and served as its executive vice president and secretary since its inception in November 1996. Mr. Price resigned from all positions with InfoCure upon completion of the spin-off. Mr. Price served as executive vice president of American Medcare from 1996 until 1997 and was vice president from 1993 to 1995. Mr. Price co-founded International Computer Solutions and served as its executive vice president since 1994, as vice president from 1987 to 1994 and as president from 1985 to 1987. American Medcare and International Computer Solutions merged into InfoCure in July 1997. In addition, from 1991 to 1993, Mr. Price was a vice president of Newport Capital. From 1983 to 1985, Mr. Price was healthcare sales manager of Executive Business Systems, a practice management systems supplier, and from 1981 to 1983 was with Moore Business Systems. Mr. Price holds a B.A. in Marketing from the University of Georgia.



     James C. Davis, D.M.D., has served as PracticeWorks' Executive Vice President since PracticeWorks' formation in August 2000 and was elected a director in March 2001. Dr. Davis manages PracticeWorks' e-commerce operations. Dr. Davis served as Chairman of InfoCure's orthodontic group since February 1999. Dr. Davis resigned from all positions with InfoCure upon completion of the spin-off. He has been a practicing orthodontist for the past 25 years and, in 1982, was a co-founder of OMSystems, Inc., the largest orthodontic practice management software company in North America which InfoCure bought in February 1999. Dr. Davis received a D.M.D. from the University of Alabama School of Dentistry and a Certificate of Orthodontics from the UCLA School of Dentistry. Dr. Davis previously served as president of the Georgia Association of Orthodontists.



     James A. Cochran served as PracticeWorks' Senior Vice President, Secretary and Chief Financial Officer since our formation in August 2000. He was InfoCure's chief financial officer since August 1999 but resigned from all positions with InfoCure upon completion of the spin-off. From 1992 until joining InfoCure, Mr. Cochran was a member of the accounting firm of BDO Seidman, LLP, serving as a partner since 1995. Mr. Cochran is a Certified Public Accountant. Mr. Cochran received a B.B.A. in Accounting and an M.B.A. in Corporate Finance from Georgia State University.



     William A. Shutzer has been a director of PracticeWorks since March 2001. Since October 2000, he has been a Managing Director of Lehman Brothers, Inc. From September 1999 until September 2000, Mr. Shutzer was a Partner in Thomas Weisel Partners, LLC. From October 1996 to the end of December 1997, he was President of Furman Seiz, Inc., and from January 1998 until September 1999, he was chairman of ING Barings LLC's Investment Banking Group. From March 1994 to October 1996, he was Executive Vice President of Furman Seiz, Inc. From September 1978 until February 1994, Mr. Shutzer was a Managing Director of Lehman Brothers and its predecessors. Mr. Shutzer is currently a director of Tiffany & Co., The Fortress Group, internet.com Corporation, and a member of the Advisory Board of E&J Gallo Winery. Mr. Shutzer received a B.A. from Harvard University and an MBA from the Harvard Graduate School of Business.

     William R. Jellison has been a director of PracticeWorks since March 2001. He is currently the Senior Vice President and Chief Financial Officer of DENTSPLY. He joined DENTSPLY in April of 1998 and has responsibility for worldwide Finance and Information Technology. Prior to joining DENTSPLY, Mr. Jellison had an eighteen-year career with the Donnelly Corporation where he served in a number of positions with increasing responsibilities, including Vice President of Finance, Treasurer and Corporate Controller. A Certified Management Accountant, Mr. Jellison earned his B.A. in business administration from Hope College in Michigan.



     Raymond H. Welsh has been a director of PracticeWorks since March 2001. Prior to the spin-off, he served on the Board of Directors of InfoCure Corporation. Since January 1995, Mr. Welsh has been a Senior Vice President of UBS/PaineWebber, Incorporated. Mr. Welsh is a Trustee of the University of Pennsylvania, The University of Pennsylvania Health System, and Chairman of the Medical Center and HealthSystem's Creating the Future of Medicine Campaign. Mr. Welsh received a B.S. in Economics from the Wharton School of the University of Pennsylvania.



     PracticeWorks currently has six directors. PracticeWorks' certificate of incorporation provides that the terms of office of the directors are divided into three classes: Class I, whose term will expire at the annual meeting of stockholders to be held in 2002; Class II, whose term will expire at the annual meeting of stockholders to be held in 2003; and Class III, whose term will expire at the annual meeting of stockholders to be held in 2004. James C. Davis and William R. Jellison are Class I directors. James K. Price and Raymond H. Welsh are Class II directors. Richard E. Perlman and William A. Shutzer are Class III directors. So long as any shares of the series A convertible redeemable preferred stock issued to Ceramco are outstanding, PracticeWorks will be required to have a minimum of six directors, and the holders of such series A convertible redeemable preferred stock, voting as a class, will be entitled to elect one director to PracticeWorks' board of directors. However, such holders will not be entitled to vote with respect to the election of PracticeWorks' remaining directors. At each annual meeting of stockholders after the initial classification or special meeting in lieu thereof, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election or special meeting held in lieu thereof. This classification structure of the board of directors may have the effect of delaying or preventing changes in control or management of PracticeWorks.



     PracticeWorks' bylaws provide that the authorized number of directors may be changed by an amendment to the bylaws adopted by its board of directors or by the stockholders. In addition, PracticeWorks' certificate of incorporation and its bylaws provide that, in general, vacancies on the board may be filled by a majority of directors in office, although less than a quorum.



COMMITTEES OF THE BOARD



     PracticeWorks' audit committee consists of Messrs. Jellison, Shutzer and Welsh, all of whom are independent directors. The audit committee reviews, acts on and reports to PracticeWorks' board of directors on various auditing and accounting matters, including the election of PracticeWorks' independent accountants, the scope of its annual audits, fees to be paid to the independent accountants, the performance of its independent accountants and our accounting practices and internal controls. We did not have an audit committee during 2000.

     PracticeWorks' compensation committee consists of Mr. Shutzer and Welsh, both of whom are independent directors. PracticeWorks' compensation committee establishes salaries, incentives and other forms of compensation for officers and other employees. This committee will also administer its incentive compensation and benefit plans. PracticeWorks did not have a compensation committee during 2000.



                      PRACTICEWORKS EXECUTIVE COMPENSATION



COMPENSATION OF DIRECTORS



     PracticeWorks' directors do not currently receive cash compensation for their services as directors, but are reimbursed for their reasonable and necessary expenses for attending board and board committee meetings. Members of the board who are not PracticeWorks' employees, or employees of any parent, subsidiary or affiliate of PracticeWorks, are eligible to participate in PracticeWorks' stock option plan. Such members receive options to purchase 5,000 shares of its common stock upon election to the board and will receive options to purchase 2,500 shares of PracticeWorks' common stock for each year of service. The exercise price of the options will be the fair market value of PracticeWorks' common stock on the date of grant.



EXECUTIVE COMPENSATION



     Prior to the spin-off, PracticeWorks never paid compensation to its executive officers. During the fiscal years ended December 31, 2000, 1999 and 1998, the individuals were compensated in accordance with InfoCure's plans and policies. The following tables set forth certain information with respect to the annual and long-term compensation paid by InfoCure for services to InfoCure for PracticeWorks' chief executive officer and other executive officers. The amounts set forth below do not reflect the compensation these persons will receive from PracticeWorks following the spin-off.



     In addition, PracticeWorks has never granted stock options to executive officers. All references in the following tables to stock and stock options relate to awards of stock and stock options granted by InfoCure. InfoCure has not granted stock appreciation rights. InfoCure options held by InfoCure employees who became PracticeWorks employees may be replaced by PracticeWorks options. Employees whose InfoCure options were fully vested as of March 5, 2001 had the right to surrender their InfoCure options for options to purchase PracticeWorks common stock until March 25, 2001. Any InfoCure employees who became PracticeWorks' employees who chose not to surrender their vested InfoCure options during this time period will continue to hold InfoCure options which will expire according to their terms. Employees who were not fully vested in InfoCure options as of March 5, 2001, had their InfoCure options exchanged for PracticeWorks options as of March 5, 2001.



     The option price for the shares of PracticeWorks common stock subject to each PracticeWorks option was determined by dividing the option price for the related InfoCure option by the PracticeWorks conversion factor, which was 0.47530, as determined by the Employee Benefits and Compensation Allocation Agreement, entered into with InfoCure in connection with the spin-off, and the number of shares of PracticeWorks common stock subject to each PracticeWorks option was determined by multiplying the number of shares subject to the related InfoCure option by the PracticeWorks conversion factor.

     The following table sets forth the total compensation paid by InfoCure for services rendered by PracticeWorks' Chief Executive Officer during the fiscal years ended December 31, 2000, 1999 and 1998 as well as PracticeWorks' other executive officers (collectively, the "Named Executive Officers"). Prior to the spin-off, Messrs. Perlman, Price and Cochran were executive officers of InfoCure. Each of the persons below resigned from all positions with InfoCure effective March 5, 2001.



SUMMARY COMPENSATION TABLE



                                                                               LONG-TERM
                                                                          COMPENSATION AWARDS
                                     ANNUAL                            --------------------------
                                  COMPENSATION           OTHER         RESTRICTED     SECURITIES
NAME AND PRINCIPAL             ------------------       ANNUAL           STOCK        UNDERLYING       ALL OTHER
POSITION                YEAR    SALARY     BONUS    COMPENSATION(1)    AWARDS(2)     OPTIONS/SARS   COMPENSATION(3)
------------------      ----   --------   -------   ---------------    ----------    ------------   ---------------
Richard E. Perlman....         $215,833   $    --       $    --         $     --      1,200,100            --
                        2000
  Chairman of the               120,000    23,500        17,380               --        440,100         4,000
                        1999
  Board                         120,000    33,333            --          367,500        320,000            --
                        1998
James K. Price........          209,375     4,000            --               --      1,200,200         9,600
                        2000
  Chief Executive               125,000    19,500        19,452               --        440,200         9,600
                        1999
  Officer and                   125,000    33,333        19,270          367,500        320,200            --
    President
                        1998
James C. Davis(4).....          177,083    20,030        18,000               --        700,200         6,214
                        2000
  Executive Vice                109,375    20,000        14,000               --          3,400            --
                        1999
  President                          --        --            --               --             --            --
                        1998
James A. Cochran(5)...          145,334    25,000        18,000               --        250,100            --
                        2000
  Senior Vice                    52,083        --         7,660               --        300,000            --
  President
                        1999
  and Chief                          --        --            --               --             --            --
                        1998
  Financial Officer


-------------------------


(1)The amounts presented for 2000 include an automobile allowance for the use of a vehicle in the amount of $12,000 for each of Dr. Davis and Mr. Cochran and compensation for business expenses in the amount of $6,000 for each of Dr. Davis and Mr. Cochran. The amounts presented for 1999 include an automobile allowance for the use of a vehicle in the amount of $11,380 for Mr. Perlman, $13,492 for Mr. Price, $9,500 for Dr. Davis and $5,000 for Mr. Cochran and compensation for business expenses in the amount of $6,000 for each of Messrs. Perlman and Price, $4,500 for Dr. Davis and $2,500 for Mr. Cochran. The amount presented for Mr. Price in 1998 includes an automobile allowance for the use of a vehicle in the amount of $13,270 and compensation for business expenses in the amount of $6,000. The compensation set forth in this column does not include compensation in the form of perquisites or other personal benefits for Mr. Perlman in fiscal years 1998 and 2000 and Mr. Price in 2000 because such perquisites and other personal benefits did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus for Mr. Perlman and Mr. Price for such years.



(2)The amounts presented represent the value on the date of grant of restricted stock awards of 60,000 shares to Mr. Perlman and 60,000 shares to Mr. Price, calculated based on the closing price of InfoCure's common stock as reported on The Nasdaq National Market on such date. One-half of the shares awarded to Messrs. Perlman and Price vested in the first quarter of 1999 and the remaining shares vested in the third quarter of 1999. In January 1999, InfoCure entered into agreements with Messrs. Perlman and Price pursuant to which the benefit of the restricted stock awards was credited to a deferred compensation arrangement upon vesting of the restricted stock. The value of the restricted stock awards as of December 31, 1999, calculated on the basis of the closing price for InfoCure's common stock on such date, was $1,871,280 for each of Messrs. Perlman and Price.



(3)The amounts presented represent InfoCure's contribution to the 401(k) savings plan.



(4)Dr. Davis joined InfoCure in February 1999.



(5)Mr. Cochran joined InfoCure in August 1999.



OPTION GRANTS IN LAST FISCAL YEAR



     PracticeWorks did not grant any options during 2000. The following table contains information concerning the stock option grants made to PracticeWorks' chief executive officer and the Named Executive Officers by InfoCure during 2000. The amounts shown for potential realizable values are based upon assumed annualized rates of InfoCure stock price appreciation of five percent and ten percent over the full ten year term (or shorter term) of the options, as required by the SEC, and are not intended to represent or forecast possible future appreciation, if any, of the price of InfoCure or PracticeWorks common stock.



                                               INDIVIDUAL GRANTS                         POTENTIAL REALIZABLE
                           ----------------------------------------------------------      VALUE AT ASSUMED
                            NUMBER OF          % OF                                         ANNUAL RATES OF
                            SHARES OF          TOTAL                                          STOCK PRICE
                           COMMON STOCK       OPTIONS                                      APPRECIATION FOR
                            UNDERLYING      GRANTED TO        EXERCISE                        OPTION TERM
                             OPTIONS       EMPLOYEES IN        PRICE       EXPIRATION   -----------------------
NAME                         GRANTED           2000         ($/SHARE)(1)      DATE        5%($)        10%($)
----                       ------------   ---------------   ------------   ----------   ----------   ----------
Richard E. Perlman.......         100             *            $31.19        1/1/10     $    1,962   $    4,971
                            1,200,000          10.0%             4.44       8/21/10      3,350,751    8,491,460
James K. Price...........         200             *             31.19        1/1/10          3,923        9,942
                            1,200,000          10.0              4.44       8/21/10      3,350,751    8,491,460
James C. Davis...........         200             *              5.62        7/1/10            707        1,791
                              700,000           5.8              4.44       8/21/10      1,954,605    4,953,352
James A. Cochran.........         100             *              5.50        8/2/10         87,599      209,322
                              250,000           2.1              4.44       8/21/10        698,073    1,769,054


-------------------------


 *  Less than one percent.



(1)All options were granted with exercise prices equal to or in excess of the fair market value of the common stock on the date of grant as determined by the board of directors.



CERTAIN TRANSACTIONS



     During August 2000, InfoCure granted PracticeWorks' executive officers additional options to acquire InfoCure common stock. Mr. Perlman received 1,200,000 options, Mr. Price received 1,200,000 options, Dr. Davis received 700,000 options and Mr. Cochran received 250,000 options. Prior to the spin-off, the exercise price of these options was $4.4375 per share. These options expire ten years from the date of grant. Fifty percent of the options granted to these executive officers vest in four equal annual installments beginning on the first anniversary of the date of grant. The remaining 50% of the options granted to these executive officers will vest five years from the date of grant, but half of these options will immediately vest upon the average closing price of InfoCure's common stock for 20 consecutive trading days being equal to or greater than $8.875 per share and the remaining options will vest upon the average closing stock price for 20 consecutive trading days being equal to or greater than $13.3125 per share.



     In connection with the terms of the spin-off, on March 5, 2001, each of these options were converted to options to purchase PracticeWorks common stock. The conversion ratio equaled 0.47530 PracticeWorks options for each InfoCure option held. Using this conversion ratio, the August 2000 grants converted to 570,360 options each for Mr. Perlman and Mr. Price, 332,710 options for Dr. Davis, and 118,125 for Mr. Cochran. The exercise price for these options is now $9.34.



AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION VALUE TABLE



     Shown below is information with respect to the number of InfoCure shares acquired upon exercise of stock options and the aggregate gains realized on exercises during 2000 for the Named Executive Officers. The table also sets forth the number of shares covered by exercisable and unexercisable options held by these executive officers on December 31, 2000 and the aggregate gains that would have been realized had these options been exercised on December 31, 2000, even though these options were not exercised, and the unexercisable options could not have been exercised at that time.



                                                       NUMBER OF SECURITIES          VALUE OF UNEXERCISED IN
                                                      UNDERLYING UNEXERCISED           THE MONEY OPTIONS AT
                         SHARES                     OPTIONS AT FISCAL YEAR-END          FISCAL YEAR-END(1)
                       ACQUIRED ON     VALUE       ----------------------------    ----------------------------
NAME                    EXERCISE      REALIZED     EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----                   -----------   ----------    -----------    -------------    -----------    -------------
Richard E. Perlman...    416,618     $2,996,316      133,381        1,650,200        $18,670         $77,151
James K. Price.......    416,618      2,996,316      110,000        1,533,000             --           1,915
James C. Davis.......         --             --           --          703,600             --              --
James A. Cochran.....         --             --       75,000          475,100             --              --


-------------------------


(1)The closing price for InfoCure's common stock as reported by The Nasdaq National Market on December 29, 2000 was $3.75. The value is calculated on the basis of the difference between the option exercise price and $3.75, multiplied by the number of shares of common stock underlying the option.



EMPLOYMENT AGREEMENTS



     In connection with the spin-off, PracticeWorks entered into three-year employment agreements with Richard E. Perlman, James K. Price, James C. Davis and James A. Cochran on substantially the terms described below. The individual employment agreements provide for an initial annual base salary of $350,000 for Messrs. Perlman and Price, $250,000 for Dr. Davis and $175,000 for Mr. Cochran. The agreements also provide for a severance payment for each executive equal to three times his then current annual base salary rate upon the termination of the executive's employment by PracticeWorks without cause or by the executive for good reason or in the event of a change in control. The employment agreements entitle the executives to participate in our employee benefit programs and provide for other customary benefits. In addition, each employment agreement provides compensation pursuant to a program established by the compensation committee of PracticeWorks' board of directors, the grant of stock options on the first day of the executive's employment and periodic grants of options thereafter as recommended by the compensation committee of our board of directors.



     Each employment agreement provides for 100% vesting of all outstanding stock options upon a change in control. The employment agreements also provide for an additional, tax gross-up payment to be made by PracticeWorks to the executive in the event that, upon a change in the control, any payments made to the executive that are subject to an excise tax under Section 4999 of the Internal Revenue Code. Finally, the employment agreements prohibit the executive from engaging in certain activities which compete with PracticeWorks, seek to recruit its employees or disclose any of its trade secrets or otherwise confidential information.



2000 STOCK OPTION PLAN



     PracticeWorks adopted an amended and restated stock option plan, effective December 1, 2000, pursuant to which 8.0 million shares of common stock are reserved for issuance. The PracticeWorks stock options that are outstanding immediately following the spin-off are as a result of the conversion of existing InfoCure options to PracticeWorks options that are deemed issued under the plan. As of the date of the spin-off, approximately 3,500,000 shares of PracticeWorks' common stock are issuable pursuant to presently outstanding options. The plan is administered by the compensation committee of our board of directors. The compensation committee may grant incentive stock options and nonqualified stock options to purchase shares of common stock, stock appreciation rights and may make stock grants to PracticeWorks' directors and employees. Each such stock option, stock appreciation right and stock grant shall be subject to the terms and conditions that the compensation committee deems appropriate. The option price for each stock option granted will be the fair market value of common stock on the date of the grant provided, however, that if the option is an incentive stock option and the employee is the holder of more than ten percent of our issued and outstanding stock, the option price will be no less than 110% of the fair market value of common stock on the date of the grant. Upon a sale, merger or a change in control of PracticeWorks, all stock options, stock appreciation rights and stock grants shall be fully vested. The stock option plan permits PracticeWorks to loan money to or guarantee loans made by a third party to finance all or a part of the exercise of a stock option or the purchase of common stock subject to a stock grant. PracticeWorks' board of directors can amend or terminate the stock option plan at any time.



LIMITATIONS ON LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS



     PracticeWorks' certificate of incorporation limits the liability of directors to the fullest extent permitted by Delaware law. In addition, PracticeWorks' certificate of incorporation and bylaws provide that PracticeWorks will indemnify PracticeWorks' directors and officers to the fullest extent permitted by Delaware law.



     PracticeWorks' bylaws provide that PracticeWorks will indemnify officers and directors against losses that they may incur in investigations and legal proceedings resulting from their services to PracticeWorks, which may include services in connection with takeover defense measures. These provisions may have the effect of preventing changes in the management.



     At the time of the spin-off, PracticeWorks entered into indemnification agreements with each of PracticeWorks' current directors and officers to give them additional contractual assurances regarding the scope of the indemnification set forth in PracticeWorks' certificate of incorporation and bylaws and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving any of PracticeWorks' directors, officers or employees for which indemnification from PracticeWorks is sought. PracticeWorks is not aware of any threatened litigation that may result in claims for indemnification from PracticeWorks.



     PracticeWorks currently has liability insurance for its directors and officers and intends to extend that coverage for public securities matters.



                  SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND


                          MANAGEMENT OF PRACTICEWORKS



     All of PracticeWorks' outstanding common stock was, prior to the spin-off, held beneficially and of record by a wholly owned subsidiary of InfoCure. Subsequent to the spin-off, InfoCure and its subsidiaries do not own any of PracticeWorks' outstanding common stock. The following table sets forth information concerning the shares of PracticeWorks common stock that are beneficially owned by the following individuals:



     - each person that beneficially owns more than five percent of the PracticeWorks common stock outstanding;



     - each of PracticeWorks' directors or director nominees;



     - each of PracticeWorks' executive officers; and



     - all of PracticeWorks' directors, director nominees and executive officers as a group.



     Unless otherwise indicated, the listing is based on the number of PracticeWorks shares held by such persons as of April 10, 2001. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, PracticeWorks believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. The address for each person set forth in the table is c/o PracticeWorks, Inc., 1765 The Exchange, Suite 200, Atlanta, Georgia 30339.

     In addition, options to acquire InfoCure common stock held by these persons were converted into options to acquire PracticeWorks common stock in connection with the spin-off. The number of shares shown as beneficially owned by each person in the table below includes shares that can be acquired by that person through stock option exercises on or prior to June 9, 2001. In calculating the percentage owned by each person, PracticeWorks assumed that all shares issuable upon exercise of options on or prior to June 9, 2001 are exercised by that person. The total number of shares outstanding used in calculating the percentage owned assumes no exercise of options held by other persons.



                                       TOTAL
                                      COMMON    EXERCISABLE    NUMBER OF SHARES      PERCENT
NAME OF BENEFICIAL OWNER               STOCK      OPTIONS     BENEFICIALLY OWNED   OF CLASS(1)
------------------------              -------   -----------   ------------------   -----------
Richard E. Perlman..................  264,613      63,396           328,009            3.7%
James K. Price......................  355,990      52,283           408,273            4.6
James C. Davis......................  232,518          --           232,518            2.7
James A. Cochran....................      265      35,647            35,912           *
William R. Jellison.................       --          --                --           *
Raymond H. Welsh....................   31,250       7,130            38,380           *
William A. Shutzer..................   62,500          --            62,500           *
                                      -------     -------         ---------           ----
All executive officers and directors
  as a group (7 persons)............  947,136     158,456         1,105,592           12.4%
                                      =======     =======         =========           ====


-------------------------


 * Less than 1%


(1)Based on an aggregate of 8,755,037 shares of PracticeWorks common stock issued and outstanding as of April 10, 2001.



     There are no stockholders known by PracticeWorks to be the beneficial owner of more than five percent of PracticeWorks outstanding common stock as of April 10, 2001. However, PracticeWorks issued shares of its series A and series C convertible redeemable preferred stock in two separate transactions. PracticeWorks also expects to issue shares of series B convertible redeemable preferred stock upon the consummation of the Medical Dynamics acquisition. The series A, series B and series C convertible redeemable preferred stock are each convertible into shares of PracticeWorks' common stock in accordance with the terms of such series, and under specified circumstances, the holders of series A and series B convertible redeemable preferred stock may immediately convert their preferred stock into common stock in an aggregate amount exceeding 5% of PracticeWorks' outstanding common stock. The series C convertible redeemable preferred stock is not convertible for one year after issuance. After one year, holders of PracticeWorks' series C convertible redeemable preferred stock will be able to convert their preferred stock into more than 5% of its outstanding common stock. Additionally, PracticeWorks may issue more than 5% of its outstanding common stock to Crescent pursuant to the equity line. PracticeWorks may also issue shares of its common stock to WebMD in connection with PracticeWorks' assumption of a portion of InfoCure's obligation owed to WebMD representing greater than 5% of PracticeWorks' outstanding common stock.



                 DESCRIPTION OF CAPITAL STOCK OF PRACTICEWORKS



     PracticeWorks' authorized capital stock consists of 100,000,000 shares of common stock, $0.01 par value, and 20,000,000 shares of preferred stock, $0.01 par value.

COMMON STOCK



     The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the board out of legally available funds. In the event of PracticeWorks' liquidation, dissolution or winding up, holders of the common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable. The shares of PracticeWorks' common stock to be distributed will be freely transferable, except for PracticeWorks' common stock received by persons who may be deemed to be its "affiliates" under the Securities Act of 1933, as amended.



PREFERRED STOCK -- GENERAL



     PracticeWorks is authorized, subject to limitations prescribed by Delaware law, to issue a total of 20,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the rights, preferences and privileges of the shares of each wholly unissued series and any of its qualifications, limitations or restrictions.



     The terms and rights of any such series may include:



     - the designation of the series,



     - the number of shares of the series, which number our board of directors may thereafter, except where otherwise provided in the applicable certificate of designation, increase or decrease, but not below the number of shares thereof then outstanding,



     - whether dividends, if any, will be cumulative or noncumulative, and, in the case of shares of any series having cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on the shares of such series shall be cumulative,



     - the rate of any dividends or method of determining such dividends payable to the holders of the shares of such series, any conditions upon which such dividends will be paid and the date or dates or the method for determining the date or dates upon which such dividends will be payable,



     - the redemption rights and price or prices, if any, for shares of the series,



     - the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series,



     - the amounts payable on and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs,

     - whether the shares of the series will be convertible or exchangeable into shares of any other class or series, or any other security, of us or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates as of which such shares will be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made,



     - restrictions on the issuance of shares of the same series or of any other class or series,



     - the voting rights, if any, of the holders of the shares of the series, and



     - any other relative rights, preferences and limitations of such series.



     PracticeWorks' board may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of PracticeWorks and may adversely affect the market price of the common stock and the voting and other rights of the holders of common stock.



     Except as described below, PracticeWorks currently has no outstanding shares of preferred stock. The series A, series B and series C convertible redeemable preferred stock will rank pari passu with respect to liquidation preference and the payment of dividends, but each of the series A, series B and series C convertible redeemable preferred stock will rank senior to our common stock with respect to these terms.



    PRACTICEWORKS SERIES A CONVERTIBLE REDEEMABLE PREFERRED STOCK ISSUED TO CERAMCO.



     In connection with its March 7, 2001 acquisition of the InfoSoft division of DENTSPLY, PracticeWorks issued 32,000 shares of its series A convertible redeemable preferred stock to Ceramco, a wholly owned subsidiary of DENTSPLY, as consideration for the transfer to PracticeWorks of the membership interests in SoftDent, LLC representing the assets which were used in DENTSPLY's business of developing, marketing, licensing and supporting the SoftDent software product. The series A convertible redeemable preferred stock was issued to Ceramco in a private placement. The rights, preferences and limitations of the series A convertible redeemable preferred stock are as follows:



     - holders of the series A convertible redeemable preferred stock will be entitled to receive cumulative dividends, if so declared by our board of directors, at an annual rate of 6.5% and will accumulate if not so declared;



     - holders of the series A convertible redeemable preferred stock will have priority over common stock as to the declaration of dividends and will share, on an as-converted basis, with the holders of our common stock in any dividends declared on the common stock;



     - holders of the series A convertible redeemable preferred stock will be entitled to receive a liquidation preference of $1,000 per share, plus accrued and unpaid dividends in the event that PracticeWorks liquidates, dissolves or winds up before any distribution or payment is made for the benefit of the holders of its common stock, or any series of stock junior to the series A convertible redeemable preferred stock and will share, on an as-converted basis, with the holders of its common stock in any such distribution or payment up to a maximum of 200% of the holders' liquidation preference plus all accrued and unpaid dividends;



     - on the fifth anniversary date of the issuance of the series A convertible redeemable preferred stock, the holders of a majority of the outstanding shares of series A convertible redeemable preferred stock will be entitled to cause PracticeWorks to redeem all of the series A convertible redeemable preferred stock outstanding in cash at a price equal to the then effective liquidation preference plus accrued and unpaid dividends;



     - holders of the series A convertible redeemable preferred stock, voting as a class, are generally entitled to elect one director to PracticeWorks' board of directors as long as it has at least six directors, but are not entitled to vote with respect to the election of the remaining directors;



     - holders of the series A convertible redeemable preferred stock will generally have the right to vote, on an as-converted basis, on all matters on which PracticeWorks' common stockholders are entitled to vote;



     - at any time prior to the fourth anniversary date of the issuance of the series A convertible redeemable preferred stock, holders of the series A convertible redeemable preferred stock will have the right, at such holders' option, to convert all or a portion of their series A convertible redeemable preferred stock into shares of PracticeWorks' common stock based upon a conversion price that, assuming all shares were converted, would result in the issuance of approximately 9.8% of PracticeWorks' outstanding common stock at the time of the spin-off;



     - at any time between the fourth and fifth anniversary dates of the issuance of the series A convertible redeemable preferred stock, holders of the series A convertible redeemable preferred stock will have the right, at such holders' option, to convert all or a portion of their series A convertible redeemable preferred stock into shares of common stock at the conversion price equal to the average of the closing price of our common stock during the 30 trading days prior to the conversion, unless PracticeWorks elects to redeem such shares based on such average closing price, plus all accrued and unpaid dividends;



     - the shares of series A convertible redeemable preferred stock are subject to automatic conversion if the closing price for 20 consecutive trading days exceeds 175% of the conversion price then applicable; and



     - holders of the series A convertible redeemable preferred stock will receive demand and piggyback registration rights as to the common stock issuable upon conversion of the shares of series A convertible redeemable preferred stock PracticeWorks issues.



    PRACTICEWORKS SERIES B CONVERTIBLE REDEEMABLE PREFERRED STOCK ISSUABLE TO MEDICAL DYNAMICS STOCKHOLDERS



     GENERAL. PracticeWorks has authorized for issuance to stockholders of Medical Dynamics, without any further stockholder action required, 1,000,000 shares of

PracticeWorks' preferred stock, designated as series B convertible redeemable preferred stock. The holders of the preferred stock will have no preemptive rights with respect to any shares of PracticeWorks' capital stock or any of PracticeWorks' other securities which are convertible into or carrying rights or options to purchase any such shares. The preferred stock will, when issued, be fully paid and nonassessable.



     The transfer agent, registrar, redemption, conversion and dividend disbursing agent for shares of the preferred stock will initially be StockTrans, Inc. The transfer agent will send notices to stockholders of any special meetings at which holders of the preferred stock have the right to vote. See
"-- Voting Rights" below.



     SELECTED DEFINITIONS.



     "CLOSING PRICE" for each day shall mean on such day the reported last sales price for the PracticeWorks common stock or, in case no sale takes place on such day, the average of the reported closing bid and asked prices for the common stock, in either case as reported on The Nasdaq National Market, or if the common stock is not quoted on The Nasdaq National Market, on the principal national securities exchange on which the common stock shall then be listed or admitted for trading or, if not listed or admitted to trading on any national securities exchange, the average of the closing bid and asked prices for the common stock on such day in the over-the-counter market as reported by Nasdaq or, if bid and asked prices for the common stock on each such date shall not have been reported by Nasdaq, the average of the bid and asked prices of the common stock for such day as furnished by any New York Stock Exchange member firm regularly making a market in the common stock selected for such purpose by PracticeWorks' board of directors or, if no such quotations are available, the fair market value (as defined) of the common stock furnished by any New York Stock Exchange member firm selected from time to time by PracticeWorks' board of directors for that purpose.



     "CONVERSION NOTICE" shall mean the written notice to the transfer agent that the holder of preferred stock elects to convert all or a specified portion of their preferred stock.



     "CURRENT MARKET PRICE" per share of common stock on any date means the average of the daily closing prices for the 30 consecutive trading days commencing 45 trading days before the date of determination.



     "FAIR MARKET VALUE" means fair market value as determined in good faith by PracticeWorks' board of directors, after consultation with an investment banker of recognized national standing, which determination shall be evidenced by a resolution of PracticeWorks' board of directors.



     "LIQUIDATION PREFERENCE" means an amount equal to $5.44 per share of preferred stock, subject to change in accordance with the terms of the certificate of designation.



     "TRADING DAY" with respect to common stock means (1) if the common stock is quoted on The Nasdaq National Market, or any similar system of automated dissemination of quotations or securities prices, a day on which trades may be made on such system, (2) if the common stock is listed or admitted for trading on the New York Stock Exchange or another a national securities exchange, a day on which the New York Stock Exchange or such other national securities exchange is open for business, (3) if not quoted or listed as described in clause (1) and
(2), days on which quotations are reported by the National Quotation Bureau Incorporated or (4) otherwise, any business day.

     RANKING. PracticeWorks may issue a class or series of stock which may rank senior to, pari passu with, or junior to the preferred stock with respect to dividends or amounts distributable upon liquidation, dissolution or winding up.



     DIVIDENDS. Holders of the preferred stock will be entitled to receive cumulative dividends from the date on which the shares of preferred stock are issued at an annual rate of 6% on the amount of the then effective liquidation preference of the shares of preferred stock. Dividends will be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year commencing June 30, 2001, for so long as any shares of preferred stock are outstanding. PracticeWorks may, in its sole discretion, elect to pay dividend payments on any dividend payment date in either cash or common stock. PracticeWorks will take all actions required or permitted under the General Corporation Law of the state of Delaware to permit the payment of dividends on the shares of preferred stock on the dividend payment date. Dividends will accrue on a daily basis whether or not PracticeWorks has earnings or profits, whether or not there are funds legally available for the payment of such dividends and whether or not the dividends are declared. If any dividend payable on any dividend payment date is not declared and paid in full on such dividend payment date, the amount so payable, to the extent not paid, shall automatically, without any action on the part of PracticeWorks or the holders of the shares of preferred stock, be added to the then effective liquidation preference on the first business day following such dividend payment date. Notwithstanding anything else contained herein, once any dividends for the preceding dividend period are added to the then effective liquidation preference, such dividends shall no longer be payable in cash or common stock and such dividends shall be deemed to have been fully paid. For any dividend period for which PracticeWorks elects to pay dividends on the preferred stock in PracticeWorks common stock, the number of shares of common stock payable on each share shall be equal to the dividend due per share divided by the average of the closing prices of the common stock on the 20 consecutive trading days ending on the trading day immediately prior to the dividend payment date for such dividend period. No fractional shares of common stock shall be issued as dividends on the preferred stock, and in lieu of any fractional shares to which the holder would otherwise be entitled, PracticeWorks shall pay cash to such holder. If fractional shares of common stock would be issuable in connection with dividend payments, PracticeWorks will pay to each holder cash in lieu of such fractional shares. Except as otherwise provided herein, if at any time PracticeWorks pays less than the total amount of dividends then accrued with respect to the preferred stock, such payment shall be distributed pro rata among the holders thereof based upon the number of shares of preferred stock held by each such holder.



     The amount of dividends payable for each full dividend period for the preferred stock will be computed by multiplying the annual dividend rate by the liquidation preference as of the first day of the dividend period and dividing the product therefrom by four (rounding down to the nearest cent). The amount of dividends payable for the initial dividend period on the preferred stock, or any other period shorter or longer than a full dividend period on the preferred stock shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Holders of shares of preferred stock to be redeemed on a redemption date falling between the close of business on a dividend payment record date and the opening of business on the corresponding dividend payment date shall, in lieu of receiving such dividend on the dividend payment date fixed therefor, receive such dividend payment together will all other accrued and unpaid dividends on the date fixed for redemption (unless such holder converts such shares in accordance with the terms of the certificate of designations). Holders of shares of preferred stock shall not be entitled to any dividends, whether payment in cash, property or securities, in excess of the dividends on the preferred stock provided for herein. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the preferred stock which are in arrears.



     Notwithstanding any provision to the contrary contained in the certificate of designation, PracticeWorks is not obligated or permitted to pay any dividends on the preferred stock to the extent that PracticeWorks is prohibited from doing so under any agreements, documents or instruments related to any outstanding indebtedness for borrowed money of PracticeWorks or any of its subsidiaries.



     LIQUIDATION PREFERENCE. In the event that PracticeWorks liquidates, dissolves or winds up, whether voluntary or involuntary, before any payment or distribution of its assets (whether capital or surplus) shall be made to or set apart for the holders of PracticeWorks common stock or any other series or class or classes of PracticeWorks stock ranking junior to the preferred stock upon liquidation, dissolution or winding up, the holders of the shares of preferred stock shall be entitled to receive the greater of (1) the then effective liquidation preference, plus an amount per share equal to all dividends (whether or not or declared) accrued and unpaid thereon to the date of final distribution to such holders, or (2) the amount per share that would be distributed among the holders of the preferred stock and common stock pro rata based on the number of shares of common stock held by each holder assuming conversion of all shares of preferred stock. PracticeWorks will make no payment on account of any liquidation, dissolution or winding up of its operations to the holders of any class or series of stock ranking on a parity with the preferred stock in respect of the distribution of assets upon dissolution, liquidation or winding up unless there will likewise be paid at the same time to the holders of the preferred stock like proportionate amounts determined ratably in proportion to the full amounts to which the holders of all outstanding shares of preferred stock and the holders of all outstanding shares of such parity stock are respectively entitled with respect to such distribution. If, upon PracticeWorks' liquidation, dissolution or winding up of operations, PracticeWorks' assets or proceeds thereof, distributable among the holders of the shares of preferred stock shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other shares of stock ranking, as to liquidation, dissolution or winding up, on a parity with the preferred stock, then such assets, or the proceeds thereof, shall be distributed among the holders of shares of preferred stock and any such other parity stock ratably in accordance with the respective amounts which would be payable on such shares of preferred stock and any such other stock if all amounts payable thereof were paid in full. For purposes of the certificate of designation, (1) a consolidation or merger of PracticeWorks with one or more corporations or other entities; (2) a sale, lease, exchange or transfer of all or any part of PracticeWorks' assets; (3) a statutory share exchange or (4) the distribution of PracticeWorks common stock to PracticeWorks' stockholders are not deemed to be a liquidation, dissolution or winding up, voluntary or involuntary.



     Subject to the rights of the holders of shares of any series or class or classes of stock ranking on a parity with or senior to the preferred stock upon liquidation, dissolution or winding up, upon any liquidation, dissolution or winding up of PracticeWorks, after payment shall have been made in full to the holders of preferred stock, as provided in the certificate of designations, any other series or class or classes of stock ranking junior to the preferred stock upon liquidation, dissolution or winding up shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of preferred stock shall not be entitled to share therein.



     PracticeWorks shall give written notice of liquidation, dissolution or winding up, stating the payment date or dates and the place or places where the amounts distributable in such circumstances shall be payable, by first class mail, postage prepaid, not less than 30 days prior to any payment date stated therein, to the holders of record of the preferred stock at their respective addresses as the same shall appear on our stock record books.



     REDEMPTION. On the fifth anniversary of the date the shares of preferred stock are issued in the merger PracticeWorks will redeem all outstanding shares of preferred stock in cash at a price per share equal to the then effective liquidation preference plus an amount equal to all accrued and unpaid dividends (whether or not declared) on the redemption date. Prior to the redemption date, PracticeWorks will give notice of redemption not less than 30 nor more than 60 days prior to the redemption date, which shall set forth the material terms of the redemption as required by the certificate of designation.



     If funds legally available for redemption shall be insufficient to redeem all of the outstanding shares of preferred stock, funds to the extent legally available shall be used for such purpose and PracticeWorks shall effect such redemption pro rata according to the number of outstanding shares of preferred stock held by each holder thereof. The redemption requirements provided hereby shall be continuous, so that if such requirements cannot be fully discharged, without further action by any holder of the preferred stock, funds legally available shall be applied therefor until such requirements are fulfilled.



     On or after the redemption date, each holder of shares of preferred stock shall surrender a certificate or certificates representing the number of shares of the preferred stock to be redeemed as stated in the redemption notice. If the redemption notice shall have been duly given, unless PracticeWorks has been in default in providing money for the payment of the redemption price (including any accrued and unpaid dividends to (and including) the redemption date), (1) dividends on the shares of the preferred stock to be redeemed will cease to accrue on the redemption date, (2) said shares shall be deemed no longer outstanding, and (3) all rights of the holders thereof as stockholders of PracticeWorks, except the right to receive from us the monies payable upon redemption without interest thereon, shall cease on the redemption date, or if earlier, on the date specified in the following sentence. PracticeWorks' obligation to provide monies in accordance with the preceding sentence will be deemed fulfilled if, on or before the redemption date, PracticeWorks deposits with a bank or trust company funds necessary for such redemption, in trust for the account of the holders of the shares to be redeemed (and so as to be and continue to be available therefor), with irrevocable instructions and authority to such bank or trust company that such funds be applied to the redemption of the shares of preferred stock to be so redeemed. Any interest accumulated on such funds will be paid to PracticeWorks from time to time. Any funds so deposited and unclaimed at the end of two years from the redemption date will be released or repaid to PracticeWorks, after which, subject to any applicable laws relating to escheat or unclaimed property, the holder or holders of such shares of preferred stock so called for redemption will look only to PracticeWorks for payment of the redemption price.



     Upon surrender in accordance with the notice of redemption of the certificates for the shares so redeemed, PracticeWorks will redeem such shares at the applicable redemption price aforesaid. There is no restriction on the redemption of the preferred stock while there is an arrearage in the payment of dividends.

     Notwithstanding any provision to the contrary in the certificate of designations, PracticeWorks shall not be obligated or permitted to redeem or otherwise acquire any shares of preferred stock to the extent that it is prohibited from doing so under any agreements, documents or instruments related to any outstanding indebtedness for borrowed money of PracticeWorks or any of its subsidiaries.



     CONVERSION RIGHTS. Holders of shares of preferred stock will have the right to convert all or a portion of such shares, including fractions of such shares, into shares of PracticeWorks common stock, as follows:



     A holder of shares of preferred stock will have the right, at such holder's option, at any time to convert any of such shares (or fractions thereof) into the number of fully paid and nonassessable shares of PracticeWorks common stock, calculated as to each conversion to the nearest 1/100th of a share, obtained by dividing the aggregate of the then effective liquidation preference of the shares to be converted by the conversion price, which is initially $36.387 and subject to adjustment, and by surrender of such shares; provided, however, that the right to convert shares subject to a notice of redemption will terminate at the close of business on (i) the redemption date, or (ii) if PracticeWorks so elects and states in the notice of redemption, the business day immediately before the date (which date shall be the redemption date or any earlier date not less than 30 days after the date of mailing of the redemption notice) on which PracticeWorks irrevocably deposits with a designated bank or trust company as paying agent, money sufficient to pay, on the redemption date, the redemption price for the shares of preferred stock to be redeemed. If a part of a share of preferred stock is converted, then PracticeWorks will convert such share into the appropriate number of shares of PracticeWorks' common stock, and cash instead of fractional shares of common stock, and issue a fractional share of preferred stock evidencing the remaining interest of such holder.



     Holders of shares of preferred stock at the close of business on the record date to set the dividend payment date shall be entitled to receive the dividend payable on such shares on the corresponding dividend payment date (unless the redemption date is between the close of business on such record date and the opening of business on the corresponding dividend payment date in which case, in lieu of receiving such dividend on the dividend payment date fixed therefor, the holder of such shares will receive such dividend payment together with all other accrued and unpaid dividends on the redemption date, unless such holder first converts such shares pursuant to the provisions of the certificate of designation) notwithstanding the conversion thereof following such dividend payment record date and prior to such dividend payment date.



     As promptly as practicable after the surrender of certificates for shares of preferred stock as aforesaid, PracticeWorks will issue and deliver at such office to such holder, or on such holder's written order, a certificate or certificates for the number of shares of common stock issuable upon the conversion of such shares, and any fractional interest in respect of a share of common stock arising upon such conversion, as the case may be.



     Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the written notice of conversion (as delivered to the transfer agent) shall have been received by InfoCure, and the person or persons in whose name or names any certificate or certificates for shares of common stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby at such time on such date and such conversion shall be at the conversion price in effect at such time on such date, unless the stock transfer books of

PracticeWorks shall be closed on that date, in which event such person or persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such stock transfer books are open, but such conversion shall be at the conversion price in effect at the close of business on the date prior to the date the conversion notice is received. All shares of common stock delivered upon conversion of the preferred stock will upon delivery be duly and validly issued and fully paid and nonassessable.



     In connection with the conversion of any shares of preferred stock, fractions of such shares may be converted; however, no fractional shares or scrip representing fractions of shares of common stock shall be issued upon conversion of the preferred stock. Instead of any fractional interest in a share of common stock which would otherwise be deliverable upon the conversion of a share (or fraction thereof) of preferred stock, PracticeWorks will pay to the holder of such share an amount in cash (computed to the nearest cent) equal to the closing price of PracticeWorks' common stock on the trading day immediately preceding the day of conversion multiplied by the fraction of a share of common stock represented by such fractional interest. If more than one share (or fraction thereof) shall be surrendered for conversion at one time by the same holder, the number of full shares of common stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of preferred stock so surrendered.



     In connection with the conversion of any shares of preferred stock, fractions of such shares may be converted; however, no fractional shares or scrip representing fractions of shares of common stock shall be issued upon conversion of the preferred stock. Instead of any fractional interest in a share of common stock which would otherwise be deliverable upon the conversion of a share of preferred stock, or a fraction thereof, PracticeWorks shall pay to the holder of such share an amount in cash (computed to the nearest cent) equal to the closing price of common stock on the trading day immediately preceding the day of conversion multiplied by the fraction of a share of common stock represented by such fractional interest. If more than one share (or fraction thereof) shall be surrendered for conversion at one time by the same holder, the number of full shares of common stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of preferred stock so surrendered.



     PracticeWorks may not consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to, any entity unless the holders of a majority of the then outstanding shares of preferred stock consent thereto, or (1) if PracticeWorks is the surviving or continuing entity, the preferred stock shall remain outstanding without any amendment that would adversely affect the preferences, rights or powers of the preferred stock, provided that the preferred stock will thereafter no longer be subject to conversion into common stock pursuant to the terms of the certificate of designations, but each share of preferred stock instead shall be convertible into the kind of shares of stock and other securities and property receivable (including cash) upon the consummation of such transaction by a holder of that number of shares or fractions thereof of common stock into which one share of preferred stock was convertible immediately prior to such transaction with the amount of shares of stock and other securities and property to be received determined based upon the conversion price and liquidation preference on the date of conversion, (2) if PracticeWorks is not the surviving or continuing person, (a) the entity formed by such consolidation or merger or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (in any such case, the "resulting entity") is a corporation organized and existing under the

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laws of any State of the United States; and (b) the shares of preferred stock are converted into or exchanged for and become shares of such resulting entity, having in respect of such resulting entity the same (or more favorable) powers, preferences and relative, participating, optional or other special rights that the shares of preferred stock had immediately prior to such transaction, provided that the preferred stock will thereafter no longer be subject to conversion into common stock pursuant to the certificate of designations, but instead each share of preferred stock shall be convertible into the kind of shares of stock and other securities and property receivable (including cash) upon the consummation of such transaction by a holder of that number of shares or fractions thereof of common stock into which one share of preferred stock was convertible immediately prior to such transaction with the amount of shares of stock and other securities and property to be received determined based upon the conversion price and liquidation preference on the date of conversion; and (3) PracticeWorks shall have delivered to the transfer agent an officers' certificate and an option of counsel, reasonably satisfactory in form and content, each stating that such consolidation, merger, conveyance or transfer complies with the terms of the certificate of designations and that all conditions precedent herein provided for relating to such transaction have been complied with. These provisions of this paragraph shall similarly apply to successive transactions.



     CONVERSION PRICE ADJUSTMENT. The conversion price shall be adjusted from time to time as follows:



     - If PracticeWorks should, after the issue date (1) pay a dividend or make a distribution on its common stock in shares of PracticeWorks common stock, (2) subdivide or split PracticeWorks outstanding common stock into a greater number of shares, (3) combine PracticeWorks outstanding common stock into a smaller number of shares or (4) issue any shares of capital stock by reclassification of PracticeWorks common stock, the conversion price in effect immediately prior thereto will be adjusted so that the holder of any share of preferred stock thereafter surrendered for conversion will be entitled to receive the number of shares of PracticeWorks common stock which such holder would have owned or have been entitled to receive after the occurrence of any of the events described above had such share been surrendered for conversion immediately prior to the occurrence of such event or the record date therefor, whichever is earlier. An adjustment made pursuant to this paragraph will become effective immediately after the close of business on the record date for determination of stockholders entitled to receive such dividend or distribution in the case of a dividend or distribution, except as provided elsewhere in the certificate of designation, and shall become effective immediately after the close of business on the effective date in the case of a subdivision, split, combination or reclassification. Any shares of common stock issuable in payment of a dividend shall be deemed to have been issued immediately prior to the close of business on the record date for such dividend for purposes of calculating the number of outstanding shares of common stock below.



     - If PracticeWorks should issue after the issue date rights or warrants to all holders of common stock entitling them (for a period expiring within 45 days after the issuance date) to subscribe for or purchase common stock at a price per share less than the current market price per share of common stock at the record date for the determination of stockholders entitled to receive such rights or warrants, then the conversion price in effect immediately prior thereto will be adjusted to equal the price determined by multiplying (1) the conversion price in effect immediately prior to the date of issuance of such rights or warrants by (2) a fraction, the numerator of which will be the sum of (a) the number of shares of common stock outstanding on the date of issuance of such rights or warrants (without giving effect to any such issuance) and (b) the number of shares which the aggregate proceeds from the exercise of such rights or warrants for common stock would purchase at such current market price, and the denominator of which will be the sum of (1) the number of shares of common stock outstanding on the date of issuance of such rights or warrants (without giving effect to any such issuance) and (2) the number of additional shares of common stock that are subject to such rights or warrants. Such adjustment will be made successively whenever any such rights or warrants are issued, and will become effective immediately after such record date. In determining whether any rights or warrants entitle the holders of common stock to subscribe for or purchase shares of common stock at less than such current market price, there shall be taken into account the fair market value of any consideration received by us upon issuance and upon exercise of such rights or warrants.



     - If PracticeWorks should pay a dividend or make a distribution to all holders of its common stock after the issue date of any shares of its capital stock or its subsidiaries (other than in PracticeWorks common stock) or evidences of indebtedness or assets (excluding cash dividends payable solely in cash that may from time to time be fixed by PracticeWorks' board of directors, or dividends or distributions in connection with liquidation, dissolution or winding up) or rights or warrants to subscribe for or purchase any of its securities or those of its subsidiaries (excluding those referred to above), then in each such case, the conversion price will be adjusted so that it shall equal the price determined by multiplying (A) the conversion price in effect on the record date mentioned below by (B) a fraction, the numerator of which shall be the current market price per share of the common stock on the record date mentioned below less the then fair market value as of such record date of the portion of the capital stock or assets or evidences of indebtedness so distributed or of such rights or warrants applicable to one share of common stock, and the denominator of which will be the current market price per share of the common stock on such record date; provided, however, that in the event the then fair market value of the portion of securities so distributed applicable to one share of common stock is equal to or greater than the Current Market Price per share of common stock on the record date mentioned above, in lieu of the foregoing adjustment, adequate provision shall be made so that each holder of shares of Series B Preferred Stock shall have the right to receive the amount and kind of Securities such holder would have received had such holder converted each such share of Series B Preferred Stock immediately prior to the record date for the distribution of the securities. Such adjustment shall become effective immediately, except as provided elsewhere in the certificate of designation, after the record date for the determination of stockholders entitled to receive such distribution.



     - Notwithstanding anything in the second and third bullet points above, if rights or warrants, the distribution of which results an adjustment under either of such subparagraphs shall by their terms provide for an increase or increases with the passage of time or otherwise in the price payable to PracticeWorks upon the exercise thereof, the conversion price upon any such increase becoming effective shall forthwith be readjusted (but to no greater extent than originally adjusted by reason of such issuance or sale) to reflect the same. Upon the expiration or termination of such rights or warrants, if any such rights or warrants shall not have been exercised, then the conversion price shall forthwith be readjusted and thereafter be the rate which it would have been had an adjustment been made on the basis that (1) the only rights or warrants so issued or sold were those so exercised and they were issued or sold for the consideration actually received by us upon such exercise plus the consideration, if any, actually received by PracticeWorks for the granting of all such options, rights or warrants whether or not exercised and (2) PracticeWorks issued and sold a number of shares of common stock equal to those actually issued upon exercise of such rights, and such shares were issued and sold for a consideration equal to the aggregate exercise price in effect under the exercise rights actually exercised at the respective dates of their exercise. For purposes of the second and third bullets above, the aggregate consideration received by PracticeWorks in connection with the issuance of shares of common stock or of rights or warrants shall be deemed to be equal to the sum of the aggregate offering price (before deduction of underwriting discounts or commissions and expenses payable to third parties) of all such securities plus the minimum aggregate amount, if any, payable upon the exercise of such rights or warrants into shares of common stock.



     - If PracticeWorks should, by dividend or otherwise, at any time distribute to all holders of PracticeWorks' common stock cash, excluding distributions specified in the certificate of designation, in an aggregate amount that, together with (1) the aggregate amount of any other distributions to all holders of the common stock made exclusively in cash within the 12 months preceding the date fixed for the determination of stockholders entitled to such distribution and in respect of which no conversion price adjustment pursuant to the third bullet point above or this bullet point has been made previously and (2) the aggregate of any cash plus the fair market value as of such date of determination of consideration payable in respect of any tender or exchange offer by PracticeWorks or a subsidiary for all or any portion of the common stock consummated within 12 months preceding such date of determination and in respect of which no conversion price adjustment pursuant to the sixth bullet point below has been made previously, exceeds the greater of (a) 1% of the product of the current market price per share of common stock on such date of determination multiplied by the number of shares of common stock outstanding on such date or (b) 5% of our net income reported for the 12 month period ending with the fiscal quarter next preceding such payment, then in each such case the conversion price shall be reduced so that it shall equal the price obtained by multiplying the conversion price in effect immediately prior to the close of business on such date of determination by a fraction of which the numerator shall be the current market price per share of common stock on such date less the amount of cash to be distributed at such time applicable to one share of common stock and the denominator shall be such current market price, such reduction to become effective immediately prior to the opening of business on the day after such date; provided, however, that in the event the portion of the cash so distributed applicable to one share of common stock is equal to or greater than the current market price per share of common stock on the record date mentioned above, in lieu of the foregoing adjustment, adequate provision shall be made so that each holder of shares of preferred stock shall have the right to receive the amount of cash such holder would have received had such holder converted each such share of preferred stock immediately prior to the record date for such distribution.

     - If a tender or exchange offer made by PracticeWorks or any subsidiary for all or any portion of the common stock shall be consummated and such tender or exchange offer shall involve an aggregate consideration having a fair market value as of the last time that tenders or exchanges may be made pursuant to such tender or exchange offer (as it shall have been amended) that, together with (1) the aggregate of the cash plus the fair market value as of the expiration time of the other consideration paid in respect of any other tender or exchange offer by PracticeWorks or a subsidiary for all or any portion of the common stock consummated within the 12 months preceding the expiration time and in respect of which no conversion price adjustment pursuant to this bullet has been made previously and (2) the aggregate amount of any distributions to all holders of the common stock made exclusively in cash within the 12 months preceding the expiration time and in respect of which no conversion price adjustment pursuant to the third and fifth bullets above has been made previously, exceeds the greater of (a) 1% of the product of the current market price per share of common stock on such date of determination multiplied by the number of shares of common stock outstanding on such date or (b) 5% of PracticeWorks' net income reported for the 12 month period ending with the fiscal quarter next preceding such payment, then in each such case the conversion price shall be reduced so that it shall equal the price obtained by multiplying the conversion price in effect immediately prior the expiration time by a fraction of which the numerator shall be (x) the product of the current market price per share of common stock immediately prior to the expiration time multiplied by the number of shares of common stock outstanding (including any tendered or exchanged shares) at the expiration time minus (y) the fair market value of the aggregate consideration payable to stockholders upon consummation of such tender or exchange offer and the denominator shall be the product of (A) such current market price multiplied by (B) such number of outstanding shares at the expiration time minus the number of shares accepted for payment in such tender or exchange offer, such reduction to become effective immediately prior to the opening of business on the day following the expiration time; provided, however, that if the number of shares accepted for payment or the aggregate consideration payable therefor have not been finally determined by such opening of business, the adjustment required by this bullet shall, pending such final determination, be made based upon the preliminarily announced results of such tender or exchange offer, and, after such final determination shall have been made, the adjustment required by this bullet will be made based upon the number of shares accepted for payment and the aggregate consideration payable therefore as so finally determined.



     - No adjustment in the conversion price will be required unless such adjustment would require an increase or decrease of at least 1% in such price; provided, however, that any adjustments which by reason of this bullet are not required to be made shall be carried forward and taken into account in any subsequent adjustment; and provided, however, that any adjustment shall be required and shall be made in accordance with the provisions of the certificate of designations (other than this bullet) not later than such time as may be required in order to preserve the tax-free nature of a distribution to the holders of shares of common stock. All calculations under this section shall be made to the nearest cent (with $.005 being rounded upward) or to the nearest 1/100th of a share (with .005 of a share being rounded upward), as the case may be. Notwithstanding anything in this paragraph to the contrary, PracticeWorks shall be entitled, to the extent permitted by law, to make such reductions in the conversion price, in addition to those required by this paragraph, as we, in our discretion shall determine to be advisable in order that any stock dividends, subdivision of shares, distribution of rights or warrants to purchase stock or securities, or a distribution of other assets or any other transaction which could be treated as any of the foregoing transactions pursuant to Section 305 of the Internal Revenue Code of 1986, as amended, hereafter made by us to its stockholders shall not be taxable for such stockholders.



     If (1) PracticeWorks shall declare a dividend (or any other distribution) on its common stock that would cause an adjustment to the conversion price of the preferred stock pursuant to the terms of any of the certificate of designations; (2) PracticeWorks shall authorize the granting to the holders of its common stock of rights or warrants to subscribe for or purchase any shares of any class or any other rights or warrants; (3) there shall be any reclassification or change of its common stock (except as set forth specifically in the certificate of designations); (4) there shall be a voluntary or involuntary dissolution, liquidation or winding up of PracticeWorks; or (5) PracticeWorks or any subsidiary shall commence a tender offer or exchange offer for all or a portion of its common stock, then PracticeWorks shall cause to be filed with its transfer agent and shall cause to be mailed to the holders of shares of the preferred stock, as promptly as possible, but at least 30 days prior to the applicable date hereinafter specified, a notice stating (a) the date on which a record is to be taken for the purpose of such dividend, distribution or granting of rights or warrants, or, if a record is not to be taken, the date as of which the holders of PracticeWorks common stock of record to be entitled to such dividend, distribution or rights or warrants are to be determined or (b) the date on which such reclassification, change, dissolution, liquidation or winding up is expected to become effective or occur or the expiration date of any such tender offer or exchange offer, and the date as of which it is expected that holders of PracticeWorks common stock of record shall be entitled to exchange their shares of common stock for securities or other property deliverable upon such reclassification, dissolution, liquidation or winding up.



     VOTING RIGHTS. Except as required by law, holders of the preferred stock will not be entitled to vote such shares of preferred stock on any matter of PracticeWorks or to receive notice of any meeting of stockholders.



    PRACTICEWORKS SERIES C CONVERTIBLE REDEEMABLE PREFERRED STOCK ISSUED TO CRESCENT



     In connection with the March 6, 2001 Crescent investment, PracticeWorks issued 100,000 shares of its series C convertible redeemable preferred stock to Crescent in a private placement. The series C convertible redeemable preferred stock has the following rights, limitations and preferences:



     - holders of the series C convertible redeemable preferred stock will be entitled to receive a liquidation preference of $50 per share, plus a 6.5% annual return, in the event that PracticeWorks liquidates, dissolves or winds up, before any payments or distributions of assets are made or set aside for the benefit of holders of PracticeWorks' common stock;



     - holders of the series C convertible redeemable preferred stock will not be entitled to any dividends;

     - at any time following one year after issuance, holders of the series C convertible redeemable preferred stock will have the right to convert all, or a portion, of PracticeWorks' shares of series C convertible redeemable preferred stock into shares of its common stock based upon a conversion price equal to the lesser of (1) 107.5% of the 50-day trading average of PracticeWorks' common stock immediately following the spin-off, such 50 day average being referred to herein as the "reference price", or (2) the average of the lowest three-day closing price of PracticeWorks' common stock during the 22 days prior to conversion; provided, however, that in no event will the holders of the series C convertible redeemable preferred stock be entitled to obtain, in the aggregate for all conversions, more than 19.9% of PracticeWorks' common stock upon conversion.



     - The holders of series C convertible redeemable preferred stock may not convert into shares of common stock if, as a result, the holders and their affiliates would own more than 9.9% of all PracticeWorks' common stock outstanding on the applicable conversion date; provided, however, that this restriction will not prohibit the holders from converting some of their series C convertible redeemable preferred stock up to 9.9% of PracticeWorks' common stock, and then selling all or a portion of their common stock, and then converting more shares of series C convertible redeemable preferred stock up to the 9.9% limitation; provided, that the foregoing is subject to the 20.0% limitation on the aggregate number of shares of PracticeWorks' common stock that may be issued upon conversion of the series C convertible redeemable preferred stock.



     - the conversion price will be subject to a floor equal to 75% of the reference price; however, this floor will be reduced by 7.5% of the reference price per month following the 18 month anniversary of issuance of the series C convertible redeemable preferred stock;



     - if the market value of PracticeWorks' common stock exceeds 280% of the reference price and if specified conditions are met, PracticeWorks may require conversion of all or a portion of the series C convertible redeemable preferred stock;



     - if the conversion price of the series C convertible redeemable preferred stock is less than 75% of the reference price, PracticeWorks may redeem the series C convertible redeemable preferred stock for cash at a premium equal to 115% of the liquidation preference during the first year after issuance, 130% during the second year, 145% during the third year, 160% during the fourth year;



     - beginning four years after the date of issuance, the holders of series C convertible redeemable preferred stock may require PracticeWorks to redeem the stock at a premium equal to 175% of the liquidation preference, or $8.75 million;



     - holders of the series C convertible redeemable preferred stock will have the right to vote, on an as-converted basis, on all matters on which the holders of PracticeWorks' common stock are entitled to vote; however, in no event will all of the outstanding shares of the series C convertible redeemable preferred stock, together with any shares of common stock into which the preferred stock has been converted (provided such shares of common stock are held by holders of series C convertible redeemable preferred stock), be entitled to cast more than 9.9% of the votes cast on any matter on which PracticeWorks' stockholders are entitled to vote; and

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     - holders of the series C convertible redeemable preferred stock will receive resale and piggyback registration rights as to the shares of the common stock issuable upon conversion of the series C convertible redeemable preferred stock. If PracticeWorks fails to obtain effectiveness of the resale registration statement or to maintain the effectiveness of the resale registration statement, PracticeWorks must pay Crescent an amount equal to 2% per month of the aggregate purchase price of all of the registrable securities covered by the resale registration statement. In addition, if the number of shares of common stock covered by the resale registration statement is insufficient to permit the conversion in full of the series C convertible redeemable preferred stock, PracticeWorks must pay Crescent an amount equal to 1.5% per month of the market value of the deficit shares for each month until a registration statement covering the resale of any deficit shares has been declared effective.



NO PREEMPTIVE RIGHTS



     No holder of any of PracticeWorks' stock of any class has any preemptive right to subscribe to any of our securities of any kind or class.



WARRANTS



     In connection with the spin-off, PracticeWorks issued warrants to Crescent International Ltd. and FINOVA Capital Corporation in connection with antidilution provisions contained in their existing InfoCure warrants. Additionally, as a result of the antidilution provisions of certain warrants issued by InfoCure to acquire InfoCure common stock, the holders of InfoCure warrants may be entitled to receive approximately 100,000 shares of PracticeWorks common stock upon the exercise of the InfoCure warrants. The actual number of shares of PracticeWorks common stock to be issued in connection with the InfoCure warrants will depend on the applicable exercise price and number of shares of InfoCure common stock issued at the time the warrant is exercised.



     If PracticeWorks elects to sell shares of its common stock to Crescent under the Crescent equity line, it will be required to issue Crescent an incentive warrant to purchase a number of shares of its common stock equal to $3.5 million divided by the purchase price of its common stock in the first sale to Crescent. This warrant will be exercisable for five years. The exercise price will be 150% of the purchase price in the first sale. After issuance of unregistered shares under the equity line, PracticeWorks is obligated to file a resale registration statement within 20 days and use its best efforts to have the registration statement declared effective. At the time PracticeWorks issues unregistered shares of its common stock to Crescent under the equity line, it must issue to Crescent protective warrants to purchase shares of its common stock at an exercise price of $0.01 per share. These protective warrants are intended to protect Crescent economically from a drop in market price of its common stock that might occur between issuance of the unregistered shares and effectiveness of the resale registration statement. The warrants will only become exercisable if the market price of the common stock on the date the resale registration statement covering these unregistered shares is declared effective is lower than the market price the date the unregistered shares are issued. As the issuance of these protective warrants directly relates to the sale of common stock, PracticeWorks will account for these issuances as a cost of raising capital, the impact of which will be reported in shareholders equity.

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     PracticeWorks will also be subject to certain cash penalties if it does not timely register for resale the shares of its common stock issued under the equity line and issuable upon exercise of the incentive and the protective warrants. If PracticeWorks fails to obtain effectiveness of the resale registration statement or to maintain the effectiveness of the resale registration statement, PracticeWorks must pay Crescent in cash an amount equal to 2.0% per month of the aggregate purchase price of all of the registrable securities covered by the resale registration statement. In addition, if the number of shares of common stock covered by the resale registration statement is insufficient, PracticeWorks must pay Crescent in cash an amount equal to 1.5% per month of the market value of the shares that have not been registered for each month until a registration statement covering the resale of any such shares has been declared effective. Regarding any cash penalties associated with the warrants, PracticeWorks will net these amounts against the proceeds from the sale of stock as such costs are considered costs of raising capital.



TRANSFER AGENT AND REGISTRAR



     The transfer agent and registrar for the PracticeWorks securities is StockTrans, Inc.



           ANTI-TAKEOVER PROVISIONS OF PRACTICEWORKS' CERTIFICATE OF


                     INCORPORATION, BYLAWS AND DELAWARE LAW



GENERAL



     PracticeWorks' certificate of incorporation, its bylaws and the Delaware General Corporation Law contain certain provisions that could delay or make more difficult an acquisition of control of PracticeWorks not approved by its board of directors, whether by means of a tender offer, open market purchases, a proxy contest or otherwise. These provisions have been implemented to enable PracticeWorks, particularly but not exclusively in the initial years of its existence as an independent, publicly owned company, to develop its business in a manner which will foster its long-term growth without disruption caused by the threat of a takeover not deemed by our board of directors to be in the best interests of PracticeWorks and its stockholders. These provisions could have the effect of discouraging third parties from making proposals involving an acquisition or change of control of PracticeWorks, although such a proposal, if made, might be considered desirable by a majority of our stockholders. These provisions may also have the effect of making it more difficult for third parties to cause the replacement of our current management without the concurrence of our board of directors. In addition, some provisions of the Tax Disaffiliation Agreement entered into by InfoCure and PracticeWorks in connection with the spin-off may also have the effect of discouraging third parties from making proposals involving an acquisition or change of control of PracticeWorks prior to the second anniversary of the spin-off. Set forth below is a description of the provisions contained in PracticeWorks' certificate of incorporation and bylaws and the Delaware General Corporation Law that could impede or delay an acquisition of control of PracticeWorks that our board of directors has not approved. This description is intended as a summary only and is qualified in its entirety by reference to its certificate of incorporation and bylaws, as well as the Delaware General Corporation Law.


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CLASSIFIED BOARD OF DIRECTORS



     PracticeWorks' certificate of incorporation provides for its board of directors to be divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of its board of directors will be elected each year. The first class of directors will initially serve a one-year term, and the second class of directors will initially serve a two-year term. Thereafter, each class of directors will be elected for a three-year term.



     This provision could prevent a party who acquires control of a majority of the outstanding voting stock from obtaining control of our board of directors until the second annual stockholders meeting following the date on which the acquiror obtains the controlling stock interest and could have the effect of discouraging a potential acquiror from making a tender offer or otherwise attempting to obtain control of PracticeWorks. Therefore, it could increase the likelihood that incumbent directors will retain their positions.



NUMBER OF DIRECTORS; REMOVAL; FILLING VACANCIES



     PracticeWorks' certificate of incorporation and bylaws provide that the number of directors shall be fixed only by resolution of PracticeWorks' board of directors from time to time. PracticeWorks' certificate of incorporation provides that the directors may be removed by stockholders only both for cause and by the affirmative vote of at least 66 2/3% of the shares entitled to vote.



     PracticeWorks' certificate of incorporation and bylaws provide that vacancies on the board of directors may be filled only by a majority vote of the remaining directors or by the sole remaining director.



STOCKHOLDER ACTION



     PracticeWorks' certificate of incorporation provides that stockholder action may be taken only at an annual or special meeting of stockholders. PracticeWorks' certificate of incorporation and bylaws provide that special meetings of stockholders may be called only by the chairman of the board of directors, the chief executive officer or a majority of the board of directors. Stockholders are not permitted to call a special meeting or to require PracticeWorks' board of directors to call a special meeting of stockholders.



ADVANCE NOTICE FOR STOCKHOLDER PROPOSALS OR NOMINATION AT MEETINGS



     PracticeWorks' bylaws establish an advance notice procedure for stockholder proposals to be brought before any annual or special meeting of stockholders and for nominations by stockholders of candidates for election as directors at an annual meeting or a special meeting at which directors are to be elected. Subject to any other applicable requirements, including, without limitation, Rule 14a-8 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, only such business may be conducted at a meeting of stockholders as has been brought before the meeting by, or at the direction of, PracticeWorks' board of directors, or by a stockholder who has given PracticeWorks' Secretary timely written notice, in proper form, of the stockholder's intention to bring that business before the meeting. The presiding officer at such meeting has the authority to make such determinations. Only persons who are nominated by, or at the direction of, PracticeWorks' board of directors, or who are nominated by a stockholder who has given timely written notice, in proper form, to PracticeWorks' Secretary prior to a meeting at which directors are to be elected will be eligible for election as directors of PracticeWorks.



     To be timely, notice of nominations or other business to be brought before any meeting must be delivered to our Secretary not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year; provided, however, that if the annual meeting is not scheduled to be held within a period that commences 30 days before and ends 30 days after such anniversary date, such advance notice shall be given by the later of (1) the close of business on the date 90 days prior to the date of the annual meeting or (2) the close of business on the tenth day following the date that the meeting date is first publicly announced or disclosed.



     Any stockholder who gives notice of a proposal must provide the text of the proposal to be presented, a brief written statement of the reasons why he or she favors the proposal, the stockholder's name and address, the number and class of all shares of each class of PracticeWorks stock owned, any material interest the stockholder may have in the proposal, other than as a PracticeWorks stockholder, and, in the case of any person that holds PracticeWorks stock through a nominee or "street name" holder of record of such stock, evidence establishing such person's indirect ownership of PracticeWorks stock and entitlement to vote on the matter proposed at the annual meeting.



     The notice of any nomination for election as a director must set forth the name of the nominee, the number and class of all shares of each class of PracticeWorks capital stock beneficially owned by the nominee, the information regarding the nominee required by paragraphs (a), (e) and (f) of Item 401 of Regulation S-K adopted by the SEC, the signed consent of each nominee to serve as a director if elected, the nominating stockholder's name and address, the number and class of shares of PracticeWorks stock owned by such nominating stockholder and, in the case of any person that holds PracticeWorks stock through a nominee or "street name" holder of record of such stock, evidence establishing such person's indirect ownership of PracticeWorks stock and entitlement to vote on the matter proposed at the annual meeting.



AMENDMENTS TO BYLAWS



     PracticeWorks' certificate of incorporation provides that only its board of directors or the holders of 66 2/3% of the shares of its capital stock entitled to vote at an annual or special meeting of stockholders have the power to amend or repeal its bylaws.



AMENDMENT OF THE CERTIFICATE OF INCORPORATION



     Any proposal to amend, alter, change or repeal any provision of PracticeWorks certificate of incorporation requires approval by the affirmative vote of a majority of the voting power of all of the shares of PracticeWorks capital stock entitled to vote on such matters, with the exception of certain provisions of its certificate of incorporation which require a vote of 66 2/3% or more of such voting power.



PREFERRED STOCK



     PracticeWorks' certificate of incorporation authorizes its board of directors by resolution to issue one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of such series.

     As of the date hereof, PracticeWorks has issued shares of series A convertible redeemable preferred stock and series C convertible redeemable preferred stock, which are described in the section entitled,
"PracticeWorks -- Description of Capital Stock" on page   . In addition, we have
authorized a third series of convertible redeemable preferred stock to be issued to the former stockholders of Medical Dynamics in connection with the merger described herein, containing the rights, limitations and preferences set forth in "PracticeWorks Series B Convertible Redeemable Preferred Stock Issuable to Medical Dynamics Stockholders."



     PracticeWorks believes that the availability to issue additional preferred stock will provide it with increased flexibility in structuring possible future financing and acquisitions and in meeting other corporate needs which might arise. Having such authorized shares available for issuance will allow PracticeWorks to issue shares of preferred stock without the expense and delay of a special stockholders' meeting. The authorized shares of preferred stock, as well as PracticeWorks common stock, will be available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of the American Stock Exchange, any other inter-dealer quotation system or any stock exchange on which our securities may be listed. PracticeWorks' board of directors has the power subject to applicable law to issue additional series of preferred stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. For instance, subject to applicable law, such series of preferred stock might impede a business combination by including class voting rights which would enable the holder to block such a transaction.



DELAWARE LAW



     Under Section 203 of the Delaware General Corporation Law, or Section 203, certain "business combinations," which are defined generally to include mergers or consolidations between the Delaware corporation and an interested stockholder and transactions with an interested stockholder involving the assets or stock of the corporation or its majority-owned subsidiaries and transactions which increase the interested stockholder's percentage ownership of stock, between a publicly held Delaware corporation and an "interested stockholder," which is defined generally as those stockholders who become beneficial owners of 15% or more of a Delaware corporation's voting stock or their affiliates, are prohibited for a three-year period following the date that such stockholder became an interested stockholder, unless:



          (1) the corporation has elected in its certificate of incorporation not to be so governed;



          (2) either the business combination or the proposed acquisition of stock resulting in the person becoming an interested stockholder was approved by the board of directors of the corporation before the other party to the business combination became an interested stockholder;



          (3) upon consummation of the transaction that made it an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction, excluding voting stock owned by officers who are also directors or held in employee benefit plans in which the employees do not have a confidential right to tender or vote stock held by the plan; or

          (4) the business combination was approved by the board of directors of the corporation and also ratified by two-thirds of the voting stock which the interested stockholder did not own.



     Under certain circumstances, Section 203 makes it more difficult for a person who would be an interested stockholder to effect various business combinations with a corporation for a three-year period, although the stockholders may elect to exclude a corporation from the restrictions imposed thereunder. PracticeWorks' certificate of incorporation does not exclude it from restrictions imposed under Section 203. The provisions of Section 203 may encourage companies interested in acquiring PracticeWorks to negotiate in advance with PracticeWorks' board of directors, since the stockholder approval requirement would be avoided if a majority of the directors then in office approved either the business combination or the transaction which results in the stockholder becoming an interested stockholder. Such provisions also may have the effect of preventing changes in the management of PracticeWorks. It is possible that such provisions could make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.


                             STOCKHOLDER PROPOSALS


     Medical Dynamics does not expect to hold a 2001 annual meeting of stockholders. Any proposals of stockholders intended to be presented at the next annual meeting of stockholders must be received by the Secretary of Medical Dynamics within a reasonable time before Medical Dynamics will print and mail its proxy materials to be considered for inclusion in the Medical Dynamics proxy materials relating to that meeting. Any submission of a stockholder proposal, even if it is not intended for inclusion in the proxy materials, must be received by the Secretary of Medical Dynamics within a reasonable time before Medical Dynamics will print and mail its proxy materials to be timely. Medical Dynamics will provide public notice to its stockholders of the time and place of its next annual meeting.


                                 OTHER MATTERS

     As of the date of this proxy statement-prospectus, Medical Dynamics' board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement-prospectus. However, if any other matters properly come before the special meeting or any adjournment or postponement of the special meeting and are voted upon, the enclosed proxy will be deemed to confer discretionary authority to the individuals named as proxies to vote the shares represented by such proxy as to any such matters.

                                    EXPERTS

     The consolidated financial statements and schedule of InfoCure Corporation and its subsidiaries incorporated by reference in this proxy statement-prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their reports incorporated herein by reference, and are incorporated herein in reliance upon such reports given upon the authority of said firm as experts in accounting and auditing.

     The financial statements and schedule of PracticeWorks (a division of InfoCure Corporation) and the financial statements of InfoSoft (a division of Ceramco, Inc., a wholly owned subsidiary of DENTSPLY International, Inc.) included in this proxy statement - prospectus and in the Registration Statement on Form S-4 have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their reports appearing elsewhere herein and in the Registration Statement on Form S-4, and are included in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.



     The consolidated financial statements of Medical Dynamics, Inc. and its subsidiaries incorporated by reference in this proxy statement-prospectus have been audited by Hein + Associates LLP, independent certified public accountants, to the extent and for the periods set forth in their reports incorporated herein by reference, and are incorporated herein in reliance upon such reports given upon the authority of said firm as experts in accounting and auditing.


                                 LEGAL MATTERS


     Certain legal matters with respect to validity of the shares of InfoCure and PracticeWorks common stock offered hereby in connection with the merger will be passed upon for InfoCure and PracticeWorks by Morris, Manning & Martin, L.L.P., Atlanta, Georgia.


                      WHERE YOU CAN FIND MORE INFORMATION

     InfoCure, PracticeWorks and Medical Dynamics file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission or SEC. You may read and copy any reports, statements or other information that InfoCure, PracticeWorks and Medical Dynamics file with the SEC at the SEC's public reference rooms at the following locations:

Public Reference Room   New York Regional Office  Chicago Regional
450 Fifth Street, N.W.  7 World Trade Center      Office
Room 1024               Suite 1300                Citicorp Center
Washington, D.C. 20549  New York, NY 10048        500 West Madison
                                                  Street
                                                  Suite 1400
                                                  Chicago, IL 60661-2511

     Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These SEC filings are also available to the public from commercial document retrieval services and at the Internet worldwide web site maintained by the SEC at "http://www.sec.gov". Reports, proxy statements and other information concerning InfoCure and Medical Dynamics may also be inspected at the offices of The Nasdaq Stock Market, which is located at 1735 K. Street, N.W., Washington, D.C. 20006.


     InfoCure and PracticeWorks filed a registration statement on Form S-4 to register with the SEC the InfoCure common stock, the PracticeWorks common stock and the PracticeWorks preferred stock to be issued to Medical Dynamics stockholders in the merger. This proxy statement-prospectus is a part of that registration statement and constitutes a prospectus of InfoCure and PracticeWorks in addition to being a proxy statement of Medical Dynamics. As allowed by SEC rules, this proxy statement-prospectus does not contain all the information you can find in InfoCure's and PracticeWorks' registration statement or the exhibits to the registration statement.


     The SEC allows InfoCure and Medical Dynamics to "incorporate by reference" information into this proxy statement-prospectus, which means that the companies can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is considered part of this proxy statement-prospectus, except for any information superseded by information contained directly in this proxy statement-prospectus or in later filed documents incorporated by reference in this proxy statement-prospectus.


     This proxy statement-prospectus incorporates by reference the documents set forth below that InfoCure and Medical Dynamics have previously filed with the SEC. These documents contain important business and financial information about InfoCure, and Medical Dynamics that is not included in or delivered with this proxy statement-prospectus.



INFOCURE FILINGS (FILE NO. 001-12799)
-------------------------------------
Annual Report on Form 10-K............  Fiscal year ended December 31, 2000
Current Reports on Form 8-K...........  Filed February 21, 2001, March 8,
                                        2001, March 16, 2001 and March 20,
                                        2001 (as amended on March 21, 2001)
The description of Common Stock in
  InfoCure's Registration Statement on
  Form 8-A............................  Filed January 28, 1999



MEDICAL DYNAMICS FILINGS (FILE NO. 0-8632)
------------------------------------------
Annual Report on Form 10-KSB............    Fiscal Year ended September 30, 2000
Quarterly Report on Form 10-QSB.........    Three months ended December 31, 2000
Current Reports on Form 8-K.............    Dated October 11, 2000 (filed October
                                            16, 2000), October 30, 2000 (filed
                                            November 6, 2000), November 30, 2000
                                            (filed December 15, 2000), March 5,
                                            2001 (filed March 12, 2001), April 16,
                                            2001 (filed April 19, 2001)



     InfoCure and Medical Dynamics also incorporate by reference additional documents that may be filed with the SEC under section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement-prospectus and the date of the Medical Dynamics special meeting on June 12, 2001.



     Medical Dynamics' Annual Report on Form 10-KSB for the fiscal year ended September 30, 2000 and Quarterly Report on Form 10-QSB for the three months ended December 31, 2000, excluding exhibits, accompany this proxy statement-prospectus.



     InfoCure's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, excluding exhibits, accompanies this proxy statement-prospectus.



     InfoCure has supplied all information contained or incorporated by reference in this proxy statement-prospectus relating to InfoCure, PracticeWorks has supplied all information contained in this proxy statement-prospectus relating to PracticeWorks and Medical

Dynamics has supplied all information contained or incorporated by reference in this proxy statement prospectus relating to Medical Dynamics.



     Medical Dynamics stockholders should not send in their Medical Dynamics stock certificates until they receive the transmittal materials from the exchange agent. Medical Dynamics stockholders of record who have further questions about their stock certificates or the exchange of their Medical Dynamics common stock for InfoCure common stock, PracticeWorks common stock and PracticeWorks preferred stock should call the exchange agent.



     If you are a Medical Dynamics stockholder, we may have sent you some of the documents incorporated by reference, but you can also obtain any of them through the company, the SEC or the SEC's Internet web site as described above. Documents incorporated by reference are available from Medical Dynamics without charge, excluding all exhibits, except that if the company has specifically incorporated by reference an exhibit in this proxy statement-prospectus, the exhibit will also be provided without charge. You may obtain documents incorporated by reference in this proxy statement-prospectus by requesting them in writing or by telephone from the company at the following address and telephone number:



                             Medical Dynamics, Inc.


                      400 Inverness Drive South, Suite 200


                           Englewood, Colorado 80112


                              Attention: President


                           Telephone: (303) 486-5818



     If you would like to request documents, please do so by May 25, 2001 in order to receive them before your special meeting.



     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT-PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS
PROXY STATEMENT-PROSPECTUS. THIS PROXY STATEMENT-PROSPECTUS IS DATED APRIL   ,
2001. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT-PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE. NEITHER THE MAILING OF THIS PROXY STATEMENT-PROSPECTUS TO MEDICAL DYNAMICS STOCKHOLDERS NOR THE ISSUANCE OF INFOCURE COMMON STOCK, PRACTICEWORKS PREFERRED STOCK OR PRACTICEWORKS PREFERRED STOCK IN THE MERGER CREATES ANY IMPLICATION TO THE CONTRARY.

                         INDEX TO FINANCIAL STATEMENTS



                                                              PAGE
                                                              ----
PRACTICEWORKS (A DIVISION OF INFOCURE CORPORATION)
  HISTORICAL FINANCIAL STATEMENTS:
Report of Independent Certified Public Accountants..........   F-2
Balance Sheets as of December 31, 2000 and 1999.............   F-3
Statements of Operations for the years ended December 31,
  2000, 1999 and 1998.......................................   F-4
Statements of Changes in Divisional Equity and Comprehensive
  Income for the years ended December 31, 2000, 1999, 1998
  and 1997..................................................   F-5
Statements of Cash Flows for the years ended December 31,
  2000, 1999 and 1998.......................................   F-6
Notes to Financial Statements...............................   F-7
PRACTICEWORKS, INC. PRO FORMA FINANCIAL STATEMENTS:
Introduction to Unaudited Pro Forma Condensed Combined
  Financial Statements......................................  F-32
Unaudited Pro Forma Condensed Combined Balance Sheet as of
  December 31, 2000.........................................  F-34
Unaudited Pro Forma Condensed Combined Statement of
  Operations for the Year Ended December 31, 2000...........  F-35
Notes to Unaudited Pro Forma Condensed Combined Financial
  Statements................................................  F-36
INFOSOFT (A DIVISION OF CERAMCO, INC., A WHOLLY OWNED
  SUBSIDIARY OF DENTSPLY INTERNATIONAL, INC.)
Report of Independent Certified Public Accountants..........  F-39
Balance Sheets as of December 31, 2000 and 1999.............  F-40
Statements of Income for the years ended December 31, 2000
  and 1999..................................................  F-41
Statements of Changes in Divisional Equity for the years
  ended December 31, 2000, 1999 and 1998....................  F-42
Statements of Cash Flows for the years ended December 31,
  2000 and 1999.............................................  F-43
Notes to Financial Statements...............................  F-44

                                 PRACTICEWORKS


                      (A DIVISION OF INFOCURE CORPORATION)



               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



PracticeWorks


(A Division of InfoCure Corporation)


Atlanta, Georgia



     We have audited the accompanying balance sheets of PracticeWorks (a division of InfoCure Corporation) (the "Division") as of December 31, 2000 and 1999 and the related statements of operations, changes in divisional equity and comprehensive income, and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Division's management. Our responsibility is to express an opinion on these financial statements based on our audits.



     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PracticeWorks as of December 31, 2000 and 1999 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.



BDO SEIDMAN, LLP


Atlanta, Georgia


February 9, 2001


  (except for Note 14,


  which is as of March 7, 2001)

                                 PRACTICEWORKS


                      (A DIVISION OF INFOCURE CORPORATION)



                                 BALANCE SHEETS



                                                                DECEMBER 31,
                                                              -----------------
                                                               2000      1999
                                                              -------   -------
                                                               (IN THOUSANDS)
                            ASSETS (NOTES 1 AND 8)
CURRENT:
  Cash and cash equivalents.................................  $ 3,979   $ 2,527
  Accounts receivable-trade, net of allowance of $1,103 and
     $1,113.................................................    8,097     9,041
  Other receivables.........................................      979        97
  Inventory.................................................      845     1,772
  Deferred tax assets (Note 11).............................    1,147       669
  Prepaid expenses and other current assets.................      235       453
                                                              -------   -------
          Total current assets..............................   15,282    14,559
Property and equipment, net of accumulated depreciation
  (Note 5)..................................................    4,120     2,046
Goodwill, net of accumulated amortization of $19,643 and
  $3,927 (Note 3)...........................................   33,571    32,800
Other intangible assets, net of accumulated amortization
  (Note 6)..................................................    9,213     7,806
Deferred tax assets (Note 11)...............................    4,029       108
Other assets................................................    2,307       523
                                                              -------   -------
                                                              $68,522   $57,842
                                                              =======   =======
                       LIABILITIES AND DIVISIONAL EQUITY
CURRENT LIABILITIES:
  Accounts payable..........................................  $ 1,483   $ 1,003
  Accrued expenses (Note 7).................................    4,324     7,481
  Accrued restructuring costs (Note 4)......................    1,839       445
  Deferred revenue and customer deposits....................    9,753     6,704
  Current portion of long-term debt (Note 8)................    1,055       116
                                                              -------   -------
          Total current liabilities.........................   18,454    15,749
Long-term debt, less current portion (Note 8)...............   20,239     9,614
Other liabilities...........................................       --        60
                                                              -------   -------
          Total liabilities.................................   38,693    25,423
                                                              -------   -------
Commitments and contingencies (Notes 3, 8 and 9)
DIVISIONAL EQUITY (NOTE 14):
  Net advances from parent..................................   62,650    35,909
  Accumulated other comprehensive income....................      109        --
  Accumulated deficit.......................................  (32,930)   (3,490)
                                                              -------   -------
          Total divisional equity...........................   29,829    32,419
                                                              -------   -------
                                                              $68,522   $57,842
                                                              =======   =======



                See accompanying notes to financial statements.

                                 PRACTICEWORKS


                      (A DIVISION OF INFOCURE CORPORATION)



                            STATEMENTS OF OPERATIONS



                                                             YEAR ENDED DECEMBER 31,
                                                         --------------------------------
                                                           2000        1999       1998
                                                         ---------   --------   ---------
                                                          (IN THOUSANDS EXCEPT PER SHARE
                                                                      DATA)
Revenue (Note 1):
  Systems and software.................................  $ 11,483    $34,325    $ 27,825
  Maintenance, support and services....................    28,532     20,266      15,662
                                                         --------    -------    --------
          Total revenue................................    40,015     54,591      43,487
                                                         --------    -------    --------
Operating expense:
  Hardware and other items purchased for resale........     5,337      9,654       9,726
  Selling, general and administrative (excluding
     compensatory stock awards and other non-recurring
     charges)..........................................    38,895     28,666      21,061
  Research and development.............................     3,481      4,185       3,537
  Depreciation and amortization........................    17,250      3,284       2,272
  Restructuring (Note 4)...............................     3,869        940       1,031
  Impairment and other non-recurring charges (Note
     4)................................................     3,541        874          --
  Merger costs (Note 3)................................        --        659          69
  Compensatory stock awards............................        --        428       6,447
  Gain on sale of fixed assets.........................      (636)        --          --
                                                         --------    -------    --------
          Total operating expense......................    71,737     48,690      44,143
                                                         --------    -------    --------
Operating (loss) income................................   (31,722)     5,901        (656)
Interest expense and other, net........................     2,117      1,335         966
                                                         --------    -------    --------
(Loss) income before income taxes and extraordinary
  item.................................................   (33,839)     4,566      (1,622)
(Benefit) provision for income taxes (Note 11).........    (4,399)     2,186         873
                                                         --------    -------    --------
(Loss) income before extraordinary item................   (29,440)     2,380      (2,495)
Extraordinary item -- debt extinguishment cost, net of
  income taxes (Note 8)................................        --        (72)         --
                                                         --------    -------    --------
Net (loss) income......................................   (29,440)     2,308      (2,495)
Pro forma tax adjustments (Note 11)....................        --       (384)     (1,350)
                                                         --------    -------    --------
Pro forma net (loss) income............................  $(29,440)   $ 2,692    $ (1,145)
                                                         ========    =======    ========
Per share data:
  Basic and diluted:
     Income (loss) before extraordinary item...........  $  (3.51)   $  0.34    $  (0.52)
     Extraordinary item, net of tax....................        --       0.01          --
                                                         --------    -------    --------
     Net income (loss).................................     (3.51)      0.33       (0.52)
     Pro forma tax adjustments.........................        --      (0.05)      (0.28)
                                                         --------    -------    --------
     Pro forma net income (loss).......................  $  (3.51)   $  0.38    $  (0.24)
                                                         ========    =======    ========
Shares used in computing per share amounts:
  Basic and diluted (Note 2)...........................     8,384      6,994       4,828
                                                         ========    =======    ========



                See accompanying notes to financial statements.

                                 PRACTICEWORKS


                      (A DIVISION OF INFOCURE CORPORATION)



                 STATEMENTS OF CHANGES IN DIVISIONAL EQUITY AND


                              COMPREHENSIVE INCOME



                                                       ACCUMULATED
                                                          OTHER
                                       NET ADVANCES   COMPREHENSIVE   (ACCUMULATED   DIVISIONAL
                                       FROM PARENT       INCOME         DEFICIT)       EQUITY
                                       ------------   -------------   ------------   ----------
                                                            (IN THOUSANDS)
Balances at December 31, 1997........    $ 4,286          $ --          $ (3,303)     $    983
  Net advances from InfoCure.........     12,312            --                --        12,312
  Net loss...........................         --            --            (2,495)       (2,495)
                                         -------          ----          --------      --------
Balances at December 31, 1998........     16,598            --            (5,798)       10,800
  Net advances from InfoCure.........     19,311            --                --        19,311
  Net income.........................         --            --             2,308         2,308
                                         -------          ----          --------      --------
Balances at December 31, 1999........     35,909            --            (3,490)       32,419
  Net advances from InfoCure.........     26,741            --                --        26,741
  Foreign currency translation
     adjustments.....................         --           109                --           109
  Net loss...........................         --            --           (29,440)      (29,440)
                                         -------          ----          --------      --------
Balances at December 31, 2000........    $62,650          $109          $(32,930)     $ 29,829
                                         =======          ====          ========      ========
  Comprehensive loss:
     Net loss........................                                   $(29,440)
     Foreign currency translation
       adjustments...................                                        109
                                                                        --------
          Total comprehensive loss...                                   $(29,331)
                                                                        ========



                See accompanying notes to financial statements.

                                 PRACTICEWORKS


                      (A DIVISION OF INFOCURE CORPORATION)



                            STATEMENTS OF CASH FLOWS



                                                         YEAR ENDED DECEMBER 31,
                                                     -------------------------------
                                                       2000        1999       1998
                                                     --------    --------    -------
                                                             (IN THOUSANDS)
OPERATING ACTIVITIES (NOTE 1):
Net (loss) income..................................  $(29,440)   $  2,308    $(2,495)
Adjustments to reconcile net (loss) income to cash
  flows (used) provided by operating activities:
  Extraordinary item -- debt extinguishment cost...        --         110         --
  Restructuring, impairment and other non-recurring
     charges.......................................     3,637         971         --
  Depreciation and amortization....................    17,250       3,284      2,272
  Provision for doubtful accounts..................       611         774        247
  Stock-based compensation.........................        --         428      6,447
  Deferred income taxes............................    (4,399)        157       (702)
  Gain on disposal of fixed assets.................      (636)         --         --
  Changes in current assets and liabilities, net of
     effect of acquisitions:
     Accounts receivable...........................      (430)     (3,150)    (3,101)
     Inventory, prepaid expenses and other current
       assets......................................      (147)       (262)      (240)
     Accounts payable and accrued expenses.........     2,604       1,461     (2,482)
     Deferred revenue and customer deposits........     2,347        (267)     2,312
                                                     --------    --------    -------
          Net cash (used) provided by operating
            activities.............................    (8,603)      5,814      2,258
                                                     --------    --------    -------
INVESTING ACTIVITIES:
Net cash paid for acquisitions.....................   (13,422)     (8,254)   (12,501)
Additional purchase price consideration............    (4,400)         --         --
Capital expenditures...............................    (3,604)       (307)      (894)
Cash paid for other intangible assets..............    (3,690)     (1,452)    (2,252)
Advances to pending acquisition....................    (1,050)       (500)        --
Other..............................................      (804)        237         72
                                                     --------    --------    -------
          Net cash used by investing activities....   (26,970)    (10,276)   (15,575)
                                                     --------    --------    -------
FINANCING ACTIVITIES:
Borrowings under credit facility and other
  long-term debt...................................    12,543       8,654     12,501
Principal payments on long-term debt...............      (186)    (16,668)      (208)
Net cash advances from parent......................    24,658      13,370      1,916
                                                     --------    --------    -------
          Net cash provided by financing
            activities.............................    37,015       5,356     14,209
                                                     --------    --------    -------
Effect of exchange rate changes on cash and cash
  equivalents......................................        10          --         --
                                                     --------    --------    -------
Net increase in cash and cash equivalents..........     1,452         894        892
Cash and cash equivalents, beginning of period.....     2,527       1,633        741
                                                     --------    --------    -------
Cash and cash equivalents, end of period...........  $  3,979    $  2,527    $ 1,633
                                                     ========    ========    =======



                See accompanying notes to financial statements.

                                 PRACTICEWORKS


                      (A DIVISION OF INFOCURE CORPORATION)



                         NOTES TO FINANCIAL STATEMENTS



1. NATURE OF OPERATIONS AND BASIS OF PRESENTATION



     The accompanying financial statements are those of PracticeWorks, a division of InfoCure Corporation (the "Division"). Subsequent to December 31, 2000, InfoCure Corporation ("InfoCure") completed the distribution of the common stock of its dental subsidiary, PracticeWorks, Inc. ("PracticeWorks"), to its stockholders in a tax-free distribution (Note 14). The spin-off of PracticeWorks was effected by way of a pro rata dividend (the "Distribution" or "Spin-Off") of all of the issued and outstanding shares of PracticeWorks, Inc. common stock, to InfoCure's stockholders. Immediately prior to the Distribution, InfoCure transferred to PracticeWorks, Inc. the Division's assets and liabilities, consisting of InfoCure's information management technology business for dental, orthodontic, and oral and maxillofacial surgery practices.



     The assets and liabilities of the Division (the "Contributed Businesses") consist primarily of businesses InfoCure acquired at various times from the consummation of InfoCure's initial public offering in July 1997 through 2000. In 2000, InfoCure acquired substantially all of the assets or all of the outstanding equity securities of the following companies: (1) Practice Outlook, Inc. ("Practice Outlook"), (2) Applied Professional Systems, Inc. ("APS"), (3) Technos Corporation ("Intellident"), (4) The Perfect Manager ("Perfect Manager"), (5) Datatrac Service Corporation ("Datatrac"), and (6) Medical Insurance Agency Limited ("MIA"). The Contributed Businesses include two acquisitions made by InfoCure in 1997, one in 1998, four in 1999, and six in 2000, all of which were accounted for as purchases. In addition, InfoCure completed five acquisitions attributable to the Division during 1999, which were accounted for as poolings of interests (see Note 3).



     Revenues and expenses specifically identified with the Division have been directly attributed to the Division in the financial statements. The Division's costs and expenses in the accompanying financial statements include allocations from InfoCure for centralized legal, accounting, treasury, real estate, information technology, and other InfoCure corporate services and infrastructure costs because specific identification of the expenses is not practicable. The expense allocations have been determined on the bases that InfoCure and the Division considered to be reasonable reflections of the utilization of services provided or the benefit received by the Division using ratios such as relative head count, sales and real estate occupied. However, the financial information included herein may not necessarily reflect the financial position and results of operations of PracticeWorks in the future or what these amounts would have been had it been a separate, stand-alone entity during the periods presented. Management believes that if the Division had been a stand-alone entity during the periods presented, the expenses would not have been materially different from the allocations presented.



     The Division is a provider of information management technology for dentists, orthodontists and oral and maxillofacial surgeons throughout the United States, Canada, Europe and Australia. The Division's offerings include practice management applications, business-to-business e-commerce services, electronic data interchange, or EDI, services, ongoing maintenance and support and training. These systems are designed to increase the quality and reduce the cost of providing care by allowing dentists and physicians to manage

                                 PRACTICEWORKS


                      (A DIVISION OF INFOCURE CORPORATION)



                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)



their practices more efficiently and reduce the administrative burdens created by an increasingly complex healthcare environment. The Division is currently developing new practice management applications, tailored to the needs of dental, orthodontic, and oral and maxillofacial surgery customers that can be delivered through its application services provider, or ASP, delivery model and other Internet-based applications and services.



2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES



REVENUE RECOGNITION



     Revenue from software sales is recognized when all shipment obligations have been met, fees are fixed and determinable, collection of the sale proceeds is deemed probable and persuasive evidence that an agreement exists. Revenue from hardware sales is recognized upon product shipment. Revenue from subscription, support and maintenance contracts, which are typically one to three years in length, is recognized ratably over the life of the contract. Revenue from other services is recognized as the services are provided.



CASH AND CASH EQUIVALENTS



     Cash and cash equivalents include all highly liquid investments with initial maturity dates of no more than three months. Historically, InfoCure has managed cash for its divisions on a centralized basis.



FAIR VALUE OF FINANCIAL INSTRUMENTS



     The fair value of financial instruments is the amount at which the instrument could be exchanged in a current transaction between willing parties. Management estimates that the carrying amounts of the Division's financial instruments included in the accompanying balance sheets are not materially different from their fair values.



INVENTORIES



     Inventory consists primarily of peripheral computer equipment and related supplies. Inventory is accounted for on the first-in, first-out basis and reported at the lower of cost or market.



PROPERTY AND EQUIPMENT



     Property and equipment, including equipment under capital leases, are stated at the lower of the fair value or cost. Depreciation is computed over the estimated useful lives of the related assets using both straight-line and accelerated methods for financial reporting and primarily accelerated methods for income tax purposes. Substantial betterments to property and equipment are capitalized and repairs and maintenance are expensed as incurred.

                                 PRACTICEWORKS


                      (A DIVISION OF INFOCURE CORPORATION)



                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)



CAPITALIZED COSTS OF COMPUTER SOFTWARE TO BE SOLD, LEASED OR OTHERWISE MARKETED



     Costs incurred, such as planning, designing, coding and testing, for computer software to be sold, leased or otherwise marketed are expensed as incurred prior to establishing the technological feasibility of a product. Technological feasibility is generally achieved when the detail program design or a working model has been completed. For the period between the establishment of technological feasibility and the time a product is available for general release, such costs are capitalized. Capitalized software costs are amortized using the straight-line method over the estimated lives of the related products (generally 48 months). During the fourth quarter of 1999, PracticeWorks adopted a new product strategy involving the development of ASP applications and other Internet-based applications and services. Additionally, in connection with restructuring the businesses of recently acquired companies, management decided to modify future product offerings. As a result of these decisions, the Division recorded a charge of approximately $874,000 in the fourth quarter of 1999 representing the write-off of the carrying value of certain software development costs.



COSTS OF COMPUTER SOFTWARE DEVELOPED FOR INTERNAL USE



     Computer software development costs that are incurred during the preliminary stage of development, such as product evaluation and selection, are expensed as incurred. Costs incurred during the application development stage, such as design coding and installation, are capitalized and amortized over the useful life of the product, which is generally four years. Training, maintenance and data conversion costs are expensed as incurred.



GOODWILL AND OTHER INTANGIBLE ASSETS



     Goodwill represents the excess of cost over the fair value of assets acquired in business combinations accounted for under the purchase method. Goodwill is amortized on a straight-line basis over its estimated useful life. Prior to the fourth quarter of 1999, goodwill was amortized over a 15 year estimated useful life, which was reflective of management's analysis that goodwill is derived from the historical and estimated future lives of its customer relationships, the longevity and continuing use of its core products and the relatively minor impact of technological obsolescence on these core products. In the fourth quarter of 1999, as a result of InfoCure's and PracticeWorks' change in product strategy involving the development of ASP applications and other Internet-based applications and services, their transition to a subscription pricing model and the current rate of change within the industry, management estimated that the useful life of its remaining goodwill was three years.



     Other intangible assets include (1) purchased technology, to be amortized over four years, (2) customer lists, amortized over three years and (3) deferred loan costs, amortized over the life of the respective loans at rates which approximate the interest method.

                                 PRACTICEWORKS


                      (A DIVISION OF INFOCURE CORPORATION)



                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)



LONG-LIVED ASSETS



     Long-lived assets, such as goodwill, property and equipment and capitalized software development costs and cost of computer software developed for internal use are periodically evaluated for impairment when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through the estimated undiscounted future cash flows resulting from the use of the assets. When any such impairment exists, the related assets will be written down to fair value. Concurrent with the August 2000 restructuring, the Division recorded an impairment loss of approximately $500,000 relating to assets that will be abandoned due to the closing of facilities (see Note 4).



CHANGE IN ACCOUNTING ESTIMATES



     During the fourth quarter of 1999, management reassessed the useful life of goodwill in view of recent competitive developments, the rapid pace of change engendered by the encroachment of Internet companies into the marketplace and InfoCure's response to these external factors, resulting in a change in product strategy involving the development of ASP applications and other Internet-based applications and services and the transition to a subscription pricing model. While in management's opinion, there was no impairment in the carrying value of this long-lived intangible asset (based on an analysis of undiscounted future cash flows), management determined that the useful life of goodwill should be shortened substantially to be more reflective of the current rate of technological change and competitive conditions. Accordingly, management changed the estimated useful life of goodwill from an original life of 15 years to a remaining life of three years, which change was applied prospectively from the fourth quarter of 1999. This change in accounting estimate increased amortization expense of the Division by approximately $12.7 million and $800,000 in 2000 and 1999, respectively.



     Additionally, based on InfoCure's analysis of current business and market conditions, its cash collection experience and, in light of the potential write-offs associated with customers migrating from traditional support programs to InfoCure's subscription pricing offerings, management also increased the allowance for doubtful accounts in 1999. This change of accounting estimate, recorded in the fourth quarter of 1999, increased the Division's selling, general and administrative expenses by $700,000 in 1999.



DIVISIONAL EQUITY



     Divisional Equity represents InfoCure's net investment in and advances to the Division. Intercompany interest expense has been allocated to, and included in, the accompanying financial statements only for that portion of third-party debt attributed to the Division. No intercompany interest income or expense has been allocated to the Division for InfoCure's net investment in the Division.

                                 PRACTICEWORKS


                      (A DIVISION OF INFOCURE CORPORATION)



                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)



FOREIGN CURRENCY TRANSLATION



     The functional currency for the Division's foreign operations is the applicable local currency. The translation from the applicable foreign currencies to U.S. dollars is performed for balance sheet accounts using current exchange rates in effect at the balance sheet date and for revenue and expense accounts using the weighted average exchange rate during the period. The gains or losses resulting from such translations are included in divisional equity.



STOCK-BASED COMPENSATION PLANS



     The Division accounts for its stock-based compensation plans under the provisions of Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees." In Note 10, the Division presents the disclosure requirements of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-based Compensation." SFAS No. 123 requires that companies which elect not to account for stock-based compensation as prescribed by that statement shall disclose, among other things, the pro forma effects on net loss as if SFAS No. 123 had been adopted.



INCOME TAXES



     For the periods presented, the Division was not a separate taxable entity for federal, state or local income tax purposes and its operating results are included in InfoCure's tax returns. The Division calculates its income taxes under the separate return method and accounts for income taxes under the asset and liability method that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Division's financial statements or tax returns. In estimating future tax consequences, management generally considers all expected future events other than possible enactments of changes in the tax laws or rates.



RESTRUCTURING COSTS



     The Division records the costs of consolidating acquired operations into the Division's existing facilities, including the external costs and liabilities to close redundant Division facilities and severance and relocation costs related to the Division's employees in accordance with Emerging Issues Task Force Issue ("EITF") No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in Restructuring)."



PER SHARE DATA



     The historical capital structure of the Division is not representative of the future capital structure of PracticeWorks. The Division commenced operations as a separate legal entity upon completion of the distribution subsequent to the date of the accompanying balance sheet, December 31, 2000 (Notes 1 and 14). For purposes of these financial statements, shares used in computing per share data are based on the distribution ratio of 1/4 share of PracticeWorks common stock for every outstanding share of InfoCure common

                                 PRACTICEWORKS


                      (A DIVISION OF INFOCURE CORPORATION)



                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)



stock. The weighted average shares outstanding are based on the outstanding shares of InfoCure and the distribution ratio. The financial information included herein may not reflect the financial position, results of operations, changes in divisional equity and cash flows of the Division in the future or what they would have been had the Division been a separate, stand-alone entity during the periods presented.



MANAGEMENT ESTIMATES



     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.



RECLASSIFICATION



     Certain prior year amounts have been reclassified to conform with the current year presentation.



RECENT ACCOUNTING PRONOUNCEMENTS



     Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. Historically, the Division has not entered into derivative contracts either to hedge existing risks or for speculative purposes. Accordingly, the Division does not expect adoption of the new standard on January 1, 2001, to affect its financial statements.



     The Financial Accounting Standards Board ("FASB") issued Interpretation ("Interpretation") No. 44, "Accounting for Certain Transactions involving Stock Compensation, an Interpretation of APB Opinion No. 25" which was effective July 1, 2000. Interpretation No. 44 clarified (a) the definition of employee for purposes of applying Opinion 25, (b) the criteria for determining whether a stock compensation plan qualifies as a noncompensatory plan, (c) the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. Adoption of the provisions of the Interpretation did not have a significant impact on the Division's financial statements.



     During September 2000, the FASB issued Statement of Financial Accounting Standards No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities -- A Replacement of FASB Statement No. 125" ("SFAS No. 140"), which revises the standards of accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures. SFAS No. 140 is effective for transfers occurring after March 31, 2001 and for disclosures relating to securitization transactions and collateral for fiscal years ended after December 15, 2000. Management is

                                 PRACTICEWORKS


                      (A DIVISION OF INFOCURE CORPORATION)



                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)



in the process of evaluating the potential effect of SFAS No. 140 on the Division's financial statements, but does not expect adoption to have a material impact.



     During December 1999, the SEC issued Staff Accounting Bulletin ("SAB") No. 101 "Revenue Recognition" which outlines the basic criteria that must be met to recognize revenue and provides guidance for presentation of revenue and for disclosure related to revenue recognition policies in financial statements filed with the SEC. Adoption of SAB No. 101 did not have a material impact on the Division's financial position or results of operations.



3. BUSINESS COMBINATIONS



     As discussed in Note 1, InfoCure completed 18 acquisitions attributable to the Division at various times from the consummation of InfoCure's initial public offering in July 1997 through 2000.



ACQUISITIONS ACCOUNTED FOR USING THE PURCHASE METHOD OF ACCOUNTING



     The following table summarizes the fair values of the assets acquired, liabilities assumed and consideration given in connection with the acquisitions completed in each of the following years and accounted for as purchases and attributed to the Division:



                                                    2000      1999      1998
                                                   -------   -------   -------
                                                         (IN THOUSANDS)
Accounts receivable..............................  $   588   $   555   $   134
Inventory........................................      133        43        --
Prepaid expenses.................................       74        39       152
Property and equipment...........................      413       260       159
Goodwill.........................................   15,735    10,526    14,988
Capitalized software.............................       39       116       420
Other assets.....................................      437       200        72
Deferred revenue.................................     (702)     (925)     (715)
Accounts payable and accrued expenses............     (593)     (560)       (9)
Notes payable....................................     (316)       --        --
                                                   -------   -------   -------
          Net assets acquired....................  $15,808   $10,254   $15,201
                                                   =======   =======   =======
These acquisitions were funded as follows:
InfoCure common stock............................  $ 2,386   $ 2,000   $ 2,700
Cash.............................................   13,422     8,254    12,501
                                                   -------   -------   -------
                                                   $15,808   $10,254   $15,201
                                                   =======   =======   =======



     Certain of the 1999 and 1998 purchase acquisition agreements provided for additional consideration based on the acquired company attaining specified revenue or operating income goals. Maximum determinable contingent consideration aggregated $2.0 million and $4.4 million for acquisitions accounted for as purchases during 1999 and 1998, respectively. As more fully described in Note 4, portions of the contingent consideration related to certain acquisitions were deemed earned and payable in connection with the Division's restructuring plans. Accordingly, restructuring costs for the years ended

                                 PRACTICEWORKS


                      (A DIVISION OF INFOCURE CORPORATION)



                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)



December 31, 1999 and 1998 included approximately $700,000 and $750,000, respectively, in settlement of estimated contingent consideration obligations related to the affected companies.



     In 1999, contingent consideration of approximately $4.4 million was earned and accrued as additional purchase price pursuant to the terms of the original purchase agreements and was paid during 2000. As of December 31, 2000, maximum contingent consideration payable based on future performance was $2.0 million. There was no contingent consideration earned during 2000.



     The following unaudited pro forma information presents the results of operations of the Division as if each of the acquisitions had occurred as of the beginning of the immediately preceding period. The pro forma information is not necessarily indicative of what would have occurred had the acquisitions been made as of such periods, nor is it indicative of future results of operations. The pro forma amounts give effect to appropriate adjustments for the fair value of the assets acquired, reductions in personnel costs and other operating expenses not assumed as part of the acquisitions, amortization of intangibles, interest expense and income taxes.



                                                            YEAR ENDED DECEMBER 31,
                                                          ----------------------------
PRO FORMA AMOUNTS                                           2000      1999      1998
-----------------                                         --------   -------   -------
                                                                 (IN THOUSANDS)
Revenue.................................................  $ 43,092   $73,245   $52,044
Pro forma net income (loss).............................   (30,757)      432    (3,100)



ACQUISITIONS ACCOUNTED FOR USING THE POOLING OF INTERESTS METHOD OF ACCOUNTING



     Five of the Contributed Businesses acquired by InfoCure during 1999 were accounted for as poolings of interests which provided for the exchange of substantially all of the outstanding equity interest of each entity for shares of InfoCure common stock. Accordingly, the accompanying financial statements have been prepared for all periods presented to include the financial position, results of operations and cash flows of the combined companies. The following table summarizes the shares of InfoCure stock issued in these acquisitions:



                                                SHARES OF
COMPANY                                      INFOCURE ISSUED     CLOSING DATE
-------                                      ---------------   -----------------
OMSystems, Inc. ("OMS")....................     2,287,998      February 18, 1999
Ardsley, M.I.S., Inc. ("Orthoware")........       209,016      August 17, 1999
Kevin Kozlowski, Inc. d/b/a Human Touch
  Software ("Human Touch").................       255,247      December 20, 1999
Unident Corporation ("Unident")............       357,796      December 21, 1999
InfoLogic, Inc. ("InfoLogic")..............       102,096      December 21, 1999

                                 PRACTICEWORKS


                      (A DIVISION OF INFOCURE CORPORATION)



                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)



     The following table presents a reconciliation of revenue, income (loss) before extraordinary item and pro forma net income (loss) to those presented in the accompanying financial statements.



                                                                 YEAR ENDED
                                                                DECEMBER 31,
                                                              -----------------
                                                               1999      1998
                                                              -------   -------
                                                               (IN THOUSANDS)
Revenue:
  The Division..............................................  $22,238   $18,815
  OMS.......................................................   18,651    14,993
  Orthoware.................................................    2,330     1,800
  Human Touch...............................................    2,288     1,007
  Unident...................................................    6,518     4,510
  InfoLogic.................................................    2,566     2,362
                                                              -------   -------
                                                              $54,591   $43,487
                                                              =======   =======
Income (Loss) Before Extraordinary Item:
  The Division..............................................  $ 3,239   $ 1,022
  OMS.......................................................    1,623    (3,296)
  Orthoware.................................................      260       (73)
  Human Touch...............................................       34        (1)
  Unident...................................................   (1,545)     (163)
  InfoLogic.................................................   (1,231)       16
                                                              -------   -------
                                                              $ 2,380   $(2,495)
                                                              =======   =======
Pro Forma Net Income (Loss) -- After Extraordinary Item:
  The Division..............................................  $ 3,167   $ 1,022
  OMS.......................................................    1,623    (3,296)
  Orthoware.................................................      260       (73)
  Human Touch...............................................       34        (1)
  Unident...................................................   (1,545)     (163)
  InfoLogic.................................................   (1,231)       16
  Pro forma tax adjustments.................................      384     1,350
                                                              -------   -------
                                                              $ 2,692   $(1,145)
                                                              =======   =======



     Certain of the companies acquired in 1999 as poolings of interests ("1999 Pooled Companies") had fiscal years that differed from that of the Division. Therefore, the balance sheet as of December 31, 1998 reflects the combination of the Division's balance sheet as of this date with the balance sheets of the 1999 Pooled Companies as of the dates that most closely correspond thereto. The statements of operations for the year ended December 31, 1998 reflect the combination of the Division's results with the results of each of the 1999 Pooled Companies for the most closely comparable periods. As of and for the year ended December 31, 1999, the 1999 Pooled Companies' balance sheets and statements of operations have been restated to coincide with the Division's year-end. As a result, certain of the 1999 Pooled Companies' operations are included in both 1999 and 1998. The net revenue and net loss for such duplicated periods was approximately $300,000 and $161,000, respectively.

                                 PRACTICEWORKS


                      (A DIVISION OF INFOCURE CORPORATION)



                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)



     The Division incurred costs of approximately $659,000 in completing the acquisition of the 1999 Pooled Companies'. Such costs consisted principally of professional fees and related transaction costs.



PENDING ACQUISITIONS



  Medical Dynamics Acquisition



     In October 1999, InfoCure entered into a definitive agreement to acquire Medical Dynamics, Inc. ("MEDY"), a dental practice management company. As amended, this agreement contemplates aggregate consideration of approximately $9.9 million comprised of the issuance of shares of InfoCure common stock, issuance of shares of PracticeWorks common and preferred stock and a small cash payment in exchange for all the outstanding equity interests of MEDY. The transaction is expected to close during the second quarter of 2001 and is being attributed to the Division. In connection with this proposed transaction, as of December 31, 2000, InfoCure has advanced MEDY $1.55 million under terms of a loan agreement dated October 1999. As of December 31, 1999, $500,000 had been advanced. The advances are reflected in other non-current assets in the accompanying balance sheets. PracticeWorks will assume all obligations of InfoCure under the merger agreement except for InfoCure's obligation to issue approximately 878,000 shares of its common stock. InfoCure's issuance of these shares will be accounted for by PracticeWorks as an equity contribution to recognize the substance of the transaction as originally contemplated. Under the terms of the original merger agreement, these 878,000 shares were valued at approximately $4.3 million. The ultimate value ascribed to the equity contribution, as well as the total consideration, will be based on the market value of the PracticeWorks and InfoCure common stock when the transaction closes.



  InfoSoft Acquisition



     In December 2000, PracticeWorks entered into an agreement to acquire SoftDent, LLC, or InfoSoft, the practice management subsidiary of Ceramco, Inc., a wholly-owned subsidiary of DENTSPLY International, Inc. The agreement provides for PracticeWorks to acquire all of the outstanding membership interests of SoftDent, LLC in exchange for issuing 32,000 shares of 6.5% series A convertible redeemable preferred stock in PracticeWorks, which is convertible into 9.8% of PracticeWorks common stock and is redeemable for $32.0 million after five years if not converted. The acquisition closed subsequent to December 31, 2000 (see
Note 14).



4. RESTRUCTURING AND OTHER CHARGES



     The 2000 Plan. On August 1, 2000, InfoCure announced its plans to restructure each of its medical and dental operating divisions, VitalWorks and PracticeWorks, respectively, through a plan of employee reductions and consolidation of existing facilities. During the third and fourth quarter of 2000, the Division closed or consolidated 11 facilities and terminated approximately 145 employees. The Division recorded approximately $3.1 million in restructuring costs in 2000 summarized in the table below.

                                 PRACTICEWORKS


                      (A DIVISION OF INFOCURE CORPORATION)



                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)



     The terminated leases have various expiration dates through 2005 and the other costs will be substantially paid in the first half of 2001.



     The 1999 Plan. In the fourth quarter of 1999, InfoCure decided to restructure its business into medical and dental divisions, changed its product strategy to begin development of ASP applications and Internet solutions, decided to transition to a subscription based-pricing model and completed six acquisitions. Concurrently, management committed to a plan of restructuring and reorganization related to acquisitions completed during 1999, which was completed in the second quarter of 2000, to consolidate certain facilities and eliminate staffing redundancies involving approximately 50 employees. As summarized in the table below, the Division recorded approximately $816,000 and $940,000 during the years ended December 31, 2000 and 1999, respectively, in restructuring costs in connection with the 1999 restructuring in accordance with EITF No. 94-3.



     In accordance with EITF No. 94-3, the Division recognized approximately $281,000 in severance and other termination benefits in 1998 for restructuring charges relating to the 1997 restructuring. Additionally, the Division recognized $750,000 in final settlement of the contingent consideration.

                                 PRACTICEWORKS
                      (A DIVISION OF INFOCURE CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)


     A description of the type and amount of restructuring costs and other charges recorded at the commitment date and subsequently incurred for all of the restructurings discussed above are as follows:


                          RESERVE                    COSTS       RESERVE                    COSTS       RESERVE
                          BALANCE                   APPLIED      BALANCE                   APPLIED      BALANCE
                        DECEMBER 31,   ADDITIONS    AGAINST    DECEMBER 31,   ADDITIONS    AGAINST    DECEMBER 31,   ADDITIONS
                            1997       TO RESERVE   RESERVES       1998       TO RESERVE   RESERVES       1999       TO RESERVE
                        ------------   ----------   --------   ------------   ----------   --------   ------------   ----------
2000 PLAN
Facility closure and
 consolidation........       $--         $   --     $    --         $--          $ --       $  --         $ --         $1,312
Compensation costs for
 severance and other
 termination
 benefits.............       --              --          --         --             --          --           --          1,691
Other asset
 write-downs and
 costs................       --              --          --         --             --          --           --             50
                             --          ------     -------         --           ----       -----         ----         ------
   2000 Plan Total....       --              --          --         --             --          --           --          3,053
                             --          ------     -------         --           ----       -----         ----         ------
1999 PLAN
Facility closure and
 consolidation........       --              --          --         --             95          --           95             14
Compensation costs for
 severance and other
 termination
 benefits.............       --              --          --         --             48         (48)          --            628
Contingent
 consideration payable
 to former
 stockholders of
 entities whose
 products were
 discontinued as part
 of the consolidation
 and restructuring....       --              --          --         --            700        (350)         350             --
Other asset
 write-downs and
 costs................       --              --          --         --             97         (97)          --            174
                             --          ------     -------         --           ----       -----         ----         ------
   1999 Plan Total....       --              --          --         --            940        (495)         445            816
                             --          ------     -------         --           ----       -----         ----         ------
1997 PLAN
Compensation costs for
 severance and other
 termination
 benefits.............       --             281        (281)        --             --          --           --             --
Contingent
 consideration payable
 to former
 stockholders of
 entities whose
 products were
 discontinued as part
 of the consolidation
 and restructuring....       --             750        (750)        --             --          --           --             --
                             --          ------     -------         --           ----       -----         ----         ------
   1997 Plan Total....       --           1,031      (1,031)        --             --          --           --             --
                             --          ------     -------         --           ----       -----         ----         ------
                             $--         $1,031     $(1,031)        $--          $940       $(495)        $445         $3,869
                             --          ------     -------         --           ----       -----         ----         ------

                         COSTS       RESERVE
                        APPLIED      BALANCE
                        AGAINST    DECEMBER 31,
                        RESERVES       2000
                        --------   ------------
2000 PLAN
Facility closure and
 consolidation........  $   (90)      $1,222
Compensation costs for
 severance and other
 termination
 benefits.............   (1,074)         617
Other asset
 write-downs and
 costs................      (50)          --
                        -------       ------
   2000 Plan Total....   (1,214)       1,839
                        -------       ------
1999 PLAN
Facility closure and
 consolidation........     (109)          --
Compensation costs for
 severance and other
 termination
 benefits.............     (628)          --
Contingent
 consideration payable
 to former
 stockholders of
 entities whose
 products were
 discontinued as part
 of the consolidation
 and restructuring....     (350)          --
Other asset
 write-downs and
 costs................     (174)          --
                        -------       ------
   1999 Plan Total....   (1,261)          --
                        -------       ------
1997 PLAN
Compensation costs for
 severance and other
 termination
 benefits.............       --           --
Contingent
 consideration payable
 to former
 stockholders of
 entities whose
 products were
 discontinued as part
 of the consolidation
 and restructuring....       --           --
                        -------       ------
   1997 Plan Total....       --           --
                        -------       ------
                        $(2,475)      $1,839
                        -------       ------



IMPAIRMENT AND OTHER NON-RECURRING CHARGES



     Concurrent with the 2000 plan of restructuring, the Division recorded an impairment charge of approximately $500,000 relating to assets that will be abandoned due to the closing of facilities. The Division also recorded a non-recurring charge of approximately $1.5 million to write-down inventory to its estimated net realizable value based on a planned bulk lot disposal as a result of the Division's decision to discontinue selling hardware and hardware support in certain of its business lines in connection with its new hardware agreement with Dell Computer Corporation entered into on August 1, 2000. This agreement provides that Dell will be the exclusive supplier of computer hardware and related products for the Intel platform to the Division's customers.

                                 PRACTICEWORKS


                      (A DIVISION OF INFOCURE CORPORATION)



                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)



     The Division also recorded a non-recurring charge of $1.4 million for costs related to the Spin-Off and estimates incurring an additional $1.6 million in the first quarter of 2001 (Notes 1 and 14).



     In connection with the 1999 plan of restructuring and the change in product strategy, management also re-evaluated the carrying value of its investment in capitalized software. As a result, the Division recorded an impairment charge during 1999 of $874,000 to write-off of capitalized software.



5. PROPERTY AND EQUIPMENT



     Major classes of property and equipment consisted of the following:



                                                                  DECEMBER 31,
                                                  ESTIMATED     -----------------
                                                 USEFUL LIVES    2000      1999
                                                 ------------   -------   -------
                                                   (YEARS)       (IN THOUSANDS)
Buildings......................................     40          $    --   $ 1,883
Office and computer equipment..................   3 - 5           5,050     2,193
Furniture and fixtures.........................   5 - 7             791       733
Leasehold improvements and other...............   3 - 5             209       302
                                                                -------   -------
                                                                  6,050     5,111
Less accumulated depreciation..................                  (1,930)   (3,065)
                                                                -------   -------
                                                                $ 4,120   $ 2,046
                                                                =======   =======



     Depreciation expense was approximately $929,000, $900,000, and $800,000 for the years ended December 31, 2000, 1999 and 1998, respectively. In connection with the restructuring plans described in Note 4, the Division disposed of property and equipment, primarily office and computer equipment, with a net book value of approximately $500,000 and $97,000 for the years ended December 31, 2000 and 1999.



6. OTHER INTANGIBLE ASSETS



     Other intangible assets consisted of the following:



                                                              DECEMBER 31,
                                                             ---------------
                                                              2000     1999
                                                             ------   ------
                                                             (IN THOUSANDS)
Purchased technology.......................................  $6,741   $6,530
Capitalized software development costs.....................   1,554    1,118
Loan costs.................................................   1,298      423
Other......................................................     208      102
                                                             ------   ------
                                                              9,801    8,173
Less accumulated amortization..............................    (588)    (367)
                                                             ------   ------
                                                             $9,213   $7,806
                                                             ======   ======



     In the fourth quarter of 1999, InfoCure acquired technology for delivering practice management applications in an ASP delivery model in exchange for cash and common

                                 PRACTICEWORKS


                      (A DIVISION OF INFOCURE CORPORATION)



                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)



stock aggregating approximately $6.5 million. This technology will be utilized by the Division's research and development staff in the development of its own ASP applications. At the time of acquisition, the software had reached technological feasibility and was in beta testing at three pilot sites. Costs to complete this technology will be capitalized until products are ready for general release, scheduled for the second quarter of 2001, and then will be amortized over the products' estimated useful life. As described in Note 4, approximately $874,000 of capitalized software was written off in 1999 as a result of this change in product strategy. The remaining capitalized software development costs relate to products not being replaced, primarily those related to various e-commerce applications.



     Amortization of capitalized software charged to operations was approximately $432,000, $267,000, and $135,000 for the years ended December 31, 2000, 1999, and 1998, respectively. As discussed in Note 8, approximately $110,000 was allocated to the Division for the write-off of unamortized loan costs in conjunction with the April 1999 prepayment of InfoCure's acquisition credit facility.



7. ACCRUED EXPENSES



     Accrued expenses consisted of the following:



                                                              DECEMBER 31,
                                                             ---------------
                                                              2000     1999
                                                             ------   ------
                                                             (IN THOUSANDS)
Additional purchase price consideration....................  $   --   $4,400
Compensation...............................................   1,733    1,473
Interest...................................................     578      426
Taxes, other than income...................................      96       93
Professional fees..........................................     630      320
Marketing..................................................     285      236
Utilities..................................................     161       74
Other......................................................     841      459
                                                             ------   ------
                                                             $4,324   $7,481
                                                             ======   ======

                                 PRACTICEWORKS


                      (A DIVISION OF INFOCURE CORPORATION)



                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)



8. LONG-TERM DEBT



     The amounts recorded as notes payable and other long-term debt attributable to the Division represent borrowings under Infocure's credit facility or other note agreements which were used primarily to acquire the Contributed Businesses and other Division assets. Long-term debt consisted of the following:



                                                              DECEMBER 31,
                                                            ----------------
                                                             2000      1999
                                                            -------   ------
                                                             (IN THOUSANDS)
Notes payable, FINOVA Capital Corporation ("FINOVA")......  $20,690   $8,604
Other.....................................................      604    1,126
                                                            -------   ------
                                                             21,294    9,730
Less current portion......................................   (1,055)    (116)
                                                            -------   ------
                                                            $20,239   $9,614
                                                            =======   ======



     Under provisions of an agreement dated August 1999 and amended August 2000, InfoCure has a $100.0 million credit facility with FINOVA consisting of a revolving loan for the funding of the acquisition program and a term loan for certain real estate purchases (as amended, the "InfoCure Credit Facility"). The total amount outstanding under this facility was $55.0 and $36.8 million as of December 31, 2000 and 1999, respectively. The credit facility has a five-year term and is collateralized by substantially all of InfoCure's, and PracticeWorks', assets, cash flows and any assets of companies acquired in the future. Interest accrues at an annual rate based, at InfoCure's option, on prime plus 0.5% to 1.25% or LIBOR plus 2.0% to 2.75%, depending on the achievement of certain debt service ratios. At December 31, 2000, the rate was 10.75%. The agreement provides for mandatory prepayments based upon achieving certain defined levels of cash flows and contains certain restrictive covenants. InfoCure was not in compliance with certain pre-amendment financial covenants contained in the credit facility as of June 30, 2000 and received a waiver for such non-compliance. The InfoCure Credit Facility was amended in August 2000 to eliminate certain financial covenants and establish new financial covenants. At December 31, 2000, InfoCure was in compliance with the new financial covenants. In connection with the Spin-Off subsequent to December 31, 2000, PracticeWorks entered into its own credit facility agreement with FINOVA with similar terms to the InfoCure Credit Facility (Note 14).



     InfoCure's previous credit facility was repaid in April 1999 with proceeds from the sale of its common stock. In connection with this early retirement of debt, an extraordinary item was recognized for the unamortized portion of the loan costs and prepayment costs which aggregated approximately $4.9 million and, net of estimated tax effect, totaled approximately $2.9 million. The Division was allocated approximately $72,000, net of estimated tax effect, based on its respective share of the borrowings.

                                 PRACTICEWORKS


                      (A DIVISION OF INFOCURE CORPORATION)



                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)



     As of December 31, 2000, future maturities of long-term debt are as follows:



YEAR                                                    AMOUNT
----                                                --------------
                                                    (IN THOUSANDS)
2001..............................................     $ 1,055
2002..............................................       4,741
2003..............................................       4,138
2004..............................................      11,360
                                                       -------
                                                       $21,294
                                                       =======



9. COMMITMENTS AND CONTINGENCIES



OPERATING LEASES



     PracticeWorks leases office facilities and certain equipment under operating leases having original terms ranging from one to seven years. Approximate future minimum rentals, by year and in the aggregate, under noncancellable operating leases with remaining terms of more than one year that relate to facilities and equipment utilized by the Division are as follows:



YEAR                                                    AMOUNT
----                                                --------------
                                                    (IN THOUSANDS)
2001..............................................      $1,267
2002..............................................         963
2003..............................................         794
2004..............................................         406
2005..............................................         192
                                                        ------
          Total...................................      $3,622
                                                        ======



     Rent expense was approximately $1.5 million, $528,000, and $323,000 for the years ended December 31, 2000, 1999 and 1998, respectively.



EMPLOYEE BENEFIT PLAN



     The Division's eligible employees may participate in a plan known as the InfoCure 401(k) Plan (the "Plan"). Eligible employees may contribute up to 15% of their annual salary to the Plan, subject to certain limitations. InfoCure may make matching contributions and may also provide profit-sharing contributions at its sole discretion. Employees become fully vested in any employer contributions after five years of service. The Division's expense related to employee benefit plans for the years ended December 31, 2000, 1999 and 1998 were $550,000, $680,000, and $205,000, respectively. InfoCure made the contributions for the years ended December 31, 2000, 1999 and 1998 in the following year through the issuance of InfoCure common stock.



LEGAL PROCEEDINGS



     From time to time, PracticeWorks is involved in various legal proceedings relating to claims arising in the ordinary course of its business. There are no material legal

                                 PRACTICEWORKS


                      (A DIVISION OF INFOCURE CORPORATION)



                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)



proceedings to which PracticeWorks is a party and management is unaware of any contemplated actions against PracticeWorks. However, pursuant to the Agreement and Plan of Distribution, PracticeWorks agreed to assume any and all contingent liability arising from the definitive resolution of the litigation filed on June 21, 2000 against InfoCure by Joseph Hafner. On June 21, 2000, a lawsuit styled Joseph Hafner v. InfoCure Corporation et al., was filed in the United States District Court in and for the Eastern District of Pennsylvania. The lawsuit alleges that InfoCure breached the terms of a registration rights agreement whereby InfoCure was required, prior to a specified date, to effect the registration for resale with the Securities and Exchange Commission of shares of InfoCure's common stock which the plaintiff owned. The complaint further alleges breach of fiduciary duties owed to the plaintiff as a stockholder of InfoCure and tort claims against InfoCure as a result of the alleged failure to timely register shares for resale. The complaint seeks in excess of $3.2 million in compensatory damages as a result of InfoCure's alleged breach of this agreement, as well as punitive damages and reimbursement for the plaintiff's attorney's fees and associated costs and expenses of the lawsuit. A motion to dismiss certain of plaintiff's tort and contract claims was filed by InfoCure on March 19, 2001. InfoCure believes it has meritorious defenses in this matter and intends to pursue these defenses vigorously. Management of PracticeWorks believes that the ultimate resolution of this matter will not have a material adverse effect on our financial condition.



10. STOCK COMPENSATION PLANS



     InfoCure has stock option plans under which the Division's employees and directors may be granted options to purchase common stock. Options are granted at not less than the fair market value at grant date (110% of such value for 10% stockholders). Options vest ratably over the four-year period beginning on the grant date and expire ten years from the grant date.



     SFAS No. 123, "Accounting for Stock-Based Compensation," defines a "fair value method" of accounting for employee stock options. It also allows accounting for such options under the "intrinsic value method" in accordance with APB No. 25, "Accounting for Stock Issued to Employees" and related interpretations. If a company elects to use the intrinsic value method, then pro forma disclosures of earnings and earnings per share are required as if the fair value method of accounting was applied. The effects of applying SFAS No. 123 in the pro forma disclosures are not necessarily indicative of future amounts because the pro forma disclosures do not take into account the amortization of the fair value of awards prior to 1995.



     Management has elected to account for its stock options under the intrinsic value method as outlined in APB No. 25. The fair value method requires use of option valuation models, such as the Black-Scholes option valuation model, to value employee stock options, upon which a compensation expense is based. The Black-Scholes option valuation model was not developed for use in valuing employee stock options. Instead, this model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility.

                                 PRACTICEWORKS


                      (A DIVISION OF INFOCURE CORPORATION)



                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)



Because InfoCure's stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, it is management's opinion that the existing models do not necessarily provide a reliable measure of the fair value of its employee stock options. Under the intrinsic value method, compensation expense is only recognized if the exercise price of the employee stock option is less than the market price of the underlying stock on the date of grant.



     The fair value for InfoCure's employee stock options was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for each year in the three year period ended December 31, 2000.



                                                       YEAR ENDED DECEMBER 31,
                                                       ------------------------
                                                       2000      1999     1998
                                                       -----    ------    -----
Risk-free interest rate..............................   5.2%      6.2%     6.0%
Dividend yield.......................................   0.0       0.0      0.0
Volatility factor....................................  76.7     119.0     58.0
Weighted average expected life (in years)............     4         4        4



     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Division's pro forma information, based on the options to be held by the Division's employees, is as follows:



                                                 YEAR ENDED DECEMBER 31,
                                              ------------------------------
                                                2000       1999       1998
                                              --------    -------    -------
                                                      (IN THOUSANDS)
Pro Forma Net Income (Loss):
  As reported...............................  $(29,440)   $ 2,308    $(2,495)
  Pro forma.................................   (35,001)    (1,446)    (3,052)

                                 PRACTICEWORKS


                      (A DIVISION OF INFOCURE CORPORATION)



                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)



11. INCOME TAXES



     The components of the provision (benefit) for income taxes are as follows:



                                                   YEAR ENDED DECEMBER 31,
                                                 ---------------------------
                                                  2000       1999      1998
                                                 -------    ------    ------
                                                       (IN THOUSANDS)
Current:
  Federal......................................  $    --    $1,316    $  420
  State........................................       --       291        90
                                                 -------    ------    ------
          Total current expense................       --     1,607       510
                                                 -------    ------    ------
Deferred:
  Federal......................................   (9,928)      138      (619)
  State........................................   (1,833)       19       (83)
  Change in deferred tax asset valuation
     allowance(a)..............................    7,362        --      (285)
                                                 -------    ------    ------
          Total deferred expense (benefit).....   (4,399)      157      (987)
                                                 -------    ------    ------
          Total income tax expense (benefit)
            before extraordinary item..........   (4,399)    1,764      (477)
Income tax benefit on extraordinary item.......       --        38        --
Pro forma tax adjustments for pooled
  companies....................................       --       384     1,350
                                                 -------    ------    ------
          Provision (benefit) for income
            taxes..............................  $(4,399)   $2,186    $  873
                                                 =======    ======    ======



     Deferred taxes result from temporary differences between the bases of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations. The sources of the temporary differences and their effect on deferred tax assets and liabilities are as follows:



                                                              DECEMBER 31,
                                                             --------------
                                                              2000     1999
                                                             ------    ----
                                                             (IN THOUSANDS)
Current:
  Deferred tax assets:
     Allowance for doubtful accounts.......................  $  430    $203
     Deferred revenue and customer deposits................      --     246
     Accrued restructuring costs...........................     713     211
     Accrued expenses......................................       4       9
                                                             ------    ----
          Total current deferred tax assets................  $1,147    $669
                                                             ======    ====
Noncurrent:
  Deferred tax assets:
     Basis difference of goodwill..........................  $4,029    $108
     Net operating loss carryforwards(a)...................   7,362      --
     Valuation allowance(a)................................  (7,362)     --
                                                             ------    ----
          Total noncurrent deferred tax assets.............  $4,029    $108
                                                             ------    ----
                                                             $5,176    $777
                                                             ======    ====

                                 PRACTICEWORKS


                      (A DIVISION OF INFOCURE CORPORATION)



                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)



     The Division's effective income tax rate varied from the U.S. federal statutory rate as follows:



                                                  YEAR ENDED DECEMBER 31,
                                                ----------------------------
                                                  2000       1999      1998
                                                --------    ------    ------
                                                       (IN THOUSANDS)
Expected tax (benefit) expense................  $(11,505)   $1,552    $ (552)
Increase (decrease) in income taxes resulting
  from:
  State income taxes..........................    (1,209)      213       (76)
  Nondeductible goodwill amortization.........     1,139       104       372
  Other, net..................................      (186)      (67)       64
  Effect of operations of pooled companies
     which were pass-through entities.........        --       384     1,350
  Change in deferred tax asset valuation
     allowance(a).............................     7,362        --      (285)
                                                --------    ------    ------
     Net income tax (benefit) expense.........  $ (4,399)   $2,186    $  873
                                                ========    ======    ======



     (a) As a result of the Spin-Off, the net operating loss carryforwards generated by PracticeWorks through the Distribution Date will remain with InfoCure, the parent company (see Note 14). Consequently, the Division has recorded a valuation allowance to fully reserve these net operating loss carryforwards.



     As discussed in Notes 1 and 3, acquisitions attributed to the Division included five companies accounted for as pooling of interests. Four of these five companies were pass-through entities for tax purposes in which the then-owners agreed to report their share of income or loss in their respective individual income tax returns. Upon their acquisition, the pass-through tax status terminated. Pro forma net income (loss) is presented in the statement of operations as if each of these entities had been a taxable corporation during the periods presented.



12. SUPPLEMENTAL CASH FLOW INFORMATION



     All cash payments for interest and income taxes were made by InfoCure on behalf of the Division. All equity instruments issued in conjunction with historical business acquisitions attributed to the Division were issued by InfoCure. Accordingly, there are no significant non-cash transactions.



13. SEGMENT INFORMATION



     In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", which is effective for financial statements for periods beginning after December 15, 1997. SFAS No. 131 establishes standards for the way public business enterprises are to report information about operating segments in annual and interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers.

                                 PRACTICEWORKS


                      (A DIVISION OF INFOCURE CORPORATION)



                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)



     PracticeWorks is an information management technology provider and has three reportable operating segments: dental, orthodontic and oral and maxillofacial. The three reportable segments are strategic market units that are offered similar products and services. These segments were determined based on the customers and the markets that PracticeWorks serves.



     Performance measurement and resource allocation for the reportable operating segments are based on revenues. PracticeWorks employs shared-service concepts to realize economies of scale and efficient use of resources and does not allocate these to the operating segments. Consequently, the table below summarizes the revenues by reportable operating segment. The accounting policies, specifically the revenue recognition policies, of the reportable operating segments are the same as those described in the Summary of Significant Accounting Policies (Note 2).



REPORTABLE SEGMENTS:



                                                                     ORAL AND      CONSOLIDATED
                                           DENTAL    ORTHODONTIC   MAXILLOFACIAL      TOTALS
                                           -------   -----------   -------------   ------------
Revenue for year ended December 31:
  2000...................................  $19,634     $14,945        $ 5,436        $40,015
  1999...................................   11,988      25,940         16,663         54,591
  1998...................................   10,492      24,020          8,975         43,487



     For the years ended 2000, 1999 and 1998, no individual customer accounted for more than 10% of PracticeWorks' net revenues.



     The Division's international operations are conducted principally in Europe and began during 2000. The revenue derived from international operations was less than 5.0% of the total revenues of the Division.



14. SUBSEQUENT EVENTS



DISTRIBUTION OF PRACTICEWORKS COMMON STOCK



     On March 5, 2001, (the "Distribution Date") InfoCure completed the pro rata distribution of the common stock of PracticeWorks to its stockholders in a tax-free distribution, effective 11:59 p.m. (the "Distribution"). Immediately prior to the Distribution, InfoCure transferred to PracticeWorks the Division's assets and liabilities, consisting of InfoCure's information management technology business for dental, orthodontic, and oral and maxillofacial surgery practices. The Distribution was effected through a dividend of all of PracticeWorks' issued and outstanding shares, to InfoCure's stockholders of record as of February 21, 2001 (the "Record Date"). InfoCure's stockholders received one share of PracticeWorks common stock for every four shares of InfoCure common stock owned as of the Record Date.



     Concurrent with the Distribution, PracticeWorks borrowed approximately $21.6 million under a credit facility executed with FINOVA (the "PracticeWorks Credit Facility"). The amount equal to the outstanding amounts under the InfoCure Credit Facility was attributed to PracticeWorks on the Distribution Date. The terms of the

                                 PRACTICEWORKS


                      (A DIVISION OF INFOCURE CORPORATION)



                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)



PracticeWorks Credit Facility are similar to the terms of the InfoCure Credit Facility. See Note 8 for a description of the terms of the InfoCure Credit Facility. In addition, InfoCure employees who became PracticeWorks employees in the Distribution, holding approximately 7.4 million InfoCure employee stock options, exchanged their InfoCure employee stock options for approximately 3.5 million PracticeWorks employee stock options (see "Employee Benefits and Compensation Allocation Agreement" below).



     For purposes of governing certain of the ongoing relationships between PracticeWorks and InfoCure and to provide for an orderly transition to the status of two independent companies, PracticeWorks and InfoCure entered into various agreements. A brief description of certain of the material agreements follows:



          Distribution Agreement. Prior to the Distribution Date, InfoCure and PracticeWorks entered into a Distribution Agreement, which provided for, among other things, the principal corporate transactions required to effect the distribution and the exchange and other agreements relating to the continuing relationship between PracticeWorks and InfoCure after the distribution. Pursuant to the Distribution Agreement, InfoCure transferred to PracticeWorks all assets and liabilities relating to InfoCure's information management technology provider business for dentists, orthodontists and oral and maxillofacial surgeons.



          Pursuant to the Distribution Agreement and effective as of the Distribution Date, PracticeWorks assumed and agreed to indemnify InfoCure against, all liabilities, litigation and claims, including related insurance costs, arising out of its business, and InfoCure retained, and agreed to indemnify PracticeWorks against, all liabilities, litigation and claims, including related insurance costs, arising out of InfoCure's businesses. The foregoing obligations will not entitle an indemnified party to recovery to the extent any such liability is covered by proceeds received by such party from any third party insurance policies.



          The Distribution Agreement provides that each of InfoCure and PracticeWorks will be granted access to certain records and information in the possession of the other, and required the retention by each of InfoCure and PracticeWorks for a period of eight years following the distribution date of all such information in its possession. Also, the Distribution Agreement provided for a three-year period during which neither InfoCure nor PracticeWorks may solicit pre-existing customers or employees of the other party.



          Transition Services Agreement. InfoCure and PracticeWorks entered into a Transition Services Agreement on the Distribution Date. Pursuant to this agreement, in exchange for specified fees, InfoCure will provide to PracticeWorks services including insurance-related services and employee benefit services and PracticeWorks will provide to InfoCure services including the preparation of tax returns, maintenance of the general ledger, preparation of financial statements, corporate record-keeping and payroll. The fees paid pursuant to the Transition Services Agreement will be equal to (a) a pro rata portion of the cost of providing the services, based solely on the number of employees of each company, with respect to payroll services and employee benefits services and (b) the aggregate of all expenses and costs attributable to the

                                 PRACTICEWORKS


                      (A DIVISION OF INFOCURE CORPORATION)



                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)



     provision of the services, with respect to all other services. The Transition Services Agreement provided that each of InfoCure and PracticeWorks undertake to provide the same degree of care and diligence as it uses in providing these services to itself and its subsidiaries. Provision of any service under the Transition Services Agreement will terminate upon 30 days prior written notice by either company, or December 31, 2001, whichever is earlier.



          Tax Disaffiliation Agreement. InfoCure and PracticeWorks entered into a Tax Disaffiliation Agreement on the Distribution Date which identifies each party's rights and obligations with respect to deficiencies and refunds, if any, of federal, state, local or foreign taxes for periods before and after the Distribution and related matters such as the filing of tax returns and the conduct of Internal Revenue Service and other audits. Under the Tax Disaffiliation Agreement, PracticeWorks will indemnify InfoCure for any tax liability of PracticeWorks or its affiliates for any period. PracticeWorks will also indemnify InfoCure for all taxes and liabilities incurred solely because (1) PracticeWorks breaches a representation or covenant given to King & Spalding in connection with rendering its tax opinion, which breach contributes to an Internal Revenue Service determination that the distribution and the exchange were not tax-free or (2) a post-distribution action or omission by PracticeWorks or an affiliate of PracticeWorks contributes to an Internal Revenue Service determination that the distribution and the exchange were not tax-free. InfoCure will indemnify PracticeWorks for all taxes and liabilities incurred solely because (1) InfoCure breaches a representation or covenant given to King & Spalding in connection with rendering its tax opinion, which breach contributes to an Internal Revenue Service determination that the distribution and the exchange were not tax-free, or (2) a post-Distribution action or omission by InfoCure or an affiliate contributes to an Internal Revenue Service determination that the Distribution and the exchange were not tax-free. If the Internal Revenue Service determines that the Distribution was not tax-free for any other reason, InfoCure and PracticeWorks will indemnify each other against 50% of all taxes and liabilities.



          PracticeWorks will also indemnify InfoCure for any taxes resulting from any internal realignment undertaken to facilitate the distribution and the exchange on or before the distribution date. Any such taxes are not expected to be material.



          Employee Benefits and Compensation Allocation Agreement. InfoCure and PracticeWorks entered into an Employee Benefits and Compensation Allocation Agreement on the Distribution Date, which contained provisions relating to employee compensation, benefits and labor matters and the treatment of options to purchase InfoCure common stock held by InfoCure employees who became PracticeWorks employees. This agreement provides that InfoCure options held by InfoCure employees who became PracticeWorks employees may be replaced by PracticeWorks options. Employees whose InfoCure options were fully vested as of the Distribution Date had the right to surrender their InfoCure options for options to purchase PracticeWorks common stock for a period of 20 days following the Distribution Date. Any InfoCure employees who become our employees who chose not to surrender their vested InfoCure options during this time period will continue to hold InfoCure options

                                 PRACTICEWORKS


                      (A DIVISION OF INFOCURE CORPORATION)



                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)



     which, if not exercised, will expire June 3, 2001, or 90 days after the Distribution Date. Employees who were not fully vested in InfoCure options as of the Distribution Date had their InfoCure options exchanged for PracticeWorks options as of the Distribution Date. The option price for the number for the shares of PracticeWorks common stock subject to each option will be determined by dividing the option price for the related InfoCure option by the PracticeWorks conversion factor, and the number of shares of PracticeWorks common stock subject to each PracticeWorks option will be determined by multiplying the number of shares subject to the related InfoCure option by the PracticeWorks conversion factor. The PracticeWorks conversion factor is a number equal to (1) the closing price of InfoCure common stock on the Nasdaq National Market on the distribution date, divided by (2) the opening price of the PracticeWorks common stock on the American Stock Exchange on the day following the distribution date. Based upon these values, the conversion factor was 0.47530. InfoCure employees who became PracticeWorks employees in the Distribution, holding approximately 7.4 million InfoCure employee stock options exchanged their InfoCure employee stock options for approximately 3.5 million PracticeWorks employee stock options, thereby canceling the InfoCure employee stock options. No compensation expense resulted from the conversion of these options.



CRESCENT INVESTMENT



     In March 6, 2001, PracticeWorks issued 100,000 shares of its series C convertible redeemable preferred stock for $5.0 million to Crescent International Ltd. in a private placement. If the series C convertible redeemable preferred stock has not been converted after four years, the holders may require PracticeWorks to redeem the series C convertible redeemable preferred stock at a 175% premium to the liquidation preference. PracticeWorks will recognize an accretive dividend of approximately $938,000 annually related to this feature for four years which will adversely impact earnings per share. The series C convertible redeemable preferred stock is not convertible for one year after issuance. During the second year after issuance, holders will not be entitled to obtain more than 20% of PracticeWorks common stock upon conversion. Thereafter, the holders of the series C convertible redeemable preferred stock can convert all or a portion of their shares. The holders will also receive certain registration rights in connection with the investment.



INFOSOFT ACQUISITION



     On March 7, 2001, PracticeWorks closed on the acquisition of SoftDent, LLC, or InfoSoft, the practice management subsidiary of Ceramco, Inc., a wholly-owned subsidiary of DENTSPLY International, Inc. In connection with the acquisition, Ceramco received $32.0 million of PracticeWorks' 6 1/2 % convertible redeemable preferred stock. These preferred shares are convertible into PracticeWorks common stock and are redeemable for cash after five years if not converted.

                                 PRACTICEWORKS


                      (A DIVISION OF INFOCURE CORPORATION)



                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)



15. QUARTERLY INFORMATION (UNAUDITED)



                                             THREE MONTHS ENDED
                            ----------------------------------------------------     YEAR ENDED
                            MARCH 31,   JUNE 30,   SEPTEMBER 30,    DECEMBER 31,    DECEMBER 31,
                            ---------   --------   -------------    ------------    ------------
                                          (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
2000(a)
Total revenue.............   $ 9,820    $10,196       $ 9,836         $ 10,163        $ 40,015
Net loss..................    (2,958)    (5,708)       (8,014)(b)      (12,760)(b)     (29,440)
Shares used in computing
  per share amounts.......     8,194      8,317         8,544            8,570           8,384
Basic and diluted earnings
  per share...............     (0.37)     (0.69)        (0.94)           (1.49)          (3.51)
1999(a)
Total revenue.............   $12,120    $14,461       $14,783         $ 13,227        $ 54,591
Net (loss) income before
  extraordinary item......      (310)     1,939         2,560           (1,809)(c)       2,380
Shares used in computing
  per share amounts.......     5,265      7,054         7,755            7,922           6,994
Basic and diluted (loss)
  earnings per share
  before extraordinary
  item....................     (0.06)      0.28          0.33            (0.23)           0.34


---------------


(a) As discussed in Note 3, several business acquisitions were attributed to the Division in 1999 and 2000.



(b) The Division recorded restructuring, impairment and other non-recurring charges approximating $5.8 million in the third and fourth quarters of 2000 and approximately $1.4 million in non-recurring professional fees and other costs related to the spin-off in the fourth quarter of 2000 (see Note 4). The Division also recorded a valuation allowance of approximately $7.4 million on net deferred tax assets in the fourth quarter of 2000 representing the cumulative net operating loss carryforwards generated by PracticeWorks through December 31, 2000 which will remain with InfoCure subsequent to the Distribution (see Note 14).



(c) The Division recorded restructuring charges approximating $1.8 million in the fourth quarter of 1999 (see Note 4). Additionally, the Division changed the estimated useful life of goodwill to three years from 15 years (see Note
    2).

                              PRACTICEWORKS, INC.



             INTRODUCTION TO UNAUDITED PRO FORMA CONDENSED COMBINED


                              FINANCIAL STATEMENTS



     The unaudited pro forma condensed combined financial statements have been prepared to give effect to the March 5, 2001 spin-off by InfoCure Corporation ("InfoCure") of its dental business to PracticeWorks, Inc. ("PracticeWorks") and to PracticeWorks' proposed acquisition of all the outstanding equity interest of Medical Dynamics. Pursuant to the merger agreement, each holder of greater than 100 shares of Medical Dynamics common stock will receive 0.06873 shares of InfoCure common stock, 0.017183 shares of PracticeWorks common stock and 0.07558 shares of PracticeWorks series B convertible redeemable preferred stock in exchange for each share of Medical Dynamics common stock held. Each holder of 100 or fewer shares of Medical Dynamics will receive $0.75 in cash for each share of Medical Dynamics common stock held. The unaudited pro forma condensed combined financial statements assume 13.2 million shares of Medical Dynamics common stock are outstanding on a fully diluted basis as of the date of the acquisition, in which case InfoCure would issue approximately 878,000 shares of InfoCure common stock. PracticeWorks would issue approximately 219,000 shares of PracticeWorks common stock, approximately 965,000 shares of PracticeWorks series B convertible redeemable preferred stock and pay approximately $325,000 in cash. The unaudited pro forma condensed combined financial statements also give effect
(A) to the March 7, 2001, acquisition of SoftDent, LLC, or InfoSoft, in exchange for 32,000 shares of PracticeWorks' series A convertible redeemable preferred stock with a stated redemption value of $32.0 million in five years and (B) the March 6, 2001, issuance of 100,000 shares of PracticeWorks' series C convertible redeemable preferred stock for $5.0 million.



     The pro forma condensed combined financial statements included herein reflect application of the purchase method of accounting for the acquisitions. Such financial statements have been prepared from, and should be read in conjunction with, the historical financial statements and notes thereto of PracticeWorks and InfoSoft as of and for the year ended December 31, 2000 included elsewhere in this proxy statement-prospectus, and the Medical Dynamics historical consolidated financial statements and notes thereto included in Medical Dynamics' annual report on Form 10-KSB for the year ended September 30, 2000 and its quarterly report on Form 10-QSB for the three months ended December 31, 2000, incorporated herein by reference.



     The pro forma condensed combined balance sheet gives effect to the acquisitions as if they had occurred on December 31, 2000 combining the balance sheets of PracticeWorks, InfoSoft and Medical Dynamics as of that date. The pro forma condensed combined statements of operations give effect to the acquisitions of Medical Dynamics and InfoSoft as if they had occurred on January 1, 2000, combining the results of PracticeWorks and InfoSoft for the year ended December 31, 2000 with those of Medical Dynamics for the twelve-month period ended December 31, 2000.



     The pro forma condensed combined statements of operations for the year ended December 31, 2000 include appropriate adjustments for amortization and other items related to the transaction, but exclude any potential cost savings. PracticeWorks believes that it may be able to reduce salaries and related costs and general and administrative expenses as it eliminates duplication of overhead and has formulated a plan of restructuring to implement such savings. There can be no assurance that the restructuring plan will be successful in effecting such cost savings.



     The transactions described above have an impact on InfoCure's financial statements, which, for pro forma purposes, are considered immaterial. Consistent with the terms of the original merger agreement and InfoCure's subsequent spin-off of its dental business to PracticeWorks, InfoCure's issuance of common stock to Medical Dynamics stockholders will be accounted for by PracticeWorks as an equity contribution. InfoCure will record the issuance of these shares by increasing its common stock outstanding and paid-in capital to reflect a fair value at issuance and simultaneously reduce paid-in capital by this same amount to recognize the adjustment to net assets spun-off to PracticeWorks.



     The pro forma adjustments are based on preliminary estimates, available information and certain assumptions that management deems appropriate. The pro forma combined financial information is unaudited and does not purport to represent the consolidated results that would have been obtained had the transactions occurred at the dates indicated, as assumed, nor does it purport to present the results which may be obtained in the future.

                              PRACTICEWORKS, INC.



              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET


                               DECEMBER 31, 2000


                                 (IN THOUSANDS)



                                PRACTICEWORKS    CONTRIBUTION OF                          MEDICAL                   PRO FORMA
                                   INC. (A)       DIVISION (A)     PRO FORMA   INFOSOFT   DYNAMICS   ADJUSTMENTS    COMBINED
                                --------------   ---------------   ---------   --------   --------   -----------    ---------
ASSETS
CURRENT ASSETS:
Cash and cash equivalents.....        $--              3,979       $  3,979    $    71    $    534    $   (325)(C)  $  8,487
                                                                                                          (772)(D)
                                                                                                         5,000(F)
Accounts and notes receivable,
  net.........................        --               9,076          9,076        356          77          --         9,509
Deferred tax assets...........        --               1,147          1,147         --          --          --         1,147
Prepaid expense and other
  current assets..............        --               1,080          1,080        323          10          --         1,413
                                      --            --------       --------    -------    --------    --------      --------
    Total current assets......        --              15,282         15,282        750         621       3,903        20,556
Property and equipment, net...        --               4,120          4,120        821         258          --         5,199
Goodwill and other intangible
  assets, net.................        --              42,784         42,784      9,800       3,393      12,070(B)     74,456
                                                                                                         6,409(C)
Deferred tax assets...........        --               4,029          4,029         --          --          --         4,029
Other assets..................        --               2,307          2,307         --          22      (1,550)(E)       779
                                      --            --------       --------    -------    --------    --------      --------
    Total assets..............        $--           $ 68,522       $ 68,522    $11,371    $  4,294    $ 20,832      $105,019
                                      ==            ========       ========    =======    ========    ========      ========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable..............        $--              1,483       $  1,483    $    33    $     45    $     --      $  1,561
Accrued expenses..............        --               4,324          4,324        927         512         196(B)      6,111
                                                                                                           300(C)
                                                                                                          (148)(D)
Accrued restructuring costs...        --               1,839          1,839         --          --          --         1,839
Deferred revenue and customer
  deposits....................        --               9,753          9,753      1,285         269          --        11,307
Current portion of long-term
  debt........................        --               1,055          1,055         --       2,256        (624)(D)     1,137
                                                                                                        (1,550)(E)
                                      --            --------       --------    -------    --------    --------      --------
    Total current
      liabilities.............        --              18,454         18,454      2,245       3,082      (1,826)       21,955
Long-term debt, less current
  portion.....................        --              20,239         20,239         --         114          --        20,353
Deferred tax liabilities,
  net.........................        --                  --             --      1,236          --      (1,236)(B)        --
                                      --            --------       --------    -------    --------    --------      --------
    Total liabilities.........        --              38,693         38,693      3,481       3,196      (3,062)       42,308
                                      --            --------       --------    -------    --------    --------      --------
Convertible redeemable
  preferred stock.............        --                  --             --         --          --      21,000(B)     29,750
                                                                                                         3,750(C)
                                                                                                         5,000(F)
                                      --            --------       --------    -------    --------    --------      --------
Stockholders' equity:
Common stock..................        --                  85             85         --          13         (11)(C)        87
Additional paid-in capital....        --              62,565         62,565      7,890      28,353      (7,890)(B)    65,695
                                                                                                       (28,353)(C)
                                                                                                         1,469(C)
                                                                                                         1,161(C)
                                                                                                           500(C)
Accumulated other
  comprehensive income........        --                 109            109                                              109
Accumulated deficit...........        --             (32,930)       (32,930)        --     (27,268)     27,268(C)    (32,930)
                                      --            --------       --------    -------    --------    --------      --------
    Total stockholders'
      equity..................        --              29,829         29,829      7,890       1,098      (5,856)       32,961
                                      --            --------       --------    -------    --------    --------      --------
    Total liabilities and
      stockholders' equity....        $--           $ 68,522       $ 68,522    $11,371    $  4,294    $ 20,832      $105,019
                                      ==            ========       ========    =======    ========    ========      ========



           See accompanying notes to pro forma financial statements.

                              PRACTICEWORKS, INC.



              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS


                          YEAR ENDED DECEMBER 31, 2000


                                 (IN THOUSANDS)



                                 PRACTICEWORKS,   PRACTICEWORKS              MEDICAL     PRO FORMA     PRO FORMA
                                      INC.          DIVISION      INFOSOFT   DYNAMICS   ADJUSTMENTS    COMBINED
                                 --------------   -------------   --------   --------   -----------    ---------
Total revenue..................          --         $ 40,015       $8,648    $ 3,020     $     --      $ 51,683
                                    -------         --------       ------    -------     --------      --------
Operating expense:
  Hardware and other items
    purchased for resale.......          --            5,337          649        704           --         6,690
  Selling, general and
    administrative.............          --           38,895        5,722      2,537           --        47,154
  Research and development.....          --            3,481          395         --           --         3,876
  Depreciation and
    amortization...............          --           17,250        1,590      1,092        5,695(G)     28,484
                                                                                            2,857(G)
  Restructuring and other
    charges....................          --            7,410           --         --           --         7,410
  Gain on disposal of fixed
    assets.....................          --             (636)          --         --           --          (636)
                                    -------         --------       ------    -------     --------      --------
Total operating expense........          --           71,737        8,356      4,333        8,552        92,978
                                    -------         --------       ------    -------     --------      --------
Operating income (loss)........          --          (31,722)         292     (1,313)      (8,552)      (41,295)
Interest and other expense,
  net..........................          --            2,117           --        316           --         2,433
                                    -------         --------       ------    -------     --------      --------
Loss before income taxes and
  extraordinary item...........          --          (33,839)         292     (1,629)      (8,552)      (43,728)
Provision (benefit) for income
  taxes........................          --           (4,399)         129         --         (553)(H)    (4,823)
                                    -------         --------       ------    -------     --------      --------
Net income (loss)                                    (29,440)         163     (1,629)      (7,999)      (38,905)
Preferred stock dividend.......          --               --           --         --       (2,080)(I)    (5,833)
                                                                                             (315)(I)
                                                                                           (3,438)(J)
                                    -------         --------       ------    -------     --------      --------
Net income (loss) available to
  common shareholders..........     $    --         $(29,440)      $  163    $(1,629)    $(13,832)     $(44,738)
                                    =======         ========       ======    =======     ========      ========
Net income (loss) per share:
  Basic and diluted............     $    --         $  (3.51)                                          $  (5.20)
                                                    ========                                           ========
Weighted average shares
  outstanding:.................     $    --            8,384                                              8,603
                                                    ========                                           ========

                              PRACTICEWORKS, INC.



                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED


                              FINANCIAL STATEMENTS



UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET ADJUSTMENTS



(A)Records InfoCure's distribution of the net assets of the dental operations to PracticeWorks. PracticeWorks was formed in August 2000, and had nominal assets and no operations until the March 5, 2001 spin-off. As such, no financial statements of PracticeWorks are included in the proxy statement-prospectus. As of December 31, 2000, PracticeWorks was capitalized by contributions from InfoCure in the amount of $100.



(B)Records InfoSoft acquisition which was completed March 7, 2001, including the issuance of PracticeWorks series A convertible redeemable preferred stock with a stated redemption value of $32.0 million. The series A convertible redeemable preferred stock will be recorded net of a discount to adjust the total consideration to estimated fair value. This discount will be recognized over the five-year redemption period as an accretive dividend.



    This acquisition is accounted for as a purchase with the net consideration allocated to the assets acquired and liabilities assumed as follows:



DESCRIPTION                                                       AMOUNT
-----------                                                   --------------
                                                              (IN THOUSANDS)
Total Consideration:
  Issuance of series A convertible redeemable preferred
     stock..................................................     $ 32,000
  Discount on series A convertible redeemable preferred
     stock..................................................      (11,000)
  Transaction costs.........................................          500
                                                                 --------
                                                                   21,500
Allocation:
  Current assets............................................         (750)
  Property and equipment and other noncurrent assets........         (821)
  Other intangible assets...................................       (4,449)
  Current liabilities.......................................        1,941
  Goodwill..................................................      (17,421)
                                                                 --------
                                                                 $     --
                                                                 ========



(C)Records the Medical Dynamics acquisition, including (1) issuance of approximately 219,500 shares of PracticeWorks common stock and recognizes the issuance of approximately 878,000 shares of InfoCure common stock, together valued at $2.6 million, (2) the issuance of approximately 965,000 shares of PracticeWorks series B convertible redeemable preferred stock, with a stated redemption value of $5.3 million, and (3) the cash payment of approximately $325,000 all in exchange for approximately 13.2 million shares of Medical Dynamics common stock. Also records the exchange of PracticeWorks stock options for outstanding Medical Dynamics stock options valued at approximately $500,000 and estimated transaction costs of $300,000.

                              PRACTICEWORKS, INC.



                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED


                       FINANCIAL STATEMENTS -- CONTINUED



   The PracticeWorks and InfoCure common stock has been valued based on recent closing prices. The valuation of the series B convertible redeemable preferred stock is based on the redemption value net of a discount to adjust to estimated fair value. PracticeWorks will recognize an equity contribution to recognize the issuance of the InfoCure common stock in accordance with the original agreement. For pro forma purposes the total consideration is estimated at $7.5 million.



   This acquisition is accounted for as a purchase with the total consideration allocated to the assets acquired as follows:



DESCRIPTION                                                       AMOUNT
-----------                                                   --------------
                                                              (IN THOUSANDS)
Total consideration:
  Issuance of series B convertible redeemable preferred
     stock..................................................     $ 5,250
  Discount on series B convertible redeemable preferred
     stock..................................................      (1,500)
  Issuance of PracticeWorks common stock....................       1,163
  Contribution to recognize InfoCure's issuance of common
     stock to Medical Dynamics shareholders.................       1,469
  Payment to certain Medical Dynamics shareholders..........         325
  Transaction costs.........................................         300
  Issuance of stock options and warrants....................         500
                                                                 -------
                                                                   7,507
Allocation
  Current assets............................................        (621)
  Property and equipment....................................        (258)
  Other assets..............................................         (22)
  Current liabilities.......................................       3,082
  Long-term debt, net of current portion....................         114
  Goodwill..................................................      (9,802)
                                                                 -------
                                                                 $    --
                                                                 =======



(D)Records payments of accrued salary and vacation and certain promissory notes to MEDY stockholders, officers and directors upon closing.



(E)Records elimination of loans to Medical Dynamics.



(F)Records the March 6, 2001 issuance of 100,000 shares of series C convertible redeemable preferred stock for the $5.0 million investment by Crescent.



UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS ADJUSTMENTS



(G)Records adjustment to amortization expense to reflect increase for new basis of goodwill and eliminate amortization for other intangibles to which no value was assigned. Goodwill is amortized using the straight line method over a 3 year life.

                              PRACTICEWORKS, INC.



                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED


                       FINANCIAL STATEMENTS -- CONTINUED



(H)Records the effect of income taxes as though the companies' filed consolidated tax returns. Goodwill arising from the acquisitions is not deductible for income tax purposes and therefore does not provide a pro forma income tax benefit.



(I)Records the annual dividends on PracticeWorks convertible redeemable preferred stock to be issued in connection with the InfoSoft and Medical Dynamics acquisitions.



(J)Records the accretive dividends related to the discount on convertible redeemable preferred stock issued in connection with the InfoSoft and Medical Dynamics acquisitions. Also records the accretive dividend related to the potential redemption premium feature of the convertible redeemable preferred stock issued in connection with the Crescent investment.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



DENTSPLY International, Inc.


(Owner of the InfoSoft division of Ceramco, Inc., a wholly owned subsidiary)


York, Pennsylvania



     We have audited the accompanying balance sheets of InfoSoft (a division of Ceramco, Inc., a wholly owned subsidiary of DENTSPLY International, Inc.) (the "Division") as of December 31, 2000 and 1999, and the related statements of income, changes in divisional equity and cash flows for the years then ended. These financial statements are the responsibility of the Division's management. Our responsibility is to express an opinion on these financial statements based on our audits.



     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of InfoSoft as of December 31, 2000 and 1999, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.



BDO Seidman, LLP


Atlanta, Georgia


March 2, 2001 (except for Note 7, which is as of March 7, 2001)

                                    INFOSOFT



      (A DIVISION OF CERAMCO, INC., A WHOLLY OWNED SUBSIDIARY OF DENTSPLY
                              INTERNATIONAL, INC.)



                                 BALANCE SHEETS



                                                                  DECEMBER 31,
                                                            -------------------------
                                                               2000          1999
                                                            -----------   -----------
                                       ASSETS
Current
  Cash and cash equivalents...............................  $    70,853   $        --
  Accounts receivable, less allowance for doubtful
     accounts $50,000 and $22,000.........................      355,982       592,938
  Supplies inventory......................................       50,129        67,028
  Convention deposits and other prepaid expenses..........      273,197       185,438
                                                            -----------   -----------
       Total current assets...............................      750,161       845,404
                                                            -----------   -----------
Property and equipment, net (Note 3)......................      820,839       944,069
                                                            -----------   -----------
Other assets
  Capitalized software costs, less accumulated
     amortization of $1,839,605 and $1,060,771 (Note 2)...    4,449,170     4,070,711
  Goodwill, less accumulated amortization of $1,121,216
     and $689,749.........................................    5,350,784     5,782,251
                                                            -----------   -----------
       Total other assets.................................    9,799,954     9,852,962
                                                            -----------   -----------
       Total assets.......................................  $11,370,954   $11,642,435
                                                            ===========   ===========
                          LIABILITIES AND DIVISIONAL EQUITY
Current
  Bank overdrafts.........................................  $        --   $   216,912
  Accounts payable........................................       32,518       261,950
  Income taxes payable (Note 5)...........................      304,000       520,000
  Accrued expenses:
     Salaries and related expenses........................      345,732       725,082
     Other................................................      277,243       221,612
  Deferred revenue........................................    1,285,144       814,449
                                                            -----------   -----------
       Total current liabilities..........................    2,244,637     2,760,005
Deferred tax liabilities, net (Note 5)....................    1,236,000       891,000
                                                            -----------   -----------
       Total liabilities..................................    3,480,637     3,651,005
                                                            -----------   -----------
Commitments (Note 4)
Divisional equity
  Net advances from parent................................    5,492,221     5,756,707
  Retained earnings.......................................    2,398,096     2,234,723
                                                            -----------   -----------
       Total divisional equity............................    7,890,317     7,991,430
                                                            -----------   -----------
       Total liabilities and divisional equity............  $11,370,954   $11,642,435
                                                            ===========   ===========



                See accompanying notes to financial statements.

                                    INFOSOFT

      (A DIVISION OF CERAMCO, INC., A WHOLLY OWNED SUBSIDIARY OF DENTSPLY
                              INTERNATIONAL, INC.)

                              STATEMENTS OF INCOME


                                                              YEAR ENDED DECEMBER 31,
                                                              -----------------------
                                                                 2000         1999
                                                              ----------   ----------
Net sales...................................................  $8,647,959   $9,545,002
Costs and expenses
  Cost of products purchased for sale.......................     648,713      719,699
  Selling, general and administrative expenses..............   7,311,606    7,228,712
  Research and development..................................     395,267      155,000
                                                              ----------   ----------
     Total operating costs and expenses.....................   8,355,586    8,103,411
                                                              ----------   ----------
Net income before income taxes..............................     292,373    1,441,591
Income taxes (Note 5).......................................     129,000      558,000
                                                              ----------   ----------
Net income..................................................  $  163,373   $  883,591
                                                              ==========   ==========



                See accompanying notes to financial statements.

                                    INFOSOFT



      (A DIVISION OF CERAMCO, INC., A WHOLLY OWNED SUBSIDIARY OF DENTSPLY
                              INTERNATIONAL, INC.)



                   STATEMENTS OF CHANGES IN DIVISIONAL EQUITY



                                                     NET
                                                  ADVANCES      RETAINED
                                                 FROM PARENT    EARNINGS       TOTAL
                                                 -----------   ----------   -----------
Balance, December 31, 1998.....................  $ 7,053,222   $1,351,132   $ 8,404,354
  Net income...................................           --      883,591       883,591
  Net repayments...............................   (1,296,515)          --    (1,296,515)
                                                 -----------   ----------   -----------
Balance, December 31, 1999.....................    5,756,707    2,234,723     7,991,430
  Net income...................................           --      163,373       163,373
  Net repayments...............................     (264,486)          --      (264,486)
                                                 -----------   ----------   -----------
Balance, December 31, 2000.....................  $ 5,492,221   $2,398,096   $ 7,890,317
                                                 ===========   ==========   ===========



                See accompanying notes to financial statements.

                                    INFOSOFT



      (A DIVISION OF CERAMCO, INC., A WHOLLY OWNED SUBSIDIARY OF DENTSPLY
                              INTERNATIONAL, INC.)



                            STATEMENTS OF CASH FLOWS



                                                             YEAR ENDED DECEMBER 31,
                                                            -------------------------
                                                               2000          1999
                                                            -----------   -----------
Operating activities
  Net income..............................................  $   163,373   $   883,591
  Adjustments to reconcile net income to net cash
     Provided by operating activities:
       Depreciation and amortization......................    1,589,888     1,417,213
       Corporate overhead allocation......................      123,909        95,817
       Deferred income taxes..............................      345,000       480,000
       Change in operating assets and liabilities:
          Accounts receivable.............................      236,956      (100,152)
          Supplies inventory..............................       16,899          (622)
          Prepaid expenses................................      (87,759)      172,089
          Bank overdrafts.................................     (216,912)      216,912
          Accounts payable................................     (229,432)      222,626
          Income taxes payable............................     (216,000)       78,000
          Accrued expenses................................     (323,719)       81,966
          Deferred revenue................................      470,695        95,167
                                                            -----------   -----------
Cash provided by operating activities.....................    1,872,898     3,642,607
                                                            -----------   -----------
Investing activities
  Capital expenditures....................................     (256,357)     (940,073)
  Capitalized software expenditures.......................   (1,157,293)   (1,428,875)
                                                            -----------   -----------
Cash used by investing activities.........................   (1,413,650)   (2,368,948)
                                                            -----------   -----------
Financing activity
  Repayments to parent company, net of draws and corporate
     overhead allocation..................................     (388,395)   (1,392,332)
                                                            -----------   -----------
Net change in cash and cash equivalents...................       70,853      (118,673)
Cash and cash equivalents, beginning......................           --       118,673
                                                            -----------   -----------
Cash and cash equivalents, ending.........................  $    70,853   $        --
                                                            ===========   ===========



                See accompanying notes to financial statements.

                                    INFOSOFT



      (A DIVISION OF CERAMCO, INC., A WHOLLY OWNED SUBSIDIARY OF DENTSPLY
                              INTERNATIONAL, INC.)



                         NOTES TO FINANCIAL STATEMENTS



NOTE 1.  NATURE OF OPERATIONS AND BASIS OF PRESENTATION



     The accompanying financial statements include the operations, assets and liabilities of InfoSoft, a division of Ceramco, Inc., a wholly owned subsidiary of DENTSPLY International, Inc ("DENTSPLY"), referred to hereafter as "the Division". The Division provides information management technology to dentists. The Division's offerings include practice management applications, business-to-business e-commerce services, electronic data interchange, or EDI, services, ongoing maintenance and support and training. These systems are designed to increase the quality and reduce the cost of providing care by allowing dentists and physicians to manage their practices more efficiently and reduce the administrative burdens created by an increasingly complex healthcare environment.



     The assets and liabilities of the Division were acquired by DENTSPLY on March 18, 1998, and accounted for under the purchase method of accounting.



     The Division's costs and expenses in the accompanying financial statements include allocations from DENTSPLY for centralized corporate services and infrastructure costs because specific identification of the expenses is not practicable. The expense allocations have been determined on the bases that DENTSPLY and the Division considered to be reasonable reflections of the utilization of services provided or the benefit received by the Division using ratios such as relative head count, sales and real estate occupied. These allocations are minimal as the Division, for the most part, operates independently.



NOTE 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES



REVENUE RECOGNITION



     Revenue from software sales is recognized when all shipment obligations have been met, fees are fixed and determinable, collection of the sale proceeds is deemed probable and persuasive evidence that an agreement exists. Revenue from hardware sales, which was minimal for the periods presented, is recognized upon product shipment. Revenue from support and maintenance contracts, which are typically one year in length, is recognized ratably over the life of the contract. Revenue from electronic claims processing is based upon a per transaction fee. Customers using the Division's electronic claims processing services must pay the Division in advance and maintain prepaid deposits. The Division records these deposits as deferred revenue until the processing of transactions is complete and reported by a third party clearing house. Revenue from other services is recognized as the services are provided.



CASH AND CASH EQUIVALENTS



     Cash and cash equivalents include all highly liquid investments with initial maturity dates of no more than three months. Historically, DENTSPLY has managed cash for its subsidiaries and divisions on a centralized basis.

                                    INFOSOFT



      (A DIVISION OF CERAMCO, INC., A WHOLLY OWNED SUBSIDIARY OF DENTSPLY
                              INTERNATIONAL, INC.)



                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)



FAIR VALUE OF FINANCIAL INSTRUMENTS



     The fair value of financial instruments is the amount at which the instrument could be exchanged in a current transaction between willing parties. Management estimates that the carrying amounts of the Division's financial instruments, which consist primarily of accounts receivable and accounts payable, are not materially different from their fair values.



PROPERTY AND EQUIPMENT



     Property and equipment, are stated at the lower of the fair value or cost. Depreciation is computed over the estimated useful lives of the related assets using both straight-line and accelerated methods for financial reporting and primarily accelerated methods for income tax purposes. Substantial betterments to property and equipment are capitalized and repairs and maintenance are expensed as incurred.



CAPITALIZED COSTS OF COMPUTER SOFTWARE TO BE SOLD, LEASED OR OTHERWISE MARKETED



     Costs incurred, such as planning, designing, coding and testing, for computer software to be sold, leased or otherwise marketed are expensed as incurred prior to establishing the technological feasibility of a product. Technological feasibility is generally achieved when the detail program design or a working model has been completed. For the period between the establishment of technological feasibility and the time a product is available for general release, such costs are capitalized. Capitalized software costs are amortized using the straight-line method over the estimated lives of the related products (generally 60 months).



GOODWILL



     Goodwill represents the excess of cost over the fair value of assets acquired in a business combination accounted for under the purchase method. Goodwill is amortized on a straight-line basis over its estimated useful life (15 years).



LONG-LIVED ASSETS



     Long-lived assets, such as goodwill, property and equipment and capitalized software development costs are periodically evaluated for impairment when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through the estimated undiscounted future cash flows resulting from the use of the assets. When any such impairment exists, the related assets will be written down to fair value.

                                    INFOSOFT



      (A DIVISION OF CERAMCO, INC., A WHOLLY OWNED SUBSIDIARY OF DENTSPLY
                              INTERNATIONAL, INC.)



                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)



DIVISIONAL EQUITY



     Divisional Equity represents DENTSPLY's net advances to the Division, through its wholly owned subsidiary, Ceramco, Inc. and divisional earnings. No intercompany interest income or expense has been allocated to the Division for DENTSPLY's net investment in the Division, as there is no portion of DENTSPLY's third-party debt attributed to the Division.



INCOME TAXES



     For the periods presented, the Division was not a separate taxable entity for federal, state or local income tax purposes and its operating results are included in the tax return of Ceramco, Inc. and ultimately are included in DENTSPLY's consolidated tax returns. The Division calculates its income taxes under the separate return method and accounts for income taxes under the asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Division's financial statements or tax returns. In estimating future tax consequences, management generally considers all expected future events other than possible enactments of changes in the tax laws or rates.



MANAGEMENT ESTIMATES



     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.



RECLASSIFICATION



     Certain prior period amounts have been reclassified to conform to the current year presentation.



RECENT ACCOUNTING PRONOUNCEMENTS



     Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. Historically, the Division has not entered into derivatives contracts either to hedge existing risks or for speculative purposes. Accordingly, the Division does not expect adoption of the new standard on January 1, 2001, to affect its financial statements.

                                    INFOSOFT

      (A DIVISION OF CERAMCO, INC., A WHOLLY OWNED SUBSIDIARY OF DENTSPLY
                              INTERNATIONAL, INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)


     SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities -- a Replacement of FASB Statement No. 125" was issued in September 2000 to address securitizations and other transfers of financial assets and collateral, and requires specified new disclosures. Specified disclosure provisions are effective for fiscal years ending after December 15, 2000 with the accounting for transfers and servicing of financial assets and extinguishments of liabilities effective for transactions occurring after March 31, 2001. Adoption of this new standard is not expected to have an effect on our financial statements.



     In December 1999, the SEC issued Staff Accounting Bulletin ("SAB") No. 101 "Revenue Recognition" which outlines the basic criteria that must be met to recognize revenue and provides guidance for presentation of revenue and for disclosure related to revenue recognition policies in financial statements filed with the SEC. The Division believes that adopting SAB No. 101 will not have a material impact on its financial position or results of operations.



NOTE 3.  PROPERTY AND EQUIPMENT



     Major classes of property and equipment consisted of the following:



                                        ESTIMATED          DECEMBER 31,
                                       USEFUL LIVES   -----------------------
                                         (YEARS)         2000         1999
                                       ------------   ----------   ----------
Office and computer equipment........      2-5        $1,132,199   $  871,606
Furniture and fixtures...............       10           479,434      483,670
                                                      ----------   ----------
                                                       1,611,633    1,355,276
Less accumulated depreciation........                   (790,794)    (411,207)
                                                      ----------   ----------
                                                      $  820,839   $  944,069
                                                      ==========   ==========



     Depreciation expense was $379,587 and $294,660 for the year ended December 31, 2000 and 1999.

                                    INFOSOFT

      (A DIVISION OF CERAMCO, INC., A WHOLLY OWNED SUBSIDIARY OF DENTSPLY
                              INTERNATIONAL, INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)


NOTE 4.  COMMITMENTS



OPERATING LEASES



     DENTSPLY leases office facilities and certain equipment under operating leases having original terms ranging from one to seven years. Approximate future minimum rentals, by year and in the aggregate, under the noncancellable operating leases with remaining terms of more than one year that relate to facilities utilized by the Division are as follows:



YEAR                                                           AMOUNT
----                                                         ----------
2001.......................................................  $  376,000
2002.......................................................     387,000
2003.......................................................     369,000
2004.......................................................     411,000
                                                             ----------
          Total............................................  $1,543,000
                                                             ==========



     Rent expense was approximately $332,000 and $270,000 for the year ended December 31, 2000 and 1999, respectively.



DEFINED CONTRIBUTION PLANS



     Substantially all of the employees of the Division are eligible to participate in defined contribution plans sponsored by DENTSPLY -- the DENTSPLY Employee Stock Ownership Plan ("ESOP") and a 401(k) savings plan. The ESOP is a non-contributory defined contribution plan. DENTSPLY makes annual contributions to the ESOP of not less than the amounts required to service ESOP debt. The Division records pro rata expense related to the Division's employees relative to all employees of DENTSPLY and its subsidiaries. Total expense recorded by the Division was approximately $91,000 and $70,000 for 2000 and 1999, respectively.



     The 401(k) savings plan allows enrolled participants to contribute up to 15% of their compensation, subject to IRS defined limits. Neither DENTSPLY nor the Division contributes to the 401(k) savings plan.



LITIGATION



     The Division is a party to various legal proceedings related to its agreements with certain of its value-added resellers. Although the ultimate disposition of these proceedings is not presently determinable, management does not believe that adverse determination in any or all of such proceedings would have a material impact on the financial statements of the Division.

                                    INFOSOFT



      (A DIVISION OF CERAMCO, INC., A WHOLLY OWNED SUBSIDIARY OF DENTSPLY
                              INTERNATIONAL, INC.)



                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)



NOTE 5.  INCOME TAXES



     The components of the provision for income taxes are as follows:



                                                        YEAR ENDED DECEMBER 31,
                                                        ------------------------
                                                           2000          1999
                                                        -----------   ----------
Current:
  Federal.............................................   $(177,000)    $ 68,000
  State...............................................     (39,000)      10,000
                                                         ---------     --------
     Total current....................................    (216,000)      78,000
                                                         ---------     --------
Deferred:
  Federal.............................................     283,000      418,000
  State...............................................      62,000       62,000
                                                         ---------     --------
     Total deferred...................................     345,000      480,000
                                                         ---------     --------
     Income tax expense...............................   $ 129,000     $558,000
                                                         =========     ========



     Deferred taxes result from temporary differences between the bases of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations. The sources of the temporary differences and their effect on deferred tax assets and liabilities are as follows:



                                                           DECEMBER 31,
                                                      -----------------------
                                                         2000         1999
                                                      -----------   ---------
Deferred tax assets:
  Accounts receivable reserve.......................  $    20,000   $   9,000
  Basis difference of property and equipment........       24,000      15,000
  Other.............................................       (1,000)     13,000
                                                      -----------   ---------
Total deferred tax assets...........................       43,000      37,000
Deferred tax liabilities:
  Capitalized software costs........................   (1,279,000)   (928,000)
                                                      -----------   ---------
  Net deferred tax liabilities......................  $(1,236,000)  $(891,000)
                                                      ===========   =========



     The Division's effective income tax rate varied from the U.S. federal statutory rate as follows:



                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                                 2000          1999
                                                              ----------    ----------
Expected tax expense at U.S. federal statutory rate.........   $100,000      $490,000
Increase (decrease) in income taxes resulting from:
  State income taxes........................................     15,000        43,000
  Other, net................................................     14,000        25,000
                                                               --------      --------
     Net income tax expense.................................   $129,000      $558,000
                                                               ========      ========

                                    INFOSOFT



      (A DIVISION OF CERAMCO, INC., A WHOLLY OWNED SUBSIDIARY OF DENTSPLY
                              INTERNATIONAL, INC.)



                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)



NOTE 6.  SUPPLEMENTAL CASH FLOW INFORMATION



     All required cash payments for income taxes were made by DENTSPLY on behalf of the Division.



NOTE 7.  SUBSEQUENT EVENT



     On March 7, 2001, the net assets of the Division were acquired by PracticeWorks, Inc. ("PracticeWorks") in exchange for 6.5% convertible redeemable preferred stock. The preferred stock will be convertible into PracticeWorks' outstanding common stock and is redeemable after five years for $32.0 million. PracticeWorks was formerly a division of InfoCure Corporation ("InfoCure") and was spun-off from InfoCure in a pro rata distribution of PracticeWorks' common stock to InfoCure's common stockholders.

                                                                      APPENDIX A

                              AMENDED AND RESTATED

                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

                                  BY AND AMONG

                MEDICAL DYNAMICS, INC., A COLORADO CORPORATION,

                  INFOCURE CORPORATION, A DELAWARE CORPORATION

                                      AND

              CADI ACQUISITION CORPORATION, A COLORADO CORPORATION

                            DATED: OCTOBER 10, 2000

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          -----
1.   DEFINITIONS........................................................    A-2
     1.1.   "Affiliate".................................................    A-2
     1.2.   "Best Efforts"..............................................    A-2
     1.3.   "Breach"....................................................    A-2
     1.4.   "Closing"...................................................    A-2
     1.5.   "Closing Date"..............................................    A-2
     1.6.   "Code"......................................................    A-2
     1.7.   "Company Disclosure Schedule"...............................    A-2
     1.8.   "Company Material Adverse Effect"...........................    A-2
     1.9.   "Consent"...................................................    A-2
     1.10.  "Contemplated Transactions".................................    A-2
     1.11.  "Contract"..................................................    A-3
     1.12.  "Damages"...................................................    A-3
     1.13.  "Effective Time"............................................    A-3
     1.14.  "Encumbrance"...............................................    A-3
     1.15.  "Environmental Requirements"................................    A-3
     1.16.  "ERISA".....................................................    A-3
     1.17.  "ERISA Affiliate"...........................................    A-3
     1.18.  "Exchange Act"..............................................    A-3
     1.19.  "Facilities"................................................    A-3
     1.20.  "GAAP"......................................................    A-3
     1.21.  "Governmental Authorization"................................    A-3
     1.22.  "Governmental Body".........................................    A-3
     1.23.  "HSR Act"...................................................    A-3
     1.24.  "IRS".......................................................    A-4
     1.25.  "Knowledge".................................................    A-4
     1.26.  "Legal Requirement".........................................    A-4
     1.27.  "Order".....................................................    A-4
     1.28.  "Ordinary Course of Business"...............................    A-4
     1.29.  "Organizational Documents"..................................    A-4
     1.30.  "Parent Disclosure Schedule"................................    A-4
     1.31.  "Parent Material Adverse Effect"............................    A-4
     1.32.  "Person"....................................................    A-4
     1.33.  "Plan"......................................................    A-4
     1.34.  "Proceeding"................................................    A-4
     1.35.  "Related Person"............................................    A-5
     1.36.  "Representative"............................................    A-5
     1.37.  "Securities Act"............................................    A-5
     1.38.  "Subsidiary"................................................    A-5
     1.39.  "Tax Returns"...............................................    A-5
     1.40.  "Taxes".....................................................    A-6
     1.41.  "Threatened"................................................    A-6
2.   MERGER.............................................................    A-6
     2.1.   The Merger..................................................    A-6
     2.2.   Effective Time; Closing.....................................    A-6
     2.3.   Effect of the Merger........................................    A-6
     2.4.   Articles of Incorporation; Bylaws; Directors and Officers...    A-6

                                                                          PAGE
                                                                          -----
     2.5.   Effect on Capital Stock.....................................    A-7
     2.6.   Exchange of Certificates....................................    A-9
     2.7.   Lost, Stolen or Destroyed Certificates......................   A-10
     2.8.   No Further Ownership Rights in Company Common Stock.........   A-11
     2.9.   Additional Actions..........................................   A-11
     2.10.  Tax and Accounting Consequences.............................   A-11
     2.11.  Automatic Conversion of Parent Preferred Stock Into
              PracticeWorks Preferred Stock.............................   A-11
3.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY......................   A-11
     3.1.   Organization, Good Standing, Corporate Power and
              Subsidiaries..............................................   A-11
     3.2.   Authority; No Conflict......................................   A-12
     3.3.   Capitalization..............................................   A-13
     3.4.   SEC Filings; Financial Statements...........................   A-14
     3.5.   Books and Records...........................................   A-15
     3.6.   Real Property Interests.....................................   A-15
     3.7.   Condition and Sufficiency of Assets.........................   A-15
     3.8.   Accounts Receivable.........................................   A-15
     3.9.   Inventory...................................................   A-16
     3.10.  No Undisclosed Liabilities..................................   A-16
     3.11.  Taxes.......................................................   A-16
     3.12.  No Company Material Adverse Effect..........................   A-17
     3.13.  Employee Benefits Matters...................................   A-17
     3.14.  Compliance With Legal Requirements; Governmental
              Authorizations............................................   A-20
     3.15.  Legal Proceedings; Orders...................................   A-21
     3.16.  Absence of Certain Changes and Events.......................   A-22
     3.17.  Contracts; No Defaults......................................   A-23
     3.18.  Insurance...................................................   A-25
     3.19.  Environmental Matters.......................................   A-25
     3.20.  Employees...................................................   A-26
     3.21.  Government Contracts........................................   A-26
     3.22.  Intellectual Property Rights of the Company.................   A-27
     3.23.  Certain Payments............................................   A-33
     3.24.  Relationships With Related Persons..........................   A-33
     3.25.  Brokers or Finders..........................................   A-33
     3.26.  Labor Relations; Compliance.................................   A-33
     3.27.  Disclosure Documents........................................   A-34
     3.28.  Disclosure..................................................   A-34
     3.29.  Vote Required...............................................   A-34
     REPRESENTATIONS, WARRANTIES AND DISCLAIMERS OF MERGER SUB AND
4.   PARENT.............................................................   A-34
     4.1.   Organization................................................   A-34
     4.2.   Authorization...............................................   A-35
     4.3.   Absence of Restrictions and Conflicts.......................   A-35
     4.4.   Capitalization of Parent and Merger Sub.....................   A-36
     4.5.   SEC Filings; Financial Statements...........................   A-36
     4.6.   Litigation..................................................   A-36
     4.7.   Registration Statement; Proxy Statement.....................   A-37
     4.8.   Certain Proceedings.........................................   A-37
     4.9.   Brokers or Finders..........................................   A-37

                                                                          PAGE
                                                                          -----
5.   CERTAIN AGREEMENTS OF THE PARTIES..................................   A-37
     5.1.   No Solicitation.............................................   A-37
     5.2.   Public Disclosure...........................................   A-39
     5.3.   Reasonable Efforts; Notification............................   A-39
     5.4.   Third Party Consents........................................   A-40
     5.5.   Indemnification.............................................   A-40
     5.6.   Nasdaq Listing..............................................   A-41
     5.7.   Reimbursement of Employee Costs and Expenses................   A-41
     5.8.   Provision of Loan By Parent to Company......................   A-41
     5.9.   PracticeWorks Spin-off......................................   A-41
6.   ADDITIONAL COVENANTS OF THE PARTIES................................   A-41
     6.1.   Mutual Covenants............................................   A-41
     6.2.   Covenants of the Company....................................   A-44
     6.3.   Form S-8....................................................   A-46
     6.4.   Stock Options and Warrants..................................   A-46
7.   CONDITIONS.........................................................   A-47
     7.1.   Mutual Conditions...........................................   A-47
     7.2.   Conditions to Obligations of Merger Sub and Parent..........   A-48
     7.3.   Conditions to Obligations of the Company....................   A-49
8.   TERMINATION........................................................   A-50
     8.1.   Termination.................................................   A-50
     8.2.   Notice of Termination; Effect of Termination................   A-51
     8.3.   Fees and Expenses...........................................   A-51
     8.4.   Amendment...................................................   A-53
     8.5.   Extension; Waiver...........................................   A-53
     8.6.   Special Parent Payment......................................   A-53
9.   MISCELLANEOUS......................................................   A-53
     9.1.   Survival of Representations and Warranties..................   A-53
     9.2.   Notices.....................................................   A-53
     9.3.   Further Assurances..........................................   A-54
     9.4.   Waiver......................................................   A-54
     9.5.   Entire Agreement and Modification...........................   A-54
     9.6.   Assignments, Successors and No Third-Party Rights...........   A-55
     9.7.   Section Headings, Construction..............................   A-55
     9.8.   Time of Essence.............................................   A-55
     9.9.   Governing Law...............................................   A-55
     9.10.  Counterparts................................................   A-55

EXHIBITS:

Exhibit A    Form of Shareholder Agreement.
Exhibit B    Form of Certificate of Designation.
Exhibit C-1  Form of Employment Agreement for Daniel L. Richmond.
Exhibit C-2  Form of Employment Agreement for Chae U. Kim.
Exhibit D    Form of Norton Lidstone, P.C. Legal Opinion.
Exhibit E    Form of Morris, Manning & Martin, L.L.P. Legal Opinion.

                              AMENDED AND RESTATED
                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

     THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this "Agreement"), is made and entered into as of this 10th day of October, 2000, by and among INFOCURE CORPORATION, a Delaware corporation ("Parent"), CADI ACQUISITION CORPORATION, a Colorado corporation and a wholly-owned subsidiary of Parent ("Merger Sub") and MEDICAL DYNAMICS, INC., a Colorado corporation ("Company").

                                   RECITALS:

     A. Upon the terms and subject to the conditions of this Agreement and in accordance with the Colorado Business Corporation Act ("Colorado Law"), Parent, Merger Sub and Company intend to enter into a transaction pursuant to which Merger Sub will be merged with and into Company.

     B. The Board of Directors of Company (i) has determined that the Merger (as defined in Section 2.1.) is consistent with and in furtherance of the long-term business strategy of Company and fair to, and in the best interests of, Company and its shareholders; (ii) has approved and declared advisable this Agreement, and has approved the Merger and the other transactions contemplated by this Agreement and (iii) has determined to recommend that the shareholders of Company adopt and approve this Agreement and approve the Merger.

     C. The Board of Directors of Parent (i) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of Parent and is fair to, and in the best interests of, Parent and its stockholders; (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement; (iii) has approved the issuance of shares of common stock, $.001 par value per share, of Parent ("Parent Common Stock") pursuant to the Merger and (iv) has approved the issuance of shares of Series A preferred stock, $.001 par value per share, of Parent ("Parent Preferred Stock"), having the designations, preferences and rights set forth on EXHIBIT B, pursuant to the Merger.

     D. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent's willingness to enter into this Agreement (i) Edwin L. Adair, M.D. and Pat Horsley Adair; (ii) Daniel L. Richmond; (iii) Chae U. Kim and (iv) Van A. Horsley (such individuals collectively referred to as the "Principal Shareholders") are entering into Shareholder Agreements in the form attached hereto as EXHIBIT A (the "Shareholder Agreements").

     E. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

     F. This Agreement amends and restates in its entirety that certain original Agreement and Plan Merger and Reorganization dated December 21, 1999, as amended by that First Amendment to the Agreement and Plan of Merger dated April 10, 2000, and as further amended by that certain Second Amendment to the Agreement and Plan of Merger dated June 21, 2000.

     NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. DEFINITIONS.

     The following terms shall have the following meanings:

     1.1. "AFFILIATE" is used in this Agreement to indicate a relationship with one (1) or more persons and when used shall mean any corporation or organization of which such person is an executive officer, director or partner or is directly or indirectly the beneficial owner of ten percent (10%) or more of any class of equity securities or financial interest therein; any trust or other estate in which such person has a beneficial interest or as to which such person serves as trustee or in any similar fiduciary capacity; any relative or spouse of such person, or any relative of such spouse (such relative being related to the person in question within the second degree); or any person that directly, or indirectly through one (1) or more intermediaries, controls or is controlled by, or is under common control with, the person specified.

     1.2. "BEST EFFORTS" means the efforts that a prudent Person desirous of achieving a result would reasonably use in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided, however, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits of this Agreement and the Contemplated Transactions to such Person.

     1.3. "BREACH" means a "breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement and will be deemed to have occurred if there is or has been any inaccuracy in or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision.

     1.4. "CLOSING" is defined in this Agreement in Section 2.2.

     1.5. "CLOSING DATE" is defined in this Agreement in Section 2.2.

     1.6. "CODE" means the Internal Revenue Code of 1986, as amended, including regulations or other authoritative notices or rulings issued by the Internal Revenue Service thereunder.

     1.7. "COMPANY DISCLOSURE SCHEDULE" is defined in this Agreement in Section
3.

     1.8. "COMPANY MATERIAL ADVERSE EFFECT" means a material adverse effect on the financial condition, results of operation, business or properties of the Company and Subsidiary taken as a whole.

     1.9. "CONSENT" means any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

     1.10. "CONTEMPLATED TRANSACTIONS" means all of the transactions contemplated by this Agreement, including, without limitation:

          A. The Merger; and

          B. The performance by Merger Sub, Parent and the Company of their respective covenants and obligations under this Agreement.

     1.11. "CONTRACT" means any agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment, obligation, promise or undertaking (whether written or oral and whether express or implied) that is legally binding.

     1.12. "DAMAGES" means any loss, liability, claim, damages, expense (including, without limitation, costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third party.

     1.13. "EFFECTIVE TIME" is defined in this Agreement in Section 2.2.

     1.14. "ENCUMBRANCE" means any security interest, mortgage, lien, charge, adverse claim or restriction of any kind, including, but not limited to, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

     1.15. "ENVIRONMENTAL REQUIREMENTS" means federal, state and local laws relating to pollution or protection of the environment, including laws or provisions relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials, substances, or wastes into air, surface water, groundwater, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials, substances, or wastes.

     1.16. "ERISA" means the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

     1.17. "ERISA AFFILIATE" means any Person which would be required to be aggregated with the Company under Code sec. 414(b), (c), (m) and/or (o) and/or under ERISA sec. 4001(a)(14) at any time during the period beginning seven (7) years prior to the Closing Date and ending immediately prior to the Closing.

     1.18. "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

     1.19. "FACILITIES" means any real property, leaseholds, or other interests currently or formerly owned or operated by the Company or any Subsidiary and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by the Company or any Subsidiary.

     1.20. "GAAP" means generally accepted United States accounting principles, applied on a basis consistent with the basis on which the financial statements referred to in Section 3.4. were prepared.

     1.21. "GOVERNMENTAL AUTHORIZATION" means any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

     1.22. "GOVERNMENTAL BODY" means any national, state or municipal or other local government, state or municipal or other local governmental body, any subdivision, agency, commission or authority thereof, or any quasi-governmental or private body exercising any regulatory or taxing authority thereunder.

     1.23. "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, 15 U.S.C. sec. 18a, et seq.

     1.24. "IRS" means the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

     1.25. "KNOWLEDGE" means an individual will be deemed to have "Knowledge" of a particular fact or other matter if such individual is actually aware of such fact or other matter, or a prudent individual given his position with the Company could be expected to discover or otherwise become aware of such fact or other matter. A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving or has served within the last five (5) years as a director, executive, officer, partner, executor or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

     1.26. "LEGAL REQUIREMENT" means any federal, state, local, municipal or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

     1.27. "ORDER" means any award, decision, injunction, judgment, order, ruling or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Body or by any arbitrator.

     1.28. "ORDINARY COURSE OF BUSINESS" means an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person. In the case of Company, the term "Ordinary Course of Business" shall include the changes in the Company's operations since December 21, 1999 taken at the specific request of Parent, including, but not limited to: (i) Company's cessation of marketing and selling of it's Computer Age Dentist software product; (ii) Company's compensating sales personnel who are selling the PracticeWorks product; (iii) Company's termination of approximately thirty-five (35) employees and (iv) the other changes in Company's business resulting therefrom as disclosed in the reports filed by the Company under the Exchange Act.

     1.29. "ORGANIZATIONAL DOCUMENTS" means (i) the Articles of Incorporation and the Bylaws of a corporation; (ii) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person and (iii) any amendment to any of the foregoing.

     1.30. "PARENT DISCLOSURE SCHEDULE" is defined in this Agreement in Section
4.

     1.31. "PARENT MATERIAL ADVERSE EFFECT" means a material adverse effect on the financial condition, results of operation, business or properties of the Parent and all of it subsidiaries taken as a whole.

     1.32. "PERSON" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

     1.33. "PLAN" as defined in Section 3.13.A. of this Agreement.

     1.34. "PROCEEDING" means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

     1.35. "RELATED PERSON" means with respect to a particular individual:

          A. Each other member of such individual's Family;

          B. Any Person that is directly or indirectly controlled by such individual or one (1) or more members of such individual's Family;

          C. Any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and

          D. Any Person with respect to which such individual or one (1) or more members of such individual's Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

          With respect to a specified Person other than an individual:

          A. Any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

          B. Any Person that holds a Material Interest in such specified Person;

          C. Each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

          D. Any Person in which such specified Person holds a Material
     Interest;

          E. Any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

          F. Any Related Person of any individual described in clause B. or C.

          For purposes of this definition, (i) the "Family" of an individual includes (1) the individual's spouse and (2) any other natural person who is related to the individual or the individual's spouse within the second degree and (ii) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least five percent (5%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least five percent (5%) of the outstanding equity securities or equity interests in a Person.

     1.36. "REPRESENTATIVE" means with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

     1.37. "SECURITIES ACT" means the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

     1.38. "SUBSIDIARY" shall mean Computer Age Dentist, Inc., a California corporation.

     1.39. "TAX RETURNS" means any return, report, information return or other document (including any related or supporting information) filed or required to be filed with any Governmental Body in connection with the determination, assessment or collection of any Taxes or the administration of any laws, regulations or administrative requirements relating to any Taxes.

     1.40. "TAXES" means all taxes, charges, fees, levies, interest, penalties, additions to tax or other assessments, including, but not limited to, income, excise, property, sales, use, value added and franchise taxes and customs duties, imposed by any Governmental Body and any payments with respect thereto required under any tax-sharing agreement.

     1.41. "THREATENED" means a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action or other matter is likely to be asserted, commenced, taken or otherwise pursued in the future.

2. MERGER.

     2.1. THE MERGER. At the Effective Time and subject to and upon the terms and conditions of this Agreement, Merger Sub shall be merged with and into Company (the "Merger"), the separate corporate existence of Merger Sub shall cease and Company shall continue as the surviving corporation under the corporate name it possesses immediately prior to the Effective Time. Company as the surviving corporation after the Merger is sometimes hereinafter referred to as the "Surviving Corporation."

     2.2. EFFECTIVE TIME; CLOSING. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing Articles of Merger with the Secretary of State of the State of Colorado in accordance with the relevant provisions of Colorado Law (the "Articles of Merger") (the time of such filing (or such later time as may be agreed in writing by Company and Parent and specified in the Articles of Merger) being the "Effective Time") as soon as practicable on or after the Closing Date (as herein defined). The closing of the Merger (the "Closing") shall take place at the offices of Morris, Manning & Martin, L.L.P., 1600 Atlanta Financial Center, 3343 Peachtree Road, N.E., Atlanta, Georgia 30326, at a time and date to be specified by the parties, which shall be no later than the second (2nd) business day after the satisfaction or waiver of the conditions set forth in Section 7., or at such other time, date and location as the parties hereto agree in writing (the "Closing Date").

     2.3. EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Colorado Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     2.4. ARTICLES OF INCORPORATION; BYLAWS; DIRECTORS AND OFFICERS. At the Effective Time, the Articles of Incorporation of Company, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation and thereafter shall continue to be its Articles of Incorporation (until amended as provided under Colorado Law).

     The Bylaws of Company, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation and thereafter shall continue to be its bylaws (until amended as provided therein and under Colorado
Law).

     The initial directors and officers of the Surviving Corporation shall be the directors and the officers of Merger Sub who are serving in such capacities immediately prior to the

Effective Time, and such directors and officers shall continue to serve as the directors and officers of the Surviving Corporation in accordance with the bylaws of the Surviving Corporation.

     2.5. EFFECT ON CAPITAL STOCK. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Company or the holders of any of the following securities, the following shall occur:

     A. CONVERSION OF COMPANY COMMON STOCK. Each share of common stock, $.001 par value per share, of Company (the "Company Common Stock") issued and outstanding immediately prior to the Effective Time, other than any shares of Company Common Stock to be canceled pursuant to Section 2.5.B. and any Dissenting Shares (as defined and to the extent provided in Section 2.5.), will be canceled and extinguished and automatically converted (subject to Section 2.5.F.) into the right to receive (i) .06873 of a share, unless adjusted as provided for herein, of Parent Common Stock ("Common Exchange Ratio") and (ii)
0.07558 of a share of Parent Preferred Stock, such shares to be represented by depository receipts representing 0.100 per share of Parent Preferred Stock rounded up to the nearest 1/100th share of Parent Preferred Stock. When used herein unless the context otherwise requires, the term "Parent Preferred Stock" also includes the depository receipts.

     B. CANCELLATION OF COMPANY-OWNED STOCK. Each share of Company Common Stock held by Company or any direct or indirect wholly-owned subsidiary of Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

     C. WARRANTS. All warrants to purchase Company Common Stock (collectively, the "Warrants") then outstanding shall be terminated and replaced with new warrants to purchase Parent Common Stock in the manner described in Section 6.4.

     D. STOCK OPTIONS. All options (collectively, the "Options") to purchase Company Common Stock then outstanding under the Company's stock option plans referenced in SCHEDULE 3.3 (collectively, the "Company Stock Option Plans") shall be terminated and replaced with new options to purchase Parent Common Stock in the manner described in Section 6.4.

     E. ADJUSTMENTS TO CONVERSION. The conversion rights of holders of Company Common Stock shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock, Parent Common Stock or Parent Preferred Stock), reorganization, recapitalization or other like change with respect to Company Common Stock, Parent Common Stock or Parent Preferred Stock occurring after the date hereof and prior to the Effective Time.

     F. FRACTIONAL SHARES. As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent only the right to receive a certificate representing the shares of Parent Common Stock and Parent Preferred Stock into which such Company Common Stock was converted in the Merger. The holders of such certificates previously evidencing such shares of the Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of the Company

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

Common Stock as of the Effective Time except as otherwise provided herein or by law. Such certificates previously representing shares of the Company Common Stock shall be exchanged for certificates representing whole shares of Parent Common Stock and Parent Preferred Stock issued in consideration therefor upon the surrender of such certificates in accordance with the provisions of Section 2.6., without interest. No fractional shares of Parent Common Stock or Parent Preferred Stock will be issued in connection with the Merger, but in lieu thereof, the holder of any shares of Company Common Stock who would otherwise be entitled to receive (i) a fraction of a share of Parent Common Stock shall receive cash in an amount equal to the value of such fractional shares, which shall be equal to the fraction of a share of Parent Common Stock that would otherwise be issued multiplied by Four and 93/100 Dollars ($4.93) or (ii) a depository receipt representing less than 0.10 of a share of Parent Preferred Stock shall receive cash in an amount equal to the value of such depository receipt, which shall be equal to the fraction of a share of Parent Preferred Stock less than 0.10 share that would otherwise be issued multiplied by Five and 44/100 Dollars ($5.44).

     G. CONDITIONAL STOCK. If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company, then the shares of Parent Common Stock and Parent Preferred Stock issued in exchange for such shares of Company Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock and Parent Preferred Stock may accordingly be marked with appropriate legends. The Company shall take all action that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

     H. ODD LOT CASH-OUT. Notwithstanding Sections 2.5.A. and 2.5.F. above, any holder, owning in the aggregate, one hundred (100) or fewer shares of Company Common Stock ("Odd Lot Shareholder"), shall instead receive cash in an amount equal to 75/100 Dollars ($.75) per share of Company Common Stock held by such Odd Lot Shareholder.

     I. DISSENTERS RIGHTS.

     (i) Notwithstanding any provision of this Agreement to the contrary, any shares of Company Common Stock held by a holder who has demanded and perfected appraisal or dissenters' rights for such shares in accordance with Colorado Law and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal or dissenters' rights (the "Dissenting Shares") shall not be converted into or represent a right to receive the consideration set forth pursuant to this Section 2.5., but the holder thereof shall only be entitled to such rights as are granted by Colorado Law.

     (ii) Notwithstanding the provisions of subsection (i), if any holder of shares of Company Common Stock who demands appraisal of such shares under Colorado Law shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal, then, as of the later of the Effective Time and the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive Parent Common Stock, Parent Preferred Stock and payment for any fractional share as provided in this
Section 2.5., without interest thereon, upon surrender of the certificate representing such shares.

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

     (iii) The Company shall give Parent (1) prompt notice of any written demands for appraisal of any shares of Company Common Stock, withdrawals of such demands, and any other instruments served pursuant to Colorado Law and received by the Company and (2) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under Colorado Law. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal of capital stock of the Company or offer to settle or settle any such demands.

     2.6. EXCHANGE OF CERTIFICATES.

     A. EXCHANGE AGENT; PARENT TO PROVIDE COMMON STOCK. Promptly after the Effective Time, Parent shall supply, or shall cause to be supplied, to or for the account of a bank or trust company designated by Parent (the "Exchange Agent"), for exchange in accordance with this Section 2.6., through the Exchange Agent, certificates evidencing the Parent Common Stock and Parent Preferred Stock issuable pursuant to Section 2.5. in exchange for outstanding shares of Company Common Stock, and cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 2.5.F. and any dividends or other distributions to which holders of shares of Company Common Stock may be entitled pursuant to Section 2.6.C.

     B. EXCHANGE PROCEDURES. As soon as reasonably practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates which immediately prior to the Effective Time evidenced outstanding shares of Company Common Stock (the "Certificates") whose shares were converted into shares of Parent Common Stock and Parent Preferred Stock pursuant to Section 2.5., cash in lieu of any fractional shares pursuant to Section 2.5.F. and any dividends or other distributions to which holders of shares of Company Common Stock may be entitled pursuant to Section 2.6.C. (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates evidencing shares of Parent Common Stock and Parent Preferred Stock, cash in lieu of any fractional shares pursuant to Section 2.5.F. and any dividends or other distributions pursuant to Section 2.6.C. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange thereof (i) certificates evidencing that number of whole shares of Parent Common Stock and Parent Preferred Stock into which such holder's shares of Company Common Stock were converted at the Effective Time; (ii) any dividends or other distributions to which such holder is entitled pursuant to Section 2.6.C. and (iii) cash in lieu of fractional shares to which such holder is in entitled pursuant to Section 2.5.F., and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company as of the Effective Time, Parent Common Stock and Parent Preferred Stock and cash may be issued and paid in accordance with this Section 2. to a transferee if the Certificate evidencing such shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer pursuant to this Section 2.6. and by evidence that any applicable stock transfer taxes have been paid. Until so surrendered, each outstanding Certificate that, prior to the Effective

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

Time, represented shares of Company Common Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence only the ownership of the number of full shares of Parent Common Stock and Parent Preferred Stock into which such shares of Company Common Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 2.5.F. and any dividends or distributions payable pursuant to Section 2.6.C.

     C. DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions declared or made after the Effective Time, with respect to Parent Common Stock or Parent Preferred Stock with a record date after the Effective Time, shall be paid to the holder of any unsurrendered Certificate until the holder of such Certificate shall surrender such Certificate or comply with the lost instrument procedure set forth in Section 2.7. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock and Parent Preferred Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and Parent Preferred Stock.

     D. TRANSFERS OF OWNERSHIP. If any certificate for shares of Parent Common Stock or Parent Preferred Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any person designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock or Parent Preferred Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

     E. REQUIRED WITHHOLDING. Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax law or under any other applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

     F. NO LIABILITY. Notwithstanding anything to the contrary in this Section 2.6., neither the Exchange Agent, Parent, Merger Sub nor the Company shall be liable to any holder of shares of Company Common Stock, Parent Common Stock or Parent Preferred Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

     2.7. LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Company Common Stock as may be required pursuant to Section 2.5.; provided, however, that Parent may, in its sole discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against

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

any claim that may be made against Parent or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

     2.8. NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK. All shares of Parent Common Stock and Parent Preferred Stock issued upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof (including any cash paid in respect thereof pursuant to Sections 2.5.F. and 2.6.C.) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Section 2.

     2.9. ADDITIONAL ACTIONS. If, at any time after the Effective Time, the Surviving Corporation or Parent shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company or otherwise to carry out the purposes of this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of the Company, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the purposes of this Agreement.

     2.10. TAX AND ACCOUNTING CONSEQUENCES. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of
Section 368 of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

     2.11. AUTOMATIC CONVERSION OF PARENT PREFERRED STOCK INTO PRACTICEWORKS PREFERRED STOCK. All Parent Preferred Stock issued pursuant to Section 2.5. shall be subject to automatic exchange into shares of PracticeWorks Preferred Stock upon a spin-off of Parent's PracticeWorks division as further described in EXHIBIT B hereto (the "PracticeWorks Spin-off"). The PracticeWorks Spin-off, while expected, is at InfoCure's discretion and subject to, among other things, appropriate consents (including consents of senior lenders) and no guarantee is made hereunder that the PracticeWorks Spin-off will occur.

3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

     As of September 25, 2000 and as of the Closing Date, Company represents and warrants to Merger Sub and Parent, subject to such exceptions as are specifically disclosed in writing in the disclosure schedule and referencing a specific representation supplied by the Company to Merger Sub and Parent dated as of September 25, 2000 and certified by a duly authorized officer of Company (the "Company Disclosure Schedule"), as follows:

     3.1. ORGANIZATION, GOOD STANDING, CORPORATE POWER AND SUBSIDIARIES.

     A. SCHEDULE 3.1.A of the Company Disclosure Schedule contains a complete and accurate list of the Company and each Subsidiary's name, its jurisdiction of incorporation, other jurisdictions in which it is authorized to do business.

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

     The Company and the Subsidiary are each a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is organized, with full corporate power and authority to conduct its business as it is now being conducted and to own or use the properties and assets that it purports to own or use.

     The Company and the Subsidiary are each duly qualified or licensed to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified or licensed would not result in a Company Material Adverse Effect.

     B. The Company and Subsidiary have delivered to Merger Sub copies of the Organizational Documents of the Company and Subsidiary, as currently in effect.

     C. Neither Company nor Subsidiary has agreed nor is obligated to make nor be bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other entity. Neither the Company nor the Subsidiary owns, directly or indirectly, any equity or similar interest convertible, exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

     3.2. AUTHORITY; NO CONFLICT.

     A. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, subject only to obtaining the approval of the shareholders of the Company of the Merger (the "Shareholder Approval"), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Company and the consummation by Company of the transactions contemplated hereby have been duly and validly approved by the Company Board of Directors, as required by applicable law and the Company Board of Directors has, as of the date of this Agreement, determined (i) that the Merger is advisable and fair to, and in the best interests of Company and its shareholders and (ii) to recommend that the shareholders of Company approve and adopt this Agreement and approve the Merger.

     This Agreement is, or when executed and delivered by the Company will be, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

     B. Except as set forth in SCHEDULE 3.2 of the Company Disclosure Schedule, neither the execution and delivery of this Agreement by the Company nor, after obtaining the Shareholder Approval, the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

          (i) Contravene, conflict with, or result in a violation of any provision of the Organizational Documents of the Company or the Subsidiary;

          (ii) Contravene, conflict with, or result in a violation of, or give any Governmental Body or, to the Knowledge of the Company, other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Company or the

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

     Subsidiary, or any of the assets owned or used by the Company or the Subsidiary, may be subject;

          (iii) Subject to the filing of the Articles of Merger with the Colorado Secretary of State, contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Company or the Subsidiary or that otherwise relates to the business of, or any of the assets owned or used by the Company or the Subsidiary;

          (iv) Cause the Company or the Subsidiary to become subject to, or to become liable for the payment of, any Tax;

          (v) Cause any of the assets owned by the Company or the Subsidiary to be reassessed or revalued by any taxing authority or other Governmental Body;

          (vi) Contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any material Contract to which Company or the Subsidiary is a party or by which Company or the Subsidiary or its or any of their respective properties are bound or affected; or

          (vii) Result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Company or the Subsidiary.

          C. Except as set forth in SCHEDULE 3.2 of the Company Disclosure Schedule and such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Company Material Adverse Effect or have a material adverse effect on the ability of the parties to consummate the Merger, the Company and the Subsidiary are not or will not be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

     3.3. CAPITALIZATION. The authorized capital stock of the Company consists of (i) thirty million (30,000,000) shares of Company Common Stock, par value $.001 per share and five million (5,000,000) shares of Preferred Stock, $.001 par value per share ("Company Preferred Stock"). At the close of business on August 21, 2000 (i) thirteen million two hundred forty thousand sixty-six (13,240,066) shares of Company Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable; (ii) no shares of Company Common Stock were held in treasury by Company or by any Subsidiary;
(iii) three million one hundred twenty-five thousand eight hundred thirty-seven (3,125,837) shares of Company Common Stock were reserved for issuance upon the exercise of outstanding options to purchase Company Common Stock under the Company Stock Option Plans; (iv) one million three hundred forty-nine thousand (1,349,000) shares of Company Common Stock were available for future grant under the Company Stock Option Plans and (v) one hundred fifty thousand (150,000) shares of Company Common Stock were reserved for future issuance upon conversion of warrants of the Company. As of August 31, 2000, no shares of Company Preferred Stock were issued or outstanding. SCHEDULE 3.3 of the Company Disclosure Schedule sets forth the following information with respect to each Option and Warrant (as defined in Section 6.4.) outstanding as of the date of this Agreement: (i) the name and address of

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the optionee or warrant holder; (ii) the particular plan pursuant to which such
Option was granted; (iii) the number of shares of Company Common Stock subject to such Option or Warrant; (iv) the exercise price of such Option or Warrant;
(v) the date on which such Option or Warrant was granted; (vi) the applicable vesting schedule and (vii) the date on which such Option or Warrant expires. Company has made available to Parent accurate and complete copies of all stock option plans pursuant to which the Company has granted such Options that are currently outstanding and the form of all stock option agreements and instruments evidencing such Options and Warrants. Except as set forth in
SCHEDULE 3.3, all shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. There are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Option as a result of the Merger. All outstanding shares of Company Common Stock, all outstanding Options and Warrants, and all outstanding shares of capital stock of Subsidiary have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements and (ii) all requirements set forth in applicable Contracts. Except for securities Company owns free and clear of all Encumbrances, as of the date of this Agreement, there are no equity securities, partnership interests or similar ownership interests of any class of equity security of Subsidiary, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except as set forth in SCHEDULE 3.3, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Company or Subsidiary is a party or by which it is bound obligating Company or Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interest s of the Company or Subsidiary or obligating the Company or Subsidiary to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. As of the date of this Agreement, except as contemplated by this Agreement and except as set forth in SCHEDULE 3.3, there are no registration rights and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreement or understanding to which the Company or Subsidiary is a party or by which they are bound with respect to any equity security of any class of the Company or with respect to any equity security, partnership interest or similar ownership interest of any class of Subsidiary. Stockholders of the Company will not be entitled to dissenters' rights under applicable state law in connection with the Merger.

     3.4. SEC FILINGS; FINANCIAL STATEMENTS.

     A. Company has made available to Parent a correct and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Company with the Securities and Exchange Commission ("SEC") since September 1, 1998 (the "Company SEC Reports"), which are all the forms, reports and documents required to be filed by Company with the SEC since September 1, 1998. The Company SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be and (ii) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light

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

of the circumstances under which they were made, not misleading. None of Company's Subsidiaries is required to file any reports or other documents with the SEC.

     B. Each set of consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports was prepared in accordance with GAAP (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-Q of the Exchange Act) and each fairly presents the consolidated financial position of Company and the Subsidiary at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal adjustments which were not or are not expected to be material in amount.

     C. Company has previously furnished to Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC, but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Company with the SEC pursuant to the Securities Act or the Exchange Act.

     3.5. BOOKS AND RECORDS. The books of account, stock record books, and other records of the Company and the Subsidiary, all of which have been made available to Merger Sub and Parent, are complete and correct in all material respects.

     The minute books of the Company and the Subsidiary made available to counsel for Parent are the only minute books of the Company and the Subsidiary and contain a reasonably accurate summary, in all material respects, of all meetings held of, and corporate action taken by, the stockholders, the Board of Directors and committees of the Board of Directors of Company and the Subsidiary since the time of its incorporation. At the Closing, all of those books and records will be in the possession of the Company.

     3.6. REAL PROPERTY INTERESTS. Neither the Company nor the Subsidiary owns real property. SCHEDULE 3.6 of the Company Disclosure Schedule contains a complete and accurate list of all leaseholds or other interests in real property of the Company and the Subsidiary. The Company has delivered or made available to Merger Sub and Parent copies of the lease agreements and other instruments by which the Company and the Subsidiary acquired such leasehold and other real property interests.

     3.7. CONDITION AND SUFFICIENCY OF ASSETS.  Except as set forth on SCHEDULE
3.7 of the Company Disclosure Schedule, to the Company's Knowledge, the buildings, plants, structures and equipment of the Company and the Subsidiary are structurally sound, are in good operating condition and repair, subject to normal wear and tear, and are adequate for the uses to which they are being put.

     3.8. ACCOUNTS RECEIVABLE. All accounts receivable of the Company and the Subsidiary that are reflected on the Financial Statements or on the accounting records of the Company as of the Closing Date (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business.

     Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Financial Statements or on the accounting records of the Company and the Subsidiary as of the Closing Date (which reserves are adequate and calculated consistent with past practice).

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     Subject to such reserves, each of the Accounts Receivable either has been or will be collected in full, without any set-off, within one hundred fifty
(150) days on which it first becomes due and payable. To the Knowledge of the Company, there is no contest, claim, or right of set-off, other than returns in the Ordinary Course of Business, under any material Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable.

     SCHEDULE 3.8 of the Company Disclosure Schedule contains a complete and accurate list of all Accounts Receivable as of September 25, 2000, which list sets forth the aging of such Accounts Receivable.

     3.9. INVENTORY. All inventory of the Company and the Subsidiary, whether or not reflected in the Financial Statements, consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been or will be written off or written down to net realizable value in the Financial Statements or on the accounting records of the Company and the Subsidiary as of the Closing Date, as the case may be.

     3.10. NO UNDISCLOSED LIABILITIES. Except as set forth in SCHEDULE 3.10 of the Company Disclosure Schedule, neither the Company nor the Subsidiary have any liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent or otherwise) except for liabilities or obligations reflected or reserved against in the Financial Statements and not heretofore paid or discharged and current liabilities incurred in the Ordinary Course of Business since June 30, 1999.

     3.11. TAXES.

     A. Except as set forth on SCHEDULE 3.11 to the Company Disclosure Schedule, the Company and the Subsidiary have timely filed all Tax Returns that they were required to file. All such Tax Returns were correct and complete in all material respects. The Company and the Subsidiary have paid in full or made adequate provision by the establishment of reserves for all Taxes which have become due or which are attributable to the conduct of the Company's and the Subsidiary's business prior to August 31, 2000. The Company and the Subsidiary will continue to make adequate provision for all such Taxes for all periods through the Closing Date. The Company and the Subsidiary are not the beneficiaries of any extension of time within which to file any Tax Return.

     Except as set forth on SCHEDULE 3.11, the Company has no Knowledge of any Tax deficiency proposed or Threatened against the Company or the Subsidiary. There are no Tax liens upon any property or assets of the Company or the Subsidiary to secure the payment of any delinquent Taxes.

     Except as set forth on SCHEDULE 3.11, the Company and the Subsidiary have made all payments of estimated Taxes when due in amounts sufficient to avoid the imposition of any penalty.

     B. Except as set forth on SCHEDULE 3.11, all Taxes and other assessments and levies which the Company or the Subsidiary were required by law to withhold or to collect have been duly withheld and collected, and have been paid over to the proper Governmental Body.

     C. Except as set forth in SCHEDULE 3.11, the Tax Returns of the Company and the Subsidiary have never been audited by the IRS or other Governmental Body, nor are any such audits in process. Except as set forth in SCHEDULE 3.11, there are no outstanding

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agreements or waivers extending the statute of limitations applicable to any Tax
Returns of the Company or the Subsidiary for any period.

     D. For federal income tax purposes, the Company and the Subsidiary have a taxable year ending on September 30 in each year.

     E. The Company has not filed a consent under Code sec. 341(f) concerning collapsible corporations. The Company and the Subsidiary have not made any material payments, are not obligated to make any material payments, and are not a party to any agreement that under any circumstances could obligate it to make any material payments that will not be deductible under Code sec. 280G. The Company and the Subsidiary have not been a United States real property holding corporation within the meaning of Code sec. 897(c)(2) during the applicable period specified in Code sec. 897(c)(1)(A)(ii). The Company and the Subsidiary are not a party to any Tax allocation or sharing agreement. Except with respect to the Subsidiary, the Company (i) has not been a member of an affiliated group filing a consolidated federal income Tax Return and (ii) has no liability for the Taxes of any Person under Reg. sec. 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

     F. The Company's and the Subsidiary's Tax basis in its assets for purposes of determining its future amortization, depreciation and other federal income tax deductions is accurately reflected on the Company's and the Subsidiary's books and records in all material respects.

     3.12. NO COMPANY MATERIAL ADVERSE EFFECT. Since June 30, 1999, there has not been any Company Material Adverse Effect, and to the Company's Knowledge, no event has occurred and no circumstance exists that may result in a Company Material Adverse Effect other than with respect to general domestic or international economic conditions and other than the changes in the Company's financial condition, business and operations as disclosed in Company's reports filed under the Exchange Act, which changes are continuing to date.

     3.13. EMPLOYEE BENEFITS MATTERS.

     A. SCHEDULE 3.13.1 lists all plans, programs, and similar agreements, commitments or arrangements (including, but not limited to, any bonus, profit sharing, pension, deferred compensation, stock option, stock purchase, fringe benefit, severance, post-retirement, scholarship, tuition reimbursement, disability, sick leave, vacation, commission, retention or other arrangements), whether oral or written, sponsored or maintained by or on behalf of, or to which contributions are or were made by, Company and/or any ERISA Affiliate within the last seven (7) years that provide or provided benefits, compensation or other remuneration to, or for the benefit of, current or former employees of Company and/or any ERISA Affiliate or any or any other individual who provides services to the Company and/or any ERISA Affiliate (including, but not limited to, any shareholder, officer, director, employee or consultant), or any spouse, child or other dependent of such current or former employee or other individual ("Plan" or "Plans"). Except as disclosed on SCHEDULE 3.13.1, there are no other benefits to which any current or former employees of Company and/or any ERISA Affiliate or any or any other individual who provides services to the Company and/or any ERISA Affiliate (including, but not limited to, any shareholder, officer, director, employee or consultant), or any spouse, child or other dependent of such current or former employee or other individual is entitled or for which the Company and/or any ERISA Affiliate has any obligation. Except as set forth on

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SCHEDULE 3.13.1, only current employees of Company participate in the Plans, except as required by I.R.C. sec. 4980B and/or ERISA sec.sec. 601-609. Copies of all Plans and, to the extent applicable, all related trust agreements, actuarial reports, and valuations for the most recent three (3) years, all summary plan descriptions, prospectuses, Annual Report Form 5500's or similar forms (and attachments thereto) for the most recent three (3) years, all Internal Revenue Service determination letters, and any related documents requested by Buyer, including all amendments, modifications and supplements thereto, all material employee and/or participant communications relating to each such Plan, and all insurance contracts, administrative services agreements or contracts, have been delivered to Buyer, and all of the same are true, correct and complete.

     B. With respect to each Plan to the extent applicable:

          (i) No litigation or administrative or other proceeding or investigation, claim, lawsuit, arbitration or other action is pending or threatened involving such Plan or any administrator, fiduciary, employee, contributing employer, contractor or agent of such Plan, other than routine claims for benefits in the ordinary course for such Plan.

          (ii) Such Plan has been administered and operated in compliance with, and has been amended to comply with, all applicable laws, rules, and regulations, including, without limitation, ERISA, the Code, and the regulations issued under ERISA and the Code.

          (iii) Company and ERISA Affiliates have made and as of the Closing Date will have made or accrued, all payments and contributions required, or reasonably expected to be required, to be made under the provisions of such Plan or required to be made under applicable laws, rules and regulations, with respect to any period prior to the Closing Date, such amounts to be determined using the ongoing actuarial and funding assumptions of the Plan if applicable.

          (iv) Such Plan is fully funded in an amount sufficient to pay all liabilities (whether or not vested) accrued (including liabilities and obligations for health care, life insurance and other benefits after termination of employment) and claims incurred through August 31, 2000.

          (v) On the Closing Date such Plan will be fully funded in an amount sufficient to pay all liabilities (whether or not vested) accrued as of the Closing Date (including liabilities and obligations for health care, life insurance and other benefits after termination of employment) and claims incurred as of the Closing Date, or adequate reserves will be set up on Company's books and records, or paid-up insurance will be provided, therefor.

          (vi) Such Plan has been administrated and operated only in the ordinary and usual course and in accordance with its terms, and there has not been in the four (4) years prior hereto any increase in the liabilities of such Plan beyond increases typically experienced as a result of changes in the workforce.

          (vii) Such Plan is not a multiemployer plan (as defined in ERISA sec. 3(37) or 4001(a)(3)), is not a single-employer plan (as defined in ERISA sec. 4001(a)(15)), and is not a defined benefit plan (as defined in ERISA sec. 3(35)), and is not a plan maintained by more than one employer (within the meaning of Code sec. 413(c)).

          (viii) No Person has engaged in any "prohibited transaction" (as defined in ERISA sec. 406 or Code sec. 503(b) or 4975) with respect to such Plan on or prior to the

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

     Closing Date, and no Person who would be a fiduciary with respect to such Plan has breached any of his responsibilities or obligations imposed upon fiduciaries under Title I of ERISA which would subject Company or any ERISA Affiliate, or any Person whom the Company has an obligation to indemnify, to any liability.

          (ix) Such Plan contains provisions which allow additional benefits under the Plan to be discontinued at any time and for any reason, and which allow the Plan to be terminated (or the Company's participation in the Plan to be terminated) by the Company at any time and for any reason, and, if such Plan were terminated (or the Company's participation in such Plan were terminated) on or prior to the Closing Date, no additional liability would be incurred by the Company by such action.

          (x) All communications with respect to such Plan by any Person on or prior to the Closing Date have reflected accurately the documents and operations of such Plan, and no Person has, as of the Closing Date, any liability under any applicable law by reason of any communication or failure to communicate with respect to or in connection with such Plan.

          (xi) Such Plan does not provide benefits to any former employee, or any other Person who is not performing services for the Company, except as required by Code sec. 4980B and/or ERISA sec.sec. 601-609.

          (xii) No liability to the Pension Benefit Guaranty Corporation ("PBGC") has been incurred or will be incurred as of the Closing Date by Company or any ERISA Affiliate, except for PBGC insurance premiums (if any), and all such insurance premiums incurred or accrued up to and including the Closing Date have been timely paid, or will be timely paid prior to the Closing Date.

          (xiii) Neither the Company nor any ERISA Affiliate has ceased operations at any facility or withdrawn from such Plan in a manner which could subject the Company to liability under ERISA sec. 4062, 4063 or 4064, and no events have occurred or will occur on or prior to the Closing Date which might give rise to any liability of Company to the PBGC under Title IV of ERISA or which could reasonably be anticipated to result in any claims being made against Company by the PBGC.

          (xiv) No entitlement to any benefit (including, but not limited to, severance pay, unemployment compensation or payment contingent upon a change in control or ownership of the Company) from such Plan shall arise, and no acceleration or increase in benefits due any Person shall occur, by reason of the consummation of the transactions contemplated by this Agreement.

          (xv) An ERISA fiduciary insurance policy issued by a licensed insurance company is in place covering each and every fiduciary of such Plan.

          (xvi) If such Plan purports to provide benefits which qualify for tax-favored treatment under Code sec. 79, 105, 106, 117, 120, 125, 127 129 or 132, the Plan satisfies the requirements of said Code sections.

     C. The participants and beneficiary records with respect to each Plan providing benefits to employees or other Persons performing services for the Company and their spouses, dependents, etc., are in the custody of the Company (or an agent of the Company who must, upon demand, provide such records to the Company), and such records accurately state the history of each participant and beneficiary in connection with each such Plan and accurately state the benefits earned by and/or owed to each such participant and beneficiary.

     D. Except as otherwise set forth on SCHEDULE 3.13.2, the Company is not liable for and neither the Company nor Merger Sub nor Parent will be liable for, any contribution, Tax, lien, penalty, cost, interest, claim, loss, action, suit, damage, cost assessment or other similar type of liability or expense of any ERISA Affiliate (including predecessors thereof) with regard to any Plan maintained, sponsored or contributed to by an ERISA Affiliate, including, without limitation, withdrawal liability arising under Title IV of ERISA, liabilities to the PBGC, or liabilities under Code sec. 412 or ERISA sec. 302.

     3.14. COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS. For purposes of this Section 3.14. only, the term "Company" shall be deemed to include the Company and the Subsidiary.

     A. Except as set forth in SCHEDULE 3.14 of the Company Disclosure Schedule:

          (i) The Company is, and at all times since September 30, 1998 has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets except where the failure to comply with a Legal Requirement would not have a Company Material Adverse Effect;

          (ii) To the Knowledge of the Company, no event has occurred or circumstance exists that (with or without notice or lapse of time) (1) may constitute or result in a violation by the Company of, or a failure on the part of the Company to comply with, any Legal Requirement or (2) may give rise to any obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature except for events or circumstances which in the aggregate would not have a Company Material Adverse Effect; and

          (iii) The Company has not received, at any time since September 30, 1998, any written notice or other written communication from any Governmental Body or any other Person regarding (1) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement or (2) any actual, alleged, possible, or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

     B. The Company has all Governmental Authorizations necessary to conduct its business as presently conducted. Each Governmental Authorization is valid and in full force and effect. Except as set forth in SCHEDULE 3.14 of the Company Disclosure Schedule:

          (i) The Company is, and at all times since September 30, 1998 has been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in
     SCHEDULE 3.14 of the Company Disclosure Schedule, except where the failure to comply with a Governmental Authorization would not have a Company Material Adverse Effect;

          (ii) To the Knowledge of the Company, no event has occurred or circumstance exists that may (with or without notice or lapse of time) (1) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in SCHEDULE 3.14 of the Company Disclosure Schedule or (2) result directly or indirectly

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

     in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in SCHEDULE 3.14 of the Company Disclosure Schedule, except for events or circumstances which in the aggregate would not have a Company Material Adverse Effect;

          (iii) The Company has not received, at any time since September 30, 1998, any written notice or other written communication from any Governmental Body or any other Person regarding (1) any actual or alleged violation of or failure to comply with any term or requirement of any Governmental Authorization or (2) any actual or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

          (iv) All applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in SCHEDULE
     3.14 of the Company Disclosure Schedule have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies, except where the failure to make such filings in a timely manner would not have a Company Material Adverse Effect.

     The Governmental Authorizations listed in SCHEDULE 3.14 of the Company Disclosure Schedule collectively constitute all of the Governmental Authorizations that are material to the conduct of the Company's business in the manner it is currently conducted and to operate such business and to permit the Company to own and use its assets in the manner in which it currently owns and uses such assets.

     3.15. LEGAL PROCEEDINGS; ORDERS.

     A. Except as set forth in SCHEDULE 3.15 of the Company Disclosure Schedule, there is no pending Proceeding:

          (i) That has been commenced by or against the Company or the Subsidiary; or

          (ii) To the Knowledge of the Company, that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

     Except as set forth in SCHEDULE 3.15 of the Company Disclosure Schedule, to the Knowledge of the Company, (i) no such Proceeding has been Threatened and
(ii) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any Proceeding that could reasonably be expected to result in a Company Material Adverse Effect. The Company and the Subsidiary have delivered to Merger Sub and Parent copies of all pleadings, correspondence, and other documents relating to each pending Proceeding listed in SCHEDULE 3.15 of the Company Disclosure Schedule. The Proceedings listed in
SCHEDULE 3.15 of the Company Disclosure Schedule will not have a Company Material Adverse Effect.

     B. Except as set forth in SCHEDULE 3.15 of the Company Disclosure Schedule:

          (i) There is no Order to which the Company or the Subsidiary, or, to the Company's Knowledge, any of the assets owned or used by the Company or the Subsidiary, is subject; and

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

          (ii) To the Company's Knowledge, no officer, director, or employee of the Company or the Subsidiary is subject to any Order that prohibits such officer, director, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of the Company or the Subsidiary as currently conducted.

     C. Except as set forth in SCHEDULE 3.15 of the Company Disclosure Schedule:

          (i) The Company and the Subsidiary are, and at all times since September 30, 1998 have been, in full compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject, except where the failure to comply would not have a Company Material Adverse Effect;

          (ii) To the Knowledge of the Company, no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which the Company or the Subsidiary, or any of the assets owned or used by the Company or the Subsidiary, is subject, except for events or circumstances which in the aggregate would not have a Company Material Adverse Effect; and

          (iii) Neither the Company nor the Subsidiary have received, at any time since September 30, 1998, any written notice from any Governmental Body or any other Person regarding any actual or alleged violation of, or failure to comply with, any term or requirement of any Order to which the Company, or any of the assets owned or used by the Company or the Subsidiary, is or has been subject.

     3.16. ABSENCE OF CERTAIN CHANGES AND EVENTS.  Except as set forth in
Schedule 3.16 of the Company Disclosure Schedule and in the recent changes in capitalization as reflected in Section 3.3. hereto, since June 30, 1999, the Company and the Subsidiary have conducted their businesses only in the Ordinary Course of Business and there has not been any:

     A. Change in the Company's or the Subsidiary's authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of the Company or the Subsidiary; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company or the Subsidiary of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

     B. Amendment to the Organizational Documents of the Company or the Subsidiary;

     C. Except in the Ordinary Course of Business, payment or increase by the Company or the Subsidiary of any bonuses, salaries, or other compensation to any stockholder, director, officer or employee or entry into any employment, severance, or similar Contract with any director, officer, or employee;

     D. Adoption of, or substantial increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Company or the Subsidiary;

     E. Damage to or destruction or loss of any asset or property of the Company or the Subsidiary, whether or not covered by insurance that had a Company Material Adverse Effect;

     F. Entry into, termination of, or receipt of written notice of termination of any Contract or transaction involving a total remaining commitment by or to the Company or the Subsidiary of at least Twenty-Five Thousand and No/100 Dollars ($25,000.00);

     G. Sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any asset or property of the Company or the Subsidiary or mortgage, pledge, or imposition of any Encumbrance on any material asset or property of the Company or the Subsidiary, including the sale, lease, or other disposition of any of the Software and Intangibles;

     H. Cancellation or waiver of any claims or rights with a value to the Company or the Subsidiary in excess of Twenty-Five Thousand and No/100 Dollars ($25,000.00);

     I. Material change in the accounting methods used by the Company or the Subsidiary; or

     J. Agreement, whether oral or written, by the Company or the Subsidiary to do any of the foregoing.

     3.17. CONTRACTS; NO DEFAULTS.

     A. SCHEDULE 3.17(A) of the Company Disclosure Schedule contains a complete and accurate list (other than Customer License Agreements which are disclosed in Section 3.22.), and the Company has delivered to Merger Sub and Parent true and complete copies, of:

          (i) Each Contract that involves performance of services or delivery of goods or materials by the Company or the Subsidiary of an amount or value in excess of Twenty-Five Thousand and No/100 Dollars ($25,000.00);

          (ii) Each Contract that involves performance of services or delivery of goods or materials to the Company or the Subsidiary of an amount or value in excess of Twenty-Five Thousand and No/100 Dollars ($25,000.00);

          (iii) Except for customer Contracts and inventory and equipment purchase orders incurred in the Ordinary Course of Business, each Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of the Company or the Subsidiary in excess of Twenty-Five Thousand and No/100 Dollars ($25,000.00);

          (iv) Each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than Twenty-Five Thousand and No/100 Dollars ($25,000.00) and with terms of less than one (1) year) of the Company or the Subsidiary;

          (v) Each collective bargaining agreement and other Contract to or with any labor union or other employee representative of a group of employees relating to the Company or the Subsidiary;

          (vi) Each joint venture, partnership, and other Contract (however named) involving a sharing of profits, losses, costs, or liabilities by the Company or the Subsidiary with any other Person;

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

          (vii) Each Contract containing covenants that in any way purport to restrict the business activity of the Company or the Subsidiary or limit the freedom of the Company or the Subsidiary to engage in any line of business or to compete with any Person;

          (viii) Each Contract (relating to the Company or the Subsidiary) providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

          (ix) Each power of attorney relating to the Company or the Subsidiary that is currently effective and outstanding;

          (x) Each Contract relating to the Company or the Subsidiary for capital expenditures in excess of Twenty-Five Thousand and No/100 Dollars ($25,000.00);

          (xi) Each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by the Company or the Subsidiary other than in the Ordinary Course of Business; and

          (xii) Each amendment, supplement, and modification in respect of any of the foregoing.

     B. Except as set forth in SCHEDULE 3.17(B) of the Company Disclosure Schedule, to the Knowledge of the Company, no officer, director, or employee of the Company or the Subsidiary is bound by any Contract that purports to limit the ability of such officer, director or employee to (i) engage in or continue any conduct, activity, or practice relating to the business of the Company or any Subsidiary, as currently conducted or (ii) assign to the Company or any Subsidiary any rights to any invention, improvement, or discovery relating to the business of the Company or any Subsidiary.

     C. Except as set forth in SCHEDULE 3.17(C) of the Company Disclosure Schedule, each Contract identified or required to be identified in SCHEDULE 3.17(A) of the Company Disclosure Schedule is in full force and effect, except as to matters or default which in the aggregate would not have a Company Material Adverse Effect.

     D. Except as set forth in SCHEDULE 3.17(D) of the Company Disclosure
Schedule:

          (i) The Company and each Subsidiary is in full compliance with all material terms and requirements of each Contract under which Company or such Subsidiary has or had any obligation or liability or by which Company or such Subsidiary or any of the assets owned or used by Company or such Subsidiary is or was bound, except where the failure to comply with such terms and requirements would not have a Company Material Adverse Effect;

          (ii) To the Knowledge of the Company, each other Person that has or had any obligation or liability under any Contract under which the Company has or had any rights is in full compliance with all material terms and requirements of such Contract;

          (iii) To the Knowledge of the Company, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give the Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any material Contract, except for

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

     events or circumstances which in the aggregate would not have a Company Material Adverse Effect; and

          (iv) Neither the Company nor any Subsidiary has given to or received from any other Person, at any time since March 31, 1999, any written notice regarding any actual, alleged, possible, or potential violation or breach of, or default under, any material Contract.

     E. There are no renegotiations of or attempts to renegotiate any material amounts paid or payable to the Company or any Subsidiary under current or completed Contracts with any Person and the Company has not received any written demand for such renegotiation.

     3.18. INSURANCE.

     A. The Company has delivered to Merger Sub and Parent:

          (i) True and complete copies of all policies of insurance to which the Company or the Subsidiary is a party;

          (ii) True and complete copies of all pending applications for policies of insurance; and

          (iii) Any written statement by the auditor of the Financial Statements with regard to the adequacy of such entity's coverage or of the reserves for claims.

     B. Except as set forth on SCHEDULE 3.18(B) of the Company Disclosure
Schedule:

          (i) All policies to which the Company or the Subsidiary is a party or that provide coverage to the Company or the Subsidiary, or any director of the Company or the Subsidiary:

             (1) Are in full force and effect, except as to matters or defaults which in the aggregate, would not have a Company Material Adverse Effect; and

             (2) Taken together in the reasonable judgment of the Company, provide adequate insurance coverage for the assets and the operations of the Company or any Subsidiary for all risks to which the Company or the Subsidiary is normally exposed.

          (ii) Neither the Company nor Subsidiary has received any written notice of cancellation or other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

          (iii) The Company and Subsidiary has paid all premiums due and has otherwise performed all of its material obligations under each policy to which the Company or such Subsidiary is a party or that provides coverage to the Company or such Subsidiary or any director thereof, except where the failure to so perform would not in the aggregate have a Company Material Adverse Effect.

     3.19. ENVIRONMENTAL MATTERS. Except as set forth in SCHEDULE 3.19 of the Company Disclosure Schedule, the Company and the Subsidiary have obtained and are in compliance with all permits, licenses and other authorizations (collectively, "Permits") required to do business by Environmental Requirements. To the Company's Knowledge,

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there are no conditions, circumstances, activities, practices, incidents, or actions (collectively, "Conditions") resulting from the conduct of its business which Conditions may reasonably form the basis of any claim or suit against the Company or the Subsidiary based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling by the Company or the Subsidiary, or the emission, discharge, release or Threatened release by the Company or the Subsidiary into the environment, of any pollutant, contaminant, or hazardous or toxic materials, substances or wastes.

     3.20. EMPLOYEES.

     A. SCHEDULE 3.20.1 contains a complete and accurate list of the following information for each employee or director of Company and Subsidiary, including each employee on leave of absence or layoff status: name of employee or director; date of hire, job title and "essential functions" (as defined in 29 C.F.R. Section 1630.2(n)); current compensation and any change in compensation during the past two (2) years; vacation accrued; and service credited for purposes of vesting and eligibility to participate under Company's Plans to the extent applicable under such Plans.

     B. No employee or director of Company or Subsidiary is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee or director and any other Person ("Proprietary Rights Agreement") that in any way adversely affects or will affect (i) the performance of his duties as an employee or director of Company or Subsidiary or (ii) the ability of Company or Subsidiary to conduct its business, including any Proprietary Rights Agreement with Company or Subsidiary by any such employee or director. No key employee of Company or Subsidiary intends to terminate his employment with Company or Subsidiary.

     C. SCHEDULE 3.20.2 contains a complete and accurate list of the following information for each retired employee or director of Company or the Subsidiary, or their dependents, receiving benefits or scheduled to receive benefits in the future: name, listing of benefits to which they are entitled and funding mechanism for such benefits.

     D. SCHEDULE 3.20.3 contains a complete listing of all "covered employees" and "qualified beneficiaries" (as each is defined in ERISA sec.sec. 607(2) and (3) and/or Code sec. 4980B(f)(7)) who have experienced a qualifying event (within the meaning of ERISA sec. 603 and/or Code sec. 4980B(f)(3)) with respect to a Plan, and/or who are eligible for continuation coverage (within the meaning of ERISA sec. 602 and/or Code sec. 4980B(f)(2)) and/or whose period for continuation coverage has not expired. Included in this listing is the current address for each such individual, the date on which they would have (absent continuation coverage) lost coverage, whether the individual has elected continuation coverage, and for individuals who have not yet elected continuation coverage, the date on which the individual was notified of their right to continuation coverage.

     E. SCHEDULE 3.20.4 contains a complete listing of all employees who are on a leave of absence from the Company or the Subsidiary (indicating also whether or not such leave is pursuant to the Family and Medical Leave Act of 1993, as amended) and denoting whether such employee is receiving or entitled to receive health coverage under a Plan during such period of leave.

     3.21. GOVERNMENT CONTRACTS. Except as set forth in SCHEDULE 3.21 of the Company Disclosure Schedule, neither the Company nor the Subsidiary have any business contracts

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with any independent or executive agency, division, subdivision, audit group or procuring office of the federal government or of a state government, including any prime contractor of the federal government and any higher level subcontractor of a prime contractor of the federal government, and including any employees or agents thereof, in each case acting in such capacity.

     3.22. INTELLECTUAL PROPERTY RIGHTS OF THE COMPANY.  For purposes of this
Section 3.22. only, the term "Company" shall be deemed to include the Company and the Subsidiary.

     3.22.1. SCHEDULE 3.22.1 (i) contains a complete list of each governmental filing, whether federal, state, local, foreign or otherwise, related to patents, copyrights, trademarks, service marks, trade names, maskworks, other Intangibles and Software (such terms are defined in Section 3.22.2.M.) (collectively "Registrations") of Company; (ii) identifies each pending Registration of Company with respect to the Intangibles and Software (defined in Section 4.9.2.M.); (iii) identifies all of Company's applications for or Registrations regarding the Intangibles and Software which have been withdrawn, abandoned, or have lapsed or been denied and (iv) specifies any advice to Company with respect to such Registration or protectability of the Intangibles and Software summarizing such advice.

     SCHEDULE 3.22.1 also identifies (i) each license agreement or other written or oral agreement or permission ("License Agreement") and in which Company has granted to any third party any right with respect to any of the Intangibles or Software; (ii) each item of the Intangibles and Software used or possessed by Company that any third party owns and the license, sublicense, agreement or other permission in connection therewith (the "Third Party License Agreement"), together with the term thereof, and all royalties or other amounts due thereon and (iii) each agreement entered into by Company that provides for the sale of license or access to any source code of the Software, including, without limitation, any source code escrow agreement ("Source Code Agreement").

     Company has supplied Parent with correct and complete copies of all License Agreements, Third Party License Agreements and Source Code Agreements.

     Company has complied with all License Agreements, Third Party License Agreements and Source Code Agreements, and to the best of Company's knowledge, all other parties to such agreements have complied with all provisions thereof; and no default or event of default exists under any of the License Agreements, Third Party License Agreements, or Source Code Agreements.

     3.22.2.

     A. SCHEDULE 3.22.2 is an accurate and complete list and description (including a name, product description, the language in which it is written and the type of hardware platform(s) on which it runs) of all of the following:

          (i) All Software owned by Company, whether purchased from a third party, developed by or on behalf of Company, currently under development or otherwise ("Owned Software").

          (ii) All Software, other than the Owned Software, that is either (x) offered or provided by Company, directly or through Distributors, to customers of Company or (y) used by Company to provide information or services to customers of Company for a fee (collectively, "Customer Software"; the Owned Software and the Customer Software are collectively referred to as the "Company Software").

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          (iii) All Software, other than Company Software, that is licensed or marketed to or from third parties or otherwise used by Company for any purpose whatsoever (collectively, "Other Software"), other than Other Software that is generally available for license at retail or directly via the Internet ("COTS").

     B. To the extent not set forth in SCHEDULE 3.22.1, SCHEDULE 3.22.2 separately sets forth an accurate and complete list and description of each copyright, trademark, trademark application or registration, service mark, service mark application or registration, patent application or registration, and name and logo included in the Intangibles (as defined below in this Section) owned, marketed or licensed by Company to or from third parties, used or under development by Company. SCHEDULE 3.22.2 indicates Company's ownership of such items or the source of Company's right to use such items.

     C. No Software other than the Owned Software, Customer Software and Other Software is required to operate the Company's businesses as currently conducted and as contemplated by existing Company Software product and service plans.
SCHEDULE 3.22.2 identifies all individuals who have contributed to the development of the Owned Software.

     D. Except as explained on SCHEDULE 3.22.2, Company owns and has good and marketable title to the Owned Software and Intangibles attributable to the Owned Software, and has the full right to use all of the Customer Software and Other Software, and Intangibles attributable thereto, as used or required to operate the Company's businesses as currently conducted and as contemplated in the future in accordance with Company's written business plans, free and clear of any liens, claims, charges or encumbrances which would affect the use of such Software in connection with the operation of the Company's businesses as currently conducted and as contemplated in the future in accordance with Company's written business plans.

     E. No rights of any third party not previously obtained are necessary to market, license, sell, modify, update, and/or create derivative works for any Software as to which Company takes any such action in its businesses as currently conducted.

     F. With respect to Software which is licensed by Company to third parties or used in connection with the providing of services to third parties in the Company's businesses:

          (i) Company maintains machine-readable master-reproducible copies, reasonably complete technical documentation and/or user manuals for the most current releases or versions thereof and for all earlier releases or versions thereof currently being supported by Company;

          (ii) In each case, the machine-readable copy substantially conforms to the corresponding source code listing;

          (iii) Such Software is written in the language set forth on SCHEDULE 3.22.2, for use on the hardware set forth on SCHEDULE 3.22.2 with standard operating systems;

          (iv) Such Software can be maintained and modified by reasonably competent programmers familiar with such language, hardware and operating systems; and

          (v) In each case the Software operates in accordance with the user manual thereof without operating defects of any material nature.

     G. None of the Software or Intangibles listed on SCHEDULE 3.22.1 or
SCHEDULE 3.22.2, or their respective past or current uses by or through Company has violated or infringed

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upon, or is violating or infringing upon, any Software, patent, copyright, trade secret or other Intangible of any person. Company has adequately maintained all trade secrets and copyrights with respect to the Software. Company has performed all obligations imposed upon it with regard to the Customer Software and Other Software which are required to be performed by it on or prior to August 31, 2000, and neither Company nor, to the knowledge of Company, any other party, is in breach of or default thereunder in any respect, nor to Company's knowledge, is there any event which with notice or lapse of time or both would constitute a default thereunder.

     H. To the knowledge of Company, no person is violating or infringing upon, or has violated or infringed upon at any time, any of Company's proprietary rights to any of the Software or Intangibles listed on either SCHEDULE 3.22.1 or
SCHEDULE 3.22.2.

     I. None of the Software or Intangibles listed on SCHEDULE 3.22.1 and
SCHEDULE 3.22.2 are owned by or registered in the name of any of Company's shareholders, any current or former owner or shareholder, partner, director, executive, officer, employee, salesperson, agent, customer, contractor of Company or its representative nor does any such person have any interest therein or right thereto, including, but not limited to, the right to royalty payments. Except as listed on SCHEDULE 3.22.2, Company has granted no third party any exclusive rights related to any Owned Software.

     J. No litigation is pending and no claim has been made against Company or, to the knowledge of Company, is threatened, which contests the right of Company to sell or license to any person or entity or use any of the Owned Software, Customer Software or Other Software. No former employer of any employee or consultant of Company has made a claim against Company or, to the knowledge of Company, against any other person, that Company or such employee or consultant is misappropriating or violating the Intangibles of such former employer.

     K. Company is not a party to or bound by and, upon the consummation of the transactions contemplated by this Agreement, will not be a party to or bound by (as a result of any acts or agreements of Company), any license or other agreement requiring the payment by Company or its assigns of any royalty or license payment, excluding such agreements relating to the Customer Software to the extent such royalty or license payment is expressly set forth on SCHEDULE 3.22.2.

     L. [INTENTIONALLY LEFT BLANK].

     M. For purposes of this Agreement, "Software" means any computer program, operating system, applications system, microcode, firmware or software of any nature, whether operational, under development or inactive, including all object code, source code, technical manuals, compilation procedures, execution procedures, flow charts, programmers notes, user manuals and other documentation thereof, whether in machine-readable form, programming language or any other language or symbols and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature.

     "Intangible" means:

          (i) Patents, patent applications, patent disclosures, all re-issues, divisions, continuations, renewals, extensions and continuation-in-parts thereof and improvements thereto;

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          (ii) Trademarks, service marks, trade dress, logos, trade names, and corporate names and registrations and applications for registration thereof and all goodwill associated therewith;

          (iii) Copyrights and registrations and applications for registration thereof;

          (iv) Maskworks and registrations and applications for registration thereof;

          (v) All right, title and interest in all computer software, data and documentation (including, without limitation, modifications, enhancements, revisions or versions of or to any of the foregoing and prior releases of any of the foregoing applicable to any operating environment);

          (vi) Trade secrets and confidential business information (including, without limitation, ideas, formulas, compositions, inventions, whether patentable or unpatentable and whether or not reduced to practice, know-how, manufacturing and production processes and techniques, research and development information, drawings, flow charts, processes ideas, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing, and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information);

          (vii) Other proprietary rights;

          (viii) All rights necessary to prevent claims of invasion of privacy, right of publicity, defamation, infringement of moral rights, or any other causes of action arising out of the use, adaptation, modification, reproduction, distribution, sale, or exhibition of the Software;

          (ix) All income, royalties, damages and payments due at Closing or thereafter with respect to the Owned Software, Customer Software, Other Software, or other Intangibles and all other rights thereunder including, without limitation, damages and payments for past, present or future infringements or misappropriations thereof, the right to sue and recover for past, present or future infringements or misappropriations thereof;

          (x) All rights to use all of the foregoing forever; and

          (xi) All other rights in, to, and under the foregoing in all countries.

     "Distributor" means Company and any other person or entity that has been authorized by Company to sell, license or offer to sell or license any Company Software, other than an employee of Company. Distributors may include, without limitation, value added resellers, original equipment manufacturers, dealers, sales agents, and distributors.

     3.22.3. MILLENNIUM COMPLIANCE.

     A. Except as noted in SCHEDULE 3.22.3, the Owned Software and to the best knowledge of Company, the Customer Software and Other Software, are "Millennium Compliant." For the purposes of this Agreement "Millennium Compliant" means:

          (i) The functions, calculations, and other computing processes of the Owned Software, Other Software and Customer Software (collectively, "Processes") perform in an accurate manner regardless of the date in time on which the Processes are actually performed and regardless of the date input to the Owned Software, Other

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     Software, and Customer Software, whether before, on, or after January 1,
     2000, and whether or not the dates are affected by leap years;

          (ii) The Owned Software, Other Software, and Customer Software accept, store, sort, extract, sequence, and otherwise manipulate date inputs and date values, and return and display date values, in an accurate manner regardless of the dates used, whether before, on, or after January 1, 2000;

          (iii) The Owned Software, Other Software, and Customer Software will function without interruptions caused by the date in time on which the Processes are actually performed or by the date input to the Owned Software, Other Software, and Customer Software, whether before, on, or after January 1, 2000;

          (iv) The Owned Software, Other Software, and Customer Software accept and respond to two (2) digit year and four (4) digit year date input in a manner that resolves any ambiguities as to the century in a defined, predetermined, and accurate manner;

          (v) The Owned Software, Other Software, and Customer Software display, print, and provide electronic output of date information in ways that are unambiguous as to the determination of the century; and

          (vi) The Owned Software, Customer Software, and Other Software have been tested by Company to determine whether the Owned Software, Customer Software, and Other Software are Millennium Compliant. Company shall deliver the test plans and results of such tests upon written request from Parent. Company shall notify Parent immediately of the results of any tests or any claim or other information that indicates the Owned Software, Customer Software, and Other Software are not Millennium Compliant.

     B. Except as set forth in SCHEDULE 3.22.3(B) of the Company Disclosure Schedule and except as described in the next following sentence, the Company has inquired as to the Millennium Compliance of the Customer Software and any computer hardware and devices owned or leased by the Company that operates any of the Company Software ("Company Hardware") with the vendor thereof, has obtained assurances that such Customer Software and Company Hardware is Millennium Compliant, and has tested such Customer Software and Company Hardware in conjunction with the Owned Software to determine whether the operation of the Owned Software would result in dated-related failures or errors in such Customer Software or Company Hardware. In the event that the Company obtains information that such Customer Software or Company Hardware is not Millennium Compliant or such Customer Software or Company Hardware fails the testing as described above, the Company has established and has timely implemented written plans to migrate the Company and all Company customers off of such Customer Software or Company Hardware before the Company anticipates that errors or failures in such Customer Software or Company Hardware will occur.

     C. Except as set forth in SCHEDULE 3.22.3(C) of the Company Disclosure Schedule and except as described in the next following sentence, the Company has inquired as to the Millennium Compliance of the Other Software with the vendor thereof and has obtained assurances that such Other Software is Millennium Compliant. In the event that the Company obtains information that such Other Software is not Millennium Compliant, the Company has established and has timely implemented written plans to migrate the

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Company off of such Other Software before the Company anticipates that errors or failures in such Other Software will occur.

     D. Each customer of Company identified on SCHEDULE 3.22.3(D) has received a copy of the correspondence attached to SCHEDULE 3.21.3(D).

     E. SCHEDULE 3.22.3(E) of the Company Disclosure Schedule sets forth true and correct information called for therein with respect to each customer of Company.

     3.22.4. Without limiting any of the foregoing, to the best knowledge of Company, none of Company's current or former officers, executives, directors, partners, shareholders, employees, salespersons, customers, or independent contractors have disclosed to (without proper obligation of confidentiality) or otherwise used or utilized on behalf of any person other than Company, any trade secrets or proprietary information, including, without limitation, the source codes for Company Software.

     All License Agreements, Third Party License Agreements, software development agreements, and any other written agreement between Company and any third party in which trade secrets or confidential information of Company, Company's customers, agents, or suppliers are disclosed binds the recipient thereof to take reasonable steps to protect the proprietary rights of Company and its customers, agents, and suppliers in such trade secrets and confidential information.

     SCHEDULE 3.22.4 identifies all individuals who have materially contributed to the development of the Owned Software.

     3.22.5. COMPANY SOFTWARE:

     A. Performs in accordance with all published specifications for such Software;

     B. Complies with all other published documentation, descriptions and literature with respect to such Software; and

     C. Complies with all representations, warranties and other requirements specified in all of Company's License Agreements.

     3.22.6. Except as set forth on SCHEDULE 3.22.6, none of Company's shareholders have an ownership right or other interest in any Software or Intangibles related to the Acquired Business, and no claims have been made or, to the knowledge of the Company, is threatened, that the Company Software substantially fails to perform as set forth in Section 3.22.5.

     3.22.7. All Company's contracts with customers (collectively "Customer Contracts"), whether completed or outstanding, were or are evidenced by written agreements containing provisions reasonably equivalent to those contained in
SCHEDULE 3.22.7 hereto, with only such changes as would not affect the rights of Company and would not impose on Company any additional obligations.

     No Customer Contract provided for the transfer to the customer therein of any Intangibles relating to Company Software as to which Company thereafter shall have no further rights. No current Customer Contract provides that the customer therein shall be entitled to sublicense or otherwise transfer to a third party any of the Intangibles relating to Company Software unless such third party agrees to be bound by the confidentiality provisions thereof and agrees to pay Company royalties and other amounts comparable to those under such Customer Contract.

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     Except as set forth on SCHEDULE 3.22.7, each past or present customer of
Company and each past or present customer of Company to whom Company disclosed any of the Intangibles relating to Company Software is bound by a confidentiality provision which requires such past or present customer to take reasonable steps to protect the rights of Company in the Intangibles relating to Company Software.

     3.23. CERTAIN PAYMENTS. To the Knowledge of the Company, neither the Company or any Subsidiary nor any director, officer, agent, or employee of the Company or any Subsidiary, nor any other Person associated with or acting for or on behalf of the Company or any Subsidiary, has directly or indirectly:

     A. On behalf of the Company or any Subsidiary or for the Company's or any Subsidiary's benefit, made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services in violation of any Legal Requirement.

     B. Established or maintained any fund or asset on behalf of the Company or any Subsidiary that has not been recorded in the books and records of the Company or any Subsidiary.

     3.24. RELATIONSHIPS WITH RELATED PERSONS.  Except as set forth in SCHEDULE
3.24 of the Company Disclosure Schedule, no Related Person of the Company or the Subsidiary has, or since September 30, 1998, has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in the Company's or the Subsidiary's businesses.

     Except as set forth in SCHEDULE 3.24 of the Company Disclosure Schedule, to the Knowledge of the Company, no Related Person of the Company or the Subsidiary owns, or since September 30, 1998, has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has a material financial interest in any transaction with the Company or the Subsidiary.

     Except as set forth in SCHEDULE 3.24 of the Company Disclosure Schedule, no Related Person of the Company is a party to any Contract or commitment with the Company.

     3.25. BROKERS OR FINDERS. Except as set forth on SCHEDULE 3.25, neither the Company, the Subsidiary nor their agents have incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

     3.26. LABOR RELATIONS; COMPLIANCE. Neither the Company nor the Subsidiary have been nor are a party to any collective bargaining or other labor Contract. There has not been, there is not presently pending or existing, and there is not
Threatened:

     A. Any strike, slowdown, picketing, work stoppage or employee grievance process;

     B. Any Proceeding against or affecting Company or Subsidiary relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting any of Company or their premises; or

     C. Any application for certification of a collective bargaining agent.

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     No event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by Company or Subsidiary, and no such action is contemplated by Company or Subsidiary. Company and Subsidiary have complied in all respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health and plant closing. The Company and Subsidiary have only employed individuals authorized to work in the United States.

     Company and Subsidiary are not liable for the payment of any compensation, Damages, taxes, fines, penalties, or other amounts, however, designated, for failure to comply with any of the foregoing Legal Requirements.

     3.27. DISCLOSURE DOCUMENTS. None of the information supplied or to be supplied by the Company for inclusion in or incorporation by reference in (i) the Proxy Statement (as defined in Section 6.1.) and (ii) the registration statement (as defined in Section 4.3.) including the Proxy Statement included therein, will, in the case of the Proxy Statement, at the time of mailing of the Proxy Statement to stockholders of the Company, contain any untrue statement of a material fact or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or will, in the case of the Registration Statement, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act, the rules and regulations thereunder, except that no representation is made by the Company with respect to information supplied by Parent or Merger Sub for inclusion therein.

     3.28. DISCLOSURE. No representation or warranty made by the Company in this Agreement or any Exhibit hereto or in the Company Disclosure Schedule, when taken together, contains or contained (as of the date made) any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were made.

     3.29. VOTE REQUIRED. The affirmative vote of a majority of the votes that holders of the outstanding shares of Company Common Stock are entitled to vote with respect to the Merger is the only vote of the holders of any class or series of Company's capital stock necessary to approve this Agreement and the transactions contemplated hereby.

4. REPRESENTATIONS, WARRANTIES AND DISCLAIMERS OF MERGER SUB AND PARENT.

     As of September 25, 2000 and as of the Closing Date, Merger Sub and Parent, jointly and severally, hereby represent and warrant to the Company, subject to such exceptions as are specifically disclosed in writing in the disclosure letter and referenced by a specific representation supplied by Parent to Company dated as of September 25, 2000 and certified by a duly authorized officer of Parent (the "Parent Disclosure Schedule"), as follows:

     4.1. ORGANIZATION. Each of Merger Sub and Parent is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and Merger Sub and Parent each has all requisite corporate power and authority to own,

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lease and operate its assets and to carry on its business as now being conducted. Each of Merger Sub and Parent is duly qualified to transact business, and is in good standing, as a foreign corporation in each jurisdiction where the character of its activities requires such qualification, except where the failure to so qualify would not have a material adverse effect on the assets, liabilities, results of operations, financial condition, business or prospects of Merger Sub, Parent or their respective subsidiaries taken as a whole.

     4.2. AUTHORIZATION. Each of Merger Sub and Parent has full corporate power and authority to execute and deliver this Agreement and to perform its respective obligations under this Agreement and to consummate the Merger and the other transactions contemplated hereby (the "Parent/Merger Sub Ancillary Agreements"). The execution and delivery of this Agreement by Merger Sub and Parent and the performance by Merger Sub and Parent of their respective obligations hereunder and the consummation of the Merger, the Parent/Merger Sub Ancillary Agreements and the other transactions provided for herein have been duly and validly authorized by all necessary corporate action on the part of each of Merger Sub and Parent. This Agreement and the Parent/Merger Sub Ancillary Agreements have been duly executed and delivered by each of Merger Sub and Parent and each constitutes the legal, valid and binding agreement of Merger Sub and Parent, enforceable against each of Merger Sub and Parent in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies. Each other agreement to be executed by Merger Sub and Parent in connection with this Agreement will be duly executed and delivered by Merger Sub and Parent in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

     4.3. ABSENCE OF RESTRICTIONS AND CONFLICTS. The execution, delivery and performance of this Agreement, the consummation of the Merger and the other transactions contemplated by this Agreement, and the fulfillment of and compliance with the terms and conditions of this Agreement do not and will not, with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any material benefit under, or permit the acceleration of any obligation under, (i) any term or provision of the Organizational Documents of Merger Sub or Parent;
(ii) any Contract material to the business and operations of Merger Sub or Parent; (iii) any judgment, decree, injunction or order of any court or governmental authority or agency to which Merger Sub or Parent is a party or by which Merger Sub or Parent or any of their respective properties is bound or
(iv) any statute, law, regulation or rule applicable to Merger Sub or Parent, so as to have, in the case of subsections (ii) through (iv) above, a material adverse effect on the assets, liabilities, results of operations, financial condition, business or prospects of Merger Sub or Parent and their respective subsidiaries taken as a whole. Except for (i) filing of the Articles of Merger;
(ii) the filing of a Form S-4 Registration Statement (the "Registration Statement") with the Securities and Exchange Commission ("SEC") in accordance with the Securities Act; (iii) the filing of the Proxy Statement (as defined in Section 6.1.) with the SEC in accordance with the Exchange Act and (iv) the filing of such consents, approvals, orders, authorizations, registrations, declarations and filing as may be required under applicable state securities laws, no Consent, approval, order or authorization of, or registration, declaration or filing with, any government agency or public or regulatory unit, agency, body or authority with respect to Merger Sub or Parent is required in connection with the execution, delivery or performance of this Agreement by Merger Sub or Parent or the consummation of the

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Contemplated Transactions contemplated by this Agreement by Merger Sub or
Parent, the failure to obtain which would have a material adverse effect upon the assets, liabilities, results of operations, financial condition, business or prospects of Merger Sub or Parent and its subsidiaries taken as a whole.

     4.4. CAPITALIZATION OF PARENT AND MERGER SUB. The authorized capital stock of Parent consists of two hundred million (200,000,000) shares of common stock, $.001 par value per share of which thirty million three hundred fifty-two thousand seven hundred sixty-five (30,352,765) shares were issued and outstanding as of December 10, 1999 and two million (2,000,000) shares of preferred stock, $.001 par value per share, of which zero (0) shares are issued and outstanding. The authorized capital stock of Merger Sub consists of one thousand (1,000) shares of common stock, par value $.01 per share, all of which, as of the date hereof, are issued and outstanding. All of the outstanding shares of Parent's and Merger Sub's respective capital stock are duly authorized, validly issued, fully paid and nonassessable. The shares of Parent Common Stock to be issued pursuant to this Agreement have been duly authorized and, when issued, will be validly issued, fully paid and nonassessable.

     4.5. SEC FILINGS; FINANCIAL STATEMENTS.

     A. Parent has made available to Company a correct and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Parent with the SEC on or after January 1, 1999 (the "Parent SEC Reports"), which are all the forms, reports and documents required to be filed by Parent with the SEC since January 1, 1999. The Parent SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Parent's subsidiaries is required to file any reports or other documents with the SEC.

     B. Each set of consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-Q of the Exchange Act) and each fairly represents the consolidated financial position of Parent and its subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal adjustments which were not or are not expected to be material in amount.

     C. Parent has previously furnished to Company a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC, but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Parent with the SEC pursuant to the Securities Act or the Exchange Act.

     4.6. LITIGATION. Except as may be disclosed in the Parent SEC Reports, there are no suits, arbitrations, actions, claims, complaints, grievances, investigations or proceedings pending or, to the Knowledge of Parent or Merger Sub, Threatened against Parent or Merger Sub that, if resolved against Parent or Merger Sub could be reasonably expected to

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have a material adverse effect on Parent or Merger Sub on their ability to consummate the Merger and the other transactions contemplated hereby.

     4.7. REGISTRATION STATEMENT; PROXY STATEMENT. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in (i) the S-4 will, at the time the S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (ii) the Proxy Statement will, at the dates mailed to the shareholders of Company at the time of the Company Shareholders' meeting (the "Meeting") and as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The S-4 will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by the Company which is contained in any of the foregoing documents.

     4.8. CERTAIN PROCEEDINGS. There is no pending Proceeding that has been commenced against Merger Sub or Parent that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To the knowledge of Merger Sub or Parent, no such Proceeding has been Threatened.

     4.9. BROKERS OR FINDERS. Except as set forth on SCHEDULE 4.9 of the Parent Disclosure Schedule, neither Merger Sub or Parent nor any of their respective officers or agents have incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

5. CERTAIN AGREEMENTS OF THE PARTIES.

     5.1. NO SOLICITATION.

     A. From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Section 8., Company and Subsidiary will not, nor will they authorize or permit any of their respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly,
(i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal (as defined below); (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal; (iii) engage in discussions with any person with respect to any Acquisition Proposal; (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Transaction (as defined below); provided, however, that nothing contained in this Section 5.1. shall prohibit the Board of Directors of Company (1) from complying with Rule 14d-9 or 14e-2(a) promulgated under the Exchange Act with regard to a tender or exchange offer not made in violation of this Section 5.1. or (2) during the period between mailing of the Proxy Statement to

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Company's shareholders and receipt of the approval by the shareholders of
Company of this Agreement and the Merger from, in response to an unsolicited, bona fide written Acquisition Proposal that Company's Board of Directors reasonably concludes based upon the advice of its independent financial advisors constitutes a Superior Proposal (as defined below), engaging in discussions with and furnishing information to the party making such Acquisition Proposal to the extent (a) the Board of Directors of the Company determines in good faith based on the advice of its outside legal counsel that its fiduciary obligations under applicable law require it to do so; (b) (x) at least five (5) days prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such party, Company gives Parent written notice of Company's intention to furnish nonpublic information to, or enter into discussions or negotiations with, such party and (y) Company receives from such party an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such party by or on behalf of Company and (c) contemporaneously with furnishing any such nonpublic information to such party, Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by the Company to Parent). Company and its subsidiaries will immediately case any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 5.1. by any officer, director or employee of Company or any of its subsidiaries or any investment banker, attorney or other advisor or representative of Company or any of its subsidiaries shall be deemed to be a breach of this Section 5.1. by Company.

     For purposes of this Agreement, (i) "Acquisition Proposal" shall mean any offer or proposal (other than an offer or proposal by Parent) relating to any Acquisition Transaction. For the purposes of this Agreement; (ii) "Acquisition Transaction" shall mean any transaction or series of related transactions other than the transactions contemplated by this Agreement involving: (1) any acquisition or purchase from the Company by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a five percent (5%) interest in the total outstanding voting securities of the Company or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning five percent (5%) or more of the total outstanding voting securities of the Company or any of its subsidiaries or any merger, consolidation, business combination or similar transaction involving the Company pursuant to which the shareholders of the Company immediately preceding such transaction hold less than ninety-five percent (95%) of the equity interests in the surviving or resulting entity of such transaction; (2) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than five percent (5%) of the assets of the Company or (3) any liquidation, dissolution, recapitalization or other significant corporate reorganization of the Company and (iii) "Superior Proposal" shall mean an Acquisition Proposal with respect to which (x) Company's Board of Directors shall have concluded in good faith, after considering applicable state law; on the basis of the written opinion of independent outside counsel that such action is necessary to prevent Company's Board of directors from violating its fiduciary duties to Company's shareholders under applicable law; (y) if any cash consideration is involved, shall not be subject to any financing contingency, and with respect to which Company's Board of Directors shall have determined (based upon the written opinion of Company's independent financial advisors) in the exercise of its

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fiduciary duties to Company's shareholders that the acquiring party is capable of consummating the proposed Acquisition Transaction on the terms proposed and
(z) Company's Board of Directors shall have determined in the exercise of its fiduciary duties to Company's shareholders that the proposed Acquisition Transaction provides greater value to the shareholders of Company than the Merger (based upon the written opinion of Company's independent financial advisors that such Acquisition Transaction is superior to the Merger from a financial point of view).

     B. In addition to the obligations of Company set forth in paragraph A. of this Section 5.1., Company as promptly as practicable, and in any event within twenty-four (24) hours, shall advise Parent orally and in writing of any request for information which Company reasonably believes would lead to an Acquisition Proposal or of any Acquisition Proposal, or any inquiry with respect to or which Company reasonably should believe would lead to any Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the person or group making any such request, Acquisition Proposal or inquiry. Company will keep Parent informed in all material respects of the status and details (including material amendments or proposed amendments) or any such request, Acquisition Proposal or inquiry. In addition to the foregoing, Company shall (i) provide Parent with at least forty-eight (48) hours prior notice (or such lesser prior notice as provided to the members of Company's Board of Directors, but in no event less than eight (8) hours) of any meeting of Company's Board of Directors at which Company's Board of Directors is reasonably expected to consider a Superior Offer and (ii) provide Parent with at least five (5) business days prior written notice of a meeting of Company's Board of Directors at which Company's Board of Directors is reasonably expected to recommend a Superior Offer to its shareholders and together with such notice a copy of the definitive documentation relating to such Superior Offer.

     5.2. PUBLIC DISCLOSURE. Parent and Company will consult with each other and agree before issuing any press release or otherwise making any public statement with respect to the Merger, this Agreement or an Acquisition Proposal and will not issue any such press release or make any such public statement prior to such agreement, except as may be required by law or any listing agreement with a national securities exchange, in which case reasonable efforts to consult with the other party will be made prior to any such release or public statement. The parties have agreed to the text of the joint press release announcing the signing of this Agreement.

     5.3. REASONABLE EFFORTS; NOTIFICATION.

     A. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Section 7. to be satisfied; (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Bodies and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Bodies, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Body; (iii) the obtaining of all necessary consents, approvals or waivers

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from third parties; (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Body vacated or reversed and (v) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, Company and its Board of Directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use all reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger, this Agreement and the transactions contemplated hereby. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require Parent or Company or any subsidiary or affiliate thereof to agree to any divestiture by itself or any of its affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock.

     B. Company shall give prompt notice to Parent of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 7.2.A. or 7.2.B. would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

     C. Parent shall give prompt notice to Company of any representation or warranty made by it or Merger Sub contained in this Agreement becoming untrue or inaccurate, or any failure of Parent or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 7.3.A. or 7.3.B. would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

     5.4. THIRD PARTY CONSENTS. As soon as practicable following the date hereof, Parent and Company will each use its commercially reasonable efforts to obtain any consents, waivers and approvals under any of its or its subsidiaries' respective agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

     5.5. INDEMNIFICATION. From and after the Effective Time, Parent will cause the Surviving Corporation to fulfill and honor in all respects the obligations of Company pursuant to any indemnification agreements between Company and its directors and officers in effect immediately prior to the Effective Time and any indemnification provisions under the Company Organizational Documents as in effect on the date hereof. The Certificate of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the indemnified parties thereunder (the "Indemnified Parties") as those contained in the

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Company Organizational Documents as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of four (4) years from the Effective Time in any manner that would adversely affect the rights thereunder of the Indemnified Parties, unless such modification is required by law.

     5.6. NASDAQ LISTING. Parent agrees to authorize for listing on Nasdaq the shares of Parent Common Stock issuable and those required to be reserved for issuance, in connection with the Merger, upon official notice of issuance.

     5.7. REIMBURSEMENT OF EMPLOYEE COSTS AND EXPENSES. Beginning October 1, 2000 and continuing until the earlier of (i) the termination of this Agreement pursuant to Section 8 below or (ii) the Closing Date, the Parent will reimburse the Subsidiary on a monthly basis for all costs and expenses, including salary, benefits, commissions and travel or related expenses associated with the following employees of Subsidiary who directly devote all or a portion of their time and effort to the sales, training or support of the Parent's products and services: (i) Karen Barbera; (ii) Michelle Peabody-Meyers; (iii) Fran Melda;
(iv) Art Michele; (v) Dan Sands and (vi) Jeff Weiss. The Subsidiary will provide documentation of such efforts and expenses to the Parent and the Parent will pay the stated amount within twenty (20) days of receipt of such documentation. If the Parent disagrees with the amount stated by the Subsidiary, the Parent will nevertheless pay such amount, subject to recoupment if the Parent's review of the Subsidiary's books and records indicates that any portion of the amount was not due. Any dispute on whether any recoupment is due or as to the amount of the recoupment, will be negotiated between the principals of the Subsidiary and the Parent and, if not resolved to the parties' satisfaction, will be conclusively resolved by the independent certified public accountant for the Parent after a review of records which the Subsidiary may supply to such independent public accountant.

     5.8. PROVISION OF LOAN BY PARENT TO COMPANY. Pursuant to that certain Third Amendment to Loan Documents dated as of October 10, 2000 by and among Company, Subsidiary and Parent and related documents (the "Loan Documents"), Parent has agreed to advance an additional Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) to Company and Subsidiary to be used for general working capital purposes, which advance shall made on or before October 20, 2000 and upon such advance, the total aggregate principal loan balance outstanding will be ($1,550,000.00).

     5.9. PRACTICEWORKS SPIN-OFF. Unless this Agreement is terminated prior to the Effective Time pursuant to Section 8 below, the parties shall cause the proposed Merger to be consummated prior to the PracticeWorks Spin-off.

6. ADDITIONAL COVENANTS OF THE PARTIES.

     The parties hereto hereby agree as follows with respect to the period from and after the date of this Agreement.

     6.1. MUTUAL COVENANTS.

     A. [RESERVED].

     B. Tax-Deferred Treatment. Each of the parties shall use its reasonable efforts to cause the Merger to constitute a tax-deferred "reorganization" under
Section 368(a) of the Code.

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     C. Confidentiality; Access to Information.

          (i) Prior to the Effective Time and after any termination of this Agreement each party hereto will hold, and will use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors, affiliates (as such term is used in Rule 12b-2 under the Exchange Act) and representatives (collectively, the "Representatives"), to hold, in confidence all confidential documents and information concerning the other parties hereto and the Subsidiary furnished to such party in connection with the transactions contemplated by this Agreement, including, without limitation, all analyses, compilations, studies or records prepared by the party receiving the information or by such party's Representatives, that contain or otherwise reflect or are generated from such information (collectively, the "Confidential Material"). The party furnishing any Confidential Material is herein referred to as the "Delivering Company" and the party receiving any Confidential Material is herein referred to as the "Receiving Company."

          (ii) The Receiving Company agrees that the Confidential Material will not be used other than for the purpose of the transaction contemplated by this Agreement, and that such information will be kept confidential by the Receiving Company and its Representatives; provided, however, that (1) any of such information may be disclosed to the Representatives who need to know such information for the purpose described above (it being understood that (a) each such Representative shall be informed by the Receiving Company of the confidential nature of such information, shall be directed by the Receiving Company to treat such information confidentially and not to use it other than for the purpose described above and shall agree to be bound by the terms of this Section 6.1.C. and (b) in any event, the Receiving Company shall be responsible for any breach of this Agreement by any of its Representatives) and (2) any other disclosure of such information may be made if the Delivering Company has, in advance, consented to such disclosure in writing. The Receiving Company will make all reasonable, necessary and appropriate efforts to safeguard the Confidential Material from disclosure to anyone other than as permitted hereby.

          (iii) Notwithstanding the foregoing, if the Receiving Company or any of its Representatives is requested or required (by oral question or request for information or documents in legal proceedings, interrogatories, subpoena, civil investigative demand or similar process) to disclose any Confidential Material, the Receiving Company will promptly notify the Delivering Company of such request or requirement so that the Delivering Company may seek an appropriate protective order and/or waive the Receiving Company's compliance with the provisions or this Agreement. If, in the absence of a protective order or the receipt of a waiver hereunder, the Receiving Company or any of its Representatives is nonetheless, in the reasonable written opinion of the Receiving Company's counsel, compelled to disclose Confidential Material to any tribunal, the Receiving Company or such Representative, after notice to the Delivering Company, may disclose such information to such tribunal. The Receiving Party shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Confidential Material so disclosed. The Receiving Company or such Representative shall not be liable for the disclosure of Confidential Material hereunder to a tribunal compelling such disclosure unless such disclosure to such tribunal was caused by or resulted from a previous disclosure by the Receiving Company or any of its Representatives not permitted by this Agreement.

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          (iv) This Section 6.1.C. shall be inoperative as to particular portions of the Confidential Material if such information (1) is or becomes generally available to the public other than as a result of a disclosure by the Receiving Company or its Representatives; (2) was available to the Receiving Company on a non-confidential basis prior to its disclosure to the Receiving Company by the Delivering Company or the Delivering Company's Representatives or (3) becomes available to the Receiving Company on a non-confidential basis from a source other than the Delivering Company or the Delivering Company's Representatives, provided that such source is not known by the Receiving Company, after reasonable inquiry, to be bound by a confidentiality agreement with the Delivering Company or the Delivering Company's Representatives and is not otherwise prohibited from transmitting the information to the Receiving Company by a contractual, legal or fiduciary obligation. The fact that information included in the Confidential Material is or becomes otherwise available to the Receiving Company or its Representatives under clauses (1) through (2) above shall not relieve the Receiving Company or its Representatives of the prohibitions of the confidentiality provisions of this Section 6.1. with respect to the balance of the Confidential Material.

          (v) If this Agreement is terminated, each party hereto will, and will use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to the party from whom such Confidential Material was obtained, upon request, all documents and other materials, and all copies thereof, obtained by such party or on its behalf from any such other parties in connection with this Agreement that are subject to such confidence.

     D. Proxy Statement/Registration Statement; Shareholder Approval. Following the execution of this Agreement, Parent, Merger Sub and the Company will mutually cooperate to prepare and file with the SEC a preliminary proxy statement relating to the Merger (the "Proxy Statement") and Parent will prepare and file with the SEC the Registration Statement in which the Proxy Statement will be included as a prospectus. Each of Parent, Merger Sub and the Company will respond to any comments of the SEC and will use its best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and when the Registration Statement is declared effective by the SEC, the Company will thereafter promptly cause the Proxy Statement to be mailed to its stockholders. In connection therewith, Parent, Merger Sub and the Company will prepare and file any other filings required under the Exchange Act, the Securities Act or any other Federal or blue sky laws relating to the Merger and the transactions contemplated by this Agreement (the "Other Filings"). Each party will notify the other party promptly upon the receipt of any comments from the SEC or its staff and of any supplements to the Registration Statement, the Proxy Statement or any Other Filing or for additional information and will supply the other party with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or other government officials, on the other hand, with respect to the Registration Statement, the Proxy Statement, the Merger or any Other Filing. The Proxy Statement, the Registration Statement and the Other Filings will comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Each party agrees to cooperate with the other to provide all materials, documents, exhibits and other requested information necessary to assure such compliance. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the Registration Statement or any Other Filing, Parent or the Company, as the case may be, will promptly inform the other party of such

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occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of the Company, such amendment or supplement. The Proxy Statement will also include the approval of this Agreement and the Merger and the recommendation of the Board of Directors of the Company to Company's shareholders that they vote in favor of approval of this Agreement and the Merger, subject to the right of the Board of Directors of the Company to withdraw its recommendation and recommend a Superior Proposal determined to be such in compliance with Section 5.1. of this Agreement; provided, however, that the Board of Directors of Company shall submit this Agreement to Company's shareholders whether or not at any time subsequent to the date hereof such board determines that it can no longer make such recommendation. Promptly after the date hereof, the Company will exercise its best efforts and take all action necessary in accordance with Colorado law and its Certificate of Incorporation and Bylaws to convene the Meeting to be held as promptly as practicable, and in any event within (forty (40)) days after the declaration of effectiveness of the Registration Statement, for the purpose of voting upon this Agreement. Unless Company's Board of Directors has withdrawn its recommendation of this Agreement and the Merger in compliance with Section 5.1., Company shall use all reasonable efforts to solicit from its shareholders proxies in favor of the approval of this Agreement and the Merger pursuant to the Proxy Statement and shall take all other action necessary or advisable to secure the vote or consent of shareholders required by Colorado Law or applicable stock exchange requirements to obtain such approval. Notwithstanding any provision in this Agreement to the contrary, the Company acknowledges and agrees that Parent may, by notice to the Company, postpone the filing of the Registration Statement, the request to accelerate the declaration of effectiveness of the Registration Statement, or the mailing of the Proxy Statement to the Company's shareholders if at any time the Board of Directors of Parent, in good faith, determines that it would be detrimental to the Parent or Company for such Registration Statement to be filed or declared effective, or for such Proxy Statement to be mailed to the shareholders of the Company; provided, that any such postponement shall not exceed ninety (90) days in duration.

     6.2. COVENANTS OF THE COMPANY.

     A. CONDUCT OF THE COMPANY'S OPERATIONS. During the period from the date of this Agreement to the Effective Time or the date of termination of this Agreement, the Company and the Subsidiary shall use its reasonable efforts to maintain and preserve their respective business organizations and to retain the services of their respective officers and key employees and maintain relationships with customers, suppliers and other third parties to the end that their goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, neither the Company nor Subsidiary shall, except as otherwise expressly contemplated by this Agreement and the transactions contemplated hereby, without the prior written consent of Parent, such consent not to be unreasonably withheld or delayed:

          (i) Sell, transfer, lease, pledge, mortgage, encumber or otherwise dispose of any of its personal property or assets other than sales or leases of inventory or licensing of Intellectual Property Assets in the Ordinary Course of Business.

          (ii) Make or propose any changes in its Articles of Incorporation or Bylaws.

          (iii) Merge or consolidate with any other Person or acquire a material amount of assets or capital stock of any other Person or enter into any confidentiality agreement with any Person other than in the Ordinary Course of Business.

          (iv) Incur, create, assume or otherwise become liable for indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for obligations of any other individual, corporation or other entity, or enter into any arrangement having the economic effect of any of the foregoing other than in connection with the financing of ordinary course trade payables consistent with past practice other than its Subsidiaries, except in the Ordinary Course of Business.

          (v) Create any subsidiaries.

          (vi) Enter into or modify any employment, severance, termination or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officer, director, consultant or employee.

          (vii) Change its method of doing business, in any material respect, or change any material method or principle of accounting in a manner that is inconsistent with past practice.

          (viii) Settle any Proceeding, whether now pending or hereafter made or brought involving an amount in excess of Twenty-Five Thousand and No/100 Dollars ($25,000.00).

          (ix) Modify, amend or terminate, or waive, release or assign any material rights or claims with respect to, any material Contract to which the Company or Subsidiary is a party or any confidentiality agreement to which the Company or Subsidiary is a party.

          (x) Incur or commit to any capital expenditures, obligations or liabilities in respect thereof which in the aggregate exceed or would exceed Fifty Thousand and No/100 Dollars ($50,000.00) on a cumulative basis.

          (xi) Issue, sell or grant options, warrants or rights to purchase or subscribe to, or enter into any arrangement or contract with respect to the issuance or sale of any securities of the Company or Subsidiary, or rights or obligations convertible into or exchangeable for any securities of the Company or Subsidiary, or alter the terms of any presently outstanding options or make any changes, by split-up, combination, reorganization or otherwise in the capital structure of the Company or Subsidiary.

          (xii) Declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock.

          (xiii) Grant any severance or termination pay to any officer or employee except pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing or made available to Parent, or adopt any new severance plan.

          (xiv) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock.

          (xv) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Company or Subsidiary, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof.

          (xvi) Engage in any action that could cause the Merger to fail to qualify as a "reorganization" under Section 368(a) of the Code, whether or not (in each case) otherwise permitted by the provisions of this Section 6.2.

          (xvii) Engage in any action with the intent to directly or indirectly adversely impact any of the transactions contemplated by this Agreement.

          (xviii) Make any tax election that, individually or in the aggregate, is reasonably likely to adversely affect in any material respect the tax liability or tax attributes of Company or Subsidiary or settle or compromise any material income tax liability.

          (xix) Agree in writing or otherwise to take any of the foregoing actions.

     B. INTELLECTUAL PROPERTY MATTERS. The Company shall use its reasonable efforts to preserve its ownership rights to all of the intellectual property ("Intellectual Property") described in Section 3.22. free and clear of any Encumbrances and shall use its reasonable efforts to assert, contest and prosecute any infringement of any issued foreign or domestic patent, trademark, service mark, trade name or copyright that forms a part of the Intellectual Property or any misappropriation or disclosure of any trade secret, confidential information or know-how that forms a part of the Intellectual Property.

     C. SHAREHOLDER AGREEMENTS. The Company shall deliver or cause to be delivered to Parent, concurrently with the execution of this Agreement, from each of the Principal Shareholders, an executed Shareholder Agreement (the "Shareholder Agreements") in the form attached hereto as EXHIBIT A, agreeing, among other things, to vote in favor of the Merger.

     6.3. FORM S-8. Parent agrees to file, if available, for use by Parent, a registration statement on Form S-8 for the shares of Parent Common Stock issuable with respect to assumed Options no later than twenty (20) business days after the Closing Date.

     6.4. STOCK OPTIONS AND WARRANTS.

     A. At the Effective Time, the Company's obligations with respect to each outstanding Option or Warrant, whether vested or unvested, will be terminated and such Option or Warrant shall be replaced with an option or warrant, as the case may be, (such replacement options or warrants shall hereinafter be referred to collectively as "Parent Securities" or individually as "Parent Security") to acquire shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were purchasable under such Option or Warrant immediately prior to the Effective Time multiplied by .1521298, rounded up to the nearest whole number of shares of Parent Common Stock. The per share exercise price for the shares of Parent Common Stock issuable upon exercise of such Parent Security will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which the related Option or Warrant was exercisable immediately prior to the Effective Time by .1521298 and rounding the resulting exercise price up to the nearest whole cent. Each Parent Security shall be evidenced by an option or warrant agreement in a form acceptable to Parent and shall contain the following additional provisions: (i) with respect to any Parent Security to be issued to Messrs. Horsley, Bayne and Bilanich or to individuals who are former employees or directors of either Company or Subsidiary as of the date of this Agreement, the expiration date of such Parent Security shall be the same expiration date as presently provided in such party's existing option or warrant agreement with the Company; (ii) with respect to any Parent Security to be issued to any other party not described in clause (i) above, the expiration date of such Parent Security shall be the later of (x) one (1) year from the date of Closing or (y) the thirtieth (30th) day following termination of such employee's employment with the Company or Subsidiary, but in no event shall such expiration date extend beyond the expiration date presently provided in such party's existing option or warrant agreement with the Company and (iii) the Parent Security shall be subject to automatic exchange for a comparable option or warrant to acquire PracticeWorks common stock upon the PracticeWorks Spin-off, adjusted to reflect the exchange rate applicable to other options or warrants of the Parent which are exchanged in connection with the PracticeWorks Spin-off.

     B. Upon execution of this Agreement, Company will promptly send notice to each Option or Warrant holder of the proposed termination and exchange of such holder's Options or Warrants as described above, and the Company further agrees to take any and all other action as may be required under any existing option or warrant agreements to effectuate the transactions contemplated by this Section 6.4.

     C. Parent will reserve sufficient shares of Parent Common Stock for issuance under this Section 6.4. hereof.

7. CONDITIONS.

     7.1. MUTUAL CONDITIONS. The obligations of the parties hereto to consummate the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

     A. No temporary restraining order, preliminary or permanent injunction or other order or decree which prevents the consummation of the Merger shall have been issued and remain in effect, and no statute, rule or regulation shall have been enacted by any Governmental Body which prevents the consummation of the Merger.

     B. [INTENTIONALLY LEFT BLANK].

     C. No Proceeding shall be instituted by any Governmental Body which seeks to prevent consummation of the Merger or seeking material damages in connection with the transactions contemplated hereby which continues to be outstanding.

     D. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued by the SEC and no proceedings for that purpose and no similar proceeding in respect of the Proxy Statement shall have been initiated or, to the knowledge of Parent, Merger Sub or the Company, threatened in writing by the SEC.

     E. The shares of Parent Common Stock issuable to the shareholders of Company pursuant to this Agreement and such other shares required to be reserved for issuance in connection with the Merger shall have been authorized for listing on Nasdaq upon official notice of issuance.

     F. All waiting periods, if any, under the HSR Act relating to the Merger will have expired or terminated early.

     G. The Shareholder Approval shall have been obtained.

     H. Parent and Company shall each have received written opinions from their respective tax counsel in the form and substance reasonably satisfactory to them, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and such opinions shall not have been withdrawn; provided, however, that if the counsel to either Parent or Company does not render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to such party if counsel to the other party renders such opinion to such party. The parties to this Agreement agree to make such reasonable representations as requested by such counsel for the purpose of rendering such opinions.

     7.2. CONDITIONS TO OBLIGATIONS OF MERGER SUB AND PARENT. The obligations of Merger Sub and Parent to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

     A. REPRESENTATIONS AND WARRANTIES. Each representation and warranty of Company contained in this Agreement (i) shall have been true and correct as of December 31, 1999 and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date except (1) for such failures to be true and correct that do not in the aggregate constitute a Company Material Adverse Effect; provided, however, such Company Material Adverse Effect qualifier shall be inapplicable with respect to representations and warranties contained in Sections 3.2.A., 3.3., 3.29., 3.30. and 3.31. and (2) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct (subject to the qualifications set forth in the preceding clause (1)) as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all "Company Material Adverse Effect" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

     B. The Company shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant to be performed and complied with by such parties hereunder prior to the Effective Time.

     C. Since the date of this Agreement, there shall not have been any Company Material Adverse Effect or any material adverse effect on the ability of the Company to consummate the transactions contemplated hereby.

     D. The Company shall have furnished Merger Sub and Parent with a certificate dated the Closing Date signed on behalf of it by its President to the effect that the conditions set forth in Sections 7.2.A., B. and C. have been satisfied.

     E. Daniel L. Richmond and Chae U. Kim shall each have executed an Employment Agreement, in the forms of which are attached hereto as EXHIBIT C-1 and EXHIBIT C-2, respectively.

     F. Merger Sub and Parent shall have received the legal opinion, dated the Closing Date, of Norton Lidstone, P.C., counsel to the Company, in substantially the form attached hereto as EXHIBIT D.

     G. The Company shall have obtained all material consents, waivers, approvals, authorizations or orders, including the consents set forth on
SCHEDULE 3.2, and made all filings in connection with the authorization, execution and delivery of this Agreement by the Company and the consummation by each of the transactions contemplated hereby.

     H. The Company and Parent shall have fully complied with all of their obligations and covenants set forth in Section 6.1.D. above.

     I. The total aggregate amount of cash paid by Parent pursuant to Section 2.5.H. shall not exceed Five Hundred Thousand and No/100 Dollars ($500,000.00).

     7.3. CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligations of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

     A. Each representation and warranty of Merger Sub and Parent set forth in
Section 4. (i) shall have been true and correct as of September 25, 2000 and
(ii) shall be true and correct on and as of the Closing Date as though made on and as of the Closing Date except (1) for such failures to be true and correct that do not in the aggregate constitute a Parent Material Adverse Effect and (2) for those representations and warranties which address matters only as of a specified date, which need be true and correct (which representations and warranties shall have been true and correct (subject to the qualifications set forth in the preceding clause (1)) as of such particular date (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all "Parent Material Adverse Effect" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Parent Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

     B. Each of Merger Sub and Parent shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant to be performed and complied with by it hereunder at or prior to the Effective Time.

     C. Since the date of this Agreement, there shall not have been any material adverse change in the assets, liabilities, results of operations, business or financial condition of Merger Sub and Parent or any material adverse effect on the ability of Merger Sub and Parent to consummate the transactions contemplated hereby.

     D. Each of Merger Sub and Parent shall have furnished the Company with a certificate dated the Closing Date signed on its behalf by its Chairman, President or any Vice President to the effect that the conditions set forth in Sections 7.3.A., B. and C. have been satisfied.

     E. The Company shall have received the legal opinion, dated the Closing Date, of Morris, Manning & Martin, L.L.P., counsel to Merger Sub and Parent, substantially in the form attached hereto as EXHIBIT E.

8. TERMINATION.

     8.1. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approval of the shareholders of Company:

     A. By mutual written consent duly authorized by the Boards of Directors of Parent and Company;

     B. By either Company or Parent if the Merger shall not have been consummated by December 31, 2000 for any reason; provided, however, that the right to terminate this Agreement under this Section 8.1.B. shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

     C. By either Company or Parent if a Governmental Body shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

     D. By either Company or Parent if the required approval of the shareholders of Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of Company shareholders duly convened therefor or at any adjournment therefor;

     E. By Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 7.3.A., B. or C. would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in Parent's representations and warranties or breach by Parent is curable by Parent, then Company may not terminate this Agreement under this Section 8.1.E. for thirty
(30) days after delivery of written notice from Company to Parent of such breach, provided Parent continues to exercise best efforts to cure such breach (it being understood that Company may not terminate this Agreement pursuant to this paragraph E. if such breach by Parent is cured during such thirty (30) day period);

     F. By Parent, upon a breach of any representation, warranty, covenant or agreement on the part of Company set forth in this Agreement, or if any representation or warranty of Company shall have become untrue, in either case such that the conditions set forth in Section 7.2.A., B. or C. would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in Company's representations and warranties or breach by Company is curable by Company, then Parent may not terminate this Agreement under this Section 8.1.F. for thirty (30) days after delivery of written notice from Parent to Company of such breach, provided Company continues to exercise best efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this paragraph F. if such breach by Company is cured during such thirty (30) day period);

     G. By Parent, if (i) the Board of Directors of Company withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to Parent or its stockholders; (ii) the Board of Directors of Company shall have recommended to the shareholders of Company an Acquisition Proposal; (iii) the Company fails to comply with Section 5.1.; (iv) an Acquisition Proposal shall have been announced or otherwise become publicly known and the Board of Directors of Company shall have (1) failed to recommend against acceptance of such by its shareholders (including by taking no position, or indicating its inability to take a position, with respect to the acceptance by its shareholders of an Acquisition Proposal involving a tender offer or exchange offer) or (2) failed to reconfirm its approval and recommendation of this Agreement and the transactions contemplated hereby within five (5) business days thereafter; (v) any of the Principal Shareholders fail to comply with the Shareholder Agreement or (vi) the Board of Directors of Company resolves to take any of the actions described above; or

     H. By Company, if the Share Value, as defined below, is less than Three and 45/100 Dollars ($3.45), or by Parent, if the Share Value is greater than Six and 41/100 Dollars ($6.41). Termination of the Agreement by either party pursuant to this Section 8.1.H. shall require delivery of written notice of termination to the other party; however, if Company provides notice pursuant to this Section 8.1.H., that notice shall be irrevocable and Parent shall have the option, in its sole discretion, by giving written notice to Company of such election prior to Closing to reject the notice and proceed with Closing (i) using an adjusted Common Exchange Ratio equal to the product of .06873 multiplied by a fraction, the numerator of which is $3.45 and the denominator of which is the Share Value or (ii) in lieu of issuing Parent Common Stock as otherwise set forth herein, pay cash in the amount of $.2372 per share of Company Common Stock. For purposes hereof, the term "Share Value" shall mean an amount equal to the average closing price of a share of Parent Common Stock as reported on NASDAQ for the twenty
(20) consecutive trading days immediately preceding the Closing Date. Termination of the Agreement under this section does not entitle the non-terminating party to any termination fee, reimbursement of expenses, or payment of a penalty of any kind.

     8.2. NOTICE OF TERMINATION; EFFECT OF TERMINATION. Except as otherwise provided in Section 8.1.H. above, any termination of this Agreement under
Section 8.1. above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto (or such later time as may be required by Section 8.1.). In the event of the termination of this agreement as provided in Section 8.2., this Agreement shall be of no further force or effect, except (i) as set forth in this Section 8.2., Section 6.1.C.(i), Section 8.3. and Section 9., each of which shall survive the termination of this Agreement and (ii) nothing herein shall relieve any party from liability for fraud in connection with, or any willful breach of, this Agreement.

     8.3. FEES AND EXPENSES.

     A. GENERAL. Except as set forth in this Section 8.3., all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that Parent and Company shall share equally all fees and expenses, other than attorneys' and accountants fees and expenses, incurred (i) in relation to the printing and filing of the Proxy Statement (including any preliminary materials related thereto) and the S-4 (including financial statements and exhibits) and any amendments or supplements thereto or (ii) for the premerger notification and report forms under the HSR Act.

     B. TERMINATION FEE.

          (i) In the event that (1) Parent shall terminate this Agreement pursuant to Section 8.1.G. or (2) this Agreement shall be terminated (x) pursuant to Section 8.1.B. or (y) pursuant to Section 8.1.D. and, in the case of either (x) or (y), (a) at or prior to such termination, there shall exist or have been proposed an Acquisition Proposal and (b) within nine (9) months after such termination, Company shall enter into a definitive agreement with respect to any Company Acquisition or any Company Acquisition shall be consummated, then, in the case of (1), promptly after such termination, or in the case of (2), concurrently with the execution of a definitive agreement with respect to, or the consummation of, as applicable, such Company Acquisition, Company shall pay to Parent an amount in cash equal to Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) (the "Termination Fee").

          (ii) In the event that Parent shall terminate this Agreement pursuant to Section 8.1.F., then Company shall promptly reimburse Parent for Parent's costs and expenses in connection with this Agreement and the transactions contemplated hereby ("Parent's Expenses"), and if, within nine
     (9) months of such termination of this Agreement, Company shall enter into a definitive agreement with respect to any Company Acquisition or any Company Acquisition involving Company shall be consummated, then concurrently with the execution of a definitive agreement with respect to, or the consummation of, as applicable, such Company Acquisition, then Company shall pay to Parent an amount in cash equal to the amount by which the Termination Fee exceeds the amount of Parent's Expenses previously reimbursed by Company pursuant hereto.

          (iii) The Company acknowledges that the agreements contained in this
     Section 8.3.B. are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails to pay in a timely manner the amounts due pursuant to this Section 8.3.B. and, in order to obtain such payment, Parent makes a claim that results in a judgment against the Company for the amounts set forth in this Section 8.3.B., the Company shall pay to Parent its costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 8.3.B. at the prime rate of interest as reported by SunTrust Bank, N.A. in effect on the date such payment was required to be made. Payment of the fees described in this Section 8.3.B. shall not be in lieu of damages incurred in the event of breach of this Agreement. For the purposes of this Agreement, "Company Acquisition" shall mean any of the following transactions (other than the transactions contemplated by this Agreement): (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which the shareholders of the Company immediately preceding such transaction hold less than fifty percent (50%) of the aggregate equity interests in the surviving or resulting entity of such transaction; (ii) a sale or other disposition by the Company of assets representing in excess of fifty percent (50%) of the aggregate fair market value of the Company's business immediately prior to such sale or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by the Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of fifty percent (50%) of the voting power of the then outstanding shares of capital stock of the Company.

     8.4. AMENDMENT. Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and Company.

     8.5. EXTENSION; WAIVER. At any time prior to the Effective Time, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto;
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

     8.6. SPECIAL PARENT PAYMENT. In the event that Company shall terminate this Agreement pursuant to Section 8.1.E., Parent shall pay to Company an amount in cash equal to Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00), and Parent hereby waives the right to offset such amount against any amounts due Parent by Company pursuant to the loan described in Section 5.8.

9. MISCELLANEOUS.

     9.1. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

     9.2. NOTICES. Except as otherwise set forth herein, all notices given in connection with this Agreement shall be in writing and shall be delivered either by personal delivery, by telecopy or similar facsimile means, by certified or registered mail, return receipt requested, or by express courier or delivery service, addressed to the parties hereto at the following addresses:

A.   Company:                Medical Dynamics, Inc.
                             99 Inverness Drive East
                             Englewood, Colorado 80112
                             Attention: Van Horsley, President
                             Telecopy No.: (303) 799-1378
     With a copy to:         Norton Lidstone, P.C.
                             5445 DTC Parkway
                             The Quadrant, Suite 850
                             Englewood, Colorado 80111
                             Attention: Herrick K. Lidstone, Jr., Esq.
                             Telecopy No.: (303) 221-5553

B.   Merger Sub and Parent:  InfoCure Corporation and CADI Acquisition
                             Corporation
                             1765 The Exchange, Suite 450
                             Atlanta, Georgia 30339
                             Attention: Richard E. Perlman
                             Telecopy No.: (770) 857-1300
     With a copy to:         Morris, Manning & Martin, L.L.P.
                             1600 Atlanta Financial Center
                             3343 Peachtree Road, N.E.
                             Atlanta, Georgia 30326
                             Attention: Richard L. Haury, Jr., Esq.
                             Telecopy No.: (404) 365-9532

or at such other address and number as either party shall have previously designated by written notice given to the other party in the manner hereinabove set forth. Notices shall be deemed given (i) when received, if sent by telecopy or similar facsimile means (confirmation of such receipt by confirmed facsimile transmission being deemed receipt of communications sent by telecopy or other facsimile means) and (ii) when delivered and receipted for (or upon the date of attempted delivery where delivery is refused), if hand-delivered, sent by express courier or delivery service, or sent by certified or registered mail, return receipt requested.

     9.3. FURTHER ASSURANCES. The parties hereto agree to furnish upon request to each other such further information, to execute and deliver to each other such other documents, and to do such other acts and things, all as the other party hereto may at any time reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to herein.

     9.4. WAIVER. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay on the part of any party in exercising any right, power or privilege under this Agreement or the documents referred to herein shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, no claim or right arising out of this Agreement or the documents referred to herein can be discharged by one party hereto, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party hereto; no waiver which may be given by a party hereto shall be applicable except in the specific instance for which it is given; and no notice to or demand on one party hereto shall be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to herein.

     9.5. ENTIRE AGREEMENT AND MODIFICATION. This Agreement, including all exhibits and schedules hereto, are intended by the parties to this Agreement as a final expression of their agreement with respect to the subject matter hereof, and are intended as a complete and exclusive statement of the terms and conditions of that agreement. This Agreement may not be modified, rescinded or terminated orally, and no modification, rescission, termination or attempted waiver of any of the provisions hereof (including this Section) shall be valid unless in writing and signed by the party against whom the same is sought to be enforced.

     9.6. ASSIGNMENTS, SUCCESSORS AND NO THIRD-PARTY RIGHTS. This Agreement shall apply to and be binding in all respect upon, and shall inure to the benefit of, the successors and assigns of the parties hereto. Nothing expressed or referred to in this Agreement is intended or shall be construed to give any person or entity other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement, or any provision hereof, it being the intention of the parties hereto that this Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement, their successors and assigns, and for the benefit of no other person or entity; provided, however, that the parties hereto consent to the assignment of interests in this Agreement, including all exhibits and schedules hereto, as collateral security for the obligations of Parent and Merger Sub following the Closing to Finova Capital Corporation.

     9.7. SECTION HEADINGS, CONSTRUCTION. The headings of articles and sections contained in this Agreement are provided for convenience only. They form no part of this Agreement and shall not affect its construction or interpretation. All references to articles and sections in this Agreement refer to the corresponding articles and sections of this Agreement. All words used herein shall be construed to be of such gender or number as the circumstances require. Unless otherwise specifically noted, the words "herein," "hereof," "hereby," "hereinabove," "hereinbelow," "hereunder," and words of similar import, refer to this Agreement as a whole and not to any particular section, subsection, paragraph, clause or other subdivision hereof.

     9.8. TIME OF ESSENCE. With regard to all time periods set forth or referred to in this Agreement, time is of the essence.

     9.9. GOVERNING LAW. Except to the extent mandatorily governed by Colorado Law, this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

     9.10. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement, and all of which, when taken together, shall be deemed to constitute, but one and the same agreement.

                    [SIGNATURES BEGIN ON THE FOLLOWING PAGE]

     IN WITNESS WHEREOF, the Company, Merger Sub and Parent, by their duly authorized officers, have each caused this Agreement to be executed as of the date first written above.

                                          PARENT:

                                          InfoCure Corporation


                                          By:     /s/ RICHARD E. PERLMAN

                                             -----------------------------------

                                          Name: Richard E. Perlman


                                          Title: Chairman


                                          MERGER SUB:

                                          CADI Acquisition Corporation


                                          By:     /s/ RICHARD E. PERLMAN

                                             -----------------------------------

                                          Name: Richard E. Perlman


                                          Title: Chief Financial Officer and
                                          Treasurer


                                          COMPANY:

                                          Medical Dynamics, Inc.


                                          By:       /s/ VAN A. HORSLEY

                                             -----------------------------------

                                          Name: Van A. Horsley


                                          Title: President and CEO

                             FIRST AMENDMENT TO THE

                              AMENDED AND RESTATED

                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

                                  BY AND AMONG

                MEDICAL DYNAMICS, INC., A COLORADO CORPORATION,

                  INFOCURE CORPORATION, A DELAWARE CORPORATION

                                      AND

              CADI ACQUISITION CORPORATION, A COLORADO CORPORATION

                            DATED: OCTOBER 30, 2000

                             FIRST AMENDMENT TO THE
                              AMENDED AND RESTATED
                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

     THIS FIRST AMENDMENT TO THE AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this "Agreement"), is made and entered into as of this 30th day of October, 2000, by and among INFOCURE CORPORATION, a Delaware corporation ("Parent"), CADI ACQUISITION CORPORATION, a Colorado corporation and a wholly-owned subsidiary of Parent ("Merger Sub") and MEDICAL DYNAMICS, INC., a Colorado corporation ("Company").

                                   RECITALS:

     A. The Parent, the Merger Sub and the Company entered into an amended and restated agreement and plan of merger and reorganization as of October 10, 2000 (the "Merger Agreement").

     B. The parties desire to amend the Merger Agreement as described herein.

     C. Unless otherwise defined herein, capitalized terms used in this first amendment to the Merger Agreement have the same definitions given them in the Merger Agreement.

     NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1.THE MERGER AGREEMENT BE AND HEREBY IS AMENDED TO DELETE SECTION 2.10 IN
       ITS ENTIRETY AND TO INSERT IN LIEU THEREOF THE FOLLOWING AS SECTION 2.10:

     2.10 TAX AND ACCOUNTING CONSEQUENCES. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code unless, pursuant to Section 8.1.H. hereof, Parent shall agree to pay cash in the amount of $.2372 per share of Company Common Stock in lieu of each share of Company Common Stock being automatically converted into the right to receive Parent Common Stock as set forth in Section 2.5.A. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

     2.THE MERGER AGREEMENT BE AND HEREBY IS AMENDED TO DELETE SECTION 6.1.B. IN
       ITS ENTIRETY AND TO INSERT IN LIEU THEREOF THE FOLLOWING AS SECTION
       6.1.B.:

     B. TAX-DEFERRED TREATMENT. Each of the parties shall use its reasonable efforts to cause the Merger to constitute a tax-deferred "reorganization" under
Section 368(a) of the Code unless and until, pursuant to Section 8.1.H. hereof, Parent shall agree to pay cash in the amount of $.2372 per share of Company Common Stock in lieu of each share of Company Common Stock being automatically converted into the right to receive Parent Common Stock as set forth in Section 2.5.A.

     3.THE MERGER AGREEMENT BE AND HEREBY IS AMENDED TO INSERT THE FOLLOWING NEW
       SECTION 6.5:

     6.5 COMPANY PLAN. Company shall terminate the Computer Age Dentist 401(k) Plan (the "401(k) Plan") effective immediately prior to the Closing, shall cease all further contributions to the 401(k) Plan for pay periods beginning on and after the Closing Date and, to the extent the 401(k) Plan provides for loans to participants, shall cease making any such additional loans effective immediately prior to the Closing Date. Company agrees to cooperate with Parent after the Closing Date to amend the 401(k) Plan in order to bring the 401(k) Plan into compliance with all applicable laws and regulations, to vest all participants in their accounts, to distribute all such accounts to the extent permitted under applicable laws and regulations and to bear all expenses that may apply in connection with obtaining a favorable determination letter from the Internal Revenue Service with respect to the tax-qualified status of the 401(k) Plan at its termination.

     4.THE MERGER AGREEMENT BE AND HEREBY IS AMENDED TO DELETE SECTION 7.1.H. IN
       ITS ENTIRETY AND TO INSERT IN LIEU THEREOF THE FOLLOWING AS SECTION
       7.1.H.:

     H. Parent and Company shall each have received written opinions from their respective tax counsel in the form and substance reasonably satisfactory to them, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and such opinions shall not have been withdrawn; provided, however, that if the counsel to either Parent or Company does not render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to such party if counsel to the other party renders such opinion to such party; provided, further, that this Section 7.1.H. shall not be a condition to the obligations of the parties to consummate the Merger if, pursuant to Section 8.1.H. hereof, Parent shall agree to pay cash in the amount of $.2372 per share of Company Common Stock in lieu of each share of Company Common Stock being automatically converted into the right to receive Parent Common Stock as set forth in Section 2.5.A. The parties to this Agreement agree to make such reasonable representations as requested by such counsel for the purpose of rendering such opinions.

     5.THE MERGER AGREEMENT BE AND HEREBY IS AMENDED TO DELETE SECTION 8.1.H. IN
       ITS ENTIRETY AND TO INSERT IN LIEU THEREOF THE FOLLOWING AS SECTIONS 8.1.H. AND 8.1.I.:

     H. By Company, if the Share Value, as defined below, is less than Three and 45/100 Dollars ($3.45) unless Parent shall agree (i) to adjust the Common Exchange Ratio to be equal to the product of .06873 multiplied by a fraction, the numerator of which is Three and 45/100 Dollars ($3.45) and the denominator of which is the Share Value or (ii) in lieu of each share of Company Common Stock being automatically converted into the right to receive Parent Common Stock as set forth in Section 2.5.A. hereof, to pay cash in the amount of $.2372 per share of Company Common Stock. For purposes hereof, the term "Share Value" shall mean an amount equal to the average closing price of a share of Parent Common Stock as reported on NASDAQ for the twenty (20) consecutive trading days ending on (and including) the fourth (4th) trading day immediately prior to the date on which the Company receives the Shareholder Approval. On the fourth (4th) trading day immediately prior to the date for which the Shareholder meeting ("Meeting") is scheduled (or any date on which the Meeting is scheduled to reconvene following an adjournment or to be held following a rescheduling of the Meeting), if the Share Value is less than Three and 45/100 Dollars ($3.45) and Company elects to terminate the Agreement pursuant to this Section 8.1.H., Company shall deliver a written notice of termination to Parent before 5:00 p.m., eastern time, on such date. If Parent elects to change the consideration as set forth in this Section 8.1.H., it shall deliver a written notice to Company by 8:00 p.m., eastern time, on such date indicating whether it will (i) adjust the Common Stock Exchange Ratio or (ii) pay cash in the amount of $.2372 per share of Company Common Stock in lieu of issuing Parent Common Stock. If, subsequent to the giving of any notice of termination by Company or notice by Parent that it has elected to change the consideration, the Meeting is adjourned without the Company receiving the Shareholder Approval or if the Meeting is otherwise delayed or rescheduled without being held, such notices shall have no effect and the provisions of this Section 8.1.H. relating to the timing of such notices shall apply on the fourth (4th) trading day prior to the date on which the Meeting is scheduled to be reconvened or the date for which the Meeting is rescheduled. The preceding sentence shall apply in the case of each adjournment or rescheduling of the Meeting until the Shareholder Approval is received by Company. Termination of the Agreement under this section does not entitle either party to any termination fee, reimbursement of expenses, or payment of a penalty of any kind;

     I. By Parent, if the Share Value is greater than Six and 41/100 Dollars ($6.41). Termination of the Agreement under this section does not entitle Company to any termination fee, reimbursement of expenses, or payment of a penalty of any kind.

     6. COUNTERPARTS. This First Amendment to the Merger Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement, and all of which, when taken together, shall be deemed to constitute, but one and the same agreement.

     7. NO OTHER MODIFICATIONS. The Merger Agreement remains in full force and effect except as specifically modified hereby.

     8. APPROVALS AND RECOMMENDATIONS. The Boards of Directors of Company and Parent have approved and declared advisable this Amendment, and have approved the Merger and the other transactions contemplated by this Agreement and have determined to recommend that the shareholders of Company adopt and approve (i) the Merger Agreement; (ii) this Amendment to the Merger Agreement and (iii) the Merger transaction.

     IN WITNESS WHEREOF, the Company, Merger Sub and Parent, by their duly authorized officers, have each caused this Agreement to be executed as of the date first written above.



                                          PARENT:



                                          InfoCure Corporation



                                          By:     /s/ RICHARD E. PERLMAN

                                             -----------------------------------

                                          Name: Richard E. Perlman


                                          Title: Chairman



                                          MERGER SUB:



                                          CADI Acquisition Corporation



                                          By:     /s/ RICHARD E. PERLMAN

                                             -----------------------------------

                                          Name: Richard E. Perlman


                                          Title: Chief Financial Officer and
                                          Treasurer



                                          COMPANY:



                                          Medical Dynamics, Inc.



                                          By:       /s/ VAN A. HORSLEY

                                             -----------------------------------

                                          Name: Van A. Horsley


                                          Title: President and CEO

                            SECOND AMENDMENT TO THE



                              AMENDED AND RESTATED



                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION



                                  BY AND AMONG



                MEDICAL DYNAMICS, INC., A COLORADO CORPORATION,



                  INFOCURE CORPORATION, A DELAWARE CORPORATION



                                      AND



              CADI ACQUISITION CORPORATION, A COLORADO CORPORATION


                            DATED: DECEMBER 19, 2000

                  SECOND AMENDMENT TO THE AMENDED AND RESTATED


                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION



     THIS SECOND AMENDMENT TO THE AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this "Agreement"), is made and entered into as of this 19th day of December, 2000, by and among INFOCURE CORPORATION, a Delaware corporation ("Parent"), CADI ACQUISITION CORPORATION, a Colorado corporation and a wholly-owned subsidiary of Parent ("Merger Sub") and MEDICAL DYNAMICS, INC., a Colorado corporation ("Company").



                                   RECITALS:



     A. The Parent, the Merger Sub and the Company entered into an Amended and Restated Agreement and Plan of Merger and Reorganization as of October 10, 2000 and a First Amendment thereto on October 30, 2000 (the "Merger Agreement").



     B. Parent is contemplating that it will complete the proposed PracticeWorks Spin-off prior to the Closing, through declaring a dividend of shares of common stock of PracticeWorks, Inc., a Delaware corporation ("PracticeWorks"), as otherwise described in the Merger Agreement (the "Spin-off").



     C. Company has agreed to waive its right to require that the Merger be consummated prior to the Spin-off as provided in Section 5.9 of the Merger Agreement.



     D. If the Spin-off occurs, the parties hereto desire that Parent assign all its rights and obligations under the Merger Agreement to PracticeWorks, and the parties wish to take the other actions described in this Agreement.



     E. The parties desire to amend the Merger Agreement as described herein.



     F. Unless otherwise defined herein, capitalized terms used in this Agreement have the same definitions given them in the Merger Agreement, as amended to date.



     NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:



          1. FORWARD MERGER. Any references in the Merger Agreement to Merger Sub merging with and into Company are hereby modified such that Company will merge with and into Merger Sub, with Merger Sub being the surviving corporation. All references in the Merger Agreement to the Surviving Corporation shall be deemed to refer to Merger Sub.



          2. ARTICLES OF INCORPORATION; BYLAWS.  The first two (2) paragraphs of
     Section 2.4 of the Merger Agreement shall be and are hereby amended to read as follows:



             "At the Effective Time, the Articles of Incorporation of the Surviving Corporation, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation and thereafter shall continue to be its Articles of Incorporation (until amended as provided under Colorado Law).

             The Bylaws of the Surviving Corporation, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation and thereafter shall continue to be its bylaws (until amended as provided therein and under Colorado Law)."



          3. WAIVER OF COVENANT. Company waives Parent's compliance with the covenant of Parent set forth in Section 5.9.



          4. PROVISION OF ADDITIONAL LOAN BY PARENT TO COMPANY. The parties agree to promptly amend the existing loan agreement and related documents (collectively, the "Loan Documents") to provide for an additional advance by Parent of One Hundred Thousand and No/100 Dollars ($100,000.00) to Company and Subsidiary to be used for general working capital purposes, which advance shall be made on or before January 15, 2001. Upon such advance, the total aggregate principal loan balance outstanding will be $1,650,000.00. The Loan Documents will be further modified to reflect a change in the Maturity Date from September 30, 2001 to December 31, 2001.



          5. CHANGE IN MERGER CONSIDERATION. The Merger Agreement, as amended, hereby is further amended to delete Sections 8.1.H. and 8.1.I. in their entirety.



          6. TERMINATION DATE. Section 8.1.B. of this Agreement shall be and hereby is amended to read in its entirety as follows:



             "B. By either Company or Parent if the Merger shall not have been consummated for any reason (i) by March 31, 2001, if the Spin-off has occurred or (ii) by April 30, 2001, if the Spin-off has not occurred; provided, however, that the right to terminate this Agreement under this
        Section 8.1.B. shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;"



          7. PRACTICEWORKS SPIN-OFF. The Merger Agreement hereby is amended by inserting the following as a new Section 2.12:



             "2.12 PRACTICEWORKS SPIN-OFF. If the PracticeWorks Spin-off is completed on or prior to February 28, 2001 (such completion date being the "Spin-off Date"), the parties hereto shall have taken, or shall take, each of the following actions:



                  A. ASSIGNMENT OF MERGER SUB STOCK AND AGREEMENT.  On the
             Spin-off Date, InfoCure Corporation shall (i) assign to PracticeWorks all of the outstanding shares of capital stock of Merger Sub; (ii) assign to PracticeWorks all of InfoCure Corporation's rights under this Agreement and (iii) cause PracticeWorks to assume from InfoCure Corporation all of InfoCure Corporation's obligations under this Agreement, except its obligations to provide shares of common stock, $.001 par value per share, of InfoCure ("InfoCure Common Stock") pursuant to Section 2.5.A.(ii) hereof; provided, however, that such assignment and assumption shall not relieve InfoCure Corporation from any liability to the Company for any breach of this Agreement by InfoCure Corporation prior to the Spin-off Date. From and after the Spin-off Date, all references to "Parent" in this

             Agreement shall mean PracticeWorks, except where the context clearly requires otherwise.



                  B. PRACTICEWORKS REPRESENTATIONS AND WARRANTIES.  Within ten
             (10) business days after the Spin-off Date, PracticeWorks shall deliver to the Company a disclosure schedule meeting the requirements described in the first paragraph of Article 4 (the "PracticeWorks Disclosure Schedule"), certified by a duly authorized officer of PracticeWorks. It is acknowledged and agreed that the representations and warranties of PracticeWorks (as modified by the PracticeWorks Disclosure Schedule) made pursuant to
             Article 4 shall be made only as of the Spin-off Date and as of the Closing Date.



          8. POST SPIN-OFF MERGER CONSIDERATION. Effective on the Spin-off Date, Section 2.5.A. of the Merger Agreement shall be and hereby is amended to read in its entirety as follows:



             "A. CONVERSION OF COMPANY COMMON STOCK. Each share of common stock, $.001 par value per share, of Company (the "Company Common Stock") issued and outstanding immediately prior to the Effective Time, other than any shares of Company Common Stock to be canceled pursuant to
        Section 2.5.B. and any Dissenting Shares (as defined and to the extent provided in Section 2.5.I.), will be canceled and extinguished and automatically converted (subject to Section 2.5.F.) into the right to receive (i) 0.017183 of a share, unless adjusted as provided for herein, of Parent Common Stock ("Common Exchange Ratio"); (ii) 0.06873 of a share of InfoCure Common Stock and (iii) 0.07558 of a share of Parent Preferred Stock. The issuance of the InfoCure Common Stock is subject to all of the conditions relating to adjustment, conditional stock and dissenters rights, etc. as set forth in Sections 2.5 (E., G., and I.), 2.6, 2.7 and 2.8 hereof, as such sections would apply to InfoCure's issuance of its common stock if the Spin-off had not occurred. In addition, the issuance of InfoCure Common Stock pursuant to this Section 2.5.A. will not apply to fractional shares of InfoCure Common Stock, but in lieu thereof, the holder of any shares of Company Common Stock who would otherwise be entitled to receive a fraction of a share of InfoCure Common Stock shall receive cash in an amount equal to the value of such fractional share, which shall be equal to the fraction of a share of InfoCure Common Stock that would otherwise be issued multiplied by Four 93/100 Dollars ($4.93)."



          9. POST SPIN-OFF FRACTIONAL SHARES. Effective on the Spin-off Date, the last sentence of Section 2.5.F. of the Merger Agreement shall be and hereby is amended to read in its entirety as follows:



             "No fractional shares of Parent Common Stock or Parent Preferred Stock will be issued in connection with the Merger, but in lieu thereof, the holder of any shares of Company Common Stock who would otherwise be entitled to receive (i) a fraction of a share of Parent Common Stock shall receive cash in an amount equal to the value of such fractional share, which shall be equal to the fraction of a share of Parent Common Stock that would otherwise be issued multiplied by Nineteen and 72/100 Dollars ($19.72) or (ii) a fraction of a share of Parent Preferred Stock shall receive cash in an amount equal to the value of such fractional share, which shall be equal to the fraction of a share of Parent

        Preferred Stock that would otherwise be issued multiplied by Five and 44/100 Dollars ($5.44)."



          10. POST SPIN-OFF ODD LOT CASH-OUT.  Effective on the Spin-off Date,
     Section 2.5.H. of the Merger Agreement shall be and hereby is amended to read in its entirety as follows:



             "H. ODD LOT CASH-OUT. Notwithstanding Sections 2.5.A. and 2.5.F. above, any holder, owning in the aggregate, one hundred (100) or fewer shares of Company Common Stock ("Odd Lot Shareholder"), shall instead receive cash in an amount equal to 75/100 Dollars ($0.75) per share of Company Common Stock held by such Odd Lot Shareholder."



          11. POST SPIN-OFF PROXY STATEMENT/REGISTRATION STATEMENT; SHAREHOLDER APPROVAL. Effective on the Spin-off Date, Section 6.1.D. of the Merger Agreement shall be and hereby is amended to read in its entirety as follows:



             "D. PROXY STATEMENT/REGISTRATION STATEMENT; SHAREHOLDER APPROVAL. Following the execution of this Agreement, InfoCure Corporation, Parent, Merger Sub and the Company will mutually cooperate to prepare and file with the SEC a preliminary proxy statement relating to the Merger (the "Proxy Statement") and InfoCure Corporation and Parent will prepare and file with the SEC the Registration Statement in which the Proxy Statement will be included as a prospectus. Each of InfoCure Corporation, Parent, Merger Sub and the Company will respond to any comments of the SEC and will use its best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and when the Registration Statement is declared effective by the SEC, the Company will thereafter promptly cause the Proxy Statement to be mailed to its stockholders. In connection therewith, InfoCure Corporation, Parent, Merger Sub and the Company will prepare and file any other filings required under the Exchange Act, the Securities Act or any other Federal or blue sky laws relating to the Merger and the transactions contemplated by this Agreement (the "Other Filings"). Each party will notify the other party promptly upon the receipt of any comments from the SEC or its staff and of any supplements to the Registration Statement, the Proxy Statement or any Other Filing or for additional information and will supply the other party with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or other government officials, on the other hand, with respect to the Registration Statement, the Proxy Statement, the Merger or any Other Filing. The Proxy Statement, the Registration Statement and the Other Filings will comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Each party agrees to cooperate with the other to provide all materials, documents, exhibits and other requested information necessary to assure such compliance. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the Registration Statement or any Other Filing, InfoCure Corporation, Parent or the Company, as the case may be, will promptly inform the other party of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of the Company, such amendment or supplement. The Proxy Statement will also include the approval of this Agreement and the Merger and the recommendation of the Board of Directors of the Company to Company's shareholders that they vote in favor of approval of this Agreement and the Merger, subject to the right of the Board of Directors of the Company to withdraw its recommendation and recommend a Superior Proposal determined to be such in compliance with Section 5.1. of this Agreement; provided, however, that the Board of Directors of Company shall submit this Agreement to Company's shareholders whether or not at any time subsequent to the date hereof such board determines that it can no longer make such recommendation. Promptly after the date hereof, the Company will exercise its best efforts and take all action necessary in accordance with Colorado law and its Articles of Incorporation and Bylaws to convene the Meeting to be held as promptly as practicable, and in any event within (forty (40)) days after the declaration of effectiveness of the Registration Statement, for the purpose of voting upon this Agreement. Unless Company's Board of Directors has withdrawn its recommendation of this Agreement and the Merger in compliance with
        Section 5.1., Company shall use all reasonable efforts to solicit from its shareholders proxies in favor of the approval of this Agreement and the Merger pursuant to the Proxy Statement and shall take all other action necessary or advisable to secure the vote or consent of shareholders required by Colorado Law or applicable stock exchange requirements to obtain such approval. Notwithstanding any provision in this Agreement to the contrary, the Company acknowledges and agrees that InfoCure Corporation and/or Parent may, by notice to the Company, postpone the filing of the Registration Statement, the request to accelerate the declaration of effectiveness of the Registration Statement, or the mailing of the Proxy Statement to the Company's shareholders if at any time the Board of Directors of InfoCure Corporation or Parent, in good faith, determines that it would be detrimental to InfoCure Corporation, the Parent or Company for such Registration Statement to be filed or declared effective, or for such Proxy Statement to be mailed to the shareholders of the Company; provided, that any such postponement shall not exceed ninety (90) days in duration."



          12. POST SPIN-OFF STOCK OPTIONS AND WARRANTS. Effective on the Spin-off Date, Section 6.4.A. of the Merger Agreement shall be and hereby is amended to read in its entirety as follows:



             "A. At the Effective Time, the Company's obligations with respect to each outstanding Option or Warrant, whether vested or unvested, will be terminated and such Option or Warrant shall be replaced with an option or warrant, as the case may be, (such replacement options or warrants shall hereinafter be referred to collectively as "Parent Securities" or individually as "Parent Security") to acquire shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were purchasable under such Option or Warrant immediately prior to the Effective Time multiplied by .0380324, rounded up to the nearest whole number of shares of Parent Common Stock. The per share exercise price for the shares of Parent Common Stock issuable upon exercise of such Parent Security will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which the related Option or Warrant was exercisable immediately prior to the Effective Time by .0380324 and rounding the resulting exercise price up to the nearest whole cent. Each Parent Security shall be evidenced by an option or warrant agreement in a form acceptable to Parent and shall contain the following additional provisions: (i) with respect to any Parent Security to be issued to

        Messrs. Horsley, Bayne and Bilanich or to individuals who are former employees or directors of either Company or Subsidiary as of the date of this Agreement, the expiration date of such Parent Security shall be the same expiration date as presently provided in such party's existing option or warrant agreement with the Company and (ii) with respect to any Parent Security to be issued to any other party not described in clause (i) above, the expiration date of such Parent Security shall be the later of (x) one (1) year from the date of Closing or (y) the thirtieth (30th) day following termination of such employee's employment with the Company or Subsidiary, but in no event shall such expiration date extend beyond the expiration date presently provided in such party's existing option or warrant agreement with the Company."



          13. COUNTERPARTS. This Second Amendment to the Merger Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement, and all of which, when taken together, shall be deemed to constitute, but one and the same agreement.



          14. NO OTHER MODIFICATIONS. The Merger Agreement remains in full force and effect except as specifically modified hereby.



          15. APPROVALS AND RECOMMENDATIONS. The Boards of Directors of Company and Parent have approved and declared advisable this Amendment, and have approved the Merger and the other transactions contemplated by this Agreement and have determined to recommend that the shareholders of Company adopt and approve (i) the Merger Agreement; (ii) this Amendment to the Merger Agreement and (iii) the Merger transaction.



                     [Signatures appear on following page]

     IN WITNESS WHEREOF, the Company, Merger Sub and Parent, by their duly authorized officers, have each caused this Agreement to be executed as of the date first written above.



                                          PARENT:



                                          InfoCure Corporation



                                          By:     /s/ RICHARD E. PERLMAN

                                             -----------------------------------

                                          Name: Richard E. Perlman


                                          Title: Chairman



                                          MERGER SUB:



                                          CADI Acquisition Corporation



                                          By:     /s/ RICHARD E. PERLMAN

                                             -----------------------------------

                                          Name: Richard E. Perlman


                                          Title: Chairman and Treasurer



                                          COMPANY:



                                          Medical Dynamics, Inc.



                                          By:       /s/ VAN A. HORSLEY

                                             -----------------------------------

                                          Name: Van A. Horsley


                                          Title: President and CEO



     ACKNOWLEDGED AND AGREED, THIS 19th DAY OF DECEMBER, 2000:



                                          PracticeWorks, Inc.



                                          By:     /s/ RICHARD E. PERLMAN

                                             -----------------------------------

                                          Name: Richard E. Perlman


                                          Title: Chairman

                             MEDICAL DYNAMICS, INC.


                            99 Inverness Drive East


                              Englewood, CO 80112



                        Telephone: 303-790-2990, Ext. 13


                            Facsimile: 303-708-8557



                                 March 2, 2001



InfoCure Corporation


Attn.: James K. Price


1765 The Exchange


Atlanta, Georgia 30339



Re:Amended and Restated Agreement and Plan of Merger and Reorganization
   ("Agreement")



Dear Jim:



     Please allow this letter to serve as confirmation of our conversation whereby Medical Dynamics, Inc. consents to and acknowledges that (1) the Spin-off Date, as defined in the Amended and Restated Agreement and Plan of Merger and Reorganization ("Agreement"), as amended, shall be extended from February 28, 2001 to March 15, 2001 and (2) the March 31, 2001 and April 30, 2001 dates for termination as more fully described in Section 8.1.B. of the Agreement, as amended, shall both be extended to May 31, 2001. This letter agreement to the extent signed and delivered by means of a facsimile machine, will be treated in all manner and respects as an original letter agreement and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.



                                          Very truly yours,



                                          Medical Dynamics, Inc.



                                          By:     /s/ VAN A. HORSLEY

                                          --------------------------------------

                                          Its: President and CEO



AGREED AND ACCEPTED THIS 5th DAY OF
MARCH, 2001.



By:   /s/ RICHARD E. PERLMAN

--------------------------------------

Its: Chairman

                            FOURTH AMENDMENT TO THE



                              AMENDED AND RESTATED



                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION



                                  BY AND AMONG



                MEDICAL DYNAMICS, INC., A COLORADO CORPORATION,



                 INFOCURE CORPORATION, A DELAWARE CORPORATION,



                              PRACTICEWORKS, INC.,



                                      AND



              CADI ACQUISITION CORPORATION, A COLORADO CORPORATION



                             DATED: APRIL 16, 2001

                            FOURTH AMENDMENT TO THE


                              AMENDED AND RESTATED


                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION



     THIS FOURTH AMENDMENT TO THE AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this "Agreement"), is made and entered into as of this 16th day of April, 2001, by and among INFOCURE CORPORATION, a Delaware corporation ("InfoCure"), PracticeWorks, Inc., a Delaware corporation ("Parent"), CADI ACQUISITION CORPORATION, a Colorado corporation and a wholly-owned subsidiary of Parent ("Merger Sub") and MEDICAL DYNAMICS, INC., a Colorado corporation ("Company").



                                   RECITALS:



     A. InfoCure, the Merger Sub and the Company entered into an Amended and Restated Agreement and Plan of Merger and Reorganization as of October 10, 2000 and a First Amendment thereto on October 30, 2000, a Second Amendment thereto on December 19, 2000 and a Third Amendment thereto on March 5, 2001 (the "Merger Agreement").



     B. On March 5, 2000, InfoCure declared a dividend of shares of common stock of PracticeWorks (the "Spin-off").



     C. As a result of the Spin-off, InfoCure assigned all its rights and obligations under the Merger Agreement to PracticeWorks, except its obligation to issue the InfoCure Common Stock pursuant to Section 2.5.A. of the Merger Agreement.



     D. Unless otherwise defined herein, capitalized terms used in this Agreement have the same definitions given them in the Merger Agreement, as amended to date.



     NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:



     1. TERMINATION DATE. Section 8.1.B. of this Agreement shall be and hereby is amended to read in its entirety as follows:



          "B. By either Company or Parent if the Merger shall not have been consummated for any reason by June 15, 2001; provided, however, that the right to terminate this Agreement under this Section 8.1.B. shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;"



     2. CERTIFICATE OF DESIGNATIONS. The parties hereby acknowledge that the designations, preferences and rights of the Parent Preferred Stock to be issued in connection with the merger shall be as set forth on Exhibit A attached hereto:

     IN WITNESS WHEREOF, the Company, Merger Sub and Parent, by their duly authorized officers, have each caused this Agreement to be executed as of the date first written above.



                                          PARENT:



                                          PracticeWorks, Inc.



                                          By:   /s/ RICHARD E. PERLMAN

                                          --------------------------------------

                                          Name: Richard E. Perlman


                                          Title: Chairman



                                          MERGER SUB:



                                          CADI Acquisition Corporation



                                          By:   /s/ RICHARD E. PERLMAN

                                          --------------------------------------

                                          Name: Richard E. Perlman


                                          Title: Chairman



                                          COMPANY:



                                          Medical Dynamics, Inc.



                                          By:     /s/ VAN A. HORSLEY

                                          --------------------------------------

                                          Name: Van A. Horsley


                                          Title: President and CEO



ACKNOWLEDGED AND AGREED, THIS 16TH DAY OF APRIL, 2001:



                                          InfoCure Corporation



                                          By:    /s/ MICHAEL A. MANTO

                                          --------------------------------------

                                          Name: Michael A. Manto


                                          Title: Executive Vice President

                                                                      APPENDIX B

              ARTICLE 113 OF THE COLORADO BUSINESS CORPORATION ACT

                                     PART 1
                     RIGHT OF DISSENT -- PAYMENT FOR SHARES

7-113-101.  DEFINITIONS.

     For purposes of this article:

     (1) "Beneficial shareholder" means the beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

     (2) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring domestic or foreign corporation, by merger or share exchange of that issuer.

     (3) "Dissenter" means a shareholder who is entitled to dissent from corporate action under section 7-113-102 and who exercises that right at the time and in the manner required by part 2 of this article.

     (4) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action except to the extent that exclusion would be inequitable.

     (5) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at the legal rate as specified in section 5-12-101, C.R.S.

     (6) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares that are registered in the name of a nominee to the extent such owner is recognized by the corporation as the shareholder as provided in section 7-107-204.

     (7) "Shareholder" means either a record shareholder or a beneficial shareholder.

7-113-102.  RIGHT TO DISSENT.

     (1) A shareholder, whether or not entitled to vote, is entitled to dissent and obtain payment of the fair value of the shareholder's shares in the event of any of the following corporate actions:

          (a) Consummation of a plan of merger to which the corporation is a party if:

             (I) Approval by the shareholders of that corporation is required for the merger by section 7-111-103 or 7-111-104 or by the articles of incorporation; or

             (II) The corporation is a subsidiary that is merged with its parent corporation under section 7-111-104;

          (b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired;

          (c) Consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of the corporation for which a shareholder vote is required under section 7-112-102 (1); and

          (d) Consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of an entity controlled by the corporation if the shareholders of the corporation were entitled to vote upon the consent of the corporation to the disposition pursuant to section 7-112-102 (2).

     (1.3) A shareholder is not entitled to dissent and obtain payment, under subsection (1) of this section, of the fair value of the shares of any class or series of shares which either were listed on a national securities exchange registered under the federal "Securities Exchange Act of 1934", as amended, or on the national market system of the national association of securities dealers automated quotation system, or were held of record by more than two thousand shareholders, at the time of:

          (a) The record date fixed under section 7-107-107 to determine the shareholders entitled to receive notice of the shareholders' meeting at which the corporate action is submitted to a vote;

          (b) The record date fixed under section 7-107-104 to determine shareholders entitled to sign writings consenting to the corporate action; or

          (c) The effective date of the corporate action if the corporate action is authorized other than by a vote of shareholders.

     (1.8) The limitation set forth in subsection (1.3) of this section shall not apply if the shareholder will receive for the shareholder's shares, pursuant to the corporate action, anything except:

          (a) Shares of the corporation surviving the consummation of the plan of merger or share exchange;

          (b) Shares of any other corporation which at the effective date of the plan of merger or share exchange either will be listed on a national securities exchange registered under the federal "Securities Exchange Act of 1934", as amended, or on the national market system of the national association of securities dealers automated quotation system, or will be held of record by more than two thousand shareholders;

          (c) Cash in lieu of fractional shares; or

          (d) Any combination of the foregoing described shares or cash in lieu of fractional shares.

     (2) (Deleted by amendment, L. 96, p. 1321, sec. 30, effective June 1,
1996.)

     (2.5) A shareholder, whether or not entitled to vote, is entitled to dissent and obtain payment of the fair value of the shareholder's shares in the event of a reverse split that reduces the number of shares owned by the shareholder to a fraction of a share or to scrip if the fractional share or scrip so created is to be acquired for cash or the scrip is to be voided under section 7-106-104.

     (3) A shareholder is entitled to dissent and obtain payment of the fair value of the shareholder's shares in the event of any corporate action to the extent provided by the bylaws or a resolution of the board of directors.

     (4) A shareholder entitled to dissent and obtain payment for the shareholder's shares under this article may not challenge the corporate action creating such entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

7-113-103.  DISSENT BY NOMINEES AND BENEFICIAL OWNERS.

     (1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the record shareholder's name only if the record shareholder dissents with respect to all shares beneficially owned by any one person and causes the corporation to receive written notice which states such dissent and the name, address, and federal taxpayer identification number, if any, of each person on whose behalf the record shareholder asserts dissenters' rights. The rights of a record shareholder under this subsection (1) are determined as if the shares as to which the record shareholder dissents and the other shares of the record shareholder were registered in the names of different shareholders.

     (2) A beneficial shareholder may assert dissenters' rights as to the shares held on the beneficial shareholder's behalf only if:

          (a) The beneficial shareholder causes the corporation to receive the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

          (b) The beneficial shareholder dissents with respect to all shares beneficially owned by the beneficial shareholder.

     (3) The corporation may require that, when a record shareholder dissents with respect to the shares held by any one or more beneficial shareholders, each such beneficial shareholder must certify to the corporation that the beneficial shareholder and the record shareholder or record shareholders of all shares owned beneficially by the beneficial shareholder have asserted, or will timely assert, dissenters' rights as to all such shares as to which there is no limitation on the ability to exercise dissenters' rights. Any such requirement shall be stated in the dissenters' notice given pursuant to section 7-113-203.

                                     PART 2
                  PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

7-113-201.  NOTICE OF DISSENTERS' RIGHTS.

     (1) If a proposed corporate action creating dissenters' rights under section 7-113-102 is submitted to a vote at a shareholders' meeting, the notice of the meeting shall be given to all shareholders, whether or not entitled to vote. The notice shall state that shareholders are or may be entitled to assert dissenters' rights under this article and shall be accompanied by a copy of this article and the materials, if any, that, under articles 101 to 117 of this title, are required to be given to shareholders entitled to vote on the proposed action at the meeting. Failure to give notice as provided by this subsection (1) shall not affect any action taken at the shareholders' meeting for which the notice was to have been given, but any shareholder who was entitled to dissent but who was not given such notice shall not be precluded from demanding payment for the shareholder's shares under this article by reason of the shareholder's failure to comply with the provisions of section 7-113-202(1).

     (2) If a proposed corporate action creating dissenters' rights under section 7-113-102 is authorized without a meeting of shareholders pursuant to section 7-107-104, any written or oral solicitation of a shareholder to execute a writing consenting to such action contemplated in section 7-107-104 shall be accompanied or preceded by a written notice stating that shareholders are or may be entitled to assert dissenters' rights under this article, by a copy of this article, and by the materials, if any, that, under articles 101 to 117 of this title, would have been required to be given to shareholders entitled to vote on the proposed action if the proposed action were submitted to a vote at a shareholders' meeting. Failure to give notice as provided by this subsection (2) shall not affect any action taken pursuant to section 7-107-104 for which the notice was to have been given, but any shareholder who was entitled to dissent but who was not given such notice shall not be precluded from demanding payment for the shareholder's shares under this article by reason of the shareholder's failure to comply with the provisions of section 7-113-202(2).

7-113-202.  NOTICE OF INTENT TO DEMAND PAYMENT.

     (1) If a proposed corporate action creating dissenters' rights under section 7-113-102 is submitted to a vote at a shareholders' meeting and if notice of dissenters' rights has been given to such shareholder in connection with the action pursuant to section 7-113-201 (1), a shareholder who wishes to assert dissenters' rights shall:

          (a) Cause the corporation to receive, before the vote is taken, written notice of the shareholder's intention to demand payment for the shareholder's shares if the proposed corporate action is effectuated; and

          (b) Not vote the shares in favor of the proposed corporate action.

     (2) If a proposed corporate action creating dissenters' rights under section 7-113-102 is authorized without a meeting of shareholders pursuant to section 7-107-104 and if notice of dissenters' rights has been given to such shareholder in connection with the action pursuant to section 7-113-201(2), a shareholder who wishes to assert dissenters' rights shall not execute a writing consenting to the proposed corporate action.

     (3) A shareholder who does not satisfy the requirements of subsection (1) or (2) of this section is not entitled to demand payment for the shareholder's shares under this article.

7-113-203.  DISSENTERS' NOTICE.

     (1) If a proposed corporate action creating dissenters' rights under section 7-113-102 is authorized, the corporation shall give a written dissenters' notice to all shareholders who are entitled to demand payment for their shares under this article.

     (2) The dissenters' notice required by subsection (1) of this section shall be given no later than ten days after the effective date of the corporate action creating dissenters' rights under section 7-113-102 and shall:

          (a) State that the corporate action was authorized and state the effective date or proposed effective date of the corporate action;

          (b) State an address at which the corporation will receive payment demands and the address of a place where certificates for certificated shares must be deposited;

          (c) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (d) Supply a form for demanding payment, which form shall request a dissenter to state an address to which payment is to be made;

          (e) Set the date by which the corporation must receive the payment demand and certificates for certificated shares, which date shall not be less than thirty days after the date the notice required by subsection (1) of this section is given;

          (f) State the requirement contemplated in section 7-113-103 (3), if such requirement is imposed; and

          (g) Be accompanied by a copy of this article.

7-113-204.  PROCEDURE TO DEMAND PAYMENT.

     (1) A shareholder who is given a dissenters' notice pursuant to section 7-113-203 and who wishes to assert dissenters' rights shall, in accordance with the terms of the dissenters' notice:

          (a) Cause the corporation to receive a payment demand, which may be the payment demand form contemplated in section 7-113-203(2)(d), duly completed, or may be stated in another writing; and

          (b) Deposit the shareholder's certificates for certificated shares.

     (2) A shareholder who demands payment in accordance with subsection (1) of this section retains all rights of a shareholder, except the right to transfer the shares, until the effective date of the proposed corporate action giving rise to the shareholder's exercise of dissenters' rights and has only the right to receive payment for the shares after the effective date of such corporate action.

     (3) Except as provided in section 7-113-207 or 7-113-209(1)(b), the demand for payment and deposit of certificates are irrevocable.

     (4) A shareholder who does not demand payment and deposit the shareholder's share certificates as required by the date or dates set in the dissenters' notice is not entitled to payment for the shares under this article.

7-113-205.  UNCERTIFICATED SHARES.

     (1) Upon receipt of a demand for payment under section 7-113-204 from a shareholder holding uncertificated shares, and in lieu of the deposit of certificates representing the shares, the corporation may restrict the transfer thereof.

     (2) In all other respects, the provisions of section 7-113-204 shall be applicable to shareholders who own uncertificated shares.

7-113-206.  PAYMENT.

     (1) Except as provided in section 7-113-208, upon the effective date of the corporate action creating dissenters' rights under section 7-113-102 or upon receipt of a payment demand pursuant to section 7-113-204, whichever is later, the corporation shall pay each dissenter who complied with section 7-113-204, at the address stated in the payment demand, or if no such address is stated in the payment demand, at the address shown on the corporation's current record of shareholders for the record shareholder holding the dissenter's shares, the amount the corporation estimates to be the fair value of the dissenter's shares, plus accrued interest.

     (2) The payment made pursuant to subsection (1) of this section shall be accompanied by:

          (a) The corporation's balance sheet as of the end of its most recent fiscal year or, if that is not available, the corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, and, if the corporation customarily provides such statements to shareholders, a statement of changes in shareholders' equity for that year and a statement of cash flow for that year, which balance sheet and statements shall have been audited if the corporation customarily provides audited financial statements to shareholders, as well as the latest available financial statements, if any, for the interim or full-year period, which financial statements need not be audited;

          (b) A statement of the corporation's estimate of the fair value of the shares;

          (c) An explanation of how the interest was calculated;

          (d) A statement of the dissenter's right to demand payment under section 7-113-209; and

          (e) A copy of this article.

7-113-207.  FAILURE TO TAKE ACTION.

     (1) If the effective date of the corporate action creating dissenters' rights under section 7-113-102 does not occur within sixty days after the date set by the corporation by which the corporation must receive the payment demand as provided in section 7-113-203, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

     (2) If the effective date of the corporate action creating dissenters' rights under section 7-113-102 occurs more than sixty days after the date set by the corporation by which the corporation must receive the payment demand as provided in section 7-113-203, then the corporation shall send a new dissenters' notice, as provided in section 7-113-203, and the provisions of sections 7-113-204 to 7-113-209 shall again be applicable.

7-113-208.  SPECIAL PROVISIONS RELATING TO SHARES ACQUIRED AFTER ANNOUNCEMENT OF
            PROPOSED CORPORATE ACTION.

     (1) The corporation may, in or with the dissenters' notice given pursuant to section 7-113-203, state the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action creating dissenters' rights under section 7-113-102 and state that the dissenter shall certify in writing, in or with the dissenter's payment demand under section 7-113-204, whether or not the dissenter (or the person on whose behalf dissenters' rights are asserted) acquired beneficial ownership of the shares before that date. With respect to any dissenter who does not so certify in writing, in or with the payment demand, that the dissenter or the person on whose behalf the dissenter asserts dissenters' rights acquired beneficial ownership of the shares before such date, the corporation may, in lieu of making the payment provided in section 7-113-206, offer to make such payment if the dissenter agrees to accept it in full satisfaction of the demand.

     (2) An offer to make payment under subsection (1) of this section shall include or be accompanied by the information required by section 7-113-206 (2).

7-113-209.  PROCEDURE IF DISSENTER IS DISSATISFIED WITH PAYMENT OR OFFER.

     (1) A dissenter may give notice to the corporation in writing of the dissenter's estimate of the fair value of the dissenter's shares and of the amount of interest due and may demand payment of such estimate, less any payment made under section 7-113-206, or reject the corporation's offer under section 7-113-208 and demand payment of the fair value of the shares and interest due, if:

          (a) The dissenter believes that the amount paid under section 7-113-206 or offered under section 7-113-208 is less than the fair value of the shares or that the interest due was incorrectly calculated;

          (b) The corporation fails to make payment under section 7-113-206 within sixty days after the date set by the corporation by which the corporation must receive the payment demand; or

          (c) The corporation does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares as required by section 7-113-207 (1).

     (2) A dissenter waives the right to demand payment under this section unless the dissenter causes the corporation to receive the notice required by subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter's shares.

                                     PART 3
                          JUDICIAL APPRAISAL OF SHARES

7-113-301.  COURT ACTION.

     (1) If a demand for payment under section 7-113-209 remains unresolved, the corporation may, within sixty days after receiving the payment demand, commence a proceeding and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay to each dissenter whose demand remains unresolved the amount demanded.

     (2) The corporation shall commence the proceeding described in subsection
(1) of this section in the district court of the county in this state where the corporation's principal office is located or, if the corporation has no principal office in this state, in the district court of the county in which its registered office is located. If the corporation is a foreign corporation without a registered office, it shall commence the proceeding in the county where the registered office of the domestic corporation merged into, or whose shares were acquired by, the foreign corporation was located.

     (3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unresolved parties to the proceeding commenced under subsection (2) of this section as in an action against their shares, and all parties shall be served with a copy of the petition. Service on each dissenter shall be by registered or certified mail, to the address stated in such dissenter's payment demand, or if no such address is stated in the payment demand, at the address shown on the corporation's current record of shareholders for the record shareholder holding the dissenter's shares, or as provided by law.

     (4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to such order. The parties to the proceeding are entitled to the same discovery rights as parties in other civil proceedings.

     (5) Each dissenter made a party to the proceeding commenced under subsection (2) of this section is entitled to judgment for the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation, or for the fair value, plus interest, of the dissenter's shares for which the corporation elected to withhold payment under section 7-113-208.

7-113-302.  COURT COSTS AND COUNSEL FEES.

     (1) The court in an appraisal proceeding commenced under section 7-113-301 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation; except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under section 7-113-209.

     (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

          (a) Against the corporation and in favor of any dissenters if the court finds the corporation did not substantially comply with the requirements of part 2 of this article; or

          (b) Against either the corporation or one or more dissenters, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

     (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to said counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefitted.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law permits a Delaware corporation to indemnify officers, directors, employees and agents for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, which they had no reasonable cause to believe was unlawful. The Delaware General Corporation Law provides that a corporation may pay expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, and must reimburse a successful defendant for expenses, including attorney's fees, actually and reasonably incurred, and permits a corporation to purchase and maintain liability insurance for its directors and officers. The Delaware General Corporation Law provides that indemnification may not be made for any claim, issue or matter as to which a person has been adjudged by a court of competent jurisdiction to be liable to the corporation, unless and only to the extent a court determines that the person is entitled to indemnity for such expenses as the court deems proper.

     InfoCure's bylaws provide that InfoCure shall, to the full extent permitted by Section 145, indemnify any person, made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is, was or is about to become an officer, director, employee or agent of InfoCure. InfoCure shall pay the expenses (including attorneys' fees) incurred by a person in defending any proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made by InfoCure only upon receipt of an undertaking by the person to repay all amounts advanced if it should be ultimately determined that the person is not entitled to be indemnified.

     In addition, InfoCure's certificate of incorporation eliminates or limits personal liability of its directors to the full extent permitted by Section 102(b)(7) of the Delaware General Corporation Law.

     Section 102(b)(7) provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for willful or negligent conduct in paying dividends or repurchasing stock out of other than lawfully available funds or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.


     PracticeWorks' bylaws allow, and in some cases require, the indemnification of directors and officers under certain circumstances and grant our directors and officers a right to indemnification to the full extent permitted by law for all expenses relating to civil, criminal, administrative or investigative procedures to which they are a party (1) by reason of the fact that they are or were PracticeWorks' directors or officers or (2) by reason of the fact that, while they are or were PracticeWorks' directors or officers, they are or were serving at PracticeWorks' request as a director, officer or employee of another enterprise. PracticeWorks' bylaws further provide that an advancement for any such expenses shall only be made upon delivery to PracticeWorks by the indemnitee of an undertaking to repay all amounts so advanced if it is ultimately determined that such indemnitee is not entitled to be indemnified by PracticeWorks.



     PracticeWorks has entered into indemnification agreements with its directors and officers. These agreements will require PracticeWorks to indemnify these directors and officers with respect to their activities as its directors or officers or when serving at its request as a director, officer or trustee of another corporation, joint venture, trust or other enterprise against expenses, including attorney's fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by them in any threatened, pending or completed suit or proceeding to which they are, or are threatened to be made, parties as a result of their service to PracticeWorks. PracticeWorks will agree to indemnify each indemnitee for any one or a combination of the following, whichever is most advantageous to the indemnitee: (1) the benefits provided by PracticeWorks' certificate of incorporation and bylaws in effect on the date of the indemnification agreement; (2) the benefits provided by PracticeWorks' certificate of incorporation and bylaws at the time expenses are incurred by the indemnitee; (3) the benefits allowable under Delaware law in effect on the date of the indemnification agreement; (4) the benefits allowable under the law of the jurisdiction under which PracticeWorks exists at the time expenses are incurred by the indemnitee; (5) benefits available under liability insurance obtained by PracticeWorks; and (6) such other benefits as may be otherwise available to indemnitee under PracticeWorks' existing practices. Under the indemnification agreements, each indemnitee will continue to be indemnified even after ceasing to occupy a position as PracticeWorks' officer, director, employee or agent with respect to suits or proceedings arising out of acts or omissions during his or her services to PracticeWorks.



     Each indemnitee will agree to notify PracticeWorks promptly of any proceedings brought or threatened and not to make any admission or settlement without PracticeWorks' consent, unless the indemnitee determines to undertake his or her own defense and waives the benefits of the indemnification agreement.



     For four years after the effective time of the merger, PracticeWorks has agreed to indemnify and hold harmless, to the fullest extent permitted under applicable law, its certificate of incorporation and bylaws, each present or former director or officer of Medical Dynamics or any of its subsidiaries (including his or her heirs, executors and assigns) against any costs, expenses and amounts paid in settlement of any claim, action, suit, proceeding or investigation arising out of any act or omission in his or her capacity as a director, or officer which occurred before the effective time of the merger.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES



(a) Exhibits



EXHIBIT
NUMBER          DESCRIPTION
-------         -----------
 2.1       --   Amended and Restated Agreement and Plan of Merger and
                Reorganization by and among Medical Dynamics, Inc., InfoCure
                Corporation and CADI Acquisition Corporation, Inc. dated
                October 10, 2000, as amended on October 30, 2000, December
                19, 2000, March 5, 2001 and April 16, 2001 (incorporated by reference to Appendix A to the proxy statement-prospectus
                contained in this registration statement).
 2.2       --   Shareholder Agreement by and between InfoCure Corporation
                and certain stockholders of Medical Dynamics, Inc.
                (incorporated by reference to Exhibit 2.2 to InfoCure's
                Registration Statement on Form S-4, filed with the
                Commission on November 13, 2000).
 2.3       --   Agreement and Plan of Distribution, dated as of February 21,
                2001, by and between InfoCure Corporation and PracticeWorks,
                Inc. (incorporated by reference to Exhibit 2.1 to
                PracticeWorks' Current Report on Form 8-K, filed with the
                Commission on March 22, 2001).
 2.4       --   Agreement and Plan of Merger by and among OMSystems, Inc,
                the Shareholders of OMSystems, Inc., InfoCure Systems, Inc.
                and InfoCure Corporation dated February 8, 1999
                (incorporated by reference to Exhibit 2.1 to InfoCure's
                Annual Report on Form 10-K for the year ended December 31,
                1999).
 2.5       --   Agreement and Plan of Merger by and among Datamedic Holding
                Corp., Certain Principal Shareholders of Datamedic Holding
                Corp., InfoCure Corporation and InfoCure Systems, Inc. dated
                September 3, 1999 (incorporated herein by reference to
                Appendix A to InfoCure's Registration Statement on Form S-4
                (Registration No. 333-87867) filed on September 27, 1999).
 2.6       --   Agreement and Plan of Distribution, dated as of February 21,
                2001, by and between InfoCure Corporation and PracticeWorks,
                Inc. (incorporated by reference to Exhibit 2.1 to InfoCure's
                Current Report on Form 8-K, filed with the Commission on
                March 20, 2001).
 3.1       --   Certificate of Incorporation of PracticeWorks, Inc.
                (incorporated by reference to Exhibit 3.1 to PracticeWorks
                Registration Statement on Form 10, filed with the Commission on August 22, 2000).
 3.2(a)    --   Certificate of Designations of Series A Preferred Stock of
                PracticeWorks, Inc. issued to Ceramco, Inc. (incorporated by reference to Exhibit 3.2(b) to PracticeWorks' Current Report on Form 8-K, filed with the Commission on March 22, 2001).
 3.2(c)    --   Certificate of Designations of Series C Preferred Stock of
                PracticeWorks, Inc. issued to Crescent International Ltd.
                (incorporated by reference to Exhibit 3.2(c) to
                PracticeWorks' Current Report on Form 8-K, filed with the
                Commission on March 22, 2001).
 3.3       --   By-Laws of PracticeWorks, Inc. (incorporated by reference to
                Exhibit 3.1 to PracticeWorks Registration Statement on Form
                10, filed with the Commission on August 22, 2000).
 3.4       --   Certificate of Incorporation of InfoCure Corporation with
                all amendments (incorporated by reference to Exhibit 3.1 to
                InfoCure's Annual Report on Form 10-K for the year ended
                December 31, 1999).

EXHIBIT
NUMBER          DESCRIPTION
-------         -----------
 3.5       --   Second Amended and Restated Bylaws of InfoCure (incorporated by reference to Exhibit 3.2 to InfoCure's Annual Report on
                Form 10-K for the year ended December 31, 1999).
 4.1*      --   Form of Certificate of Designation of PracticeWorks Series B
                Convertible Redeemable Preferred Stock
 4.2       --   Form of certificate representing PracticeWorks, Inc. common stock (incorporated by reference to Exhibit 4.1 to Amendment
                No. 1 to PracticeWorks' Registration Statement on Form 10,
                filed with the Commission on December 21, 2000).
 4.3(a)    --   Warrant dated March 5, 2001 by and between PracticeWorks,
                Inc. and FINOVA Capital Corporation. (incorporated by
                reference to Exhibit 4.2(a) to PracticeWorks' Current Report on Form 8-K, filed with the Commission on March 22, 2001).
 4.3(b)    --   Warrant dated March 5, 2001 by and between PracticeWorks,
                Inc. and FINOVA Capital Corporation. (incorporated by
                reference to Exhibit 4.2(b) to PracticeWorks' Current Report on Form 8-K, filed with the Commission on March 22, 2001).
 4.4       --   Warrant dated March 6, 2001 by and between PracticeWorks,
                Inc. and Crescent International Ltd. (incorporated by
                reference to Exhibit 3.2(a) to PracticeWorks' Current Report on Form 8-K, filed with the Commission on March 22, 2001).
 4.5       --   See Exhibits 3.4 and 3.5 for provisions of the Certificate of Incorporation, as amended, and Bylaws of InfoCure
                defining rights of the holders of common stock of InfoCure.
 4.6       --   Specimen Certificate for shares of common stock
                (incorporated by reference to Exhibit 4.2 to InfoCure's
                Registration Statement on Form SB-2) (Registration No.
                333-18923).
 5.1*      --   Opinion of Morris, Manning & Martin, L.L.P. regarding the
                legality of the InfoCure securities being issued
 5.2*      --   Opinion of Morris, Manning & Martin, L.L.P. regarding the
                legality of the PracticeWorks securities being issued.
 8.1*      --   Opinion of Morris, Manning & Martin, L.L.P. regarding the
                federal income tax consequences of the merger
10.1       --   Tax Disaffiliation Agreement, dated as of March 5, 2001, by and between InfoCure Corporation and PracticeWorks, Inc.
                (incorporated by reference to Exhibit 10.1 to PracticeWorks'
                Current Report on Form 8-K, filed with the Commission on
                March 22, 2001).
10.2       --   Transition Services Agreement, dated as of March 5, 2001, by and between InfoCure Corporation and PracticeWorks, Inc.
                (incorporated by reference to Exhibit 10.2 to PracticeWorks'
                Current Report on Form 8-K, filed with the Commission on
                March 22, 2001).
10.3       --   Agreement and Plan of Distribution (filed as Exhibit 2.3).
10.4       --   Employee Benefits and Compensation Allocation Agreement,
                dated as of March 5, 2001, by and between InfoCure
                Corporation and PracticeWorks, Inc. (incorporated by
                reference to Exhibit 10.4 to PracticeWorks Current Report on
                Form 8-K, filed with the Commission on March 20, 2001).

EXHIBIT
NUMBER          DESCRIPTION
-------         -----------
10.5(a)    --   Intellectual Property License Agreement, dated as of March
                5, 2001, by and between InfoCure Corporation and
                PracticeWorks Systems, LLC. (incorporated by reference to
                Exhibit 10.5(a) to PracticeWorks' Current Report on Form
                8-K, filed with the Commission on March 22, 2001).
10.5(b)    --   Intellectual Property License Agreement, dated as of March
                5, 2001, by and between InfoCure Corporation and
                PracticeWorks Systems, LLC. (incorporated by reference to
                Exhibit 10.5(b) to PracticeWorks' Current Report on Form
                8-K, filed with the Commission on March 22, 2001).
10.5(c)    --   Assignment of Copyrights, dated as of March 5, 2001, by and between InfoCure Corporation and PracticeWorks Systems, LLC.
                (incorporated by reference to Exhibit 10.5(c) to
                PracticeWorks' Current Report on Form 8-K, filed with the
                Commission on March 22, 2001).
10.5(d)    --   Assignment of Trademarks, dated as of March 5, 2001, by and between InfoCure Corporation and PracticeWorks Systems, LLC.
                (incorporated by reference to Exhibit 10.5(d) to
                PracticeWorks' Current Report on Form 8-K, filed with the
                Commission on March 22, 2001).
10.6       --   Amended and Restated PracticeWorks, Inc. 2000 Stock Option
                Plan (incorporated by reference to Exhibit 10.6 to Amendment
                No. 1 to PracticeWorks' Registration Statement on Form 10,
                filed with the Commission on December 21, 2000).
10.7(a)    --   Indemnification Agreement, dated March 5, 2001, by and
                between PracticeWorks, Inc. and Richard E. Perlman
                (incorporated by reference to Exhibit 10.7(a) to
                PracticeWorks' Current Report on Form 8-K, filed with the
                Commission on March 22, 2001).
10.7(b)    --   Indemnification Agreement, dated March 5, 2001, by and
                between PracticeWorks, Inc. and James K. Price (incorporated by reference to Exhibit 10.7(b) to PracticeWorks' Current
                Report on Form 8-K, filed with the Commission on March 22,
                2001).
10.7(c)    --   Indemnification Agreement, dated March 5, 2001, by and
                between PracticeWorks, Inc. and James A. Cochran
                (incorporated by reference to Exhibit 10.7(c) to
                PracticeWorks' Current Report on Form 8-K, filed with the
                Commission on March 22, 2001).
10.7(d)    --   Indemnification Agreement, dated March 5, 2001, by and
                between PracticeWorks, Inc. and James C. Davis (incorporated by reference to Exhibit 10.7(d) to PracticeWorks' Current
                Report on Form 8-K, filed with the Commission on March 22,
                2001).
10.8(a)    --   Employment Agreement, dated March 5, 2001, by and between
                PracticeWorks, Inc. and Richard E. Perlman (incorporated by reference to Exhibit 10.8(a) to PracticeWorks' Current
                Report on Form 8-K, filed with the Commission on March 22,
                2001).
10.8(b)    --   Employment Agreement, dated March 5, 2001, by and between
                PracticeWorks, Inc. and James K. Price (incorporated by
                reference to Exhibit 10.8(b) to PracticeWorks' Current
                Report on Form 8-K, filed with the Commission on March 22,
                2001).
10.8(c)    --   Employment Agreement, dated March 5, 2001, by and between
                PracticeWorks, Inc. and James A. Cochran (incorporated by
                reference to Exhibit 10.8(c) to PracticeWorks' Current
                Report on Form 8-K, filed with the Commission on March 22,
                2001).

EXHIBIT
NUMBER          DESCRIPTION
-------         -----------
10.8(d)    --   Employment Agreement, dated March 5, 2001, by and between
                PracticeWorks, Inc. and James C. Davis (incorporated by
                reference to Exhibit 10.8(d) to PracticeWorks' Current
                Report on Form 8-K, filed with the Commission on March 22,
                2001).
10.9+      --   Inventory Control System Development & Marketing Agreement
                by and between Ormco Corporation and InfoCure Corporation, dated as of June 23, 1999 (incorporated by reference to
                Exhibit 10.9 to Amendment No. 1 to PracticeWorks'
                Registration Statement on Form 10, filed with the Commission on December 21, 2000).
10.10+     --   InfoCure Corporation E-Commerce Agreement by and between
                United Stationers Supply Co. and InfoCure Corporation, dated as of January 18, 2000 (incorporated by reference to Exhibit
                10.10 to Amendment No. 1 to PracticeWorks' Registration
                Statement on Form 10, filed with the Commission on December
                21, 2000).
10.11+     --   E-Commerce Agreement by and between Summit Marketing Group,
                Inc. and InfoCure Corporation, dated as of November 18,
                1999. (incorporated by reference to Exhibit 10.11 to
                Amendment No. 1 to PracticeWorks' Registration Statement on
                Form 10, filed with the Commission on December 21, 2000).
10.12+     --   Purchase and Marketing Agreement by and between Dell
                Marketing, L.P. and InfoCure Corporation, dated as of August
                1, 2000 (incorporated by reference to Exhibit 10.12 to
                Amendment No. 1 to PracticeWorks' Registration Statement on
                Form 10, filed with the Commission on December 21, 2000).
10.13      --   Master Service Agreement by and between Global Center, Inc.
                and PracticeWorks, Inc., dated as of September 13, 2000
                (incorporated by reference to Exhibit 10.13 to
                PracticeWorks' Registration Statement on Form 10, filed with the Commission on November 13, 2000).
10.14      --   Contribution Agreement, dated as of December 27, 2000, by
                and between InfoCure Corporation, PracticeWorks, Inc.,
                DENTSPLY International, Inc., Ceramco, Inc. and SoftDent LLC
                (incorporated by reference to Exhibit 10.14 to
                PracticeWorks' Registration Statement on Form S-1, filed
                with the Commission on January 16, 2001).
10.15      --   Registration Rights Agreement dated as of March 7, 2001
                between PracticeWorks, Inc. and Ceramco, Inc. (incorporated by reference to Exhibit 10.15 to PracticeWorks' Current
                Report on Form 8-K, filed with the Commission on March 22,
                2001).
10.16      --   Stock Purchase Agreement dated as of March 5, 2001, between
                PracticeWorks, Inc. and Crescent International Ltd.
                (incorporated by reference to Exhibit 10.16 to
                PracticeWorks' Current Report on Form 8-K, filed with the
                Commission on March 22, 2001).
10.17      --   Registration Rights Agreement, dated as of March 5, 2001,
                between PracticeWorks, Inc. and Crescent International Ltd.
                (incorporated by reference to Exhibit 10.17 to
                PracticeWorks' Current Report on Form 8-K, filed with the
                Commission on March 22, 2001).
10.18(a)   --   Stock Purchase Agreement, dated as of March 6, 2001, between
                PracticeWorks, Inc. and Crescent International Ltd.
                (incorporated by reference to Exhibit 10.18(a) to
                PracticeWorks' Current Report on Form 8-K, filed with the
                Commission on March 22, 2001).

EXHIBIT
NUMBER          DESCRIPTION
-------         -----------
10.18(b)   --   Registration Rights Agreement dated as of March 6, 2001
                between PracticeWorks, Inc. and Crescent International Ltd.
                (incorporated by reference to Exhibit 10.18(b) to
                PracticeWorks' Current Report on Form 8-K, filed with the
                Commission on March 22, 2001).
10.19      --   Amended and Restated Agreement and Plan of Merger and
                Reorganization by and among Medical Dynamics, Inc., InfoCure
                Corporation and CADI Acquisition Corporation, dated October
                10, 2000 (incorporated by reference to Exhibit 10.19 to
                PracticeWorks' Registration Statement on Form S-1, filed
                with the Commission on January 16, 2001).
10.20      --   First Amendment to the Amended and Restated Agreement and
                Plan of Merger and Reorganization by and among Medical
                Dynamics, Inc., InfoCure Corporation and CADI Acquisition
                Corporation, dated October 30, 2000 (incorporated by
                reference to Exhibit 10.20 to PracticeWorks' Registration
                Statement on Form S-1, filed with the Commission on January
                16, 2001).
10.21      --   Second Amendment to the Amended and Restated Agreement and
                Plan of Merger and Reorganization by and among Medical
                Dynamics, Inc., InfoCure Corporation and CADI Acquisition
                Corporation, dated December 19, 2000 (incorporated by
                reference to Exhibit 10.21 to PracticeWorks' Registration
                Statement on Form S-1, filed with the Commission on January
                16, 2001).
10.22      --   Loan Agreement dated as of March 5, 2001, by and between
                PracticeWorks, Inc., as borrower, and FINOVA Capital
                Corporation, as lender. (incorporated by reference to
                Exhibit 10.22 to PracticeWorks' Current Report on Form 8-K,
                filed with the Commission on March 22, 2001).
10.23      --   Incentive Warrant issuable to Crescent International Ltd.
                (incorporated by reference to Exhibit 10.23 to
                PracticeWorks' Current Report on Form 8-K, filed with the
                Commission on March 22, 2001).
10.24      --   Protective Warrant issuable to Crescent International Ltd.
                (incorporated by reference to Exhibit 10.24 to
                PracticeWorks' Current Report on Form 8-K, filed with the
                Commission on March 22, 2001).
10.25      --   Letter Agreement, dated as of March 5, 2001, amending
                certain terms of the Amended and Restated Agreement and Plan of Merger and Reorganization, by and among InfoCure
                Corporation, CADI Acquisition Corporation and Medical
                Dynamics, Inc. (incorporated by reference to Exhibit 10.25 to PracticeWorks' Annual Report on Form 10-K for the year
                ended December 31, 2000).
10.26*     --   Fourth Amendment to the Amended and Restated Agreement and
                Plan of Reorganization by and among Medical Dynamics, Inc.,
                InfoCure Corporation and CADI Acquisition Corporation, dated
                April 16, 2001.
10.27      --   Employment Agreement between InfoCure and Frederick L. Fine dated July 1998 (incorporated by reference to Exhibit 10.1 filed with InfoCure's Annual Report on Form 10-KSB on
                February 26, 1999).
10.28      --   Amendment to Employment Agreement, dated June 9, 1999
                between InfoCure and Frederick L. Fine (incorporated by
                reference to Exhibit 10.2 to InfoCure's Annual Report on
                Form 10-K for the year ended December 31, 1999).
10.29      --   Employment Agreement between InfoCure and James K. Price
                dated July 1998 (incorporated by reference to Exhibit 10.2 filed with InfoCure's Annual Report on Form 10-KSB on
                February 26, 1999).

EXHIBIT
NUMBER          DESCRIPTION
-------         -----------
10.30      --   Amendment to Employment Agreement, dated June 9, 1999
                between InfoCure and James K. Price (incorporated by
                reference to Exhibit 10.4 to InfoCure's Annual Report on
                Form 10-K for the year ended December 31, 1999).
10.31      --   Employment Agreement between InfoCure and Richard E. Perlman dated January 1998 (incorporated by reference to Exhibit
                10.3 filed with InfoCure's Annual Report on Form 10-KSB on
                February 26, 1999).
10.32      --   Amendment to Employment Agreement, dated June 9, 1999
                between InfoCure and Richard E. Perlman (incorporated by
                reference to Exhibit 10.6 to InfoCure's Annual Report on
                Form 10-K for the year ended December 31, 1999).
10.33      --   Employment Agreement between InfoCure and James A. Cochran dated August 2, 1999 (incorporated by reference to Exhibit
                10.7 to InfoCure's Annual Report on Form 10-K for the year ended December 31, 1999).
10.34      --   Loan Agreement among InfoCure Corporation, InfoCure Systems,
                Inc., Thoroughbred Acquisition, Inc. and FINOVA Capital
                Corporation dated August 11, 1999 (incorporated by reference to Exhibit 10.8 to the Registrant's Annual Report on Form
                10-K for the year ended December 31, 1999).
10.35      --   InfoCure Corporation 1996 Stock Option Plan (incorporated by reference to Exhibit 10.1 filed with InfoCure's Registration
                Statement on Form SB-2) (Registration No. 333-18923).
10.36      --   Form of Incentive Stock Option Agreement of InfoCure
                Corporation (incorporated by reference to Exhibit 10.2 filed with InfoCure's Registration Statement on Form SB-2)
                (Registration No. 333-18923).
10.37      --   American Medcare Corporation 1996 Stock Option Plan
                (incorporated by reference to Exhibit 10.19 filed with
                InfoCure's Registration Statement on Form SB-2)
                (Registration No. 333-18923).
10.38      --   Form of Incentive Stock Option Agreement of American Medcare
                Corporation (incorporated by reference to Exhibit 10.20
                filed with InfoCure's Registration Statement on Form SB-2)
                (Registration No. 333-18923).
10.39      --   InfoCure Corporation 1997 Directors' Stock Option Plan
                (incorporated by reference to Exhibit 10.48 filed with
                InfoCure's Annual Report on Form 10-KSB on April 1, 1998).
10.40      --   InfoCure Corporation Length-of-Service Nonqualified Stock
                Option Plan (incorporated by reference to Exhibit 10.49
                filed with InfoCure's Annual Report on Form 10-KSB on April
                1, 1998).
10.41      --   Amendment to InfoCure Corporation 1996 Stock Option Plan
                (incorporated by reference to Exhibit 10.15 to InfoCure's
                Annual Report on Form 10-K for the year ended December 31,
                1999).
10.42      --   Amendment to InfoCure Corporation Length-of-Service
                Nonqualified Stock Option Plan (incorporated by reference to
                Exhibit 10.16 to InfoCure's Annual Report on Form 10-K for
                the year ended December 31, 1999).
10.43      --   Amendment to InfoCure Corporation Employee Stock Purchase
                Plan (incorporated by reference to Exhibit 10.17 to
                InfoCure's Annual Report on Form 10-K for the year ended
                December 31, 1999).
10.44      --   InfoCure Corporation Employee Stock Purchase Plan
                (incorporated by reference to Exhibit 10.50 filed with
                InfoCure's Annual Report on Form 10-KSB on April 1, 1998).

EXHIBIT
NUMBER          DESCRIPTION
-------         -----------
10.45      --   Deferred Compensation Agreement between InfoCure and
                Frederick L. Fine (incorporated by reference to Exhibit
                10.19 to InfoCure's Annual Report on Form 10-K for the year ended December 31, 1999).
10.46      --   Deferred Compensation Agreement between InfoCure and James
                K. Price (incorporated by reference to Exhibit 10.20 to
                InfoCure's Annual Report on Form 10-K for the year ended
                December 31, 1999).
10.47      --   Deferred Compensation Agreement between InfoCure and Richard
                E. Perlman (incorporated by reference to Exhibit 10.21 to
                InfoCure's Annual Report on Form 10-K for the year ended
                December 31, 1999).
10.48      --   Form of Stock Option Grant Certificate and schedule of
                recipients of such options (incorporated by reference to
                Exhibit 10.22 to InfoCure's Annual Report on Form 10-K for
                the year ended December 31, 1999).
10.49      --   Form of Stock Option Grant Certificate and schedule of
                recipients of such options (incorporated by reference to
                Exhibit 10.23 to InfoCure's Annual Report on Form 10-K for
                the year ended December 31, 1999).
10.50      --   Stock Option Grant Certificate for Stock Option Grant to
                Michael Warren (incorporated by reference to Exhibit 10.24 to InfoCure's Annual Report on Form 10-K for the year ended
                December 31, 1999).
10.51      --   American Medcare Corporation 1994 Stock Option Plan
                (incorporated by reference to Exhibit 10.25 to InfoCure's
                Annual Report on Form 10-K for the year ended December 31,
                1999).
10.52      --   Amendment Number One to Loan Agreement by and among InfoCure
                Corporation, InfoCure Systems, Inc. and Thoroughbred
                Acquisition, Inc. and FINOVA Capital Corporation
                (incorporated by reference to Exhibit 10.1 to InfoCure's
                Quarterly Report on Form 10-Q, for the quarter ended June
                30, 2000).
10.53      --   Common Stock Purchase Agreement, dated August 1, 2000,
                between InfoCure Corporation and Acqua Wellington North
                American Equities Fund, Ltd. (incorporated by reference to
                Exhibit 10.2 to InfoCure's Quarterly Report on Form 10-Q,
                for the quarter ended June 30, 2000).
10.54      --   Form of Officer Promissory Note with schedule of makers and principal amount of notes (incorporated by reference to
                Exhibit 10.3 to InfoCure's Quarterly Report on Form 10-Q,
                for the quarter ended June 30, 2000).
10.55      --   Tax Disaffiliation Agreement, dated as of March 5, 2001, by and between InfoCure Corporation and PracticeWorks, Inc.
                (incorporated by reference to Exhibit 10.1 to InfoCure's
                Current Report on Form 8-K, filed with the Commission on
                March 20, 2001).
10.56      --   Transition Services Agreement, dated as of March 5, 2001, by and between InfoCure Corporation and PracticeWorks, Inc.
                (incorporated by reference to Exhibit 10.2 to InfoCure's
                Current Report on Form 8-K, filed with the Commission on
                March 20, 2001).
10.57      --   Employee Benefits and Compensation Allocation Agreement,
                dated as of March 5, 2001, by and between InfoCure
                Corporation and PracticeWorks, Inc. (incorporated by
                reference to Exhibit 10.4 to InfoCure's Current Report on
                Form 8-K, filed with the Commission on March 20, 2001).
10.58      --   Intellectual Property License Agreement, dated as of March
                5, 2001, by and between InfoCure Corporation and
                PracticeWorks Systems, LLC (corporated by reference to
                Exhibit 10.5(a) to InfoCure's Current Report on Form 8-K,
                filed with the Commission on March 20, 2001).

EXHIBIT
NUMBER          DESCRIPTION
-------         -----------
10.59      --   Intellectual Property License Agreement, dated as of March
                5, 2001, by and between InfoCure Corporation and
                PracticeWorks Systems, LLC (incorporated by reference to
                Exhibit 10.5(b) to InfoCure's Current Report on Form 8-K,
                filed with the Commission on March 20, 2001).
10.60      --   Assignment of Copyrights, dated as of March 5, 2001, by and between InfoCure Corporation and PracticeWorks Systems, LLC
                (incorporated by reference to Exhibit 10.5(c) to InfoCure's
                Current Report on Form 8-K, filed with the Commission on
                March 20, 2001).
10.61      --   Assignment of Trademarks, dated as of March 5, 2001, by and between InfoCure Corporation and PracticeWorks Systems, LLC
                (incorporated by reference to Exhibit 10.5(d) to InfoCure's
                Current Report on Form 8-K, filed with the Commission on
                March 20, 2001).
10.62      --   Employment Agreement, dated July 24, 2000, by and between
                InfoCure Corporation and Joseph M. Walsh (incorporated by
                reference to Exhibit 10.6(a) to InfoCure's Current Report on
                Form 8-K, filed with the Commission on March 20, 2001).
10.63      --   Employment Agreement, dated November 10, 2000, by and
                between InfoCure Corporation and Frederick L. Fine.
                (incorporated by reference to Exhibit 10.6(b) to InfoCure's
                Current Report on Form 8-K, filed with the Commission on
                March 20, 2001).
10.64      --   Employment Agreement, dated July 24, 2000, by and between
                InfoCure Corporation and Steven N. Kahane (incorporated by reference to Exhibit 10.6(c) to InfoCure's Current Report on
                Form 8-K, filed with the Commission on March 20, 2001).
10.65      --   Employment Agreement, dated July 24, 2000, by and between
                InfoCure Corporation and Michael A. Manto (incorporated by reference to Exhibit 10.6(d) to InfoCure's Current Report on
                Form 8-K, filed with the Commission on March 20, 2001).
10.66      --   Second Amendment to Loan Agreement and Other Loan Documents,
                dated March 5, 2001, by and among InfoCure Corporation,
                InfoCure Systems, Inc., Thoroughbred Acquisition, Inc.,
                certain subsidiaries of InfoCure Corporation and FINOVA
                Capital Corporation (incorporated by reference to Exhibit
                10.7 to InfoCure's Current Report on Form 8-K, filed with
                the Commission on March 20, 2001).
10.67      --   InfoCure Corporation 2000 Broad-Based Stock Plan
                (incorporated by reference to Exhibit 10.1 to InfoCure's
                Quarterly Report on Form 10-Q for the quarter ended
                September 30, 2000).
10.68      --   Amended and Restated Warrant, originally issued to FINOVA
                Capital Corporation on October 23, 1998, as amended and
                restated on March 5, 2001. (incorporated by reference to
                Exhibit 10.42 to InfoCure's Annual Report on Form 10-K for
                the year ended December 31, 2000).
10.69      --   Amended and Restated Warrant, originally issued to FINOVA
                Capital Corporation on January 21, 1999, as amended and
                restated on March 5, 2001. (incorporated by reference to
                Exhibit 10.43 to InfoCure's Annual Report on Form 10-K for
                the year ended December 31, 2000).

EXHIBIT
NUMBER          DESCRIPTION
-------         -----------
10.70      --   Amended and Restated Warrant, originally issued to Crescent
                International Ltd. on September 28, 1998, as amended and
                restated on March 6, 2001. (incorporated by reference to
                Exhibit 10.44 to InfoCure's Annual Report on Form 10-K for
                the year ended December 31, 2000).
12.1*      --   Calculation of Ratio of Earnings to Combined Fixed Charges
                and Preferred Stock Dividends
21.1       --   List of Subsidiaries. (incorporated by reference to Exhibit
                21.1 to PracticeWorks' Current Report on Form 8-K, filed
                with the Commission on March 22, 2001).
21.2       --   List of Subsidiaries (incorporated by reference to Exhibit
                10.25 to InfoCure's Current Report on Form 8-K, filed with the Commission on March 20, 2001).
23.1*      --   Consent of BDO Seidman, LLP
23.2*      --   Consent of Hein + Associates LLP
23.3*      --   Consent of Morris, Manning & Martin, L.L.P. (included in
                Exhibit 5.1)
23.4*      --   Consent of Morris, Manning & Martin, L.L.P. (included in
                Exhibit 5.2)
24.1*      --   InfoCure Powers of Attorney (included on signature page)
24.2*      --   PracticeWorks Powers of Attorney (included on signature
                page)
99.1*      --   Form of Proxy for Medical Dynamics, Inc. stockholders.


---------------


*Filed herewith



+PracticeWorks applied for confidential treatment of portions of these exhibits.
 Accordingly, portions thereof have been omitted and were filed separately with the Securities and Exchange Commission on November 13, 2000.



(b) Financial Statement Schedules

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


                        ON FINANCIAL STATEMENT SCHEDULE



Board of Directors


PracticeWorks


(A Division of InfoCure Corporation)



     The audits referred to in our report of PracticeWorks (a Division of InfoCure Corporation), dated February 9, 2001 (except for Note 14, which is as of March 7, 2001) which is contained in the Prospectus constituting a part of this Registration Statement, included an audit of the schedule listed under Item 14(a)(2). This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits.



     In our opinion, such schedule presents fairly, in all material respects, the information set forth therein.



                                          BDO SEIDMAN, LLP



Atlanta, Georgia


February 9, 2001



                                                                     SCHEDULE II



               PRACTICEWORKS (A DIVISION OF INFOCURE CORPORATION)



                       VALUATION AND QUALIFYING ACCOUNTS


                                 (IN THOUSANDS)



                                 BALANCE AT   CHARGED TO    CHARGED TO                 BALANCE AT
                                 BEGINNING    COSTS AND       OTHER                      END OF
                                 OF PERIOD     EXPENSES      ACCOUNTS    DEDUCTIONS      PERIOD
                                 ----------   ----------    ----------   ----------    ----------
Allowance for Doubtful Accounts
  Year ended December 31,
     2000......................    1,113          611          --           (621)(A)     1,103
  Year ended December 31,
     1999......................      339          998          --           (224)(A)     1,113
  Year ended December 31,
     1998......................       92          504          --           (257)(A)       339
Deferred Tax Asset Valuation
  Allowance
  Year ended December 31,
     2000......................       --        7,362(B)       --             --         7,362
  Year ended December 31,
     1999......................       --           --          --             --            --
  Year ended December 31,
     1998......................      285           --          --           (285)           --


---------------


(A)  Uncollected receivables written off.


(B) Net operating loss carryforwards to remain with InfoCure Corporation as a result of the Distribution.



     All financial statement schedules not listed are omitted because they are inapplicable or the requested information is shown in the financial statements of the Registrant or in the related notes to the financial statements.

ITEM 22.  UNDERTAKINGS



     (a) (1) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.



        (2) The undersigned registrants hereby undertake as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) promulgated pursuant to the Securities Act, the issuers undertake that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.



        (3) The registrants undertake that every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415 promulgated pursuant to the Securities Act, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



        (4) The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933 (as amended and the rules and regulations thereunder, the "Securities Act"), each filing of the registrants' annual reports pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (as amended and the rules and regulations thereunder, the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



     (b) The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (c) The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.



     (d) The undersigned registrants hereby undertake:


          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                              INFOCURE CORPORATION



                                   SIGNATURES



     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this Amendment No. 2 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ridgefield, Connecticut on the 30th day of April, 2001.



                                          InfoCure Corporation



                                          By:     /s/ FREDERICK L. FINE

                                             -----------------------------------

                                                      Frederick L. Fine


                                                 Principal Executive Officer



                               POWER OF ATTORNEY



     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joseph M. Walsh and Michael A. Manto, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant in the capacities indicated on April 30, 2001.



                      SIGNATURE                                       TITLE
                      ---------                                       -----
                /s/ FREDERICK L. FINE                  Chairman of the Board of Directors
-----------------------------------------------------
                  Frederick L. Fine

                 /s/ JOSEPH M. WALSH                   Chief Executive Officer, President
-----------------------------------------------------    and Director
                   Joseph M. Walsh

                /s/ STEPHEN N. KAHANE                  Vice Chairman, Chief Strategy
-----------------------------------------------------    Officer and Director
                  Stephen N. Kahane

                /s/ MICHAEL A. MANTO                   Executive Vice President and
-----------------------------------------------------    Director
                  Michael A. Manto

                /s/ JAMES A. COCHRAN                   Chief Financial Officer (Principal
-----------------------------------------------------    Financial and Accounting Officer)
                  James A. Cochran

                      SIGNATURE                                       TITLE
                      ---------                                       -----
               /s/ STEVEN J. DENELSKY                               Director
-----------------------------------------------------
                 Steven J. DeNelsky

                /s/ KENNETH R. ADAMS                                Director
-----------------------------------------------------
                  Kenneth R. Adams

                              PRACTICEWORKS, INC.


                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto, duly authorized, in the City of Atlanta, State of Georgia, on April 30, 2001.



                                       PracticeWorks, Inc.



                                       By:        /s/ JAMES K. PRICE

                                          --------------------------------------

                                                      James K. Price

                                          President and Chief Executive Officer


                               POWER OF ATTORNEY



     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard E. Perlman and James K. Price, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant in the capacities indicated on April 30, 2001.



                      SIGNATURE                                     CAPACITY
                      ---------                                     --------

                 /s/ JAMES K. PRICE                    President, Chief Executive Officer
-----------------------------------------------------    and Director (Principal Executive
                   James K. Price                        Officer)

               /s/ RICHARD E. PERLMAN                  Chairman and Director
-----------------------------------------------------
                 Richard E. Perlman

                /s/ JAMES A. COCHRAN                   Executive Vice President and Chief
-----------------------------------------------------    Financial Officer (Principal
                  James A. Cochran                       Financial Officer and Principal
                                                         Accounting Officer)

                                                       Executive Vice President and
-----------------------------------------------------    Director
                   James C. Davis

                      SIGNATURE                                     CAPACITY
                      ---------                                     --------

                /s/ RAYMOND H. WELSH                   Director
-----------------------------------------------------
                  Raymond H. Welsh

               /s/ WILLIAM A. SHUTZER                  Director
-----------------------------------------------------
                 William A. Shutzer

                                                       Director
-----------------------------------------------------
                 William R. Jellison